                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               SCHEDULE 13E-3/A

                    Rule 13e-3 Transaction Statement under
                 Section 13(e) of the Securities Act of 1934
                              (Amendment No. 2)

                          First Banks America, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                              First Banks, Inc.
                          First Banks America, Inc.
                         FBA Acquisition Corporation
                              James F. Dierberg
-------------------------------------------------------------------------------
                     (Name of Person(s) Filing Statement)

                                    Common
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   31928N10
-------------------------------------------------------------------------------
                    (CUSIP Number of Class of Securities)

                                Allen H. Blake
                              First Banks, Inc.
                       600 James S. McDonnell Boulevard
                          Hazelwood, Missouri 63042
                                (314) 592-5000
-------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
  Receive Notices and Communications on Behalf of Persons Filing Statement)

                                   Copy to:
                               John S. Daniels
                   6440 North Central Expressway, Suite 503
                             Dallas, Texas 75206
                                (214) 368-9405

     This Statement is filed in connection with (check the appropriate box):

     1. [X] The filing of solicitation materials or an information statement subject to Regulation 14A (Sections 240.14a-1 through 240.14b-2), Regulation 14C (Sections 240.14c-1 through 240.14c-101 or Rule 13e(c) (Section 240.13e-3(c) under the Securities Exchange Act of 1934 ("the Act").
     2. [ ] The filing of a registration statement under the Securities Act of 1933.
     3.   [ ]  A tender offer.
     4.   [ ]  None of the above.


     Check the following box if the soliciting materials or information statement referred to in checking box (1) are preliminary copies: [ X ]

     Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                                       CALCULATION OF FILING FEE
        --------------------------------------------------------------------------------------------
        Transaction valuation*                                   Amount of filing fee
        --------------------------------------------------------------------------------------------
        Transaction  valuation is $32,381,446.62.  Fee
        was  calculated  based upon $92.00 per million
        of value of the securities being acquired.                       $2,979.09
        --------------------------------------------------------------------------------------------

          * Set forth the amount on which the filing fee is calculated and state how it was determined.

     [X] Check the box if any part of the fee is offset as provided by
Section 240.0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.       Amount Previously Paid: $2,979.09
                                 ----------------------------------------------
2.       Form or Registration No: Schedule 13E-3
                                  ---------------------------------------------
3.       Filing Party: First Banks, Inc.
                       --------------------------------------------------------
4.       Date Filed: October 8, 2002
                     ----------------------------------------------------------

                               JOHN S. DANIELS
                               ATTORNEY AT LAW
                        6440 NORTH CENTRAL EXPRESSWAY
                                  SUITE 503
                             DALLAS, TEXAS 75206
                                (214) 368-9405



                              November 26, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: AMENDMENT NO. 2 TO SCHEDULE 13E-3 FILED BY FIRST BANKS, INC., FIRST BANKS AMERICA, INC., FBA ACQUISITION CORPORATION AND JAMES F. DIERBERG

Ladies and Gentlemen:

Enclosed on behalf of First Banks, Inc., First Banks America, Inc. ("FBA"), FBA Acquisition Corporation and James F. Dierberg is Amendment No. 2 to
Schedule 13E-3 relating to a proposed merger in which First Banks, Inc. proposes to acquire all of the outstanding stock of First Banks America, Inc. FBA is also filing Amendment No. 2 to its preliminary proxy statement for the same transaction today. The filing fee reflected on the cover sheet was previously paid in accordance with Commission procedures.

If you require additional information regarding this filing, please contact the undersigned at (214) 368-9405.


                                             Sincerely,


                                             /s/ John S. Daniels
                                             -------------------
                                                 John S. Daniels

                                 Introduction

         This Amendment No. 2 to Schedule 13E-3 amends and supplements the Statement on Schedule 13E-3 filed with the Securities and Exchange Commission (the "SEC") on October 8, 2002 and Amendment No. 1 to Schedule 13E-3 filed with the SEC on November 19, 2002 (as amended and supplemented, the "Schedule 13E-3"), by First Banks, Inc., a Missouri Corporation ("First Banks"), First Banks America, Inc., a Delaware corporation which is the subject company of the transaction contemplated hereby ("FBA"), FBA Acquisition Corporation, a Delaware corporation organized and wholly-owned by First Banks solely for the purpose of engaging in the transaction ("FBA Acquisition") and James F. Dierberg. This Schedule 13E-3 relates to the Agreement and Plan of Merger, dated September 23, 2002, by and among First Banks, FBA Acquisition and FBA (the "Merger Agreement"), pursuant to which FBA Acquisition will be merged with and into FBA, with FBA as the surviving corporation.

         Concurrently with the filing of this Schedule 13E-3, FBA is filing with the SEC Amendment No. 2 to the preliminary proxy statement (the "Proxy Statement") under Regulation 14A of the Securities Exchange Act of 1934, as amended, relating to the annual meeting of stockholders of FBA at which the Merger will be voted on. A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A.

         The information in the Proxy Statement, including all appendices thereto, is expressly incorporated herein by reference in response to all items of this Schedule l3E-3. The Proxy Statement is in preliminary form and is subject to completion or amendment. Capitalized terms used but not defined in this statement shall have the meanings given to them in the Proxy Statement.

         Except as amended hereby, the responses set forth in the original
Schedule 13E-3 filed on October 8, 2002 and Amendment No. 1 to Schedule 13-E3 filed on November 19, 2002, are reaffirmed by all of the filing persons.

ITEM 16. EXHIBITS.
         (REGULATION M-A ITEM 1016)

         (a)(2) Amendment No. 2 to Preliminary Proxy Statement and form of proxy card, including the appendices thereto (filed by FBA concurrently with this Amendment No. 2 to Schedule 13E-3) is incorporated by reference herein.

         (c)(1) First Banks America Valuation Report prepared by Baxter Fentriss & Company as of July 22, 2002.

         (c)(2) First Banks America Valuation Report prepared by Baxter Fentriss & Company as of August 3, 2002.

         (c)(3) First Banks America, Inc. Opinion Support prepared by Baxter Fentriss & Company in conjunction with the issuance of its fairness opinion, dated September 23, 2002.

         (c)(4) First Banks America, Inc. Valuation Summary prepared by Stifel, Nicolaus & Company, Incorporated as of July 24, 2002.

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            FIRST BANKS, INC.



Date: November 26, 2002                     By:  /s/  Allen H. Blake
                                                -------------------------------
                                                      Allen H. Blake
                                                      President


                                            FIRST BANKS AMERICA, INC.



Date: November 26, 2002                     By:  /s/  Terrance M. McCarthy
                                                -------------------------------
                                                      Terrance M. McCarthy
                                                      Executive Vice President


                                            FBA ACQUISITION CORPORATION



Date: November 26, 2002                     By:  /s/  Lisa K. Vansickle
                                                -------------------------------
                                                      Lisa K. Vansickle
                                                       President



Date: November 26, 2002                     By:  /s/  James F. Dierberg
                                                -------------------------------
                                                      James F. Dierberg

                                                              Exhibit (c)(1)


                      BAXTER FENTRISS AND COMPANY
                      9100 ARBORETUM PKWY., SUITE 280
                      RICHMOND, VIRGINIA 23236


                            FIRST BANKS AMERICA
                              VALUATION AS OF
                               JULY 22, 2002


                      PERSONAL AND CONFIDENTIAL

=============================================================BAXTER FENTRISS

==============================================================================





                          FIRST BANKS AMERICA, INC.

                          SAN FRANCISCO, CALIFORNIA



                       VALUATION OF MINORITY INTEREST



                                CONFIDENTIAL
                                ------------



==============================================================================

                                                     BAXTER FENTRISS & COMPANY
                                                                 JULY 22, 2002

==============================================================================

                          FIRST BANKS AMERICA, INC.
                          SAN FRANCISCO, CALIFORNIA

                       VALUATION OF MINORITY INTEREST


                              TABLE OF CONTENTS

                                                                           TAB
                                                                           ---
PURPOSE OF VALUATION       .        .       .        .        .             1
LIMITATIONS
MINORITY INTEREST
RIGHTS OFFERING

OVERVIEW OF FIRST BANKS AMERICA, INC.       .        .        .             2
SELECT FINANCIAL INFORMATION

VALUATION SUMMARY .        .        .       .        .        .             3
         COMPARABLE TRADING VALUES  .       .        .        .             3A
         DISCOUNTED CASH FLOW / NET PRESENT VALUE    .        .             3B
         POTENTIAL ACQUISITION VALUATION ANALYSIS    .        .             3C

NORMALIZED 2001 & 2002 EARNINGS     .       .        .        .             4

PEER GROUP COMPARISON      .        .       .        .        .             5

APPENDIX .        .        .        .       .        .        .             6
         2001 ANNUAL REPORT         .       .        .        .             6A
         MARCH 31, 2002 QUARTERLY REPORT    .        .        .             6B
         DETAILED PEER GROUP INFORMATION    .        .        .             6C
         PRESS RELEASE     .        .       .        .        .             6D

QUALIFICATIONS OF BAXTER FENTRISS & COMPANY .        .        .             7

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

                                                                          Tab 1




                                                   BAXTER FENTRISS & COMPANY
                                                 =============================

  FIRST BANKS AMERICA, INC.



*  PURPOSE OF VALUATION

*  LIMITATIONS

*  MINORITY INTEREST

*  RIGHTS OFFERING

==============================================================================

                          FIRST BANKS AMERICA, INC.


               VALUATION OF MINORITY STOCK AS OF JULY 5, 2002


PURPOSE AND LIMITATIONS
-----------------------

The purpose of this valuation is to determine the fair market value of the minority interest position in the common stock of First Banks America, Inc. of San Francisco, California ("FBA" or the "Bank") on a "GOING CONCERN" basis. As of April 30, 2002, the Bank has 15,000,000 shares of Common stock authorized and 10,416,460 shares issued and 4,000,000 shares of Class B Common stock authorized of which 2,500,000 were issued and outstanding. The Bank has reacquired 60,400 shares of its common stock which are being held as treasury shares.

The rights of Class B common stock are in most respects, including voting rights, equivalent to the rights of the Common stock, except the Common stock has a dividend preference over the Class B Common stock, and the Class B Common stock is unregistered and transferable only in certain limited circumstances. The outstanding shares of Class B Common stock became convertible on August 31, 1999 at the option of the holder, into an equal number of shares of Common stock. For the purposes of this valuation, we have assumed that the economic interests of the two different classes are equal, and therefore any differences would have an immaterial impact to their valuation. FBA's Common stock and Class B Common stock will be collectively referred to hereinafter as "common stock."

FBA's shares of common stock trade on the New York Stock Exchange with the ticker symbol "FBA". As of March 22, 2002 there were approximately 1,250 registered common shareholders of record. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms. As of July 5, 2002, the date of this valuation, the closing price of FBA's shares was $41.42. The market value of the 811,217 shares held in minority interest is approximately $33.6 million. FBA's total market capitalization as of the same date was approximately $532.5 million.

This valuation is being performed in connection with the proposed acquisition by First Banks, Inc., St. Louis, Missouri ("First Banks") the majority shareholder of FBA, of the remaining shares of common stock outstanding not already held by First Banks. At the time of this valuation First Banks owned 93.69% of the outstanding shares of common stock of FBA. The majority shareholder of FBA has proposed the purchase of the remaining 6.31% or 811,217 outstanding shares. Baxter Fentriss and Company has been engaged by a Special Committee of independent directors to assist and to perform a valuation of the minority shares. Our analysis was conducted for these purposes only, and is not valid for any other purpose or at any other date.

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

==============================================================================

In arriving at a market value for the common stock of a company such as FBA, our analysis takes into account the guidelines established by IRS revenue ruling 59-60 for determining the value of a corporation's securities. These factors include but are not limited to:

         1.  The nature of the business and the history of the enterprise.

         2.  The general economic environment and its expected impact on FBA.

         3.  The tangible book value of FBA and its financial condition.

         4.  The earnings ability of FBA.

         5.  The dividend paying capacity of FBA.

         6.  Recent sales of large quantities of the stock.

         7.  The market price of similar institutions.

The primary determinant of value is the price at which the property would change hands between a "willing buyer" and a "willing seller" when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts.

This valuation is based on the information and representations provided to Baxter Fentriss and Company by the officers and management of FBA. More specifically, this valuation is based on the December 31, 2001 and 2000 audited financial statements of FBA included in the Form 10-K Annual Report for the year ended December 31, 2001, the March 31, 2002 unaudited financial statements of FBA included in the Form 10-Q Quarterly Report for the quarterly period ended March 31, 2002, and other miscellaneous internal and external financial information. Baxter Fentriss and Company is relying solely upon the accuracy of these reports and in no way makes any representation or warranty, expressed or implied, as to the accuracy of the financial information provided.

Baxter Fentriss has made certain other assumptions regarding FBA's financial statements. We have no reason to believe there are any material unfunded liabilities (such as environmental problems, significant lawsuits, major loan deterioration), or substantial off-balance sheet assets that could impact our conclusions. The valuation of the securities portfolio is subject to changing market conditions over time, although adjustments for "available for sale securities" are captured in the March 31, 2002 shareholders' equity account. An additional adjustment has been made for changes in "securities held to maturity." We have also assumed that there has been no impairment to the value of FBA's intangibles.

We have also relied on certain publicly available information about other publicly or non-publicly traded financial institutions. We make no representations as to the accuracy of such

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

==============================================================================

financial information, however, we have no reason to believe such information is not accurate and complete.

Our valuation is based on market conditions as they are known to us as of the date herein. Furthermore, the valuation of securities are subject to changing market conditions and therefore the valuation of FBA common stock is subject to the same market fluctuations over time. Our valuation has relied on a "GOING CONCERN" premise. This premise assumes that FBA is an ongoing business enterprise with management operating in a rational manner with a goal of maximizing shareholder value. The analysis considers only those facts and circumstances that were known to us at the valuation date. Certain methodologies and projections have been used in the valuation which, in our judgment, represent the most appropriate for use in this evaluation. The valuation could be different if another valuation date, other estimates, methodologies, or projections were used. We have used public data as provided by various sources and data provided by FBA. We have relied on the accuracy of such data without independent verification. We have no reason to believe such data is not accurate.

The fees received for the preparation of this report are not dependent or contingent upon any transaction, and were not related to, or based upon, the result of the evaluation.


MINORITY INTEREST
-----------------

The common stock of FBA subject to this valuation is a minority interest, as the holders of these shares of FBA do not have the unilateral ability to determine the following:

1.  Appoint or remove management or determine their compensation;
2.  Set policy or change the course of business:
3.  Acquire or liquidate assets;
4.  Make acquisitions of other companies;
5.  Liquidate, dissolve, sell, or recapitalize the Bank; or
6.  Determine the amount and timing of any distributions to shareholders.

The minority shareholder in a company benefits from his/her ownership by receiving dividends and from price appreciation of his/her shares. A comparison to the public market pricing models is appropriate as publicly-traded shares are minority interests in their respective companies. The publicly-traded markets for stocks listed on an exchange, traded on NASDAQ, or over-the-counter are for minority shares in all cases, except where control bids are outstanding and the market is reacting to those bids. Valuation methods utilizing a comparison to traded shares, such as the publicly-traded peer market approach and the discounted cash flow model result in a minority value.

Valuation methods that relate to the value of the company taken as a whole, such as merger models, result directly in a control value. An adjustment is necessary to determine the value of a single share or a "minority interest." The extent or size of a minority discount is based upon relationships between numerous factors. Generally, court decisions have supported discounts in

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

==============================================================================

the range of 10% to 65%. Appraisers ultimately develop a discount based on their judgment of the facts and circumstances. Baxter Fentriss considers these factors in its valuation of FBA common stock.


FBA SHAREHOLDER RIGHTS OFFERING
-------------------------------

On April, 25, 2002, FBA announced its intent to conduct a rights offering whereby minority shareholders would be given the right to acquire shares at a price of $32.50. In October of 2001, First Banks, Inc. purchased approximately 804,000 shares in order to provide the capital necessary for FBA to complete the BYL Bancorp acquisition. This rights offering was performed in order to allow the minority shareholders of FBA the opportunity to acquire newly issued shares at the same price of $32.50 price at which shares were issued to First Banks. This rights offering is tentatively available to all FBA shareholders except First Banks. The offering will generally allow shareholders the right to purchase 7.15 shares of FBA Common stock for every 100 shares already owned or .0715 shares for every share held. If all minority shareholders execute the rights offering, the result is the issuance of 58,002 shares for total consideration of $1,885,065. Using April 24, 2002's closing price of $40.15 per share, the net gain to the minority shareholders is approximately $443,715 ($.547 per outstanding minority share), calculated by subtracting $32.50 from $40.15 and multiplying the total by 58,002.

In our opinion, this amount is immaterial given FBA's common equity base of over $285 million. No adjustment will be made to the Bank's financial statements for the proposed rights offering.



==============================================================================
                                                     BAXTER FENTRISS & COMPANY

                                                                          Tab 2



                                                 BAXTER FENTRISS AND COMPANY
                                               ===============================

  FIRST BANKS AMERICA, INC.



*  OVERVIEW OF FIRST BANKS AMERICA, INC.

*  SELECT FINANCIAL INFORMATION

==============================================================================
OVERVIEW

                          FIRST BANKS AMERICA, INC.
                          -------------------------

COMPANY PROFILE

First Banks America, Inc. is a registered bank holding company incorporated in Delaware and headquartered in San Francisco, California. The Bank offers a broad array of financial services to consumer and commercial customers. The organization has grown significantly over the years, primarily as a result of acquisitions, as well as through internal growth. FBA currently operates one banking subsidiary that operates 56 branch offices in northern and southern California and Houston, Dallas, Irving and McKinney, Texas. At March 31, 2002, the Bank had total assets of $2.987 billion, loans, net of unearned discount, of $2.293 billion, total deposits of $2.477 billion and total stockholders' equity of $285.5 million.

FBA offers a broad range of commercial and personal deposit products, including demand, savings, money market and time deposit accounts. In addition, the Bank markets combined basic services for various customer groups, including packaged accounts for more affluent customers, and sweep account, lock-box deposits and cash management products for commercial customers. The Bank also offers both consumer and commercial loans. Consumer lending includes residential real estate, home equity and installment lending. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, commercial leasing and trade financing. Other financial services include mortgage banking, debit cards, brokerage services, credit-related insurance, internet banking, automated teller machines, telephone banking, safe deposit boxes, escrow and bankruptcy deposit services, stock option services and trust and private banking services.

FBA operates through its wholly owned subsidiary bank holding company, The San Francisco Company headquartered in San Francisco, California, and its wholly owned bank subsidiary First Bank & Trust, or "FB&T", also headquartered in San Francisco, California.

The Bank is majority owned by First Banks, Inc., or "First Banks," headquartered in St. Louis County, Missouri. At March 31, 2002, First Banks owned 2,500,000 shares of FBA's Class B common stock and 9,545,107 shares of its common stock, which represented 93.69% of total outstanding voting stock. Accordingly, First Banks has effective control over FBA's management, policies, and the election of directors. The primary responsibility for managing FB&T rests with its officers and directors. However, the overall corporate policies, procedures, administrative functions, and operational support functions are controlled by First Banks, Inc.

ACQUISITIONS
Acquisitions have provided FBA with entry into several major market areas and, accordingly, an opportunity for future growth and profitability. In the recent development of its franchise, FBA has made numerous acquisitions of other financial institutions as one means of achieving its growth objectives. Acquisitions usually serve one of two purposes; to enhance presence in a given market; or to expand the extent of FBA's market area into new or noncontiguous markets.

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

==============================================================================

FBA's acquisition activities have been sporadic over the last few years. Periods of high transaction activity are followed with periods of low or no activity. This has allowed the Bank to digest and integrate its acquisitions and to allow some level of capital replenishment.

After the consummation of an acquisition, FBA enhances the franchise of the acquired entity by supplementing its marketing and business development efforts to broaden the customer bases, strengthening particular segments of the business or filling voids in the overall market coverage. In addition, FBA's acquisition program enables it to further leverage the operational support services available through First Banks and its affiliates and to provide products and services typically available only through a larger organization. FBA has primarily utilized cash, voting stock, borrowings and the issuance of trust preferred securities to meet its growth objectives under its acquisition program.

Although in the past FBA has issued voting stock as consideration in some acquisitions, the majority of recent acquisitions have been for cash, and present intentions are to seek cash transactions. FBA's ability to consummate additional acquisitions is dependent, in part, on access to cash resources with which to fund such transactions, and the maintenance of capital levels which are adequate to satisfy regulatory requirements and internal policies.

During the three years ended December 31, 2001, FBA completed ten bank acquisitions and one branch office purchase. Acquisitions during the three years ended December 31, 2001 have served to increase FBA's presence in the California markets that were originally entered during 1995, and to further augment FBA's presence in existing markets. In the second quarter of 2002, FBA acquired two branches from Union Planters Corporation of Memphis, Tennessee. The branches were located in the Dallas Ft./Worth MSA and had total deposits in the amount of approximately $65.1 million. See the table on the next page for a summary of FBA's most recent acquisitions.

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

==================================================================================================================================
FBA ACQUISITIONS FROM 1999 TO 2002
----------------------------------

                                                                          TOTAL              NET
    YEAR             ENTITY                            DATE              ASSETS             LOANS            DEPOSITS      OFFICES

----------------------------------------------------------------------------------------------------------------------------------
    2002

           Jefferson Heritage/Union Planters        06/21/2002             $1,663               622            65,100            2
              Garland and Denton Branches

    2001

                      BYL Bancorp
                  Orange, California                10/31/2001         $  281,500           175,000           251,800            7

                 Charter Pacific Bank
               Agoura Hills, California             10/16/2001            101,500            70,200            89,000            2
                                                                       ----------         ---------         ---------           --
                                                                         $383,000           245,200           340,800            9

    2000

               The San Francisco Company
               San Francisco, California            12/31/2000           $183,800           115,700           137,700            1

                    Millennium Bank
               San Francisco, California            12/29/2000            117,000            81,700           104,200            2

           Commercial Bank of San Francisco
               San Francisco, California            12/31/2000            155,600            97,700           109,400            1

                  First Bank & Trust
               Newport Beach, California            10/31/2000          1,104,000           894,200           959,400           27

                    Bank of Ventura
                  Ventura, California               08/31/2000             63,800            39,400            57,300            1

                      Lippo Bank
               San Francisco, California            02/29/2000             85,300            40,900            76,400            3
                                                                       ----------         ---------         ---------           --
                                                                       $1,709,500         1,269,600         1,444,400           35

    1999

             Brentwood Bank of California
           Malibu, California branch office         09/17/1999            $23,600             6,300            17,300            1

                     Century Bank
               Beverly Hills, California            08/31/1999            156,000            94,800           132,000            6

                    Redwood Bancorp
               San Francisco, California            03/04/1999            183,900           134,400           162,900            4
                                                                       ----------         ---------         ---------           --
                                                                         $363,500           235,500           312,200           11


==================================================================================================================================
                                                                                                         BAXTER FENTRISS & COMPANY

-------------------------------------------------------------------------------------------------------------------------------
                                                   FIRST BANKS AMERICA, INC.
                                                 SELECTED FINANCIAL INFORMATION
                                                        DATA IN ($000'S)
-------------------------------------------------------------------------------------------------------------------------------


HEADQUARTERS LOCATION                                                        SAN FRANCISCO, CA

MARKET AREAS                                                                 CALIFORNIA AND TEXAS

INSTITUTION TYPE                                                             NATIONAL COMMERCIAL BANK

HOLDING COMPANY                                                              YES

OFFICES                                                                      56

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      1998-2001
                                                                                                            YTD         ANNUAL
         KEY BALANCES                          1998Y          1999Y          2000Y          2001Y       03/31/2002      GROWTH
==================================
CASH & SECURITIES                             $346,389       $293,470       $488,429       $487,304       $450,872      12.05%
LOANS, NET                                  $1,065,018     $1,438,899     $2,020,747     $2,280,542     $2,255,159      28.89%
DEPOSITS                                    $1,297,859     $1,584,999     $2,306,356     $2,555,261     $2,477,184      25.33%
EQUITY                                        $143,194       $174,513       $196,909       $285,317       $285,524      25.83%
ASSETS                                      $1,513,276     $1,861,862     $2,741,379     $3,060,988     $2,987,524      26.47%


         PROFITABILITY
==================================

NET INCOME                                     $10,074        $17,599        $27,797        $39,615         $5,202      57.84%
ROAA                                             0.72%          1.04%          1.32%          1.44%          0.69%
ROAE                                             8.43%         11.36%         15.86%         17.14%          7.14%


         STOCKHOLDERS
==================================

BOOK VALUE PER SHARE                            $11.69         $15.34         $16.27         $22.19         $22.21      23.82%
BASIC EARNINGS PER SHARE                         $0.86          $1.44          $2.29          $3.29          $0.40      56.40%
DIVIDENDS PER SHARE                              $0.00          $0.00          $0.00          $0.00          $0.00
WEIGHTED AVG. SHARES                            11,679         12,240         12,130         12,204         12,856
COMMON SHARES                                   12,252         11,378         12,106         12,856         12,856


         OPERATING RATIOS                                                                                              AVERAGES
==================================

NET INTEREST INCOME / AVG. ASSETS                4.25%          4.80%          5.02%          4.56%          4.17%       4.59%
INTEREST INCOME / AVG. ASSETS                    7.77%          7.82%          8.43%          7.58%          6.22%       7.56%
INTEREST EXPENSE / AVG. ASSETS                   3.52%          3.02%          3.41%          3.02%          2.05%       3.00%
NET CHARGE-OFF'S / AVG. LOANS                    0.06%          0.15%          0.01%          0.27%          2.08%       0.51%
RESERVE / LOANS                                  2.29%          2.06%          1.84%          1.84%          1.67%       1.94%
NON-INTEREST INCOME / AVG. ASSETS                0.51%          0.51%          0.57%          1.00%          0.73%       0.66%
NON-INTEREST EXPENSE / AVG. ASSETS               3.46%          3.44%          3.33%          3.40%          2.76%       3.28%
EQUITY / ASSETS                                  9.46%          9.37%          7.18%          9.32%          9.56%       8.98%
NET LOANS / DEPOSITS                            83.98%         92.69%         89.26%         90.92%         92.58%      89.89%
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------

                            2002 FBI ORG. CHART
                               AS OF 04/10/02

 Note: These are the correct legal names. Any other variation is for internal purposes only.
 Disclaimer: This chart does not include any grantor or business type trusts where FBI or any of its affiliates are grantors, beneficiaries or security owners.

------------------------------------------------------------------------------

                        [2002 FBI Organization Chart]


...............................................................................
 2002 ACQUISITION/MERGER ACTIVITY

     January 15  - Effective close of business, acqusition of Plains
                   Financial Corporation and its subsidiary Plains Bank of Illinois with subsequent merger of Plains Financial Corporation with and into Union Financial Group, LTD and Plains Bank of Illinois with and into First Bank. For Tax purposes, the acquisition is effective close of business January 14, 2002.

     February 9  - Merger of Eucalyptus Financial Corporation with and into
                   Bank of San Francisco Realty Investors, Inc.

     February 21 - Merger of Charter Pacific Financial Services with and into Bank of San Francisco Realty Investors, Inc.

     April 10    - Merger of First Capital Group, Inc. with and into Union
                   Financial Group, Ltd.


 YEAR 2002 PENDING TRANSACTIONS

...............................................................................

                            FBA STOCK PRICE HISTORY

                                   [GRAPH]

   Date         Volume            Open              High               Low             Close               Adj.
                                                                                                          Close*
 8-Apr-02         700              40.8              41.2              40.8              41.2              41.2
 9-Apr-02         600              41.3             41.35              41.2             41.35             41.35
10-Apr-02       4,300             41.15             41.55             41.04             41.55             41.55
11-Apr-02       2,000              41.6              41.6              40.9              40.9              40.9
12-Apr-02       5,200              40.7              40.8             40.25             40.61             40.61
15-Apr-02       3,600              40.8                41              40.3              40.4              40.4
16-Apr-02       7,000             40.15             40.75              39.8             40.75             40.75
17-Apr-02         500             40.75              40.9             40.75              40.9              40.9
18-Apr-02         200              40.7              40.7              40.7              40.7              40.7
19-Apr-02         600              40.6              40.8              40.6              40.8              40.8
22-Apr-02         600                41                41                41                41                41
23-Apr-02       3,500              41.1              41.1             40.85             40.85             40.85
24-Apr-02       5,700              40.7              40.9             40.15             40.15             40.15
25-Apr-02       1,000                40             40.01             39.99                40                40
26-Apr-02       2,700              39.6              39.6             39.15             39.21             39.21
29-Apr-02      11,300             38.81              39.7              38.7              39.7              39.7
30-Apr-02       3,500              39.8              39.8             39.52             39.62             39.62
 1-May-02      14,700             39.55             40.99             39.37             39.51             39.51
 2-May-02         400              39.7              39.7              39.6              39.6              39.6
 3-May-02       9,300              39.5              40.8              39.5             40.25             40.25
 6-May-02       4,000             40.25              41.2             40.25              40.9              40.9
 7-May-02      12,100             40.98             41.75             40.98             41.35             41.35
 8-May-02         700             41.27             41.27             41.27             41.27             41.27
 9-May-02       1,800              41.1              41.1              40.2             40.41             40.41
10-May-02       1,000             40.45             40.45              40.3              40.4              40.4
13-May-02       8,000              40.4              40.4              39.5                40                40
14-May-02       1,300              39.9             39.99             39.71             39.99             39.99
15-May-02       3,600              39.9             40.91              39.9             40.41             40.41
16-May-02         200             40.21             40.21             40.21             40.21             40.21
17-May-02         500             40.26              40.5              40.2              40.2              40.2
20-May-02       1,000                40                40              39.8              39.8              39.8
21-May-02       4,100              39.7              39.9              38.6              38.6              38.6
22-May-02       1,500              38.4              38.4                38                38                38
23-May-02       1,300              38.2              38.5              38.2              38.3              38.3
24-May-02       2,500             38.05             38.05             37.05             37.05             37.05
28-May-02       5,600                37             37.45              36.6              36.6              36.6
29-May-02       3,000             36.73                37              36.6              36.6              36.6
30-May-02       1,700             36.68             36.93             36.68             36.93             36.93
31-May-02       6,800              36.9              37.4             35.72             35.72             35.72
 3-Jun-02      14,500              35.5             36.35              35.3             36.26             36.26
 4-Jun-02       1,700              36.4              36.7             36.35              36.7              36.7
 5-Jun-02       2,500              36.7              37.3              36.7              37.1              37.1
 6-Jun-02         100                37                37                37                37                37
 7-Jun-02       2,000             37.05              37.5             37.05              37.5              37.5
10-Jun-02       2,100              37.7             37.85              37.5              37.7              37.7
11-Jun-02       6,200              37.7                39             37.65                39                39
12-Jun-02       1,500                39             39.38                39             39.38             39.38
13-Jun-02       5,300             39.45             39.85              39.1              39.1              39.1
14-Jun-02       3,600              38.9              38.9             38.19             38.19             38.19
17-Jun-02         500              38.3              38.3              37.9              37.9              37.9
18-Jun-02         400              37.9              37.9             37.89             37.89             37.89
19-Jun-02         200              37.8              37.8             37.72             37.72             37.72
20-Jun-02         700             37.84             37.97             37.84             37.97             37.97
21-Jun-02         700              38.1              38.2              38.1              38.2              38.2
24-Jun-02       1,600              38.1             38.13              37.9              37.9              37.9
26-Jun-02         100              38.1              38.1              38.1              38.1              38.1
27-Jun-02       1,300                38              38.3                38              38.3              38.3
28-Jun-02       4,500              38.4             39.25              38.4             39.15             39.15
 1-Jul-02       3,300              39.2              39.6              39.2              39.4              39.4
 2-Jul-02         300              39.3              39.3              39.3              39.3              39.3
 3-Jul-02         800             39.15             39.15                39                39                39
 5-Jul-02       8,600             39.01             41.42                39             41.42             41.42
 8-Jul-02         400              41.1              41.2                41                41                41
 9-Jul-02         500              40.8              40.8              40.5              40.5              40.5

Historical Prices                                                   Page 1 of 7

[YAHOO! FINANCE LOGO]

HISTORICAL PRICES - FBA (FIRST BANKS AMERICA INC)               AS OF 05-JUL-02

   MORE INFO: Quote | Chart | News | Profile | Research | SEC | Msgs | Profile
              -----   -----   ----   -------   --------   ---   ----   -------

==================================================================
            Month     Day    Year               * Daily
    Start:  Jul       05     01                 o Weekly
      End:  Jul       05     02                 o Monthly
                                                o Dividends
==================================================================
                Ticker Symbol:  fba          Get Data
==================================================================

====================================================================================================
DATE               OPEN           HIGH            LOW           CLOSE        VOLUME           ADJ.
                                                                                             CLOSE*
====================================================================================================
Jul-05-02          39.01          41.42          39.00          41.42          8,600          41.42
Jul-03-02          39.15          39.15          39.00          39.00            800          39.00
Jul-02-02          39.30          39.30          39.30          39.30            300          39.30
Jul-01-02          39.20          39.60          39.20          39.40          3,300          39.40
Jun-28-02          38.40          39.25          38.40          39.15          4,500          39.15
Jun-27-02          38.00          38.30          38.00          38.30          1,300          38.30
Jun-26-02          38.10          38.10          38.10          38.10            100          38.10
Jun-24-02          38.10          38.13          37.90          37.90          1,600          37.90
Jun-21-02          38.10          38.20          38.10          38.20            700          38.20
Jun-20-02          37.84          37.97          37.84          37.97            700          37.97
Jun-19-02          37.80          37.80          37.72          37.72            200          37.72
Jun-18-02          37.90          37.90          37.89          37.89            400          37.89
Jun-17-02          38.30          38.30          37.90          37.90            500          37.90
Jun-14-02          38.90          38.90          38.19          38.19          3,600          38.19
Jun-13-02          39.45          39.85          39.10          39.10          5,300          39.10
Jun-12-02          39.00          39.38          39.00          39.38          1,500          39.38
Jun-11-02          37.70          39.00          37.65          39.00          6,200          39.00
Jun-10-02          37.70          37.85          37.50          37.70          2,100          37.70
Jun-07-02          37.05          37.50          37.05          37.50          2,000          37.50
Jun-06-02          37.00          37.00          37.00          37.00            100          37.00



Historical Prices                                                   Page 2 of 7

Jun-05-02          36.70          37.30          36.70          37.10          2,500          37.10
Jun-04-02          36.40          36.70          36.35          36.70          1,700          36.70
Jun-03-02          35.50          36.35          35.30          36.26         14,500          36.26
May-31-02          36.90          37.40          35.72          35.72          6,800          35.72
May-30-02          36.68          36.93          36.68          36.93          1,700          36.93
May-29-02          36.73          37.00          36.60          36.60          3,000          36.60
May-28-02          37.00          37.45          36.60          36.60          5,600          36.60
May-24-02          38.05          38.05          37.05          37.05          2,500          37.05
May-23-02          38.20          38.50          38.20          38.30          1,300          38.30
May-22-02          38.40          38.40          38.00          38.00          1,500          38.00
May-21-02          39.70          39.90          38.60          38.60          4,100          38.60
May-20-02          40.00          40.00          39.80          39.80          1,000          39.80
May-17-02          40.26          40.50          40.20          40.20            500          40.20
May-16-02          40.21          40.21          40.21          40.21            200          40.21
May-15-02          39.90          40.91          39.90          40.41          3,600          40.41
May-14-02          39.90          39.99          39.71          39.99          1,300          39.99
May-13-02          40.40          40.40          39.50          40.00          8,000          40.00
May-10-02          40.45          40.45          40.30          40.40          1,000          40.40
May-09-02          41.10          41.10          40.20          40.41          1,800          40.41
May-08-02          41.27          41.27          41.27          41.27            700          41.27
May-07-02          40.98          41.75          40.98          41.35         12,100          41.35
May-06-02          40.25          41.20          40.25          40.90          4,000          40.90
May-03-02          39.50          40.80          39.50          40.25          9,300          40.25
May-02-02          39.70          39.70          39.60          39.60            400          39.60
May-01-02          39.55          40.99          39.37          39.51         14,700          39.51
Apr-30-02          39.80          39.80          39.52          39.62          3,500          39.62
Apr-29-02          38.81          39.70          38.70          39.70         11,300          39.70
Apr-26-02          39.60          39.60          39.15          39.21          2,700          39.21
Apr-25-02          40.00          40.01          39.99          40.00          1,000          40.00
Apr-24-02          40.70          40.90          40.15          40.15          5,700          40.15
Apr-23-02          41.10          41.10          40.85          40.85          3,500          40.85
Apr-22-02          41.00          41.00          41.00          41.00            600          41.00




Historical Prices                                                   Page 3 of 7

Apr-19-02          40.60          40.80          40.60          40.80            600          40.80
Apr-18-02          40.70          40.70          40.70          40.70            200          40.70
Apr-17-02          40.75          40.90          40.75          40.90            500          40.90
Apr-16-02          40.15          40.75          39.80          40.75          7,000          40.75
Apr-15-02          40.80          41.00          40.30          40.40          3,600          40.40
Apr-12-02          40.70          40.80          40.25          40.61          5,200          40.61
Apr-11-02          41.60          41.60          40.90          40.90          2,000          40.90
Apr-10-02          41.15          41.55          41.04          41.55          4,300          41.55
Apr-09-02          41.30          41.35          41.20          41.35            600          41.35
Apr-08-02          40.80          41.20          40.80          41.20            700          41.20
Apr-05-02          39.81          41.40          39.31          41.00          9,300          41.00
Apr-04-02          42.00          42.00          40.00          40.01          9,400          40.01
Apr-03-02          41.65          42.50          41.60          42.09          6,500          42.09
Apr-02-02          41.00          41.90          41.00          41.59          2,800          41.59
Apr-01-02          40.98          41.00          40.68          41.00          4,500          41.00
Mar-28-02          40.50          40.98          40.20          40.98          2,300          40.98
Mar-27-02          40.50          40.70          40.50          40.70            400          40.70
Mar-26-02          40.00          40.80          40.00          40.40          7,300          40.40
Mar-25-02          40.25          40.28          39.65          39.80          3,400          39.80
Mar-22-02          40.00          40.38          40.00          40.38            700          40.38
Mar-21-02          40.20          40.20          40.00          40.20            900          40.20
Mar-20-02          41.00          41.50          40.40          40.40          3,500          40.40
Mar-19-02          41.40          42.00          40.80          40.80         16,400          40.80
Mar-18-02          41.05          43.00          41.05          41.30         44,400          41.30
Mar-15-02          40.85          42.10          40.85          41.01         22,100          41.01
Mar-14-02          39.20          42.90          38.40          41.00         70,500          41.00
Mar-13-02          37.55          42.60          36.50          39.40        146,800          39.40
Mar-12-02          38.95          40.20          34.50          37.80        101,900          37.80
Mar-11-02          39.65          42.10          38.50          39.20         59,800          39.20
Mar-08-02          41.50          43.20          36.85          39.75        155,100          39.75
Mar-07-02          37.75          42.10          37.75          41.40         41,300          41.40
Mar-06-02          36.05          38.00          36.05          37.70         15,500          37.70




Historical Prices                                                   Page 4 of 7

Mar-05-02          35.40          36.00          35.40          35.91          4,700          35.91
Mar-04-02          33.80          35.30          33.75          35.30         13,500          35.30
Mar-01-02          33.45          33.90          33.45          33.90          3,000          33.90
Feb-28-02          33.10          33.35          33.10          33.35          1,700          33.35
Feb-27-02          32.70          33.10          32.70          33.10          2,100          33.10
Feb-26-02          33.15          33.15          32.76          32.76          1,500          32.76
Feb-25-02          32.90          33.15          32.90          33.15          2,400          33.15
Feb-22-02          31.45          32.85          31.45          32.75         14,900          32.75
Feb-21-02          31.75          31.75          31.55          31.55          1,100          31.55
Feb-19-02          31.65          31.66          31.65          31.66            600          31.66
Feb-15-02          31.80          31.80          31.80          31.80            100          31.80
Feb-14-02          31.80          31.80          31.80          31.80            300          31.80
Feb-13-02          31.70          31.75          31.70          31.75            900          31.75
Feb-11-02          31.49          31.60          31.49          31.60            700          31.60
Feb-08-02          31.50          31.50          31.46          31.46          1,200          31.46
Feb-06-02          31.83          31.83          31.57          31.65          1,300          31.65
Feb-05-02          31.85          31.85          31.85          31.85            200          31.85
Feb-04-02          31.80          31.80          31.80          31.80            700          31.80
Feb-01-02          31.60          32.10          31.60          32.00          1,600          32.00
Jan-31-02          31.73          31.73          31.55          31.56          1,500          31.56
Jan-30-02          31.86          31.90          31.80          31.80          1,600          31.80
Jan-29-02          32.08          32.08          31.90          31.90            800          31.90
Jan-28-02          32.80          32.96          32.08          32.10         13,600          32.10
Jan-25-02          32.88          32.88          32.88          32.88            300          32.88
Jan-24-02          32.90          32.95          32.90          32.95            500          32.95
Jan-23-02          33.00          33.00          33.00          33.00            200          33.00
Jan-22-02          32.76          33.24          32.76          33.10          3,200          33.10
Jan-18-02          32.45          32.45          32.45          32.45            100          32.45
Jan-17-02          32.45          32.55          32.45          32.55          1,000          32.55
Jan-16-02          32.60          32.65          32.45          32.50          2,800          32.50
Jan-15-02          32.73          32.73          32.50          32.57          3,700          32.57
Jan-14-02          32.68          32.75          32.68          32.75            400          32.75




Historical Prices                                                   Page 5 of 7

Jan-11-02          32.70          32.80          32.50          32.60          4,400          32.60
Jan-10-02          32.61          32.61          32.58          32.60          1,700          32.60
Jan-09-02          32.55          32.60          32.55          32.60            500          32.60
Jan-08-02          32.30          32.50          32.30          32.50          1,500          32.50
Jan-07-02          31.80          32.23          31.80          32.23          5,000          32.23
Jan-04-02          31.70          31.75          31.70          31.75          1,500          31.75
Jan-03-02          31.60          31.65          31.57          31.65            900          31.65
Jan-02-02          31.60          31.60          31.52          31.52            800          31.52
Dec-31-01          31.22          31.65          31.15          31.52          4,300          31.52
Dec-28-01          31.30          31.30          31.30          31.30            100          31.30
Dec-27-01          31.20          31.30          31.20          31.30            300          31.30
Dec-26-01          31.25          31.35          31.20          31.25          1,100          31.25
Dec-24-01          31.40          31.40          31.40          31.40            800          31.40
Dec-21-01          31.10          31.40          31.10          31.40          2,600          31.40
Dec-20-01          31.20          31.30          31.11          31.20            800          31.20
Dec-19-01          31.30          31.30          31.30          31.30            100          31.30
Dec-18-01          31.20          31.20          31.20          31.20            700          31.20
Dec-17-01          30.60          31.15          30.55          31.15          5,700          31.15
Dec-14-01          30.65          30.70          30.65          30.70          4,500          30.70
Dec-13-01          30.50          30.65          30.50          30.65            700          30.65
Dec-11-01          30.45          30.45          30.45          30.45            100          30.45
Dec-10-01          30.38          30.53          30.31          30.40          2,100          30.40
Dec-07-01          30.30          30.40          30.22          30.40          2,000          30.40
Dec-06-01          30.10          30.41          30.10          30.41          1,700          30.41
Dec-05-01          30.15          30.15          30.00          30.00          3,600          30.00
Dec-04-01          30.55          30.55          30.25          30.26          1,100          30.26
Dec-03-01          30.41          30.45          30.40          30.45          3,200          30.45
Nov-30-01          30.50          30.50          30.40          30.40            700          30.40
Nov-29-01          29.90          30.50          29.90          30.50          1,700          30.50
Nov-28-01          30.00          30.00          30.00          30.00            100          30.00
Nov-27-01          30.30          30.30          30.13          30.13            600          30.13
Nov-23-01          30.30          30.40          30.30          30.40            600          30.40




Historical Prices                                                   Page 6 of 7

Nov-21-01          30.30          30.30          30.24          30.24            400          30.24
Nov-20-01          30.40          30.40          30.40          30.40            400          30.40
Nov-19-01          30.38          30.38          30.20          30.33          4,000          30.33
Nov-16-01          30.63          30.63          30.63          30.63            300          30.63
Nov-15-01          30.65          30.70          30.65          30.68          1,200          30.68
Nov-14-01          31.10          31.11          30.78          30.82          2,100          30.82
Nov-13-01          31.00          31.10          31.00          31.00          1,500          31.00
Nov-12-01          31.24          31.24          31.05          31.05          1,500          31.05
Nov-09-01          31.35          31.40          31.11          31.15          4,200          31.15
Nov-08-01          31.50          31.52          31.50          31.52          2,100          31.52
Nov-07-01          30.60          31.45          30.60          31.45          7,400          31.45
Nov-06-01          29.85          30.50          29.84          30.46          7,000          30.46
Nov-05-01          29.50          29.90          29.50          29.85          6,400          29.85
Nov-02-01          30.05          30.05          29.65          29.65          2,700          29.65
Nov-01-01          30.35          30.35          30.01          30.05          1,800          30.05
Oct-31-01          31.80          31.80          30.45          30.45         11,500          30.45
Oct-30-01          31.95          32.10          31.58          31.95          8,700          31.95
Oct-29-01          32.30          32.30          32.07          32.07          7,200          32.07
Oct-26-01          32.30          32.50          32.30          32.35          2,100          32.35
Oct-25-01          32.20          32.34          32.20          32.29          1,600          32.29
Oct-24-01          32.45          32.45          32.18          32.19          2,100          32.19
Oct-23-01          32.45          32.54          32.45          32.45          1,500          32.45
Oct-22-01          32.45          32.50          32.45          32.45          2,000          32.45
Oct-19-01          32.45          32.50          32.45          32.50            700          32.50
Oct-18-01          32.45          32.50          32.45          32.45          1,400          32.45
Oct-17-01          32.45          32.53          32.45          32.50          3,200          32.50
Oct-16-01          32.60          32.60          32.50          32.60          1,100          32.60
Oct-15-01          32.60          32.70          32.60          32.70            800          32.70
Oct-12-01          32.53          32.55          32.53          32.55          1,100          32.55
Oct-11-01          32.65          32.69          32.50          32.55          1,100          32.55
Oct-10-01          32.50          32.65          32.32          32.65          3,300          32.65
Oct-09-01          32.78          32.90          32.65          32.65          1,500          32.65




Historical Prices                                                   Page 7 of 7

Oct-08-01          32.90          32.95          32.90          32.93          1,400          32.93
Oct-05-01          32.90          32.90          32.70          32.85          3,100          32.85
Oct-04-01          32.80          33.19          32.80          32.85         14,900          32.85
Oct-03-01          31.15          32.60          31.15          32.40         15,200          32.40
Oct-02-01          31.45          31.55          31.10          31.10          3,600          31.10
Oct-01-01          30.75          31.40          30.75          31.35          6,200          31.35
Sep-28-01          30.00          30.70          30.00          30.65          4,000          30.65
Sep-27-01          29.50          30.01          29.50          29.90          6,400          29.90
Sep-26-01          28.35          29.50          28.35          29.50          5,200          29.50
Sep-25-01          28.46          28.46          28.10          28.25          7,600          28.25
Sep-24-01          27.75          28.31          27.75          28.31          4,100          28.31
Sep-21-01          28.10          28.10          27.65          27.70          2,600          27.70
Sep-20-01          28.75          28.75          28.10          28.10          3,800          28.10
Sep-19-01          29.00          29.00          28.70          28.70          1,300          28.70
Sep-18-01          28.95          29.05          28.91          29.00          1,100          29.00
Sep-17-01          29.10          29.10          28.74          28.90          3,800          28.90
Sep-10-01          28.29          29.25          28.19          29.24          7,300          29.24
Sep-07-01          28.00          28.50          27.99          28.49          7,900          28.49
Sep-06-01          27.35          28.11          27.35          28.00          2,000          28.00
Sep-05-01          28.05          28.05          27.24          27.31          7,100          27.31
=====================================================================================================

* adjusted for dividends and splits, please see FAQ.
                                     --------------

                             Questions or Comments?
                             ----------------------
              Copyright (c) 2002 Yahoo! Inc. All rights reserved.
                       Privacy Policy - Terms of Service
                       --------------   ----------------
              Historical chart data and daily updates provided by
                         Commodity Systems, Inc. (CSI).
                         ------------------------------
    Data and information is provided for informational purposes only, and is not intended for trading purposes. Neither Yahoo nor any of its data or content providers (such as CSI) shall be liable for any errors or delays in the content, or for any actions taken in reliance thereon.

Historical Prices                                                   Page 1 of 4

[YAHOO! FINANCE LOGO]

HISTORICAL PRICES - FBA (FIRST BANKS AMERICA INC)              AS OF 05-JUL-02

   MORE INFO: Quote | Chart | News | Profile | Research | SEC | Msgs | Profile
              -----   -----   ----   -------   --------   ---   ----   -------

==================================================================
            Month     Day    Year               o Daily
    Start:  Jul       05     00                 * Weekly
      End:  Jul       05     02                 o Monthly
                                                o Dividends
==================================================================
                Ticker Symbol:  fba          Get Data
==================================================================

====================================================================================================
DATE               OPEN           HIGH            LOW           CLOSE        VOLUME           ADJ.
                                                                                             CLOSE*
====================================================================================================
Jul-01-02          39.20          41.42          39.00          41.42          3,300          41.42
Jun-24-02          38.10          39.25          37.90          39.15          1,600          39.15
Jun-17-02          38.30          38.30          37.72          38.20            500          38.20
Jun-10-02          37.70          39.85          37.50          38.19          2,100          38.19
Jun-03-02          35.50          37.50          35.30          37.50         14,500          37.50
May-28-02          37.00          37.45          35.72          35.72          5,600          35.72
May-20-02          40.00          40.00          37.05          37.05          1,000          37.05
May-13-02          40.40          40.91          39.50          40.20          8,000          40.20
May-06-02          40.25          41.75          40.20          40.40          4,000          40.40
Apr-29-02          38.81          40.99          38.70          40.25         11,300          40.25
Apr-22-02          41.00          41.10          39.15          39.21            600          39.21
Apr-15-02          40.80          41.00          39.80          40.80          3,600          40.80
Apr-08-02          40.80          41.60          40.25          40.61            700          40.61
Apr-01-02          40.98          42.50          39.31          41.00          4,500          41.00
Mar-25-02          40.25          40.98          39.65          40.98          3,400          40.98
Mar-18-02          41.05          43.00          40.00          40.38         44,400          40.38
Mar-11-02          39.65          42.90          34.50          41.01         59,800          41.01
Mar-04-02          33.80          43.20          33.75          39.75         13,500          39.75
Feb-25-02          32.90          33.90          32.70          33.90          2,400          33.90
Feb-19-02          31.65          32.85          31.45          32.75            600          32.75




Historical Prices                                                   Page 2 of 4

Feb-11-02          31.49          31.80          31.49          31.80            700          31.80
Feb-04-02          31.80          31.85          31.46          31.46            700          31.46
Jan-28-02          32.80          32.96          31.55          32.00         13,600          32.00
Jan-22-02          32.76          33.24          32.76          32.88          3,200          32.88
Jan-14-02          32.68          32.75          32.45          32.45            400          32.45
Jan-07-02          31.80          32.80          31.80          32.60          5,000          32.60
Dec-31-01          31.22          31.75          31.15          31.75          4,300          31.75
Dec-24-01          31.40          31.40          31.20          31.30            800          31.30
Dec-17-01          30.60          31.40          30.55          31.40          5,700          31.40
Dec-10-01          30.38          30.70          30.31          30.70          2,100          30.70
Dec-03-01          30.41          30.55          30.00          30.40          3,200          30.40
Nov-27-01          30.30          30.50          29.90          30.40            600          30.40
Nov-19-01          30.38          30.40          30.20          30.40          4,000          30.40
Nov-12-01          31.24          31.24          30.63          30.63          1,500          30.63
Nov-05-01          29.50          31.52          29.50          31.15          6,400          31.15
Oct-29-01          32.30          32.30          29.65          29.65          7,200          29.65
Oct-22-01          32.45          32.54          32.18          32.35          2,000          32.35
Oct-15-01          32.60          32.70          32.45          32.50            800          32.50
Oct-08-01          32.90          32.95          32.32          32.55          1,400          32.55
Oct-01-01          30.75          33.19          30.75          32.85          6,200          32.85
Sep-24-01          27.75          30.70          27.75          30.65          4,100          30.65
Sep-10-01          28.29          29.25          27.65          27.70          7,300          27.70
Sep-04-01          26.92          28.50          26.92          28.49          5,000          28.49
Aug-27-01          27.60          27.75          26.80          26.90          1,100          26.90
Aug-20-01          30.60          30.65          27.68          27.68          1,900          27.68
Aug-13-01          30.28          30.75          30.20          30.75          7,500          30.75
Aug-06-01          29.60          30.35          29.15          30.18          9,500          30.18
Jul-30-01          28.80          29.66          28.40          29.66          6,500          29.66
Jul-23-01          26.85          30.00          26.85          28.70            800          28.70
Jul-16-01          26.50          26.85          26.20          26.85          4,500          26.85
Jul-09-01          22.80          26.65          22.80          26.31          6,400          26.31
Jul-02-01          23.80          23.80          22.61          22.65         24,000          22.65





Historical Prices                                                   Page 3 of 4

Jun-25-01          26.25          26.37          23.90          23.90          2,400          23.90
Jun-18-01          25.77          26.25          25.46          26.25          1,800          26.25
Jun-11-01          26.26          26.26          25.65          25.87          6,700          25.87
Jun-04-01          29.13          29.13          26.40          26.46          1,500          26.46
May-29-01          29.43          29.70          29.20          29.20         18,200          29.20
May-21-01          28.80          29.88          28.60          29.33          8,100          29.33
May-14-01          24.20          28.55          24.20          28.55         10,600          28.55
May-07-01          22.10          24.10          22.10          24.10            400          24.10
Apr-30-01          21.56          22.05          21.56          22.05          2,600          22.05
Apr-23-01          21.20          21.52          21.20          21.52          1,400          21.52
Apr-16-01          21.10          21.25          21.00          21.25          2,500          21.25
Apr-09-01          21.25          21.25          21.10          21.10            100          21.10
Apr-02-01          21.50          21.50          21.25          21.25            600          21.25
Mar-26-01          21.30          21.50          21.30          21.50          5,700          21.50
Mar-19-01          21.50          21.50          21.25          21.40          3,900          21.40
Mar-12-01          22.00          22.00          21.45          21.50            800          21.50
Mar-05-01          22.40          22.40          21.80          22.00          1,500          22.00
Feb-26-01          22.50          22.60          22.29          22.40          3,300          22.40
Feb-20-01          22.25          22.80          22.25          22.50          8,100          22.50
Feb-12-01          21.50          22.08          21.50          22.00          1,100          22.00
Feb-05-01          21.00          21.75          21.00          21.70          3,100          21.70
Jan-29-01          20.00          20.99          20.00          20.99          2,000          20.99
Jan-22-01          18.88          19.75          18.75          19.75          1,200          19.75
Jan-17-01          18.00          18.63          17.94          18.63          1,100          18.62
Jan-11-01          17.94          17.94          17.69          17.94          2,800          17.94
Jan-02-01          17.88          18.00          17.75          17.75            200          17.75
Dec-26-00          17.13          17.63          17.13          17.63            300          17.63
Dec-18-00          17.13          17.13          17.13          17.13            300          17.13
Dec-12-00          16.06          17.25          16.06          17.00            800          17.00
Dec-04-00          17.13          17.13          16.88          16.88          2,400          16.88
Nov-27-00          17.25          17.25          17.13          17.19          1,400          17.19
Nov-20-00          17.00          17.00          17.00          17.00            600          17.00





Historical Prices                                                   Page 4 of 4

Nov-06-00          15.88          16.75          15.88          16.75          2,000          16.75
Oct-30-00          15.06          15.88          15.06          15.88          1,100          15.88
Oct-23-00          14.00          15.06          14.00          15.06         15,000          15.06
Oct-16-00          15.50          15.50          14.00          14.00          1,800          14.00
Oct-09-00          16.94          17.00          15.75          15.75          8,700          15.75
Oct-02-00          17.63          17.63          17.31          17.38          4,800          17.38
Sep-25-00          18.13          18.13          17.75          17.81            800          17.81
Sep-18-00          18.38          18.38          18.13          18.13            400          18.13
Sep-12-00          19.00          19.00          18.13          18.13            400          18.13
Sep-05-00          19.00          19.00          19.00          19.00            500          19.00
Aug-28-00          18.88          19.25          18.81          19.06          1,000          19.06
Aug-22-00          18.25          18.63          17.69          18.63          3,700          18.63
Aug-14-00          17.75          18.50          17.75          18.19            700          18.19
Aug-07-00          17.88          17.88          17.63          17.75            100          17.75
Jul-31-00          18.25          18.50          18.00          18.00          2,000          18.00
Jul-27-00          18.19          18.25          18.19          18.25          1,700          18.25
Jul-17-00          18.00          18.13          18.00          18.06            400          18.06
Jul-12-00          18.13          18.13          17.81          18.00          3,000          18.00
Jul-06-00          18.00          18.00          18.00          18.00            600          18.00

* adjusted for dividends and splits, please see FAQ.
                                     --------------

                             Questions or Comments?
                             ----------------------
              Copyright (c) 2002 Yahoo! Inc. All rights reserved.
                       Privacy Policy - Terms of Service
                       --------------   ----------------
              Historical chart data and daily updates provided by
                         Commodity Systems, Inc. (CSI).
                         ------------------------------
    Data and information is provided for informational purposes only, and is not intended for trading purposes. Neither Yahoo nor any of its data or content providers (such as CSI) shall be liable for any errors or delays in the content, or for any actions taken in reliance thereon.

                                                                          Tab 3


                                                 BAXTER FENTRISS AND COMPANY
                                               ===============================

  FIRST BANKS AMERICA, INC.


*  VALUATION SUMMARY

==============================================================================


                     SUMMARY OF VALUATION METHODOLOGIES

Three basic valuation methodologies have been considered during our analysis of the common stock of FBA. These methods are as follows:


         A.   Comparable Trading Values Approach

              1.  Price / Earnings
              2.  Price / LTM Earnings
              3.  Price / Book
              4.  Price / Tangible Book
              5.  Price  / Assets
              6.  Price / Deposits


         B.   Free Cash Flow / Net Present Value Analysis

         C.   Potential Acquisition Valuation Analysis


The value of FBA has been determined on a "GOING CONCERN" basis.

In determining the value of FBA, we evaluated all three approaches on an equally weighted basis. Other basic tests were reviewed to confirm the range that was developed. Of the three methodologies used, the Comparison to Peer Trading Values method produced the highest per share value at $44.45 per share, while the Potential Acquisition Valuation method produced the lowest value at $43.54 per share.

Exhibit I summarizes the valuation ranges indicated by the various approaches and also provides pricing statistics based on FBA's estimated valuation.

After considering all of the relevant factors, it is our opinion that based on the methods and assumptions used in this valuation, the estimated value for the minority shares of First Banks America, Inc.'s common stock, on a "GOING CONCERN" basis, is approximately $44.03 as of July 5, 2002.

The following sections of this book are supporting analyses of our valuation.


==============================================================================
                                                     BAXTER FENTRISS & COMPANY

EXHIBIT I


======================================================================================
                             FIRST BANKS AMERICA, INC.
                   SUMMARY OF VARIOUS VALUATION METHODOLOGIES (1)
======================================================================================

                                                          FIRST BANKS AMERICA, INC.

                                                         VALUE OF MINORITY INTEREST

                                                               TOTAL        PER SHARE
                                                               -----        ---------

COMPARISON TO PEER TRADING VALUES                           $36,060,766      $44.45

DCF / NPV ANALYSIS                                          $35,775,587      $44.10

POTENTIAL ACQUISITION VALUATION                             $35,318,083      $43.54

=======================================================================================
 ESTIMATE OF FAIR MARKET VALUE FOR FBA'S MINORITY SHARES    $35,718,145      $44.03
=======================================================================================


---------------------------------------------------------------------------------------------------------------
SUMMARY PRICING STATISTICS BASED ON ESTIMATE OF FAIR MARKET VALUE             FBA FINANCIAL           PRICING
                                                                                   DATA             STATISTICS
                                                                              -------------         ----------

PRICE / LTM EARNINGS (X)                                                            $2.59              17.00
PRICE / BOOK VALUE (X)                                                             $22.21             198.25%
PRICE / TANGIBLE BOOK VALUE (X)                                                    $14.20             310.07%
PRICE ON DEPOSITS (%)                                                             $192.69              22.85%
PRICE TO ASSETS (%)                                                               $232.38              18.95%
---------------------------------------------------------------------------------------------------------------

(1) USES 811.217 TOTAL SHARES OUTSTANDING FOR THE MINORITY INTEREST

                                                                      Tab 3A



                                                 BAXTER FENTRISS AND COMPANY
                                               ===============================

  FIRST BANKS AMERICA, INC.


*  COMPARABLE TRADING VALUES

==============================================================================


COMPARABLE TRADING VALUES APPROACH
----------------------------------

The Comparable Trading Values approach allows a determination of value for the minority shares of FBA using the financial data of publicly traded financial institutions from select markets across the United States. Certain trading statistics of these institutions are used to provide an estimated market price for FBA. This analysis incorporates average price / earnings, average price / Latest Twelve Months ("LTM") earnings, average price / book, average price / tangible book, average price / assets, and average price / deposit multiples in order to establish valuation parameters.

We reviewed pricing statistics of fifty-nine publicly traded banks operating in various markets that were comparable in size to FBA. Specifically we chose banks that were between $2 billion and $10 billion in total assets. Multiples were compiled in order to produce average pricing statistics. The institutions used for this analysis are listed in Appendix 6-C. The analysis indicated that the average price / earnings was 15.89x, the average price / LTM earnings was 16.99x. The average price / book multiple was 2.27x, the average price / tangible book multiple was 2.60x. The average price to assets was 18.82% while the average price to deposits was 24.82%.

Applying these averages to FBA's March 31, 2002 financial data, gives a value per share of $43.70 based on average price / earnings, $44.01 based on average price / LTM earnings, $50.49 based on average price / book and $36.96 based on average price / tangible book. The average price / assets was $43.73 while the average price / deposits was $47.82. When these prices are averaged, the result is a value of $44.45. These calculations are shown in Exhibit II.


==============================================================================
                                                     BAXTER FENTRISS & COMPANY

EXHIBIT II



=====================================================================================================
                                     FIRST BANKS AMERICA, INC.
                                COMPARISON TO PEER TRADING VALUES (1)
=====================================================================================================
                                                             COMPARATIVE     FBA (2)       RESULTING
                                                               PRICING      FINANCIAL        SHARE
PRICING STATISTICS FROM PEER GROUP                           STATISTICS    INFORMATION      PRICES
                                                             -----------   -----------     ---------
PRICE TO ADJUSTED FIRST QUARTER EARNINGS PER SHARE (3)          15.89          $2.75        $43.70

PRICE TO LTM EARNINGS PER SHARE (4)                             16.99          $2.59        $44.01

PRICE TO BOOK VALUE PER SHARE                                  227.32%        $22.21        $50.49

PRICE TO TANGIBLE BOOK VALUE PER SHARE                         260.29%        $14.20        $36.96

PRICE TO ASSETS PER SHARE                                       18.82%       $232.38        $43.73

PRICE TO DEPOSITS PER SHARE                                     24.82%       $192.69        $47.82


=====================================================================================================
AVERAGE                                                                                     $44.45
HIGH POINT                                                                                  $50.49
LOW POINT                                                                                   $36.96
=====================================================================================================

(1) PRICING DERIVED FROM A GROUP OF 60 PEER BANKS WITH ASSETS BETWEEN $2 BILLION AND $10 BILLION.
    PRICING DATA AS OF 07/05/02.
(2) USES FBA'S NORMALIZED FIRST QUARTER EARNINGS ANNUALIZED TO DETERMINE P/E RATIO
(3) FBA FINANCIAL INFORMATION AS REPORTED IN 03/31/02 10-Q EXCEPT EARNINGS INFORMATION
(4) LTM EARNINGS PER SHARE ASSUMES ADJUSTMENTS MADE TO 2001 EPS AND 03/31/02 FIRST QUARTER EPS -
    SEE SUPPORT SCHEDULE

                                                                        Tab 3B







                                               BAXTER FENTRISS AND COMPANY
                                           ==================================

FIRST BANKS AMERICA, INC.







* DISCOUNTED CASH FLOW / NET PRESENT VALUE

==============================================================================

DISCOUNTED FREE CASH FLOW / NET PRESENT VALUE APPROACH
------------------------------------------------------

This approach determines the fair market value of an on going business entity based on its earnings capacity, operating cash flow, and its theoretical capacity to pay dividends while still retaining equity to support future, sustainable growth.

The discounted free cash flow/present value analysis approach requires projecting cash flows for an extended period of time, estimating a terminal value, and discounting the future free cash flows back to the valuation date. The discounted cash flow calculation consists of three major components: (1) future free cash flows and or potential equity flows; (2) a terminal value; and (3) the required rate of return.

The future cash flows are projected by forecasting earnings growth and potential dividend payout. While various growth rates can produce different results, it is best to view a range of growth estimates in order to choose a "likely" scenario. Economic conditions in general, as well as local economic conditions, competition, management, and other non-quantifiable variables can impact future real growth.

The required rate of return is the expected return required by "investors" for investments with similar risk profiles. Typically, the required rates of return of publicly traded banks are approximately 500-700 basis points over the US Treasury 10 year note. As of the July 5, 2002, the US Treasury 10 year note was yielding 4.83%. Using this as a benchmark, the required rate should currently fall between approximately 10.00% and 12.00%. This analysis incorporates a discount rate, or required return of 11.00%.

The terminal value was calculated by treating the free cash flow in the fifteenth time period as a perpetuity and then discounting it to obtain a present value. The same 11.00% discount rate was used to discount the perpetuity to get the final period's equity flow.

Exhibits III and IV further indicate the assumptions developed for FBA, the cash flow assumptions, and potential equity flows.

The valuation of FBA common stock using this analysis indicates a value of $44.10.


==============================================================================
                                                     BAXTER FENTRISS & COMPANY

EXHIBIT III

=======================================================================
                     FIRST BANKS AMERICA, INC.
     SUMMARY OF DISCOUNTED CASHFLOW - NET PRESENT VALUE METHOD
       BASE ASSUMPTIONS - DATA IN (000'S), EXCEPT PERCENTAGES
=======================================================================


====================================
CAPITALIZATION RATE          7.50%
====================================


                                    ---------------------------------------------------------------
                                                                  YEAR

                                            1           2           3           4           5
                                      ===========================================================
NET INCOME - ASSUMPTIONS

   FIRST BANKS AMERICA, INC.             $35,358     $39,778     $44,750     $50,344     $56,637

                                    ---------------------------------------------------------------

EXHIBIT IV

=======================================================================
                       FIRST BANKS AMERICA, INC.
             DISCOUNTED FREE CASH FLOW / NET PRESENT VALUE
                           MODEL ASSUMPTIONS
=======================================================================


DATA AS OF:                     03/31/02

SHAREHOLDER'S EQUITY        $285,524,000
ENDING SHARES OUTSTANDING     12,856,060
EARNINGS PER SHARE                 $2.75
LTM EARNINGS PER SHARE             $2.59
BOOK VALUE PER SHARE              $22.21
TANGIBLE BOOK VALUE PER SHARE      14.20
LONG TERM GROWTH RATE             12.50%
RANGE OF DISCOUNT RATE:           11.00%

====================================================================================================================
                                                YEAR           YEAR           YEAR           YEAR           YEAR
FIRST BANKS AMERICA, INC.                         1              2              3              4              5
                                 2001           2002           2003           2004           2005           2006
                             =======================================================================================
CAPITAL RATE                      7.50%
ROA                               1.44%          1.09%          1.09%          1.09%          1.09%          1.09%
GROWTH                                          12.50%         12.50%         12.50%         12.50%         12.50%

AVERAGE TOTAL ASSETS         $2,749,274     $3,252,300     $3,658,837     $4,116,192     $4,630,716     $5,209,555

YEAR END ASSETS              $3,060,988     $3,443,612     $3,874,063     $4,358,321     $4,903,111     $5,516,000

EQUITY(AVG)                    $231,147       $302,996       $340,564       $382,828       $430,374       $483,864

YEAR END EQUITY                $285,317       $320,675       $360,453       $405,203       $455,546       $512,183

BASE INCOME                     $39,615        $35,358        $39,778        $44,750        $50,344        $56,637

TOTAL INCOME                    $39,615        $35,358        $39,778        $44,750        $50,344        $56,637



EST. ROAE                                       11.67%         11.68%         11.69%         11.70%         11.71%
EST. ROAA                                        1.09%          1.09%          1.09%          1.09%          1.09%
EST. SHARES                                     12,856         12,856         12,856         12,856         12,856
EST. EPS                                         $2.75          $3.09          $3.48          $3.92          $4.41
EST. BOOK VALUE YEAR END                        $24.94         $28.04         $31.52         $35.43         $39.84
EST. E/A                                         9.31%          9.30%          9.30%          9.29%          9.29%
REQUIRED EQUITY                               $258,271       $290,555       $326,874       $367,733       $413,700




====================================================================================================================
                                 YEAR           YEAR           YEAR           YEAR           YEAR
FIRST BANKS AMERICA, INC.          6              7              8              9             10
                                 2007           2008           2009           2010           2011
                             =======================================================================================
CAPITAL RATE
ROA                               1.09%          1.09%          1.09%          1.09%          1.09%
GROWTH                           12.50%         12.50%         12.50%         12.50%         12.50%

AVERAGE TOTAL ASSETS         $5,860,750     $6,593,343     $7,417,511     $8,344,700     $9,387,788

YEAR END ASSETS              $6,205,500     $6,981,187     $7,853,836     $8,835,565     $9,940,011

EQUITY(AVG)                    $544,041       $611,739       $687,900       $773,581       $869,972

YEAR END EQUITY                $575,899       $647,580       $728,220       $818,941       $921,002

BASE INCOME                     $63,716        $71,681        $80,641        $90,721       $102,061

TOTAL INCOME                    $63,716        $71,681        $80,641        $90,721       $102,061



EST. ROAE                        11.71%         11.72%         11.72%         11.73%         11.73%
EST. ROAA                         1.09%          1.09%          1.09%          1.09%          1.09%
EST. SHARES                      12,856         12,856         12,856         12,856         12,856
EST. EPS                          $4.96          $5.58          $6.27          $7.06          $7.94
EST. BOOK VALUE YEAR END         $44.80         $50.37         $56.64         $63.70         $71.64
EST. E/A                          9.28%          9.28%          9.27%          9.27%          9.27%
REQUIRED EQUITY                $465,412       $523,589       $589,038       $662,667       $745,501

                                                                         Tab 3C









                                                 BAXTER FENTRISS AND COMPANY
                                            ====================================

FIRST BANKS AMERICA, INC.













* POTENTIAL ACQUISITION VALUATION ANALYSIS

==============================================================================

POTENTIAL ACQUISITION VALUATION ANALYSIS
----------------------------------------

As part of its valuation analysis, Baxter Fentriss considered the potential acquisition of FBA by another financial institution. In this analysis, it is assumed that a prospective acquiror would obtain a significant level of cost savings, and be able to finance the acquisition primarily with cash. Furthermore, the acquiror would not accept earnings dilution once the full level of cost savings is achieved. Generally, acquirors would reach a price where the transaction becomes dilutive. In this analysis the following assumptions were considered: (1) the incremental impact to an acquiror's stream of earnings; (2) the price paid by the acquiror for FBA's on-going earnings; (3) a potential level of economies; (4) financing costs; and (5) the amortization of intangibles created from the acquisition. The assumptions applied are deemed appropriate for an organization such as FBA, the types of institutions which are capable of acquiring FBA, and for FBA's current financial condition.

The key assumptions are as follows:

         o FBA's net income of $2.75 per share or $35.38 million for the year ending December 31, 2002. This is a pretax earnings figure of $57.96 million.

         o   Balance Sheet information as of March 31, 2002 as follows:

             o   Assets                       $ 2,987.5 million
             o   Deposits                     $ 2,477.1 million
             o   Equity                       $   285.5 million
             o   Shares Outstanding           12,856,060

         o   A financing rate of 6.25%

         o   A tax rate of 39.00%

         o   Core Deposit Premium Intangible equal to 6.00% of total deposits

         o Amortization period of Core Deposit Premium Intangible of seven years using the straight-line method.

This valuation approach yields a value for First Banks, as a whole, of approximately $658.5 million or $51.22 per share. This valuation, however, is for a minority ownership position. Consequently, any value for the entity as a whole must then be discounted. A minority discount of 15.00% has been applied. This results in a value of $43.54 for FBA's minority interest shares.

This value produces the following pricing statistics, based on the Bank's March 31, 2002 financial information. We have used a normalized earnings figure to calculate price / earnings.

Price / LTM Earnings                 16.81x

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

Price / Equity                       196.0%
Price / Tangible Equity             306.62%
Price / Deposits                     18.74%
Price / Assets                       22.60%

This methodology is supported by the data in Exhibit V-A and Exhibit V-B.

==============================================================================
                                                     BAXTER FENTRISS & COMPANY

EXHIBIT V - A

------------------------------------------------------------------------------
                         FIRST BANKS AMERICA, INC.
                             ACQUISITION MODEL
                  (DATA AS OF 03/31/02; $ IN THOUSANDS (1)
------------------------------------------------------------------------------


         ASSUMPTIONS


         ESTIMATED 2002 PRETAX EARNINGS               $57,963.8

         POTENTIAL PRE-TAX ECONOMIES:                 $18,000.0

                   NIE BASE:      $90,000.0
                   ECONOMIES:         20.0%

         ASSETS:                                   $2,987,524.0

         EQUITY:                                     $285,524.0

         DEPOSITS:                                 $2,477,184.0

         SHARES OUTSTANDING:                             12,856

         FINANCING RATE:                                  6.25%

         CORE DEPOSIT AMORTIZATION PERIOD: (2)                7

         TAX RATE:                                        39.0%

(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 03/31/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS
    IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD

EXHIBIT V - B

--------------------------------------------------------------------------------------------------------------------
                                              FIRST BANKS AMERICA, INC.
                                                  ACQUISITION MODEL
                                       (DATA AS OF 03/31/02; $ IN THOUSANDS (1)
--------------------------------------------------------------------------------------------------------------------

FIRST BANKS AMERICA, INC. EARNINGS CONTRIBUTION ESTIMATE
--------------------------------------------------------------------------------------------------------------------
PRICE / BASE BOOK (x)         2.150     2.200     2.250     2.306     2.350     2.400     2.450     2.500     2.550
PRICE / EARNINGS (x)          17.36     17.77     18.17     18.62     18.98     19.38     19.78     20.19     20.59
PREMIUM / DEPOSITS (%)        13.26     13.83     14.41     15.06     15.56     16.14     16.71     17.29     17.87
--------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
TOTAL PRICE                              $613,876.6    $628,152.8    $642,429.0    $658,489.8    $670,981.4
PRICE PER SHARE                              $47.75        $48.86        $49.97        $51.22        $52.19
------------------------------------------------------------------------------------------------------------

  ESTIMATED 2002 PRETAX EARNINGS          $57,963.8     $57,963.8     $57,963.8     $57,963.8     $57,963.8

  POTENTIAL PRE-TAX ECONOMIES:            $18,000.0     $18,000.0     $18,000.0     $18,000.0     $18,000.0
                                          ---------     ---------     ---------     ---------     ---------
   PRETAX CONTRIBUTION                    $75,963.8     $75,963.8     $75,963.8     $75,963.8     $75,963.8

LESS:

FINANCING COSTS                           $38,367.3     $39,259.6     $40,151.8     $41,155.6     $41,936.3
CORE DEPOSIT AMORTIZATION (2)             $21,233.0     $21,233.0     $21,233.0     $21,233.0     $21,233.0
                                          ---------     ---------     ---------     ---------     ---------
   PRETAX ADJUSTMENTS                     $59,600.3     $60,492.6     $61,384.8     $62,388.6     $63,169.3

ESTIMATED TAXES                           $14,662.7     $14,314.7     $13,966.7     $13,575.2     $13,270.7
                                          ---------     ---------     ---------     ---------     ---------

ADJUSTED NET CONTRIBUTION                  $1,700.9      $1,156.6        $612.3          $0.0       ($476.2)



---------------------------------------------------------------------------------------------
TOTAL PRICE                              $685,257.6    $699,533.8    $713,810.0    $728,086.2
PRICE PER SHARE                              $53.30        $54.41        $55.52        $56.63
---------------------------------------------------------------------------------------------

  ESTIMATED 2002 PRETAX EARNINGS          $57,963.8     $57,963.8     $57,963.8     $57,963.8

  POTENTIAL PRE-TAX ECONOMIES:            $18,000.0     $18,000.0     $18,000.0     $18,000.0
                                          ---------     ---------     ---------     ---------
   PRETAX CONTRIBUTION                    $75,963.8     $75,963.8     $75,963.8     $75,963.8

LESS:

FINANCING COSTS                           $42,828.6     $43,720.9     $44,613.1     $45,505.4
CORE DEPOSIT AMORTIZATION (2)             $21,233.0     $21,233.0     $21,233.0     $21,233.0
                                          ---------     ---------     ---------     ---------
   PRETAX ADJUSTMENTS                     $64,061.6     $64,953.9     $65,846.1     $66,738.4

ESTIMATED TAXES                           $12,922.7     $12,574.8     $12,226.8     $11,878.8
                                          ---------     ---------     ---------     ---------

ADJUSTED NET CONTRIBUTION                 ($1,020.5)    ($1,564.8)    ($2,109.1)    ($2,653.4)



----------------------------------------------------------------------------------------------
PER SHARE VALUE AT BREAKEVEN POINT (3)                                                 $51.22

LESS: MINORITY INTEREST DISCOUNT OF 15.00%                                              $7.68
                                                                                  ------------
VALUE OF MINORITY INTEREST SHARES                                                      $43.54
----------------------------------------------------------------------------------------------

(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 03/31/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS
    IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD
(3) THE PRICE AT WHICH THE EARNINGS CONTRIBUTION FROM THE ACQUIRED ENTITY BECOMES NEGATIVE AFTER CONSIDERING ECONOMIES, AMORTIZATION OF INTANGIBLES AND FINANCING COSTS

                                                                          Tab 4



                                                  BAXTER FENTRISS AND COMPANY
                                                 ==============================

  FIRST BANKS AMERICA, INC.










* NORMALIZED 2001 & 2002 EARNINGS

============================================================================

NORMALIZED EARNINGS ANALYSIS
----------------------------

As part of its valuation of First Banks America, Baxter Fentriss examined the earnings stream of the Bank as reported according to GAAP. The requirements of GAAP mandate that a company report to its shareholders income and expense items that are not necessarily part of the on-going or recurring income stream. Certain one-time events are reported in GAAP earnings and must be removed in order to obtain a more accurate assessment of the on-going earnings capability of the company, and thus a more accurate valuation of the company's equity. Such items for financial institutions may include but are not limited to:

         Data Processing Conversion Expenses
         Gains or Losses on Sales of Securities
         Merger / Acquisition Expenses
         Contract Termination Fees


We have examined FBA's income statement for the year ending December 31, 2001 and interim financial reports for 2002 for such items. The following analyses estimate normalized earnings streams for both years.







============================================================================
                                                   BAXTER FENTRISS & COMPANY

====================================================================================================
                                      FIRST BANKS AMERICA, INC.
                                      NORMALIZED 2001 EARNINGS
====================================================================================================

                                                                 REPORTED                  ADJUSTED
                                                                12/31/2001                12/31/2001
                                                                ====================================
PRE TAX NET INCOME FOR FISCAL YEAR ENDING 12/31/01                $53,885


ADJUSTMENTS

MISCELLANEOUS PROFESSIONAL FEES                                                  $150
LOSS ON SALE OF SALE OF SECURITIES                                               $418
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLES (1)                                   $765
DATA PROCESSING CONVERSION EXPENSE (2)                                           $300
ACCUMULATION OF MISCELLANEOUS ONE-TIME CHARGES                                   $160
DIFFERENCE IN AMORTIZATION OF GOODWILL (3)                                     $4,854
DERIVATIVE INCOME (4)                                                        ($10,173)
                                                                             ---------

ADJUSTED PRE-TAX EARNINGS                                                     $50,359

LESS: TAXES (USING A RATE OF 39.00%) (5)                                                   $17,747


====================================================================================================
NET INCOME                                                                                 $32,612

EARNINGS PER SHARE                                                                           $2.54
====================================================================================================


(1) PER ANNUAL REPORT
(2) IN 2001 FBA CONVERTED THE DATA PROCESSING SYSTEMS OF SEVERAL OF ITS PREVIOUS ACQUISITIONS WITH AN APPROXIMATE COST OF $300 THOUSAND.
(3) AMORTIZATION OF GOODWILL IS NO LONGER APPLICABLE PER FASB 141 & 142
(4) INCOME FROM DERIVATIVES IS ONE-TIME AND SHOULD NOT BE INCLUDED IN ONGOING EARNINGS STREAM
(5) IN 2001 FBA BENEFITED FROM THE USE OF NET OPERATING LOSSES RESULTING IN
    A LOWER TAX RATE, THAN IN PREVIOUS YEARS.
    THE TAX RATE USED IS AN AVERAGE OF THE THREE PRIOR YEARS.

===================================================================================================
                                      FIRST BANKS AMERICA, INC.
                                     PROFORMA 2002 EARNINGS (1)
===================================================================================================

                                                                          QUARTERLY     ANNUALIZED
                                                                           ADJUSTED      ADJUSTED
                                                                          03/31/2002    03/31/2002
                                                    -----------------------------------------------
REPORTED NET INCOME                                                         $5,202
---------------------------

ADJUSTMENTS
---------------------------

REPORTED PROVISION FOR QUARTER ENDING 03/31/02            $7,700
NORMALIZED PROVISION USING FIVE YEAR AVERAGE (2)          $1,737
                                                        ---------

NORMALIZED PROVISION NET OF IMPACT FOR TAXES              $5,963

LESS: TAXES (USING A MARGINAL TAX RATE OF 39.00%)         $2,326

NET ADJUSTMENTS                                                             $3,637

===================================================================================================
NET INCOME                                                                  $8,839         $35,358

EARNINGS PER SHARE                                                           $0.69           $2.75
===================================================================================================

(1) DATA IN ($000'S) EXCEPT THE PER SHARE INFORMATION
(2) PROVISION ADJUSTED TO REFLECT HISTORICAL LEVELS - SEE SUPPORT SCHEDULE

===================================================================================================
                                               FIRST BANKS AMERICA, INC.
                                           NORMALIZED 2002 PROVISION LEVELS
===================================================================================================

PROFORMA LOAN LOSS RESERVE LEVELS                                                     PROFORMA
---------------------------------                REPORTED           1ST HALF          2ND HALF          PROFORMA
                                                12/31/2001            2002              2002              2002
                                             ----------------------------------------------------------------------
PROFORMA 2002 PROVISION LEVEL

AVERAGE GROSS LOANS (1)                       $2,109,284,000    $2,315,881,587    $2,315,881,587    $2,315,881,587

BEGINNING ALLOWANCE FOR LOAN LOSSES (2)          $43,423,000       $42,721,000       $42,459,099       $42,721,000

CHARGE-OFF'S                                      $9,960,000       $17,509,763        $7,200,000       $24,709,763

RECOVERIES                                        $4,248,000        $1,747,862                $0        $1,747,862

NET CHARGE OFF'S (3)                              $5,712,000       $15,761,901        $7,200,000       $22,961,901

PROVISION (4)                                     $5,010,000       $15,500,000        $7,200,000       $22,700,000

ENDING ALLOWANCE FOR LOAN LOSSES                 $42,721,000       $42,459,099       $42,459,099       $42,459,099

ALLOWANCE TO AVERAGE GROSS LOANS                       2.03%             1.83%             1.83%             1.83%

===================================================================================================================
NET CHARGE-OFFS TO AVERAGE GROSS LOANS
  (PARTIAL PERIODS NOT ANNUALIZED)                                       0.68%             0.31%             0.99%
===================================================================================================================

(1) ASSUMES LOAN GROWTH WILL BE FLAT FOR THE REMAINDER OF 2002
(2) INCLUDES ALLOWANCE FOR LOAN LOSS RESERVE ACQUIRED THROUGH ACQUISITIONS
(3) ASSUMES NET CHARGE-OFF'S THROUGH 2002 YEAR END WILL NOT EXCEED PROVISION LEVELS
(4) PER FBA MANAGEMENT, ESTIMATED PROVISION FROM 06/30/02 THROUGH YEAR END WILL BE $1.2MM PER MONTH OR $7.2MM


                                                                                                           PROFORMA      FIVE YEAR
                                                   1998           1999           2000           2001         2002         AVERAGE
                                                  ---------------------------------------------------------------------------------
NET CHARGE-OFFS TO AVERAGE GROSS LOANS            0.06%          0.15%          0.01%          0.27%        0.99%          0.30%

2002 NORMALIZED 1ST QUARTER PROVISION                                                                                   03/31/2002
-------------------------------------

REPORTED PROVISION                                                                                                      $7,700,000

NORMALIZED PROVISION LEVEL (5)                                                                                          $1,736,911
                                                                                                                        ----------

PRE-TAX EARNINGS ADJUSTMENT                                                                                             $5,963,089

(5) ASSUMES AVERAGE OF 0.30% FOR THE YEARS 1998 THROUGH PROFORMA 2002

                                                                         Tab 5







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* PEER GROUP COMPARISON

============================================================================

PEER GROUP COMPARISON
---------------------

In conducting its valuation, Baxter Fentriss compared the financial performance and condition of First Banks America, Inc. to sixty banks in select markets across the nation. The parameters for the peer group were; they must be a publicly traded institution; and they must have total assets between $2 billion and $10 billion. We focused on institutions in the West, Southwest, Midwest and Southeast regions due to similarity and proximity to FBA's markets of California and Texas.

Below is a summary of some of the observations we made:

EARNINGS ANALYSIS: FBA's net income for the three months ended March 31, 2002 was $5,202,000, which represented a return on average assets ("ROAA") of .69% and a return on average equity ("ROAE") of 7.14%. Earnings for the year ending December 31, 2001 were $39,615,000 or $3.25 per share on a diluted basis. This earnings level represented an ROAA of 1.44% and an ROAE of 17.14%. FBA's ROAA and ROAE for the year ending December 31, 2000 were 1.32% and 15.86% respectively. For comparison purposes, the ROAA for FBA's peer group for the three months ending March 31, 2002 and the years ending December 31, 2001 and December 31, 2000, was 1.15%, 1.07% and 1.04%, while the ROAE for the peer group for the same respective time periods was 14.14%, 12.86% and 11.21%.

The Bank's net interest margin ("NIM"), was 4.76% at March 31, 2002, down from 5.06% for the same quarter in 2001. The Bank's NIM was 5.10% and 5.51% in 2001 and 2000, respectively, compared to the peers' ratios of 4.21% and 4.30% for the same periods.

FBA's interest income as a percent of average assets has been higher than that of the peer group at 6.22% compared to 6.07% through March 31, 2002. This ratio for FBA was 7.58% and 8.43% in 2001 and 2000, respectively, compared to 7.06% and 7.76% for the peers during the same periods.

Interest expense as a percent of average assets was 2.05% at March 31, 2002 for FBA, lower than the peers' ratio of 2.27%. This number has decreased steadily, from 3.02% in 2001 and 3.41% in 2000. The peers' ratio for the same periods were 3.29% and 3.89%.

FBA's yield on earning assets has also been consistently higher than its peers. As of March 31, 2002, the Bank's yield on earnings assets was 6.99%, while the peer group's yield was 6.68%. At December 31, 2001 the yield was 8.47% compared to 7.79% for the peer group, and at December 31, 2000, it was 9.25% compared to 8.50% for the peer group.

FBA's provision to net charge-off's was 63.62% for the first quarter of 2002 while the same measure for the peer group was 170.49%. For the years ending December 31, 2001 and 2000, provision to net charge-off's for FBA were 87.71% and 933.83% while the peer groups' statistics were 147.72% and 193.84% for the same time periods.


============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
The Bank's non-interest income as a percentage of average assets has been lower than the peer group. At March 31, 2002, it was .73% compared to the peer group average of 1.33%. At December 31, 2001, the Bank's non-interest income as a percentage of average assets was 1.00%, compared to 1.36% for the peer group. In 2000 it was .57% compared to 1.31% for the peers.

The Bank's non-interest expense as a percentage of average assets at March 31, 2002 was 2.76%, compared to the peer group average of 2.98%. In 2001 and 2000, this ratio was 3.40% and 3.33% for the Bank, respectively, compared to 3.09% and 3.06% for the peer group.

BALANCE SHEET: March 31, 2002, total assets were $2,987,524,000 compared with total assets of $3,060,988,000 as of December 31, 2001. The Bank's assets have had a compounded annual growth rate of over 26% since 1998.

The Bank held a securities portfolio of $298,028,000 as of March 31, 2002. The portfolio consists of almost 99% available-for-sale securities. Securities as a percent of average assets was 9.98% compared to 24.35% for FBA's peers. At December 31, 2001 and 2000, this ratio was 12.03% and 12.23%, respectively, compared to 23.44% and 21.78% for the peers. The security portfolio at December 31, 2001 and 2000 was $368,207,000 and $335,219,000 respectively.

The Bank's net loans at March 31, 2002 were $2,255,159,000 compared with net loans of $2,280,542,000 and $2,020,747,000 on December 31, 2001 and 2000.
Real estate loans comprised 67.47% of the Bank's total loans at December 31, 2001 compared to 65.38% for the peer group. Individual loans were 1.60% of average total loans, with commercial loans at 30.43%. Of the real estate loans, 5.62% were secured by 1-to-4 family residences and 36.24% by non-farm, nonresidential real estate.

Total deposits were $2,477,184,000 at March 31, 2002, a decrease from $2,555,261,000 at year end 2001. At December 31, 2001, deposits were 83.48%
of assets for FBA compared to 75.52% for the peer group. While at December 31, 2000, deposits were 84.13% of assets for FBA compared to 76.00% for the peer group. For the December 31, 2001 and December 31, 2000, FBA's time deposits greater than $100,000 were 10.32% and 11.01% of assets, compared to the peer group's ratios of 14.02% and 14.85%.

ASSET QUALITY: At March 31, 2002, the Bank had nonperforming loans of $18,566,000 compared to $19,564,000 for the same period end in 2001. FBA had nonperforming assets to loans of .83%, .87% and .76% for the periods ending March 31, 2002, December 31, 2002 and December 31, 2000. The peer groups ratios for the respective period ends were 1.13%, 1.03%, and .82%. The Bank's allowance for loan loss reserves was 200.48% of non performing assets at March 31, 2002. The same ratio was 212.43% and 241.61% for December 31, 2001 and December 31, 2000. The same information for FBA's peer group was 183.15%, 196.58% and 247.84%. The Bank's loan loss reserve to total loan ratio was 1.67% compared to 1.63% for the peer group as of March 31, 2002. For the year ends 2001 and 2000 loan loss reserve to total loans for FBA was 1.84% and 1.84% for FBA and 1.61% and 1.51% for the peer group.

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================

Net charge off's to average loans were 2.08% for FBA at March 31, 2002, .27% in 2001, and 0.01% in 2000. The peer group numbers are 0.53%, 0.46% and 0.30%, for the same periods, respectively.

CAPITAL ADEQUACY: The Bank's total equity at March 31, 2002 was $285,524,000. Its equity to assets ratio as of this date was 9.56% versus 8.44% for the peer group. Its Tier 1 Equity to asset ratio was 7.77%, compared to 11.10% for the peer group. The Bank's Tier 1 Equity to asset ratio was 7.57% and 6.76% for year end 2001 and 2000 respectively, compared to 10.93% and 10.77% for the peer group. FBA's Tangible Equity to Tangible Asset ratio was 6.33% for the quarter ending March 31, 2002, 6.16% and 4.59% for year end 2001 and 2000 respectively. This is compared to 7.39%, 7.41%, and 7.36%, respectively for FBA's peer group.

DIVIDENDS: As of the valuation date, FBA had not paid or declared any cash dividends in any prior years. According to management, the Bank has no intention of paying dividends in 2002.

REGULATORY MATTERS: According to Management, the Bank is currently under no formal or informal agreements with its regulators.

A table with statistics on the peer group and FBA is located in Appendix
6-C.







============================================================================
                                                   BAXTER FENTRISS & COMPANY

                                                                         Tab 6







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

FIRST BANKS AMERICA, INC.





* APPENDIX

                                                                        Tab 6A







                                                  BAXTER FENTRISS AND COMPANY
                                                ===============================

FIRST BANKS AMERICA, INC.





* 2001 ANNUAL REPORT

         This item was omitted from this EDGAR filing as it is the same document that was previously filed by First Banks America, Inc. as the Annual Report on Form 10K-405 as of and for the year ended December 31, 2001. This report was filed with the Securities and Exchange Commission on March 25, 2002.

                                                                        Tab B






                                               BAXTER FENTRISS AND COMPANY
                                            =================================

FIRST BANKS AMERICA, INC.





* MARCH 31, 2002 QUARTERLY REPORT

         This item was omitted from this EDGAR filing as it is the same document that was previously filed by First Banks America, Inc. as the Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2002. This report was filed with the Securities and Exchange Commission on May 13, 2002.

                                                                      Tab 6C








                                                  BAXTER FENTRISS AND COMPANY
                                                ===============================

FIRST BANKS AMERICA, INC.





* DETAILED PEER GROUP INFORMATION

                                                  FIRST BANKS AMERICA, INC.
                                                 COMPARABLE TRADING ANALYSIS
                                                         PEER DATA

------------------------------------------------------------------------------------------------------------------------------
                                                           P/E         P/E      PRICE /      PRICE /     PRICE /      PRICE /
                                                           QTR         LTM         BOOK   TANG. BOOK      ASSETS     DEPOSITS
COMPANY                                    SYMBOL           (X)         (X)          (%)          (%)         (%)          (%)
------------------------------------------------------------------------------------------------------------------------------

1st Source Corporation                       SRCE        29.91       17.47       162.68       180.06       14.40        17.94
Alabama National BanCorporation              ALAB        15.88       17.01       250.87       275.86       18.09        24.38
Allegiant Bancorp, Inc.                      ALLE        15.14       14.54       196.43       322.74       13.09        16.96
AMCORE Financial, Inc.                       AMFI        14.34       13.82       183.37       193.26       13.73        18.79
BancFirst Corporation                        BANF        12.11       13.48       171.22       190.03       13.81        16.88
BancorpSouth, Inc.                            BXS        14.08       15.84       203.11       214.95       16.77        20.01
Banner Corporation                           BANR        17.32          NM       135.50       168.33       12.72        17.52
Bay View Capital Corporation                  BVC        15.23          NM       121.82       189.80       10.96        13.41
Capitol Bancorp Limited                      CBCL        15.82       16.82       202.44       230.81       11.77        13.83
Cathay Bancorp, Inc.                         CATY        16.37       16.70       295.98           NA       29.48        35.41
Chemical Financial Corporation               CHFC        15.56       16.29       218.16       242.40       24.30        28.38
Citizens Banking Corporation                 CBCF        13.61       12.71       185.59       208.53       17.37        21.75
City Holding Company                         CHCO        15.30          NM       260.76       273.33       18.58        23.64
Community First Bankshares, Inc.             CFBX        13.89       14.43       295.70       408.61       18.40        22.75
Community Trust Bancorp, Inc.                CTBI        12.08       13.09       156.02       235.13       12.13        14.40
Corus Bankshares, Inc.                       CORS        16.15       13.44       144.00       145.42       25.16        30.85
Cullen/Frost Bankers, Inc.                    CFR        17.06       21.91       300.76       377.15       22.51        26.56
CVB Financial Corp.                          CVBF        15.09       17.18       329.64       339.17       28.51        39.67
East West Bancorp, Inc.                      EWBC        17.92       20.36       315.60       356.48       27.90        32.77
F.N.B. Corporation                           FBAN           NM       24.66       233.73       290.71       18.93        23.83
Wintrust Financial Corporation               WTFC        20.67       23.96       317.68       377.94       17.58        21.50
First Charter Corporation                    FCTR        15.50       15.50       176.06       187.68       15.70        24.14
First Financial Bancorp.                     FFBC        18.14       21.77       238.32       260.16       24.08        28.97
First Financial Corporation                  THFF        12.82       13.73       153.76       162.04       16.00        23.94
First Indiana Corporation                    FINB        13.70       18.11       163.94       174.65       17.03        24.26
First Midwest Bancorp, Inc.                  FMBI        15.18       16.08       296.74       308.81       22.70        31.91
First Republic Bank                           FRC        13.53       14.47       152.36       182.59        8.85        11.27
GBC Bancorp                                  GBCB           NM       15.08       169.56       169.56       13.28        16.51
Glacier Bancorp, Inc.                        GBCI        15.45       16.74       225.44       291.41       19.75        27.78
Gold Banc Corporation, Inc.                  GLDB        15.11       15.32       224.33       293.26       11.33        15.45
Greater Bay Bancorp                          GBBK        13.47       17.51       287.28       441.10       16.98        26.84
Hancock Holding Company                      HBHC        15.60       16.73       177.40       207.34       17.29        21.19
Integra Bank Corporation                     IBNK        18.49          NM       172.95       234.32       13.12        21.13
International Bancshares Corporation         IBOC        15.35       16.45       271.66       333.58       21.70        29.55
Irwin Financial Corporation                   IFC        12.63          NM       168.95       169.97       15.31        21.85
Local Financial Corporation                  LFIN        12.08       13.38       199.08       219.42       11.96        17.29
MB Financial, Inc.                           MBFI        14.61          NM       198.83       224.80       17.36        20.90
Mississippi Valley Bancshares, Inc.          MVBI        16.04       17.52       281.11       281.11       23.70        28.56
Old National Bancorp                          ONB        13.96       16.05       242.72       280.66       17.13        23.31
Pacific Capital Bancorp                      SABB           NM       14.35       250.00       278.54       20.59        25.81
Pacific Northwest Bancorp                    PNWB        16.21       19.21       241.24       263.06       17.57        28.06
Park National Corporation                     PRK        14.40       15.28       260.18           NA       27.75        37.83
Republic Bancorp Inc.                        RBNC        14.20       13.31       250.76       256.87       17.80        28.02
Republic Bancshares, Inc.                    REPB           NM          NM       136.36       155.02        9.21        10.98
Silicon Valley Bancshares                    SIVB        22.61       18.60       186.56       219.87       29.97        37.63
Sky Financial Group Inc.                     SKYF        13.91       14.19       259.83       293.75       18.48        25.58
South Financial Group, Inc. (The)            TSFG        16.57       20.13       208.70       268.33       14.98        24.03
Southwest Bancorporation of Texas, Inc.      SWBT        21.53       21.80       304.06       306.22       26.40        34.61
Sterling Bancshares, Inc.                    SBIB        19.28       19.80       287.25       384.51       23.00        27.38
Texas Regional Bancshares, Inc.              TRBS        16.41       18.70       269.12       314.68       24.91        29.63
Trustmark Corporation                        TRMK        13.34       14.23       234.95       258.43       23.80        34.65
UCBH Holdings, Inc.                          UCBH        21.12       23.46       407.38           NA       24.25        29.11
UMB Financial Corporation                    UMBF        13.74       15.96       138.49       150.47       12.88        17.45
United Bankshares, Inc.                      UBSI        14.33       14.77       242.68       294.25       22.08        31.89
United Community Banks, Inc.                 UCBI        21.00       22.44       322.72       345.88       21.91        27.41
Unizan Financial Corporation                 UNIZ           NM       22.08       163.40       282.37       17.64        24.41
WesBanco, Inc.                               WSBC        14.29       14.81       156.05       193.24       16.14        21.33
Westamerica Bancorporation                   WABC        15.89       16.48       440.59       469.52       34.20        42.86
Whitney Holding Corporation                  WTNY        14.14       15.71       169.95       197.84       17.48        21.13

First Banks America, Inc.

                                                      ------------------------------------------------------------------------
AVERAGES:                                                15.89       16.99       227.32       260.29       18.82        24.82
                                                      ------------------------------------------------------------------------

ALL DATA PROVIDED BY SNL SECURITIES

                                                    FIRST BANKS AMERICA, INC.
                                                   COMPARABLE TRADING ANALYSIS
                                                            PEER DATA

===================================================================================================================================
                                                                                  TOTAL          TOTAL          TOTAL       1ST QTR
                                      TICKER                                     ASSETS         EQUITY       DEPOSITS    NET INCOME
COMPANY                               SYMBOL    CITY                STATE        ($000)         ($000)         ($000)        ($000)
===================================================================================================================================
1st Source Corporation                 SRCE     South Bend           IN       3,481,120        308,066      2,718,989         4,208
Alabama National BanCorporation        ALAB     Birmingham           AL       2,950,062        212,705      2,179,227         8,608
Allegiant Bancorp, Inc.                ALLE     St. Louis            MO       2,157,997        143,819      1,636,012         4,631
AMCORE Financial, Inc.                 AMFI     Rockford             IL       4,116,581        308,379      2,998,025         9,926
BancFirst Corporation                  BANF     Oklahoma City        OK       2,748,882        222,371      2,378,101         7,922
BancorpSouth, Inc.                     BXS      Tupelo               MS       9,816,856        810,667      8,175,131        29,398
Banner Corporation                     BANR     Walla Walla          WA       2,152,259        191,919      1,412,737         3,909
Bay View Capital Corporation           BVC      San Mateo            CA       3,829,435        344,847      3,066,700         6,914
Capitol Bancorp Limited                CBCL     Lansing              MI       2,174,334        126,364      1,853,343         3,044
Cathay Bancorp, Inc.                   CATY     Los Angeles          CA       2,515,872        250,525      2,156,947        11,388
Chemical Financial Corporation         CHFC     Midland              MI       3,521,770        392,233      2,824,249        13,710
Citizens Banking Corporation           CBCF     Flint                MI       7,482,292        699,974      5,860,782        24,103
City Holding Company                   CHCO     Charleston           WV       2,113,619        150,707      1,698,574         6,408
Community First Bankshares, Inc.       CFBX     Fargo                ND       5,657,926        352,040      4,589,575        19,261
Community Trust Bancorp, Inc.          CTBI     Pikeville            KY       2,495,219        194,080      2,144,909         6,322
Corus Bankshares, Inc.                 CORS     Chicago              IL       2,654,090        463,794      2,098,630        10,468
Cullen/Frost Bankers, Inc.             CFR      San Antonio          TX       8,071,759        604,233      6,773,866        27,717
CVB Financial Corp.                    CVBF     Ontario              CA       2,585,133        223,666      1,891,364        12,317
East West Bancorp, Inc.                EWBC     San Marino           CA       2,903,220        256,619      2,542,133        11,719
F.N.B. Corporation                     FBAN     Naples               FL       6,731,501        548,639      5,317,764        -8,883
Wintrust Financial Corporation         WTFC     Lake Forest          IL       2,955,153        163,521      2,417,315         6,362
First Charter Corporation              FCTR     Charlotte            NC       3,405,620        303,745      2,210,308         8,591
First Financial Bancorp.               FFBC     Hamilton             OH       3,770,813        380,775      3,010,335        12,401
First Financial Corporation            THFF     Terre Haute          IN       2,146,344        223,311      1,418,701         6,728
First Indiana Corporation              FINB     Indianapolis         IN       2,044,567        212,306      1,408,426         6,383
First Midwest Bancorp, Inc.            FMBI     Itasca               IL       5,842,789        446,823      4,170,178        22,071
First Republic Bank                    FRC      San Francisco        CA       4,268,164        248,007      3,268,442         7,422
GBC Bancorp                            GBCB     Los Angeles          CA       2,512,190        196,787      1,954,677        -2,906
Glacier Bancorp, Inc.                  GBCI     Kalispell            MT       2,083,555        182,506      1,426,877         6,748
Gold Banc Corporation, Inc.            GLDB     Leawood              KS       3,235,167        163,258      2,380,331         6,007
Greater Bay Bancorp                    GBBK     Palo Alto            CA       8,330,025        565,047      5,041,212        27,602
Hancock Holding Company                HBHC     Gulfport             MS       3,824,773        409,751      3,161,929        11,421
Integra Bank Corporation               IBNK     Evansville           IN       2,923,102        221,669      1,828,170         5,199
International Bancshares Corporation   IBOC     Laredo               TX       6,141,333        490,723      4,334,420        22,387
Irwin Financial Corporation            IFC      Columbus             IN       3,543,269        322,504      2,257,997         9,946
Local Financial Corporation            LFIN     Oklahoma City        OK       2,786,751        167,432      1,889,472         7,079
MB Financial, Inc.                     MBFI     Chicago              IL       3,428,944        299,479      2,856,381        10,349
Mississippi Valley Bancshares, Inc.    MVBI     St. Louis            MO       2,042,192        162,118      1,691,997         7,603
Old National Bancorp                   ONB      Evansville           IN       9,169,075        647,046      6,621,988        27,861
Pacific Capital Bancorp                SABB     Santa Barbara        CA       4,122,043        339,403      3,355,471        26,674
Pacific Northwest Bancorp              PNWB     Seattle              WA       2,737,775        199,231      1,700,871         7,564
Park National Corporation              PRK      Newark               OH       4,425,903        471,969      3,330,782        21,448
Republic Bancorp Inc.                  RBNC     Ann Arbor            MI       4,409,455        313,083      2,699,660        14,118
Republic Bancshares, Inc.              REPB     St. Petersburg       FL       2,513,164        169,747      2,129,196         1,246
Silicon Valley Bancshares              SIVB     Santa Clara          CA       3,987,475        640,755      3,181,512        13,360
Sky Financial Group Inc.               SKYF     Bowling Green        OH       9,460,646        671,171      6,817,579        31,487
South Financial Group, Inc. (The)      TSFG     Greenville           SC       6,057,998        435,004      3,641,504        14,126
Southwest Bancorporation of Texas,
 Inc.                                  SWBT     Houston              TX       4,307,485        373,814      3,315,560        13,545
Sterling Bancshares, Inc.              SBIB     Houston              TX       2,789,373        224,002      2,276,509         8,298
Texas Regional Bancshares, Inc.        TRBS     McAllen              TX       3,377,459        312,665      2,827,045        12,411
Trustmark Corporation                  TRMK     Jackson              MS       6,771,435        685,586      4,629,812        30,329
UCBH Holdings, Inc.                    UCBH     San Francisco        CA       3,055,764        181,901      2,544,040         9,068
UMB Financial Corporation              UMBF     Kansas City          MO       8,285,558        770,465      6,032,909        19,578
United Bankshares, Inc.                UBSI     Charleston           WV       5,557,581        505,636      3,818,901        21,821
United Community Banks, Inc.           UCBI     Blairsville          GA       2,871,843        196,703      2,256,236         7,720
Unizan Financial Corporation           UNIZ     Canton               OH       2,621,525        283,048      1,855,762        -1,252
WesBanco, Inc.                         WSBC     Wheeling             WV       3,164,625        327,417      2,386,226         8,068
Westamerica Bancorporation             WABC     San Rafael           CA       3,962,294        307,637      3,251,124        21,659
Whitney Holding Corporation            WTNY     New Orleans          LA       7,069,048        727,069      5,841,040        22,092

First Banks America, Inc.              FBA      San Francisco        CA       2,987,524        285,524      2,477,184         5,202

===================================================================================================================================
AVERAGE:                                                                      4,172,241        351,674      3,145,050        12,300
===================================================================================================================================



===================================================================================================================================
                                       LTM         SHARES  BOOK VALUE    TANG. BK      EPS      EPS    DIVIDEND     PAYOUT   MARKET
                                NET INCOME    OUTSTANDING   PER SHARE   PER SHARE      QTR      LTM       YIELD      RATIO      CAP
COMPANY                             ($000)       (Shares)         ($)         ($)      ($)      ($)         (%)        (%)     ($M)
===================================================================================================================================
1st Source Corporation              29,063     20,941,061       14.71       13.29     0.20     1.37        1.50      25.96      488
Alabama National BanCorporation     31,180     12,352,880       17.22       15.66     0.68     2.54        2.31      37.01      531
Allegiant Bancorp, Inc.             15,192     15,541,085        9.25        5.63     0.30     1.25        1.43      24.40      278
AMCORE Financial, Inc.              41,975     24,645,894       12.51       11.87     0.40     1.66        2.79      38.55      563
BancFirst Corporation               28,732      8,157,741       27.17       24.48     0.96     3.45        1.72      20.87      402
BancorpSouth, Inc.                 105,542     81,200,000        9.98        9.43     0.36     1.28        2.96      45.31    1,636
Banner Corporation                   9,050     11,621,426       17.38       13.99     0.34     0.79        2.55      72.15      247
Bay View Capital Corporation       -86,290     62,643,059        5.50        3.53     0.11    -1.97        0.00         NM      411
Capitol Bancorp Limited             11,379     10,640,201       11.88       10.42     0.38     1.43        1.66      27.97      256
Cathay Bancorp, Inc.                44,628     17,973,720       13.94          NA     0.63     2.47        1.36      25.91      764
Chemical Financial Corporation      52,544     22,540,000       17.40       15.66     0.61     2.33        2.53      39.73      802
Citizens Banking Corporation       104,955     45,028,000       15.55       13.84     0.53     2.27        3.95      48.46    1,274
City Holding Company               -13,847     16,887,934        8.92        8.51     0.38    -0.82        2.58         NM      402
Community First Bankshares, Inc.    74,092     39,876,334        8.83        6.39     0.47     1.81        2.91      39.23    1,044
Community Trust Bancorp, Inc.       23,353     11,393,800       17.03       11.30     0.55     2.03        3.16      40.39      309
Corus Bankshares, Inc.              50,429     14,159,644       32.75       32.43     0.73     3.51        1.36      17.66      647
Cullen/Frost Bankers, Inc.          86,093     51,188,491       11.80        9.41     0.52     1.62        2.48      53.09    1,799
CVB Financial Corp.                 43,566     34,882,946        6.41        6.23     0.35     1.23        2.65      40.81      750
East West Bancorp, Inc.             40,691     23,546,303       10.90        9.65     0.48     1.69        0.78       9.32      833
F.N.B. Corporation                  29,445     43,798,799       12.45       10.01    -0.20     1.18        3.02      62.96    1,267
Wintrust Financial Corporation      20,897     15,711,641       10.41        8.75     0.40     1.38        0.36       7.73      520
First Charter Corporation           35,072     30,805,474        9.86        9.25     0.28     1.12        4.15      64.29      534
First Financial Bancorp.            41,697     46,344,961        8.22        7.53     0.27     0.90        3.06      66.67      872
First Financial Corporation         25,017      6,832,284       32.68       31.01     0.98     3.66        2.47      31.15      340
First Indiana Corporation           19,702     15,498,924       13.70       12.86     0.41     1.24        2.85      43.87      342
First Midwest Bancorp, Inc.         84,885     48,534,000        9.21        8.85     0.45     1.70        2.49      38.82    1,331
First Republic Bank                 27,127     13,966,657       17.76       14.82     0.50     1.87        0.00       0.00      368
GBC Bancorp                         22,349     11,524,062       17.08       17.08    -0.25     1.92        1.66      25.00      323
Glacier Bancorp, Inc.               24,523     17,074,413       10.69        8.27     0.39     1.44        2.66      42.36      396
Gold Banc Corporation, Inc.         24,390     33,682,492        4.85        3.71     0.18     0.71        0.74      11.27      368
Greater Bay Bancorp                 82,886     50,501,861        9.75        6.35     0.52     1.60        1.79      27.81    1,353
Hancock Holding Company             42,072     10,595,208       35.18       30.10     1.00     3.73        1.92      30.56      670
Integra Bank Corporation             5,600     17,284,035       12.83        9.47     0.30     0.31        4.24     303.23      386
International Bancshares
 Corporation                        84,124     32,396,259       15.14       12.33     0.67     2.50        1.56      25.60    1,281
Irwin Financial Corporation         46,291     27,542,100       11.66       11.59     0.39     1.98        1.37      13.26      493
Local Financial Corporation         26,784     19,157,425        8.74        7.93     0.36     1.30        0.00       0.00      327
MB Financial, Inc.                   7,036     17,562,170       17.05       15.08     0.58     0.92        1.77      16.30      597
Mississippi Valley
 Bancshares, Inc.                   27,894      9,428,212       18.26       18.26     0.80     2.93        1.09      17.41      483
Old National Bancorp                98,805     61,161,000       10.58        9.15     0.46     1.60        2.65      40.98    1,544
Pacific Capital Bancorp             59,871     34,776,000        9.76        8.76     0.76     1.70        2.95      38.82      866
Pacific Northwest Bancorp           25,533     15,453,581       12.90       11.83     0.48     1.62        1.80      34.57      477
Park National Corporation           80,920     13,932,561       33.88          NA     1.53     5.77        3.45      50.95    1,260
Republic Bancorp Inc.               61,229     53,131,000        5.89        5.75     0.26     1.11        2.30      29.24      756
Republic Bancshares, Inc.           -4,288     11,344,609       14.96       13.16     0.11    -0.38        0.00         NM      234
Silicon Valley Bancshares           68,178     45,559,202       14.06       11.93     0.29     1.41        0.00       0.00    1,197
Sky Financial Group Inc.           123,313     82,654,096        8.14        7.20     0.38     1.49        3.59      50.34    1,744
South Financial Group,
 Inc. (The)                         47,386     40,261,842       10.80        8.40     0.34     1.12        2.13      41.07      875
Southwest Bancorporation
 of Texas, Inc.                     53,747     33,003,985       11.33       11.25     0.40     1.58        0.00       0.00    1,148
Sterling Bancshares, Inc.           32,068     43,800,089        5.10        3.81     0.19     0.74        1.09      20.28      623
Texas Regional Bancshares, Inc.     42,535     26,162,375       11.95       10.22     0.49     1.72        1.37      23.65      838
Trustmark Corporation              115,726     62,919,313       10.90        9.91     0.48     1.80        2.34      31.67    1,604
UCBH Holdings, Inc.                 32,528     19,492,676        9.33          NA     0.45     1.62        0.53      10.49      741
UMB Financial Corporation           67,090     22,062,781       34.92       32.14     0.88     3.03        1.65      25.46    1,053
United Bankshares, Inc.             82,460     42,812,217       11.81        9.74     0.50     1.94        3.21      47.42    1,218
United Community Banks, Inc.        28,516     21,400,344        9.11        8.50     0.35     1.31        0.85      16.22      618
Unizan Financial Corporation         9,802     22,043,533       12.84        7.43    -0.09     0.95        2.48      53.16      453
WesBanco, Inc.                      29,665     21,283,506       15.38       12.42     0.42     1.62        3.92      56.79      509
Westamerica Bancorporation          85,514     33,831,000        9.09        8.53     0.63     2.43        2.20      34.98    1,393
Whitney Holding Corporation         79,346     39,724,476       18.30       15.72     0.55     1.98        3.47      52.69    1,234

First Banks America, Inc.           37,550     12,856,060       22.21       14.20     0.40     3.03        0.00       0.00      408

===================================================================================================================================
AVERAGE:                            43,899     29,496,130       13.99       11.98     0.46     1.67        2.03      37.39      781
===================================================================================================================================

ALL DATA PROVIDED BY SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                     PROFITABILITY
----------------------------------------------------------------------------------------------------------------------------------

                                                            NET INCOME           ROAA          ROAA           ROAA           ROAE
                                                               03/02 Q        03/02 Q        2000 Y         2001 Y         2000 Y
COMPANY NAME                                                     ($000)            (%)           (%)            (%)            (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                           4,208           0.48          1.24           1.14          14.88
ALABAMA NATIONAL BANCORPORATION                                  8,608           1.19          1.17           1.12          16.29
ALLEGIANT BANCORP, INC.                                          4,631           0.86          0.83           0.94          13.21
AMCORE FINANCIAL, INC.                                           9,926           1.00          1.00           1.04          14.92
BANCFIRST CORPORATION                                            7,922           1.16          1.10           1.05          14.89
BANCORPSOUTH, INC.                                              29,398           1.23          0.85           1.06           9.76
BANNER CORPORATION                                               3,909           0.74          0.95           0.36           9.96
BAY VIEW CAPITAL CORPORATION                                     6,914           0.71         -5.20          -2.21         -58.80
CAPITOL BANCORP LIMITED                                          3,044           0.58          0.55           0.58          13.78
CATHAY BANCORP, INC.                                            11,388           1.82          1.81           1.83          20.09
CHEMICAL FINANCIAL CORPORATION                                  13,710           1.55          1.36           1.33          11.99
CITIZENS BANKING CORPORATION                                    24,103           1.27          1.12           1.32          13.94
CITY HOLDING COMPANY                                             6,408           1.22         -1.38          -1.07         -19.22
COMMUNITY FIRST BANKSHARES, INC.                                19,261           1.36          1.16           1.11          19.90
COMMUNITY TRUST BANCORP, INC.                                    6,322           1.01          1.02           0.91          12.63
CORUS BANKSHARES, INC.                                          10,468           1.58          2.97           2.03          21.55
CULLEN/FROST BANKERS, INC.                                      27,717           1.37          1.52           1.03          20.41
CVB FINANCIAL CORP.                                             12,317           1.97          1.67           1.72          21.96
EAST WEST BANCORP, INC.                                         11,719           1.66          1.51           1.47          21.57
F.N.B. CORPORATION                                              -8,883          -0.54          1.12           1.09          13.71
WINTRUST FINANCIAL CORPORATION                                   6,362           0.91          0.60           0.79          11.51
FIRST CHARTER CORPORATION                                        8,591           1.02          0.90           1.14           8.29
FIRST FINANCIAL BANCORP.                                        12,401           1.29          1.48           1.12          15.34
FIRST FINANCIAL CORPORATION                                      6,728           1.23          1.18           1.19          12.98
FIRST INDIANA CORPORATION                                        6,383           1.26          1.20           0.95          13.28
FIRST MIDWEST BANCORP, INC.                                     22,071           1.53          1.30           1.43          19.17
FIRST REPUBLIC BANK                                              7,422           0.70          0.61           0.63          11.68
FREMONT GENERAL CORPORATION                                     18,057           0.90            NA           0.75        -103.75
GBC BANCORP                                                     -2,906          -0.48          2.01           1.54          24.80
GLACIER BANCORP, INC.                                            6,748           1.30          1.39           1.11          15.83
GOLD BANC CORPORATION, INC.                                      6,007           0.77         -0.17           0.86          -2.40
GREATER BAY BANCORP                                             27,602           1.38          1.34           1.18          19.21
HANCOCK HOLDING COMPANY                                         11,421           1.21          1.23           1.15          11.31
INTEGRA BANK CORPORATION                                         5,199           0.69          1.21           0.22          13.40
INTERNATIONAL BANCSHARES CORPORATION                            22,387           1.43          1.33           1.39          20.92
IRWIN FINANCIAL CORPORATION                                      9,946           1.13          1.76           1.45          20.83
LOCAL FINANCIAL CORPORATION                                      7,079           1.02          1.00           1.01          17.18
MB FINANCIAL, INC.                                              10,349           1.20          0.85           0.36          10.24
MISSISSIPPI VALLEY BANCSHARES, INC.                              7,603           1.50          1.31           1.32          18.07
OLD NATIONAL BANCORP                                            27,861           1.23          0.73           1.05          10.55
PACIFIC CAPITAL BANCORP                                         26,674           2.43          1.40           1.45          18.06
PACIFIC NORTHWEST BANCORP                                        7,564           1.11          0.22           0.79           3.74
PARK NATIONAL CORPORATION                                       21,448           1.92          1.65           1.84          16.55
REPUBLIC BANCORP INC.                                           14,118           1.25          1.02           1.04          16.28
REPUBLIC BANCSHARES, INC.                                        1,246           0.20         -0.18          -0.16          -2.67
SILICON VALLEY BANCSHARES                                       13,360           1.33          3.07           2.02          33.28
SKY FINANCIAL GROUP INC.                                        31,487           1.36          1.41           1.39          19.78
SOUTH FINANCIAL GROUP, INC. (THE)                               14,126           0.92          0.14           0.77           1.46
SOUTHWEST BANCORPORATION OF TEXAS, INC.                         13,545           1.25          1.23           1.32          17.00
STERLING BANCSHARES, INC.                                        8,298           1.22          1.32           1.24          17.81
TEXAS REGIONAL BANCSHARES, INC.                                 12,411           1.69          1.56           1.58          17.43
TRUSTMARK CORPORATION                                           30,329           1.76          1.50           1.59          15.68
UCBH HOLDINGS, INC.                                              9,068           1.22          1.02           1.12          20.12
UMB FINANCIAL CORPORATION                                       19,578           0.93          0.89           0.89           9.63
UNITED BANKSHARES, INC.                                         21,821           1.59          1.19           1.59          14.41
UNITED COMMUNITY BANKS, INC.                                     7,720           1.10          0.59           1.05          10.61
UNIZAN FINANCIAL CORPORATION                                    -1,252          -0.28          1.41           1.42          19.76
WESBANCO, INC.                                                   8,068           1.20          1.18           1.21          10.42
WESTAMERICA BANCORPORATION                                      21,659           2.22          2.06           2.18          25.78
WHITNEY HOLDING CORPORATION                                     22,092           1.22          1.16           1.11          11.70

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                        5,202           0.69          1.32           1.44          15.86

AVERAGES:                                                       12,396           1.15          1.04           1.07          11.21
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


----------------------------------------------------------------------------------------------------------------------------------

                                                                  ROAE           ROAE           NIM            NIM            NIM
                                                                2001 Y        03/02 Q        2000 Y         2001 Y        03/02 Q
COMPANY NAME                                                        (%)            (%)           (%)            (%)            (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                           13.14           5.40          3.92           3.98           3.97
ALABAMA NATIONAL BANCORPORATION                                  15.40          16.13          4.08           3.88           4.12
ALLEGIANT BANCORP, INC.                                          13.59          13.06          4.30           3.66           3.04
AMCORE FINANCIAL, INC.                                           13.50          12.84          3.29           3.42           3.49
BANCFIRST CORPORATION                                            13.32          14.06          4.84           4.44           4.37
BANCORPSOUTH, INC.                                               12.36          14.57          4.14           4.00           4.32
BANNER CORPORATION                                                3.78           7.97          3.88           3.78           3.85
BAY VIEW CAPITAL CORPORATION                                    -30.96           8.15          3.13           3.18           4.15
CAPITOL BANCORP LIMITED                                          15.22          14.91          4.96           4.78           4.65
CATHAY BANCORP, INC.                                             18.50          18.19          4.72           4.35           4.46
CHEMICAL FINANCIAL CORPORATION                                   11.55          13.94          4.18           4.38           4.36
CITIZENS BANKING CORPORATION                                     14.90          13.76          4.34           4.30           4.42
CITY HOLDING COMPANY                                            -16.85          17.05          3.66           4.12           4.52
COMMUNITY FIRST BANKSHARES, INC.                                 18.66          21.73          4.90           5.23           5.29
COMMUNITY TRUST BANCORP, INC.                                    11.85          12.82          4.31           3.77           3.96
CORUS BANKSHARES, INC.                                           12.77           9.24          5.14           4.25           3.62
CULLEN/FROST BANKERS, INC.                                       13.18          18.11          5.32           4.89           4.63
CVB FINANCIAL CORP.                                              19.17          21.54          5.14           5.00           4.81
EAST WEST BANCORP, INC.                                          17.73          18.78          4.03           3.98           4.15
F.N.B. CORPORATION                                               12.61          -6.13          4.58           4.69           4.61
WINTRUST FINANCIAL CORPORATION                                   15.24          16.88          3.66           3.49           3.44
FIRST CHARTER CORPORATION                                        11.03          10.67          4.26           3.72           3.62
FIRST FINANCIAL BANCORP.                                         10.94          12.75          4.72           4.67           4.72
FIRST FINANCIAL CORPORATION                                      11.33          12.60          3.82           4.00           3.85
FIRST INDIANA CORPORATION                                         9.60          12.07          3.90           3.69           3.60
FIRST MIDWEST BANCORP, INC.                                      17.89          19.13          3.76           4.10           4.32
FIRST REPUBLIC BANK                                              11.53          12.45          2.78           3.25           3.33
FREMONT GENERAL CORPORATION                                      18.53          19.63            NA           3.42           3.89
GBC BANCORP                                                      16.05          -5.51          4.80           4.32           4.03
GLACIER BANCORP, INC.                                            13.49          14.76          4.68           4.51           4.28
GOLD BANC CORPORATION, INC.                                      14.38          14.61          3.96           3.57           3.39
GREATER BAY BANCORP                                              17.77          20.10          5.73           5.07           4.91
HANCOCK HOLDING COMPANY                                          10.44          11.00          4.70           4.50           4.65
INTEGRA BANK CORPORATION                                          3.01           9.24          4.14           2.85           3.09
INTERNATIONAL BANCSHARES CORPORATION                             17.78          18.13          3.41           3.65           3.94
IRWIN FINANCIAL CORPORATION                                      21.83          14.46          5.36           5.35           5.84
LOCAL FINANCIAL CORPORATION                                      15.65          17.16          3.51           3.64           3.50
MB FINANCIAL, INC.                                                4.27          13.84          3.75           3.73           4.02
MISSISSIPPI VALLEY BANCSHARES, INC.                              17.36          18.96          3.63           3.74           3.75
OLD NATIONAL BANCORP                                             14.45          17.04          3.65           3.77           3.81
PACIFIC CAPITAL BANCORP                                          17.46          32.51          5.45           5.63           6.12
PACIFIC NORTHWEST BANCORP                                        11.63          15.06          3.56           4.03           4.24
PARK NATIONAL CORPORATION                                        17.33          18.23          4.75           4.92           4.99
REPUBLIC BANCORP INC.                                            15.76          18.14          3.14           3.32           3.55
REPUBLIC BANCSHARES, INC.                                        -2.28           2.92          3.77           3.02           3.26
SILICON VALLEY BANCSHARES                                        13.52           8.40          6.92           6.75           5.57
SKY FINANCIAL GROUP INC.                                         19.11          18.72          4.12           4.04           3.90
SOUTH FINANCIAL GROUP, INC. (THE)                                 8.66          12.14          3.98           3.80           3.84
SOUTHWEST BANCORPORATION OF TEXAS, INC.                          15.82          14.58          4.64           4.44           4.36
STERLING BANCSHARES, INC.                                        16.58          14.85          5.61           5.75           5.61
TEXAS REGIONAL BANCSHARES, INC.                                  15.75          16.60          4.71           4.44           4.43
TRUSTMARK CORPORATION                                            16.98          17.97          3.87           4.33           4.88
UCBH HOLDINGS, INC.                                              19.58          20.13          3.63           3.74           3.78
UMB FINANCIAL CORPORATION                                         8.71          10.03          4.07           4.00           3.07
UNITED BANKSHARES, INC.                                          17.51          16.96          4.07           4.08           4.12
UNITED COMMUNITY BANKS, INC.                                     15.46          15.68          4.18           4.51           4.46
UNIZAN FINANCIAL CORPORATION                                     18.74          -3.01          3.93           4.21           3.55
WESBANCO, INC.                                                   11.28          11.47          4.14           4.17           4.15
WESTAMERICA BANCORPORATION                                       27.17          28.78          5.47           5.70           5.81
WHITNEY HOLDING CORPORATION                                      10.86          12.09          4.73           4.52           4.41

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                        17.14           7.14          5.51           5.10           4.69

AVERAGES:                                                        12.86          14.14          4.30           4.21           4.21
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES




FBA PEER GROUP COMPARISON DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                           INTEREST        INTEREST        INTEREST        INTEREST       INTEREST        INTEREST
                                            INCOME/         INCOME/         INCOME/        EXPENSE/       EXPENSE/        EXPENSE/
                                         AVG ASSETS      AVG ASSETS      AVG ASSETS      AVG ASSETS     AVG ASSETS      AVG ASSETS
                                             2000 Y          2001 Y         03/02 Q          2000 Y         2001 Y         03/02 Q
COMPANY NAME                                     (%)             (%)             (%)             (%)            (%)             (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                         7.74            7.19            5.93            4.29           3.66            2.43
ALABAMA NATIONAL BANCORPORATION                7.83            7.08            6.07            4.16           3.56            2.33
ALLEGIANT BANCORP, INC.                        8.54            6.90            5.57            4.81           3.97            2.81
AMCORE FINANCIAL, INC.                         7.44            6.93            6.09            4.54           3.98            3.06
BANCFIRST CORPORATION                          7.64            6.83            5.88            3.35           2.91            1.96
BANCORPSOUTH, INC.                             7.70            7.19            6.30            3.96           3.57            2.38
BANNER CORPORATION                             8.24            7.72            6.86            4.66           4.21            3.26
BAY VIEW CAPITAL CORPORATION                   7.34            6.62            5.54            4.70           3.94            2.12
CAPITOL BANCORP LIMITED                        8.98            8.26            7.10            4.48           3.94            2.75
CATHAY BANCORP, INC.                           7.74            6.84            5.80            3.49           2.84            1.71
CHEMICAL FINANCIAL CORPORATION                 7.03            6.82            6.12            3.20           2.78            2.03
CITIZENS BANKING CORPORATION                   7.70            7.23            6.25            3.80           3.35            2.29
CITY HOLDING COMPANY                           7.31            7.30            6.43            4.10           3.55            2.33
COMMUNITY FIRST BANKSHARES, INC.               7.73            7.41            6.49            3.40           2.77            1.78
COMMUNITY TRUST BANCORP, INC.                  8.01            7.23            6.12            4.17           3.83            2.55
CORUS BANKSHARES, INC.                         8.88            7.06            5.54            4.07           3.03            2.13
CULLEN/FROST BANKERS, INC.                     7.17            5.88            4.82            2.65           1.85            1.01
CVB FINANCIAL CORP.                            7.28            6.70            5.85            2.74           2.27            1.60
EAST WEST BANCORP, INC.                        7.94            6.90            5.68            4.12           3.15            1.78
F.N.B. CORPORATION                             7.66            7.26            6.40            3.56           3.08            2.33
WINTRUST FINANCIAL CORPORATION                 7.99            7.15            5.98            4.70           3.97            2.82
FIRST CHARTER CORPORATION                      7.82            6.93            5.81            3.92           3.54            2.54
FIRST FINANCIAL BANCORP.                       7.94            7.51            6.53            3.69           3.29            2.26
FIRST FINANCIAL CORPORATION                    7.45            7.09            6.27            4.10           3.63            2.71
FIRST INDIANA CORPORATION                      8.36            7.46            6.26            4.60           3.94            2.86
FIRST MIDWEST BANCORP, INC.                    7.26            6.70            5.82            3.99           3.15            2.06
FIRST REPUBLIC BANK                            7.75            7.09            5.64            5.05           3.94            2.41
FREMONT GENERAL CORPORATION                      NA            5.21            4.99              NA           3.14            2.40
GBC BANCORP                                    8.54            7.35            6.08            3.91           3.15            2.14
GLACIER BANCORP, INC.                          7.82            7.09            6.39            3.71           3.37            2.46
GOLD BANC CORPORATION, INC.                    7.85            7.34            6.14            4.33           4.18            3.05
GREATER BAY BANCORP                            8.45            7.52            6.45            3.15           2.76            1.84
HANCOCK HOLDING COMPANY                        7.25            6.88            6.13            3.15           2.97            2.05
INTEGRA BANK CORPORATION                       7.83            6.62            5.81            4.17           4.11            3.29
INTERNATIONAL BANCSHARES CORPORATION           7.46            6.60            5.56            4.45           3.36            1.94
IRWIN FINANCIAL CORPORATION                    9.12            8.55            7.71            4.62           3.86            2.64
LOCAL FINANCIAL CORPORATION                    8.02            7.35            6.48            4.71           3.98            3.14
MB FINANCIAL, INC.                             7.15            6.64            5.80            3.80           3.27            2.19
MISSISSIPPI VALLEY BANCSHARES, INC.            8.13            7.01            5.59            4.69           3.44            2.00
OLD NATIONAL BANCORP                           7.55            7.10            6.19            4.36           3.82            2.91
PACIFIC CAPITAL BANCORP                        7.91            7.54            7.15            3.01           2.52            1.60
PACIFIC NORTHWEST BANCORP                      7.72            7.32            6.59            4.55           3.70            2.58
PARK NATIONAL CORPORATION                      7.80            7.50            6.71            3.44           2.98            2.03
REPUBLIC BANCORP INC.                          7.77            7.27            6.50            4.76           4.14            3.17
REPUBLIC BANCSHARES, INC.                      7.80            6.85            5.97            4.25           4.01            2.93
SILICON VALLEY BANCSHARES                      7.47            6.87            5.42            1.10           0.85            0.54
SKY FINANCIAL GROUP INC.                       7.74            7.41            6.53            3.98           3.65            2.91
SOUTH FINANCIAL GROUP, INC. (THE)              7.73            7.01            5.74            4.26           3.61            2.26
SOUTHWEST BANCORPORATION OF TEXAS, INC.        7.70            6.54            5.34            3.44           2.53            1.43
STERLING BANCSHARES, INC.                      8.02            7.08            6.03            3.01           2.05            1.15
TEXAS REGIONAL BANCSHARES, INC.                8.04            7.36            6.23            3.83           3.37            2.25
TRUSTMARK CORPORATION                          7.21            6.84            6.09            3.76           2.99            1.80
UCBH HOLDINGS, INC.                            7.91            7.48            6.36            4.39           3.85            2.63
UMB FINANCIAL CORPORATION                      5.91            5.23            3.82            2.69           1.97            1.08
UNITED BANKSHARES, INC.                        7.65            7.15            6.22            4.01           3.48            2.52
UNITED COMMUNITY BANKS, INC.                   8.59            8.04            6.89            4.75           3.90            2.81
UNIZAN FINANCIAL CORPORATION                   8.00            7.52            6.53            4.24           3.54            3.31
WESBANCO, INC.                                 7.13            6.82            6.06            3.48           3.18            2.47
WESTAMERICA BANCORPORATION                     6.95            6.66            6.03            2.29           1.79            1.07
WHITNEY HOLDING CORPORATION                    7.20            6.46            5.28            2.95           2.36            1.27
-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                      8.43            7.58            6.22            3.41           3.02            2.05

AVERAGES:                                      7.76            7.06            6.07            3.89           3.29            2.27
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                  YIELD INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            YIELD ON    YIELD ON    YIELD ON
                                                                                            INTEREST    INTEREST    INTEREST
                                                   YIELD           YIELD           YIELD     EARNING     EARNING     EARNING
                                             TOTAL LOANS     TOTAL LOANS     TOTAL LOANS      ASSETS      ASSETS      ASSETS
                                                  2000 Y          2001 Y         03/02 Q      2000 Y      2001 Y     03/02 Q
COMPANY NAME                                          (%)             (%)             (%)         (%)         (%)         (%)
-----------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                              9.24              NA            7.28        8.64        8.01        6.65
ALABAMA NATIONAL BANCORPORATION                     9.11            8.18            6.98        8.65        7.76        6.67
ALLEGIANT BANCORP, INC.                               NA              NA              NA        9.45        7.96        6.13
AMCORE FINANCIAL, INC.                              8.57            8.12            7.11        8.09        7.73        6.82
BANCFIRST CORPORATION                               9.46            8.60            7.40        8.56        7.66        6.54
BANCORPSOUTH, INC.                                  9.10            8.57            7.54        8.38        7.83        6.87
BANNER CORPORATION                                    NA              NA            7.88        8.80        8.25        7.33
BAY VIEW CAPITAL CORPORATION                        9.12            8.72            7.67        8.70        7.87        6.72
CAPITOL BANCORP LIMITED                               NA              NA              NA        9.73        8.97        7.59
CATHAY BANCORP, INC.                                9.47            7.82            6.63        8.51        7.37        6.28
CHEMICAL FINANCIAL CORPORATION                      8.34            8.12              NA        7.59        7.32        6.52
CITIZENS BANKING CORPORATION                        8.68              NA              NA        8.38        7.83        6.85
CITY HOLDING COMPANY                                8.80            8.47            7.61        8.21        7.96        7.04
COMMUNITY FIRST BANKSHARES, INC.                    9.63            9.02            7.73        8.64        8.25        7.23
COMMUNITY TRUST BANCORP, INC.                       9.36            8.65            7.53        8.87        7.93        6.74
CORUS BANKSHARES, INC.                             10.60            9.38            7.94        9.42        7.39        5.82
CULLEN/FROST BANKERS, INC.                          9.06            7.58            5.97        8.41        7.09        5.85
CVB FINANCIAL CORP.                                   NA              NA            7.28        8.11        7.42        6.50
EAST WEST BANCORP, INC.                             9.04            7.87            6.55        8.39        7.33        6.03
F.N.B. CORPORATION                                    NA              NA            7.72        8.50        8.09        7.19
WINTRUST FINANCIAL CORPORATION                      9.28            8.39            7.11        8.85        7.79        6.48
FIRST CHARTER CORPORATION                           8.89            8.01            6.73        8.46        7.54        6.40
FIRST FINANCIAL BANCORP.                            8.99            8.65            7.67        8.70        8.21        7.15
FIRST FINANCIAL CORPORATION                         8.57            8.28              NA        8.16        7.86        6.78
FIRST INDIANA CORPORATION                             NA              NA            6.71        8.66        7.83        6.61
FIRST MIDWEST BANCORP, INC.                         8.82            7.93            6.76        8.02        7.50        6.55
FIRST REPUBLIC BANK                                 8.04            7.52            6.28        7.98        7.31        5.83
FREMONT GENERAL CORPORATION                           NA              NA              NA          NA        8.60        7.51
GBC BANCORP                                        10.90            8.52            6.90        8.86        7.55        6.23
GLACIER BANCORP, INC.                                 NA              NA              NA        8.63        8.19        6.95
GOLD BANC CORPORATION, INC.                         9.40            8.51              NA        8.75        8.19        6.73
GREATER BAY BANCORP                                10.11            8.79            7.54        9.13        8.02        6.87
HANCOCK HOLDING COMPANY                             9.36            9.16              NA        8.13        7.74        6.89
INTEGRA BANK CORPORATION                            8.98            8.30              NA        8.60        7.25        6.68
INTERNATIONAL BANCSHARES CORPORATION                  NA              NA              NA        8.30        7.34        6.04
IRWIN FINANCIAL CORPORATION                        10.68            9.44            8.24       10.86        9.75        8.88
LOCAL FINANCIAL CORPORATION                         8.67              NA            6.87        8.42        7.82        6.79
MB FINANCIAL, INC.                                  8.62            7.76              NA        7.90        7.26        6.41
MISSISSIPPI VALLEY BANCSHARES, INC.                 9.19            8.00            6.36        8.56        7.32        5.83
OLD NATIONAL BANCORP                                8.67            8.27            7.45        8.30        7.84        6.93
PACIFIC CAPITAL BANCORP                             9.60            9.05            8.72        8.70        8.37        7.84
PACIFIC NORTHWEST BANCORP                             NA              NA              NA        8.47        7.97        6.96
PARK NATIONAL CORPORATION                           9.02            8.69              NA        8.40        8.10        7.15
REPUBLIC BANCORP INC.                               8.17            7.67            6.87        8.13        7.62        6.82
REPUBLIC BANCSHARES, INC.                           8.85            7.93            7.16        8.28        7.28        6.39
SILICON VALLEY BANCSHARES                          11.96           11.20            9.30        8.10        7.68        6.17
SKY FINANCIAL GROUP INC.                            8.96            8.44            7.56        8.40        7.94        7.00
SOUTH FINANCIAL GROUP, INC. (THE)                   9.28            8.27            6.97        8.79        7.81        6.30
SOUTHWEST BANCORPORATION OF TEXAS, INC.             9.25            7.78            6.34        8.39        7.25        5.95
STERLING BANCSHARES, INC.                             NA            8.64            7.33        8.94        8.06        6.93
TEXAS REGIONAL BANCSHARES, INC.                     9.89            9.00            7.62        8.93        8.11        6.89
TRUSTMARK CORPORATION                               8.57            8.09            7.03        7.95        7.59        6.86
UCBH HOLDINGS, INC.                                   NA              NA              NA        8.12        7.65        6.45
UMB FINANCIAL CORPORATION                           8.53            7.74              NA        7.26        6.28        4.28
UNITED BANKSHARES, INC.                             8.86            8.16            7.17        8.27        7.73        6.78
UNITED COMMUNITY BANKS, INC.                       10.12            9.42            7.91        9.24        8.68        7.46
UNIZAN FINANCIAL CORPORATION                        8.66            8.25            7.62        8.34        7.94        7.15
WESBANCO, INC.                                      8.26            8.10            7.28        7.88        7.58        6.81
WESTAMERICA BANCORPORATION                          8.63            8.09            7.42        7.96        7.63        6.95
WHITNEY HOLDING CORPORATION                         8.53            7.63            6.47        7.94        7.08        5.79
-----------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                           9.75            8.89            7.37        9.25        8.47        6.99

AVERAGES:                                           9.16            8.41            7.28        8.50        7.79        6.68
-----------------------------------------------------------------------------------------------------------------------------



FBA PEER GROUP COMPARISON DATA

------------------------------------------------------------------------------------------------------------------------------------
                                               INT COST      INT COST      INT COST    COST OF INT.-   COST OF INT.-   COST OF INT.-
                                               DEPOSITS      DEPOSITS      DEPOSITS    BEARING LIAB    BEARING LIAB    BEARING LIAB
                                                 2000 Y        2001 Y       03/02 Q          2000 Y          2001 Y         03/02 Q
COMPANY NAME                                         (%)           (%)           (%)             (%)             (%)             (%)
------------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                             5.32          4.64          3.28            5.42            4.62            3.10
ALABAMA NATIONAL BANCORPORATION                    4.98          4.49          2.88            5.18            4.43            2.89
ALLEGIANT BANCORP, INC.                            5.44          4.41          2.91            5.63            4.69            3.32
AMCORE FINANCIAL, INC.                             5.15          4.65          3.51            5.43            4.85            3.75
BANCFIRST CORPORATION                              4.48          3.98          2.67            4.62            4.09            2.80
BANCORPSOUTH, INC.                                 4.92          4.50          2.87            5.01            4.51            2.99
BANNER CORPORATION                                 4.66          4.21          3.08            5.19            4.69            3.62
BAY VIEW CAPITAL CORPORATION                       4.71          3.88          1.92            5.33            4.37            2.41
CAPITOL BANCORP LIMITED                            5.50          4.81          3.23            5.66            4.99            3.59
CATHAY BANCORP, INC.                               4.30          3.58          2.15            4.39            3.60            2.18
CHEMICAL FINANCIAL CORPORATION                     4.15          3.64          2.60            4.26            3.70            2.70
CITIZENS BANKING CORPORATION                       4.43          4.00          2.73            4.80            4.24            2.92
CITY HOLDING COMPANY                               4.59          4.04          2.54            5.01            4.40            2.97
COMMUNITY FIRST BANKSHARES, INC.                   4.19          3.55          2.32            4.47            3.69            2.41
COMMUNITY TRUST BANCORP, INC.                      5.09          4.71          3.09            5.22            4.79            3.23
CORUS BANKSHARES, INC.                             5.36          4.07          2.89            5.39            4.09            2.90
CULLEN/FROST BANKERS, INC.                         3.82          2.72          1.42            4.08            2.95            1.65
CVB FINANCIAL CORP.                                3.69          3.09          1.86            4.45            3.68            2.64
EAST WEST BANCORP, INC.                            4.54          3.90          2.31            4.91            4.07            2.44
F.N.B. CORPORATION                                 4.29          3.84          2.85            4.53            3.97            3.01
WINTRUST FINANCIAL CORPORATION                     5.43          4.55          3.22            5.56            4.71            3.36
FIRST CHARTER CORPORATION                          4.61          4.27          2.89            4.94            4.42            3.12
FIRST FINANCIAL BANCORP.                           4.41          4.07          2.72            4.65            4.18            2.88
FIRST FINANCIAL CORPORATION                        4.42          4.10          2.78            4.94            4.48            3.35
FIRST INDIANA CORPORATION                          5.21          4.68          3.39            5.49            4.81            3.57
FIRST MIDWEST BANCORP, INC.                        4.52          3.86          2.64            4.94            3.98            2.62
FIRST REPUBLIC BANK                                5.04          4.16          2.32            5.46            4.42            2.63
FREMONT GENERAL CORPORATION                          NA          5.23          3.57              NA            5.58            3.81
GBC BANCORP                                        4.77          3.80          2.28            4.88            3.99            2.65
GLACIER BANCORP, INC.                              4.20          3.79          2.52            4.78            4.25            3.12
GOLD BANC CORPORATION, INC.                        5.17          4.57          3.02            5.28            4.94            3.64
GREATER BAY BANCORP                                4.38          3.45          2.06            4.47            3.67            2.37
HANCOCK HOLDING COMPANY                            4.46          4.19          2.92            4.47            4.14            2.85
INTEGRA BANK CORPORATION                           4.54          4.30          3.06            5.05            4.78            3.88
INTERNATIONAL BANCSHARES CORPORATION               4.79          3.96          2.26            5.33            4.13            2.43
IRWIN FINANCIAL CORPORATION                        5.62          4.70          3.12            6.24            5.16            3.54
LOCAL FINANCIAL CORPORATION                        5.08          4.54          3.32            5.40            4.59            3.59
MB FINANCIAL, INC.                                 4.65          4.06          2.88            4.92            4.14            2.84
MISSISSIPPI VALLEY BANCSHARES, INC.                5.52          3.98          2.21            5.55            4.07            2.40
OLD NATIONAL BANCORP                               4.82          4.35          3.31            5.16            4.53            3.46
PACIFIC CAPITAL BANCORP                            4.03          3.31          2.05            4.18            3.53            2.29
PACIFIC NORTHWEST BANCORP                          4.58          3.98          2.56            5.33            4.40            3.09
PARK NATIONAL CORPORATION                          4.13          3.81          2.60            4.41            3.85            2.63
REPUBLIC BANCORP INC.                              5.01          4.63          3.35            5.48            4.84            3.71
REPUBLIC BANCSHARES, INC.                          4.88          4.69          3.46            4.93            4.69            3.42
SILICON VALLEY BANCSHARES                          2.47          2.01          1.15            2.47            2.01            1.22
SKY FINANCIAL GROUP INC.                           4.42          4.09          3.19            4.84            4.42            3.51
SOUTH FINANCIAL GROUP, INC. (THE)                  5.18          4.51          2.80            5.42            4.49            2.73
SOUTHWEST BANCORPORATION OF TEXAS, INC.            4.82          3.64          2.11            4.94            3.62            2.03
STERLING BANCSHARES, INC.                          4.16          3.23          1.89            4.64            3.31            1.91
TEXAS REGIONAL BANCSHARES, INC.                    4.93          4.37          2.91            4.95            4.38            2.92
TRUSTMARK CORPORATION                              4.14          3.79          2.47            4.92            3.95            2.42
UCBH HOLDINGS, INC.                                4.50          4.08          2.62            4.83            4.29            2.96
UMB FINANCIAL CORPORATION                          3.85          2.97          1.65            4.30            3.07            1.58
UNITED BANKSHARES, INC.                            4.53          4.04          2.81            4.95            4.37            3.21
UNITED COMMUNITY BANKS, INC.                       5.52          4.56          3.05            5.66            4.78            3.41
UNIZAN FINANCIAL CORPORATION                       5.01          4.26          3.42            5.14            4.30            3.96
WESBANCO, INC.                                     4.29          4.02          3.05            4.43            4.03            3.11
WESTAMERICA BANCORPORATION                         3.10          2.59          1.51            3.43            2.73            1.63
WHITNEY HOLDING CORPORATION                        4.15          3.57          2.04            4.35            3.50            1.90
------------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                          4.77          4.08          2.64            4.79            4.16            2.81

AVERAGES:                                          4.63          4.02          2.67            4.92            4.20            2.89
------------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                              NII & NIE
-------------------------------------------------------------------------------------------------------------------------
                                                   NONINTEREST        NONINTEREST        NONINTEREST        NONINTEREST
                                                       INCOME/            INCOME/            INCOME/           EXPENSE/
                                                    AVG ASSETS         AVG ASSETS         AVG ASSETS          AVG ASSET
                                                        2000 Y             2001 Y            03/02 Q             2000 Y
COMPANY NAME                                                (%)                (%)                (%)                (%)
-------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                    2.35               2.41               2.37               3.42
ALABAMA NATIONAL BANCORPORATION                           1.53               1.91               1.82               3.38
ALLEGIANT BANCORP, INC.                                   0.72               0.86               0.75               2.68
AMCORE FINANCIAL, INC.                                    1.39               1.65               1.64               2.73
BANCFIRST CORPORATION                                     1.25               1.37               1.47               3.65
BANCORPSOUTH, INC.                                        1.13               1.24               1.40               3.03
BANNER CORPORATION                                        0.48               0.63               0.61               2.37
BAY VIEW CAPITAL CORPORATION                              1.86               2.63               2.66               3.98
CAPITOL BANCORP LIMITED                                   0.41               0.51               0.55               3.59
CATHAY BANCORP, INC.                                      0.55               0.54               0.54               1.81
CHEMICAL FINANCIAL CORPORATION                            0.85               0.98               0.97               2.61
CITIZENS BANKING CORPORATION                              1.12               1.22               1.31               3.00
CITY HOLDING COMPANY                                      1.66               1.33               1.29               4.12
COMMUNITY FIRST BANKSHARES, INC.                          1.22               1.29               1.27               3.55
COMMUNITY TRUST BANCORP, INC.                             0.89               0.94               0.89               2.82
CORUS BANKSHARES, INC.                                    0.55               0.55               0.53               2.12
CULLEN/FROST BANKERS, INC.                                2.36               2.46               2.51               4.37
CVB FINANCIAL CORP.                                       0.93               0.95               0.86               2.72
EAST WEST BANCORP, INC.                                   0.56               0.73               0.74               2.11
F.N.B. CORPORATION                                        1.61               1.99               1.68               3.77
WINTRUST FINANCIAL CORPORATION                            0.99               1.22               1.67               2.89
FIRST CHARTER CORPORATION                                 1.18               1.17               0.85               2.73
FIRST FINANCIAL BANCORP.                                  1.22               1.40               1.52               2.98
FIRST FINANCIAL CORPORATION                               0.68               1.04               1.13               2.17
FIRST INDIANA CORPORATION                                 1.25               2.03               2.47               2.60
FIRST MIDWEST BANCORP, INC.                               1.07               1.18               1.12               2.46
FIRST REPUBLIC BANK                                       0.75               0.67               0.84               2.20
FREMONT GENERAL CORPORATION                                 NA               0.80               0.91                 NA
GBC BANCORP                                               1.14               0.42              -0.25               1.91
GLACIER BANCORP, INC.                                     1.29               1.17               1.13               3.11
GOLD BANC CORPORATION, INC.                               1.16               1.54               1.70               3.16
GREATER BAY BANCORP                                       0.69               0.56               1.12               2.78
HANCOCK HOLDING COMPANY                                   1.63               1.59               1.85               3.60
INTEGRA BANK CORPORATION                                  0.67               0.77               0.84               2.48
INTERNATIONAL BANCSHARES CORPORATION                      1.09               1.28               1.34               1.98
IRWIN FINANCIAL CORPORATION                              10.47               8.65               6.38              11.76
LOCAL FINANCIAL CORPORATION                               0.74               0.80               0.84               2.30
MB FINANCIAL, INC.                                        0.60               0.72               0.85               2.63
MISSISSIPPI VALLEY BANCSHARES, INC.                       0.57               0.23               0.67               1.86
OLD NATIONAL BANCORP                                      1.33               1.22               1.28               2.95
PACIFIC CAPITAL BANCORP                                   1.38               1.58               2.24               3.49
PACIFIC NORTHWEST BANCORP                                 0.64               0.66               0.67               2.64
PARK NATIONAL CORPORATION                                 0.93               1.06               1.06               2.58
REPUBLIC BANCORP INC.                                     1.58               1.26               0.90               2.85
REPUBLIC BANCSHARES, INC.                                 0.77               0.83               0.48               3.17
SILICON VALLEY BANCSHARES                                 2.94               1.90               1.94               3.77
SKY FINANCIAL GROUP INC.                                  1.51               1.41               1.39               2.86
SOUTH FINANCIAL GROUP, INC. (THE)                         0.82               0.88               0.76               2.97
SOUTHWEST BANCORPORATION OF TEXAS, INC.                   1.23               1.46               1.49               3.28
STERLING BANCSHARES, INC.                                 1.94               2.70               2.38               4.57
TEXAS REGIONAL BANCSHARES, INC.                           0.96               1.11               1.21               2.37
TRUSTMARK CORPORATION                                     1.67               1.72               1.68               2.76
UCBH HOLDINGS, INC.                                       0.20               0.25               0.26               1.70
UMB FINANCIAL CORPORATION                                 2.70               2.97               2.84               4.58
UNITED BANKSHARES, INC.                                   0.97               1.24               1.19               2.16
UNITED COMMUNITY BANKS, INC.                              0.77               0.97               0.99               3.00
UNIZAN FINANCIAL CORPORATION                              1.15               1.32               0.93               2.75
WESBANCO, INC.                                            0.99               0.97               0.88               2.82
WESTAMERICA BANCORPORATION                                1.06               1.11               1.02               2.58
WHITNEY HOLDING CORPORATION                               1.18               1.25               1.12               3.53

-------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                 0.57               1.00               0.73               3.33

AVERAGES:                                                 1.31               1.36               1.33               3.06
-------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                              NONINTEREST        NONINTEREST
                                                 EXPENSE/           EXPENSE/        EFFICIENCY        EFFICIENCY        EFFICIENCY
                                                AVG ASSET          AVG ASSET             RATIO             RATIO             RATIO
                                                   2001 Y            03/02 Q            2000 Y            2001 Y           03/02 Q
COMPANY NAME                                           (%)                (%)               (%)               (%)               (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                               3.60               3.69             57.47             59.59             61.87
ALABAMA NATIONAL BANCORPORATION                      3.60               3.65             63.73             64.94             64.78
ALLEGIANT BANCORP, INC.                              2.15               2.02             54.08             48.48             55.08
AMCORE FINANCIAL, INC.                               3.05               3.16             59.42             61.71             64.63
BANCFIRST CORPORATION                                3.61               3.45             62.20             64.97             63.05
BANCORPSOUTH, INC.                                   3.19               3.22             60.52             63.98             59.20
BANNER CORPORATION                                   2.43               2.54             52.98             54.55             59.89
BAY VIEW CAPITAL CORPORATION                         5.36               5.11             81.18             94.35             82.10
CAPITOL BANCORP LIMITED                              3.45               3.58             70.10             67.69             73.17
CATHAY BANCORP, INC.                                 1.70               1.70             36.49             39.25             36.74
CHEMICAL FINANCIAL CORPORATION                       2.66               2.66             53.21             50.49             52.60
CITIZENS BANKING CORPORATION                         3.17               3.24             55.22             57.28             58.52
CITY HOLDING COMPANY                                 3.96               3.45             78.76             74.07             61.62
COMMUNITY FIRST BANKSHARES, INC.                     3.84               3.69             59.17             60.17             59.13
COMMUNITY TRUST BANCORP, INC.                        2.66               2.63             55.16             56.15             57.39
CORUS BANKSHARES, INC.                               1.91               1.85             37.86             40.17             45.71
CULLEN/FROST BANKERS, INC.                           4.25               3.97             59.84             61.82             60.78
CVB FINANCIAL CORP.                                  2.59               2.48             46.78             45.04             45.76
EAST WEST BANCORP, INC.                              2.34               2.14             45.61             49.16             44.60
F.N.B. CORPORATION                                   4.01               3.60             64.52             63.43             60.72
WINTRUST FINANCIAL CORPORATION                       2.83               3.23             66.04             63.00             66.47
FIRST CHARTER CORPORATION                            2.82               2.91             52.79             59.67             68.24
FIRST FINANCIAL BANCORP.                             3.11               3.23             51.79             53.05             54.26
FIRST FINANCIAL CORPORATION                          2.61               2.71             50.66             54.35             57.22
FIRST INDIANA CORPORATION                            3.15               3.39             53.01             56.80             57.57
FIRST MIDWEST BANCORP, INC.                          2.53               2.47             52.17             49.56             47.75
FIRST REPUBLIC BANK                                  2.56               2.73             63.14             66.09             67.79
FREMONT GENERAL CORPORATION                          1.17               1.29             58.35             38.50             34.99
GBC BANCORP                                          2.00               1.41             34.28             43.61             38.30
GLACIER BANCORP, INC.                                2.85               2.82             53.82             50.87             53.42
GOLD BANC CORPORATION, INC.                          3.36               3.18             64.71             69.02             65.93
GREATER BAY BANCORP                                  2.60               2.74             46.46             48.53             47.36
HANCOCK HOLDING COMPANY                              3.54               3.57             58.51             59.73             58.03
INTEGRA BANK CORPORATION                             2.34               2.51             51.43             63.19             66.55
INTERNATIONAL BANCSHARES CORPORATION                 2.27               2.27             45.43             47.23             45.32
IRWIN FINANCIAL CORPORATION                         10.38               8.51             77.62             76.90             74.12
LOCAL FINANCIAL CORPORATION                          2.35               2.40             54.58             53.67             57.32
MB FINANCIAL, INC.                                   2.53               2.32             62.55             58.21             51.02
MISSISSIPPI VALLEY BANCSHARES, INC.                  1.74               1.79             46.19             45.73             42.06
OLD NATIONAL BANCORP                                 2.77               2.70             61.03             56.70             55.84
PACIFIC CAPITAL BANCORP                              3.72               3.56             53.26             54.11             44.95
PACIFIC NORTHWEST BANCORP                            2.84               2.73             63.72             62.63             58.08
PARK NATIONAL CORPORATION                            2.67               2.62             47.82             47.11             45.62
REPUBLIC BANCORP INC.                                2.47               2.10             62.13             54.53             48.00
REPUBLIC BANCSHARES, INC.                            3.27               2.96             69.20             84.16             81.05
SILICON VALLEY BANCSHARES                            3.97               4.13             40.21             49.36             59.63
SKY FINANCIAL GROUP INC.                             2.73               2.61             52.13             50.96             50.00
SOUTH FINANCIAL GROUP, INC. (THE)                    2.71               2.45             65.65             60.47             56.58
SOUTHWEST BANCORPORATION OF TEXAS, INC.              3.33               3.33             59.71             60.93             61.69
STERLING BANCSHARES, INC.                            5.22               5.07             64.66             66.15             68.97
TEXAS REGIONAL BANCSHARES, INC.                      2.38               2.32             40.93             41.71             42.09
TRUSTMARK CORPORATION                                3.06               2.91             51.66             52.65             47.54
UCBH HOLDINGS, INC.                                  1.82               1.84             45.05             46.13             46.29
UMB FINANCIAL CORPORATION                            4.84               4.27             73.05             73.89             75.97
UNITED BANKSHARES, INC.                              2.30               2.34             43.10             43.09             44.88
UNITED COMMUNITY BANKS, INC.                         3.25               3.19             63.17             61.78             61.37
UNIZAN FINANCIAL CORPORATION                         2.95               2.02             53.93             54.21             47.60
WESBANCO, INC.                                       2.70               2.48             56.75             54.61             52.43
WESTAMERICA BANCORPORATION                           2.66               2.63             41.21             40.57             40.65
WHITNEY HOLDING CORPORATION                          3.41               3.15             61.98             60.78             58.87
-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                            3.40               2.76             57.01             57.59             55.56

AVERAGES:                                            3.09               2.98             56.14             56.86             56.15
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                    BALANCE SHEET
----------------------------------------------------------------------------------------------------------------------------------
                                                         SECURITIES/ SECURITIES/ SECURITIES/     LOANS/       LOANS/       LOANS/
                                                             ASSETS       ASSETS     ASSETS    DEPOSITS     DEPOSITS     DEPOSITS
                                                             2000 Y       2001 Y    03/02 Q      2000 Y       2001 Y      03/02 Q
COMPANY NAME                                                     (%)          (%)        (%)         (%)          (%)          (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                        17.70        17.98      18.48       91.66        81.93        88.60
ALABAMA NATIONAL BANCORPORATION                               16.39        20.01      20.34       94.67        95.04        92.29
ALLEGIANT BANCORP, INC.                                       11.82        21.36      20.94       94.86        84.13        85.59
AMCORE FINANCIAL, INC.                                        29.09        27.04      29.44       83.57        85.66        84.85
BANCFIRST CORPORATION                                         21.81        19.74      20.35       73.27        71.06        73.07
BANCORPSOUTH, INC.                                            22.63        23.35      26.49       81.48        77.30        75.92
BANNER CORPORATION                                            17.92        16.65      18.22      124.02       119.60       112.06
BAY VIEW CAPITAL CORPORATION                                  13.72        10.31      10.81       75.42        73.47        78.25
CAPITOL BANCORP LIMITED                                        4.23         2.14       2.03       96.78        99.67        96.81
CATHAY BANCORP, INC.                                          25.60        25.41      26.42       77.77        78.40        77.76
CHEMICAL FINANCIAL CORPORATION                                28.73        26.73      29.40       75.67        78.24        73.75
CITIZENS BANKING CORPORATION                                  16.47        16.40      18.00      102.45        96.76        95.77
CITY HOLDING COMPANY                                          14.43        18.12      21.03       94.44        82.20        75.76
COMMUNITY FIRST BANKSHARES, INC.                              29.36        26.23      27.13       74.47        78.65        79.63
COMMUNITY TRUST BANCORP, INC.                                 12.61        17.99      20.60       87.13        79.31        78.13
CORUS BANKSHARES, INC.                                        17.25        11.55      18.41       73.63        69.54        75.90
CULLEN/FROST BANKERS, INC.                                    21.78        25.77      25.61       69.67        63.60        67.30
CVB FINANCIAL CORP.                                           46.36        47.00      50.07       65.92        63.27        61.12
EAST WEST BANCORP, INC.                                       20.25        11.76      11.35       93.03        88.95        88.35
F.N.B. CORPORATION                                            12.70        11.27      13.76       95.35        97.27        92.43
WINTRUST FINANCIAL CORPORATION                                 9.18        14.24      12.55       84.73        87.21        92.35
FIRST CHARTER CORPORATION                                     15.04        32.33      32.53      107.71        90.04        91.57
FIRST FINANCIAL BANCORP.                                      14.99        15.99      17.19       95.45        93.10        92.76
FIRST FINANCIAL CORPORATION                                   27.82        22.70      24.06       98.14       102.65       101.71
FIRST INDIANA CORPORATION                                      8.65         8.32       8.30      123.95       124.80       122.89
FIRST MIDWEST BANCORP, INC.                                   37.50        32.83      34.30       76.04        80.41        80.90
FIRST REPUBLIC BANK                                            9.37        12.40      14.56      124.00        99.26        94.89
FREMONT GENERAL CORPORATION                                    4.19         4.79       5.03       90.17        90.72        92.91
GBC BANCORP                                                   43.73        46.43      49.01       57.62        61.56        60.29
GLACIER BANCORP, INC.                                         21.76        26.16      28.98      101.91        90.84        89.87
GOLD BANC CORPORATION, INC.                                   19.35        19.52      17.70       84.92        99.41        96.86
GREATER BAY BANCORP                                           18.75        37.71      38.23       85.57        90.09        89.23
HANCOCK HOLDING COMPANY                                       32.99        37.31      37.90       67.89        62.18        59.45
INTEGRA BANK CORPORATION                                      32.50        33.28      34.89       90.18        82.96        86.92
INTERNATIONAL BANCSHARES CORPORATION                          52.87        45.87      45.80       59.91        61.13        60.91
IRWIN FINANCIAL CORPORATION                                    7.93         6.90       6.45       85.56        92.58       100.88
LOCAL FINANCIAL CORPORATION                                   15.71        23.65      21.36       96.87       110.18       105.01
MB FINANCIAL, INC.                                            29.23        24.58      23.52       78.15        83.64        82.36
MISSISSIPPI VALLEY BANCSHARES, INC.                           22.40        22.53      16.11       83.94        85.39        90.14
OLD NATIONAL BANCORP                                          20.66        24.76      28.35       96.42        92.69        89.52
PACIFIC CAPITAL BANCORP                                       21.67        19.47      20.95       81.12        83.17        85.61
PACIFIC NORTHWEST BANCORP                                     31.40        27.61      26.77      103.38       112.69       107.25
PARK NATIONAL CORPORATION                                     22.73        32.04      32.28       93.78        84.36        81.80
REPUBLIC BANCORP INC.                                          4.60         7.69       8.94      138.23       125.60       128.43
REPUBLIC BANCSHARES, INC.                                     17.24        34.45      34.53       79.31        66.70        67.74
SILICON VALLEY BANCSHARES                                     37.46        43.94      44.58       35.30        52.26        54.88
SKY FINANCIAL GROUP INC.                                      22.02        21.66      23.25      100.41        98.96        96.76
SOUTH FINANCIAL GROUP, INC. (THE)                             17.23        27.26      27.32       95.58       103.47       103.80
SOUTHWEST BANCORPORATION OF TEXAS, INC.                       21.53        24.27      24.72       78.40        77.95        82.96
STERLING BANCSHARES, INC.                                     14.84        16.61      15.06       78.30        73.46        74.90
TEXAS REGIONAL BANCSHARES, INC.                               25.64        25.31      27.99       75.26        76.48        74.19
TRUSTMARK CORPORATION                                         30.87        25.81      25.24       95.79        95.45        94.16
UCBH HOLDINGS, INC.                                           20.29        21.02      22.53       93.60        91.82        89.94
UMB FINANCIAL CORPORATION                                     40.99        52.74      53.97       51.69        43.76        45.04
UNITED BANKSHARES, INC.                                       25.39        25.37      26.51       94.13        92.46        91.43
UNITED COMMUNITY BANKS, INC.                                  21.04        17.98      16.25       89.79        94.87        95.46
UNIZAN FINANCIAL CORPORATION                                  12.42        11.45      16.69      105.36       107.24       102.85
WESBANCO, INC.                                                23.65        30.65      32.38       84.92        80.18        78.21
WESTAMERICA BANCORPORATION                                    28.51        29.48      30.00       76.64        76.79        75.68
WHITNEY HOLDING CORPORATION                                   21.99        22.53      25.62       86.29        75.26        74.21

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                     12.23        12.03       9.98       89.26        90.92        92.58

AVERAGES:                                                     21.78        23.44      24.35       87.53        85.96        85.67
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

-------------------------------------------------------------------------------------------------------------------
                                                                                                  TIME>      TIME>
                                                           DEPOSITS/  DEPOSITS/  DEPOSITS/     $100,000  $100,000/
                                                              ASSETS     ASSETS     ASSETS       ASSETS     ASSETS
                                                              2000 Y     2001 Y    03/02 Q       2000 Y     2001 Y
COMPANY NAME                                                      (%)        (%)        (%)          (%)        (%)
-------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                         77.39      80.92      78.11        14.73      15.65
ALABAMA NATIONAL BANCORPORATION                                76.63      72.68      73.87        12.75      11.74
ALLEGIANT BANCORP, INC.                                        75.55      77.75      75.81        10.27       8.96
AMCORE FINANCIAL, INC.                                         74.07      71.95      72.83        18.78      15.72
BANCFIRST CORPORATION                                          88.22      87.10      86.51        10.96      10.97
BANCORPSOUTH, INC.                                             82.72      83.62      83.28        15.31      15.05
BANNER CORPORATION                                             60.15      62.09      65.64        15.88      18.42
BAY VIEW CAPITAL CORPORATION                                   69.88      80.59      80.08        15.20       8.84
CAPITOL BANCORP LIMITED                                        85.94      85.15      85.24        24.93      24.34
CATHAY BANCORP, INC.                                           85.03      86.52      85.73        36.14      37.61
CHEMICAL FINANCIAL CORPORATION                                 80.17      79.97      80.19         5.80       5.59
CITIZENS BANKING CORPORATION                                   74.29      77.68      78.33        12.30      10.66
CITY HOLDING COMPANY                                           78.01      79.92      80.36        12.52       5.99
COMMUNITY FIRST BANKSHARES, INC.                               82.43      82.30      81.12        13.19      11.99
COMMUNITY TRUST BANCORP, INC.                                  85.85      86.10      85.96        17.20      16.33
CORUS BANKSHARES, INC.                                         81.11      79.77      79.07        14.82      18.21
CULLEN/FROST BANKERS, INC.                                     84.85      84.81      83.92        11.47      10.08
CVB FINANCIAL CORP.                                            69.11      74.66      73.16        13.57      13.56
EAST WEST BANCORP, INC.                                        78.43      85.62      87.56        29.81      25.21
F.N.B. CORPORATION                                             80.08      79.74      79.00         8.42       9.43
WINTRUST FINANCIAL CORPORATION                                 86.86      85.56      81.80        27.05      24.58
FIRST CHARTER CORPORATION                                      68.15      64.90      64.90        15.69      18.76
FIRST FINANCIAL BANCORP.                                       80.14      80.03      79.83         7.76       7.06
FIRST FINANCIAL CORPORATION                                    64.73      64.33      66.10        12.64      10.04
FIRST INDIANA CORPORATION                                      67.11      67.40      68.89           NA      13.39
FIRST MIDWEST BANCORP, INC.                                    71.99      73.99      71.37        12.37      10.82
FIRST REPUBLIC BANK                                            69.21      77.14      76.58         9.72       8.80
FREMONT GENERAL CORPORATION                                    46.88      53.15      51.67           NA         NA
GBC BANCORP                                                    85.04      77.22      77.81        41.96      38.89
GLACIER BANCORP, INC.                                          68.19      69.33      68.48        10.04       7.33
GOLD BANC CORPORATION, INC.                                    78.52      71.73      73.58        12.88      14.09
GREATER BAY BANCORP                                            81.65      63.35      60.52        17.95      19.89
HANCOCK HOLDING COMPANY                                        83.09      82.60      82.67        10.35      11.38
INTEGRA BANK CORPORATION                                       60.97      63.52      62.54        11.25       7.67
INTERNATIONAL BANCSHARES CORPORATION                           63.89      67.90      70.58        25.03      24.19
IRWIN FINANCIAL CORPORATION                                    59.58      66.97      63.73        27.41      25.25
LOCAL FINANCIAL CORPORATION                                    81.27      64.16      67.80        14.04       9.33
MB FINANCIAL, INC.                                             80.29      81.42      83.30        12.74      15.83
MISSISSIPPI VALLEY BANCSHARES, INC.                            86.62      84.10      82.85         2.74       2.22
OLD NATIONAL BANCORP                                           75.09      72.86      72.22        18.88      16.10
PACIFIC CAPITAL BANCORP                                        84.37      84.97      81.40        15.54      20.89
PACIFIC NORTHWEST BANCORP                                      59.56      58.54      62.13        15.70      13.54
PARK NATIONAL CORPORATION                                      74.96      72.53      75.26         9.82       9.18
REPUBLIC BANCORP INC.                                          59.18      58.08      61.22        17.44      15.09
REPUBLIC BANCSHARES, INC.                                      88.41      86.62      84.72        10.58      10.42
SILICON VALLEY BANCSHARES                                      86.41      81.04      79.79        13.71      15.77
SKY FINANCIAL GROUP INC.                                       70.25      70.95      72.06         9.39       9.94
SOUTH FINANCIAL GROUP, INC. (THE)                              74.60      59.79      60.11        10.92       8.68
SOUTHWEST BANCORPORATION OF TEXAS, INC.                        78.52      77.90      76.97        12.71       9.72
STERLING BANCSHARES, INC.                                      82.75      81.67      81.61        12.29      11.99
TEXAS REGIONAL BANCSHARES, INC.                                86.96      86.30      83.70        31.01      30.31
TRUSTMARK CORPORATION                                          58.93      64.25      68.37         8.32       7.63
UCBH HOLDINGS, INC.                                            82.49      84.11      83.25        23.17      24.47
UMB FINANCIAL CORPORATION                                      75.45      73.02      72.81         5.24       3.79
UNITED BANKSHARES, INC.                                        69.15      67.26      68.72         7.94       7.08
UNITED COMMUNITY BANKS, INC.                                   78.92      76.98      78.56        15.15      13.49
UNIZAN FINANCIAL CORPORATION                                   78.53      74.71      70.79         9.16       8.54
WESBANCO, INC.                                                 80.96      77.33      75.40         5.90       6.52
WESTAMERICA BANCORPORATION                                     80.29      82.35      82.05        12.14      11.46
WHITNEY HOLDING CORPORATION                                    80.18      82.14      82.63        10.90       8.78

-------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                      84.13      83.48      82.92        11.01      10.32

AVERAGES:                                                      76.00      75.52      75.41        14.85      14.02
-------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                     ASSET QUALITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                         NPAS/       NPAS/        NPAS/   PROVISION /   PROVISION /    PROVISION /
                                                        LOANS &    LOANS &      LOANS &    NET CHARGE    NET CHARGE     NET CHARGE
                                                          OREO        OREO         OREO         OFF'S         OFF'S          OFF'S
                                                        2000 Y      2001 Y      03/02 Q        2000 Y        2001 Y        03/02 Q
COMPANY NAME                                                (%)         (%)          (%)           (%)           (%)            (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                    1.06        1.79         2.18        200.99        214.23         108.78
ALABAMA NATIONAL BANCORPORATION                           0.30        0.47         0.48        386.13        236.71         721.59
ALLEGIANT BANCORP, INC.                                   0.12        1.05         1.11        256.98         99.56          52.17
AMCORE FINANCIAL, INC.                                    1.00        1.36         1.59        123.51        151.30          91.99
BANCFIRST CORPORATION                                     0.69        0.84         1.01        150.32         67.71          67.08
BANCORPSOUTH, INC.                                        0.40        0.44         0.42        133.27        106.81         112.69
BANNER CORPORATION                                        0.77        1.34         1.98        311.63        119.09         141.98
BAY VIEW CAPITAL CORPORATION                              3.61        3.77         3.44        242.51        170.23          57.38
CAPITOL BANCORP LIMITED                                   0.55        0.87         1.08        299.92        343.44         357.88
CATHAY BANCORP, INC.                                      1.67        0.80         0.99        242.07        145.94         104.24
CHEMICAL FINANCIAL CORPORATION                            0.44        0.35         0.53        180.75        121.09          86.39
CITIZENS BANKING CORPORATION                              1.02        1.30         1.37        121.22        101.81         102.46
CITY HOLDING COMPANY                                      1.04        2.08         1.31        212.94        145.48           7.66
COMMUNITY FIRST BANKSHARES, INC.                          0.70        0.64         0.65        126.34        119.21         114.11
COMMUNITY TRUST BANCORP, INC.                             1.63        1.93         2.10        109.30         80.41          95.47
CORUS BANKSHARES, INC.                                    0.17        0.14         0.14            NM            NM           0.00
CULLEN/FROST BANKERS, INC.                                0.42        0.83         0.89        153.58        131.62         285.59
CVB FINANCIAL CORP.                                       0.13        0.13         0.12        684.60        404.16             NM
EAST WEST BANCORP, INC.                                   0.41        0.27         0.42        120.48        153.20         267.58
F.N.B. CORPORATION                                        0.58        0.70         0.68        125.32        103.79          96.17
WINTRUST FINANCIAL CORPORATION                            0.28        0.45         0.42        148.46        170.00         175.62
FIRST CHARTER CORPORATION                                 1.37        1.63         1.71        187.70         67.12         153.43
FIRST FINANCIAL BANCORP.                                  0.62        0.98         1.02        100.08        128.66         101.66
FIRST FINANCIAL CORPORATION                               0.96        0.96           NA        134.35         89.71          128.8
FIRST INDIANA CORPORATION                                 1.40        2.52         2.46        197.61        130.48         168.17
FIRST MIDWEST BANCORP, INC.                               0.65        0.61         0.58        136.83        116.14         100.58
FIRST REPUBLIC BANK                                       0.10        0.05         0.05            NM        177.44             NM
FREMONT GENERAL CORPORATION                               2.47        2.96         4.27        272.95        317.82         276.29
GBC BANCORP                                               2.16        2.40         4.88         75.85        126.65         299.68
GLACIER BANCORP, INC.                                     0.20        0.75         0.79        236.85        176.55         285.09
GOLD BANC CORPORATION, INC.                               1.51        1.17           NA        103.13         99.46         165.79
GREATER BAY BANCORP                                       0.32        0.69         0.74        264.95        217.08         103.81
HANCOCK HOLDING COMPANY                                   0.69        1.07         1.05        131.74         78.22          68.65
INTEGRA BANK CORPORATION                                  2.06        1.53         1.28         80.63        297.56         345.74
INTERNATIONAL BANCSHARES CORPORATION                      0.38        0.51           NA        245.29        258.96         238.67
IRWIN FINANCIAL CORPORATION                               0.69        0.96         1.01        199.96        213.35         453.75
LOCAL FINANCIAL CORPORATION                               0.54        0.48         0.62        101.81         88.18         102.04
MB FINANCIAL, INC.                                        0.61        0.81         0.82        278.22         74.51         100.18
MISSISSIPPI VALLEY BANCSHARES, INC.                       0.64        0.62         0.58        230.27        114.54         492.18
OLD NATIONAL BANCORP                                      0.42        1.19         0.87        124.77        101.44         153.06
PACIFIC CAPITAL BANCORP                                   0.63        0.61         0.66        132.38        206.37         197.75
PACIFIC NORTHWEST BANCORP                                 1.37        1.24         1.27        200.34        173.45         234.81
PARK NATIONAL CORPORATION                                 0.62        0.82         0.97        156.39        123.51         119.39
REPUBLIC BANCORP INC.                                     0.69        0.90         0.77        125.53        108.85         107.48
REPUBLIC BANCSHARES, INC.                                 3.25        4.40         3.79        137.76         94.99          38.61
SILICON VALLEY BANCSHARES                                 1.07        0.98         1.09        103.80         92.15          77.41
SKY FINANCIAL GROUP INC.                                  0.40        0.56         0.62        141.37        142.10         124.21
SOUTH FINANCIAL GROUP, INC. (THE)                         0.58        1.17         1.34        168.70        108.85         111.06
SOUTHWEST BANCORPORATION OF TEXAS, INC.                   0.36        0.45         0.59        526.74        176.06         180.90
STERLING BANCSHARES, INC.                                 0.85        0.97         0.84        142.09        139.48         149.71
TEXAS REGIONAL BANCSHARES, INC.                           1.08        1.27         1.12        144.45        122.50         131.41
TRUSTMARK CORPORATION                                     0.47        0.95         1.06        100.00         87.45          93.61
UCBH HOLDINGS, INC.                                       0.14        0.04         0.02            NM            NM         305.86
UMB FINANCIAL CORPORATION                                 0.44        0.49         0.72        109.59        132.77         164.08
UNITED BANKSHARES, INC.                                   0.32        0.59         0.63        106.30        120.72         127.55
UNITED COMMUNITY BANKS, INC.                              0.32        0.48         0.42        256.42        131.06         306.12
UNIZAN FINANCIAL CORPORATION                              0.38        0.49         0.88         71.64        102.70         342.55
WESBANCO, INC.                                            0.59        0.72         0.69        109.43        114.43          82.65
WESTAMERICA BANCORPORATION                                0.41        0.35         0.34         91.71         94.91         107.40
WHITNEY HOLDING CORPORATION                               0.54        0.78         1.06        791.15        206.81         101.21

-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                 0.76        0.87         0.83        933.83         87.71          63.62

AVERAGES:                                                 0.82        1.03         1.13        193.84        147.72         170.49
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES



FBA PEER GROUP COMPARISON DATA

----------------------------------------------------------------------------------------------------------------------------------
                                                          RESERVES/   RESERVES/    RESERVES/       NCOS/        NCOS/       NCOS/
                                                               NPAS        NPAS         NPAS   AVG LOANS    AVG LOANS   AVG LOANS
                                                             2000 Y      2001 Y      03/02 Q      2000 Y       2001 Y     03/02 Q
COMPANY NAME                                                     (%)         (%)          (%)         (%)          (%)         (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                       185.43      135.68       109.84        0.34         0.57        1.94
ALABAMA NATIONAL BANCORPORATION                              437.73      308.55       308.12        0.04         0.09        0.04
ALLEGIANT BANCORP, INC.                                          NM      126.29       112.70        0.19         0.52        0.81
AMCORE FINANCIAL, INC.                                       110.26      100.46        82.85        0.29         0.44        0.46
BANCFIRST CORPORATION                                        219.72      171.88       136.87        0.18         0.16        0.33
BANCORPSOUTH, INC.                                           335.73      307.91       322.60        0.34         0.35        0.39
BANNER CORPORATION                                           133.68       84.30        60.17        0.07         0.76        0.53
BAY VIEW CAPITAL CORPORATION                                  72.24       55.37        55.67        0.71         1.63        1.43
CAPITOL BANCORP LIMITED                                      232.34      154.04       127.24        0.20         0.15        0.13
CATHAY BANCORP, INC.                                          90.02      180.70       143.97        0.13         0.28        0.35
CHEMICAL FINANCIAL CORPORATION                               331.23      406.48       279.44        0.05         0.08        0.14
CITIZENS BANKING CORPORATION                                 122.43      106.96       104.54        0.28         0.43        0.36
CITY HOLDING COMPANY                                         198.53      167.76       224.38        0.61         1.26        3.50
COMMUNITY FIRST BANKSHARES, INC.                             199.98      229.71       232.70        0.34         0.39        0.31
COMMUNITY TRUST BANCORP, INC.                                 93.39       71.67        66.86        0.51         0.65        0.68
CORUS BANKSHARES, INC.                                           NM          NM           NM       -0.42        -0.05        0.06
CULLEN/FROST BANKERS, INC.                                   334.15      194.71       190.26        0.21         0.67        0.21
CVB FINANCIAL CORP.                                              NM          NM           NM        0.04         0.04       -0.21
EAST WEST BANCORP, INC.                                      321.19      477.01       307.64        0.22         0.21        0.17
F.N.B. CORPORATION                                           224.44      182.98       198.40        0.31         0.40        0.36
WINTRUST FINANCIAL CORPORATION                               241.00      150.94       156.33        0.24         0.26        0.26
FIRST CHARTER CORPORATION                                     96.18       81.08        76.44        0.20         0.34        0.28
FIRST FINANCIAL BANCORP.                                     210.58      165.57       164.53        0.37         0.71        0.79
FIRST FINANCIAL CORPORATION                                  152.99      141.49           NA        0.26         0.56        0.43
FIRST INDIANA CORPORATION                                    138.16       85.39        89.23        0.28         0.66        0.36
FIRST MIDWEST BANCORP, INC.                                  212.84      233.16       244.17        0.21         0.49        0.60
FIRST REPUBLIC BANK                                          672.75          NM           NM       -0.01         0.02       -0.02
FREMONT GENERAL CORPORATION                                   78.50       90.45        68.16          NM         0.44        0.57
GBC BANCORP                                                   93.23       87.52        62.61        0.17         1.49        2.15
GLACIER BANCORP, INC.                                        539.72      189.86       192.52        0.11         0.20        0.14
GOLD BANC CORPORATION, INC.                                   95.73      103.07           NA        0.26         0.81        0.54
GREATER BAY BANCORP                                          702.37      402.79       376.27        0.33         0.59        1.39
HANCOCK HOLDING COMPANY                                      245.02      169.28       159.22        0.59         0.65        1.65
INTEGRA BANK CORPORATION                                      72.68       97.07       119.73        0.31         0.61        0.05
INTERNATIONAL BANCSHARES CORPORATION                         357.53      293.24           NA        0.13         0.14        0.13
IRWIN FINANCIAL CORPORATION                                  152.77      108.46       131.34        0.28         0.53        0.40
LOCAL FINANCIAL CORPORATION                                  278.49      287.81       223.62        0.15         0.32        0.35
MB FINANCIAL, INC.                                           214.69      144.46       143.13        0.15         0.42        0.58
MISSISSIPPI VALLEY BANCSHARES, INC.                          273.41      283.74       307.53        0.15         0.87        0.08
OLD NATIONAL BANCORP                                         278.27      101.74       149.20        0.39         0.45        0.33
PACIFIC CAPITAL BANCORP                                      219.87      288.50       291.89        0.46         0.48        0.91
PACIFIC NORTHWEST BANCORP                                     71.74       89.75        90.71        0.14         0.20        0.16
PARK NATIONAL CORPORATION                                    313.03      260.90       230.03        0.33         0.37        0.55
REPUBLIC BANCORP INC.                                        109.42       93.58       110.07        0.14         0.22        0.26
REPUBLIC BANCSHARES, INC.                                     60.01       50.57        54.14        0.82         1.09        0.79
SILICON VALLEY BANCSHARES                                    403.57      418.18       375.95        3.33         1.10        1.06
SKY FINANCIAL GROUP INC.                                     393.82      283.07       257.80        0.28         0.39        0.46
SOUTH FINANCIAL GROUP, INC. (THE)                            199.98      101.66        89.29        0.39         0.54        0.60
SOUTHWEST BANCORPORATION OF TEXAS, INC.                      319.92      260.35       201.71        0.06         0.17        0.21
STERLING BANCSHARES, INC.                                    146.77      141.88       166.20        0.55         0.55        0.42
TEXAS REGIONAL BANCSHARES, INC.                              113.04       96.43       110.25        0.42         0.43        0.44
TRUSTMARK CORPORATION                                        361.06      179.80       162.07        0.26         0.37        0.42
UCBH HOLDINGS, INC.                                              NM          NM           NM        0.02         0.00        0.05
UMB FINANCIAL CORPORATION                                    236.17      259.27       188.33        0.28         0.38        0.28
UNITED BANKSHARES, INC.                                      395.82      227.58       218.44        0.47         0.34        0.20
UNITED COMMUNITY BANKS, INC.                                 428.78      280.50       310.08        0.18         0.25        0.09
UNIZAN FINANCIAL CORPORATION                                 381.81      298.88       159.54        0.18         0.31        0.52
WESBANCO, INC.                                               213.04      188.95       187.25        0.19         0.34        0.66
WESTAMERICA BANCORPORATION                                   518.18      603.13       619.03        0.17         0.15        0.14
WHITNEY HOLDING CORPORATION                                  243.69      205.92       156.04        0.04         0.21        0.27

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                    241.61      212.43       200.48        0.01         0.27        2.08

AVERAGES:                                                    247.84      196.58       183.15        0.30         0.46        0.53
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                     CAPITAL RATIOS
----------------------------------------------------------------------------------------------------------------------------
                                                                    TOTAL        TOTAL       TOTAL
                                                                   EQUITY       EQUITY      EQUITY      TIER 1       TIER 1
                                                                   /TOTAL       /TOTAL      /TOTAL      EQUITY       EQUITY
                                                                   ASSETS       ASSETS      ASSETS       RATIO        RATIO
                                                                   2000 Y       2001 Y     03/02 Q      2000 Y       2001 Y
COMPANY NAME                                                           (%)          (%)         (%)         (%)          (%)
----------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                               8.50         8.59        8.85       11.79        10.97
ALABAMA NATIONAL BANCORPORATION                                      7.28         7.31        7.21        8.86         9.92
ALLEGIANT BANCORP, INC.                                              6.85         6.36        6.66        9.53         8.11
AMCORE FINANCIAL, INC.                                               7.27         7.50        7.49       11.27        10.53
BANCFIRST CORPORATION                                                7.66         8.09        8.09       11.21        11.09
BANCORPSOUTH, INC.                                                   8.73         8.57        8.26       11.31        10.70
BANNER CORPORATION                                                   9.77         9.22        8.92       11.14        10.36
BAY VIEW CAPITAL CORPORATION                                         5.56         8.38        9.01        4.59         4.25
CAPITOL BANCORP LIMITED                                              4.32         3.92        5.81       11.10        10.54
CATHAY BANCORP, INC.                                                 9.73        10.03        9.96       11.05        11.15
CHEMICAL FINANCIAL CORPORATION                                      11.74        11.16       11.14          NA        16.00
CITIZENS BANKING CORPORATION                                         8.09         9.08        9.36        9.05         9.87
CITY HOLDING COMPANY                                                 6.12         6.92        7.13        9.05         9.38
COMMUNITY FIRST BANKSHARES, INC.                                     5.67         6.18        6.22        8.13         8.67
COMMUNITY TRUST BANCORP, INC.                                        8.03         7.65        7.78        9.26         9.11
CORUS BANKSHARES, INC.                                              15.48        16.95       17.47       16.05        19.43
CULLEN/FROST BANKERS, INC.                                           7.48         7.11        7.49       10.08        10.14
CVB FINANCIAL CORP.                                                  8.17         8.78        8.65       13.20        11.97
EAST WEST BANCORP, INC.                                              7.49         8.66        8.84        9.64        10.10
F.N.B. CORPORATION                                                   8.37         8.94        8.15          NA        10.60
WINTRUST FINANCIAL CORPORATION                                       4.86         5.22        5.53        6.93         7.70
FIRST CHARTER CORPORATION                                           10.55         9.28        8.92       12.92        12.80
FIRST FINANCIAL BANCORP.                                            10.05         9.98       10.10       12.47        12.40
FIRST FINANCIAL CORPORATION                                          9.36        10.65       10.40       13.96        13.90
FIRST INDIANA CORPORATION                                            9.53        10.21       10.38       10.08        10.61
FIRST MIDWEST BANCORP, INC.                                          7.56         7.89        7.65       10.51         9.96
FIRST REPUBLIC BANK                                                  5.55         5.52        5.81        9.31         9.33
FREMONT GENERAL CORPORATION                                          3.60         4.47        4.67        9.79         9.88
GBC BANCORP                                                          9.54         8.72        7.83       10.23        10.70
GLACIER BANCORP, INC.                                                9.28         8.49        8.76       12.31        11.81
GOLD BANC CORPORATION, INC.                                          6.23         5.49        5.05        8.92         7.85
GREATER BAY BANCORP                                                  6.63         5.89        6.78        9.57        10.49
HANCOCK HOLDING COMPANY                                             11.33        11.00       10.71       15.50        14.74
INTEGRA BANK CORPORATION                                             6.70         7.28        7.58        9.34        11.71
INTERNATIONAL BANCSHARES CORPORATION                                 7.11         7.79        7.99       13.23        13.83
IRWIN FINANCIAL CORPORATION                                          7.84         6.72        9.10        8.42         6.81
LOCAL FINANCIAL CORPORATION                                          6.57         5.80        6.01        7.74         9.24
MB FINANCIAL, INC.                                                   8.44         8.47        8.73       11.60        10.73
MISSISSIPPI VALLEY BANCSHARES, INC.                                  7.48         7.55        7.94       10.19        10.59
OLD NATIONAL BANCORP                                                 7.14         7.04        7.06        9.24         9.28
PACIFIC CAPITAL BANCORP                                              8.06         8.23        8.23        9.20         9.80
PACIFIC NORTHWEST BANCORP                                            6.20         7.31        7.28       10.18        10.55
PARK NATIONAL CORPORATION                                           10.53        10.25       10.66       15.01        14.84
REPUBLIC BANCORP INC.                                                6.40         6.43        7.10        9.50        11.43
REPUBLIC BANCSHARES, INC.                                            7.06         7.00        6.75       10.27        11.90
SILICON VALLEY BANCSHARES                                           10.91        15.04       16.07       16.50        15.90
SKY FINANCIAL GROUP INC.                                             7.27         7.03        7.09        9.91         9.30
SOUTH FINANCIAL GROUP, INC. (THE)                                    8.98         7.60        7.18        8.63         9.36
SOUTHWEST BANCORPORATION OF TEXAS, INC.                              7.57         8.22        8.68        9.56        10.35
STERLING BANCSHARES, INC.                                            8.03         7.82        8.03       10.51         9.64
TEXAS REGIONAL BANCSHARES, INC.                                      9.39        10.24        9.26       11.20        12.39
TRUSTMARK CORPORATION                                                9.14         9.55       10.12       14.05        13.14
UCBH HOLDINGS, INC.                                                  5.34         5.94        5.95       10.03         9.99
UMB FINANCIAL CORPORATION                                            8.94         8.80        9.30       15.90        15.18
UNITED BANKSHARES, INC.                                              8.79         8.99        9.10       10.68        10.01
UNITED COMMUNITY BANKS, INC.                                         6.26         7.08        6.85       10.30        10.47
UNIZAN FINANCIAL CORPORATION                                         7.20         7.78       10.80        8.64         9.30
WESBANCO, INC.                                                      11.19        10.43       10.35       14.33        14.09
WESTAMERICA BANCORPORATION                                           8.38         8.00        7.76       10.20         9.29
WHITNEY HOLDING CORPORATION                                         10.01         9.91       10.29       11.40        11.84

----------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                            7.18         9.32        9.56        6.76         7.57

AVERAGES:                                                            8.06         8.24        8.44       10.77        10.93
----------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

---------------------------------------------------------------------------------------------------------------
                                                                              TANGIBLE    TANGIBLE    TANGIBLE
                                                                   TIER 1      EQUITY/     EQUITY/     EQUITY/
                                                                   EQUITY     TANGIBLE    TANGIBLE    TANGIBLE
                                                                    RATIO       ASSETS      ASSETS      ASSETS
                                                                  03/02 Q       2000 Y      2001 Y     03/02 Q
COMPANY NAME                                                           (%)          (%)         (%)         (%)
---------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                              10.67         8.41        7.82        8.06
ALABAMA NATIONAL BANCORPORATION                                      9.88         6.71        6.69        6.60
ALLEGIANT BANCORP, INC.                                              8.50         5.95        3.86        4.17
AMCORE FINANCIAL, INC.                                              10.41         6.90        7.13        7.13
BANCFIRST CORPORATION                                               11.02         6.75        7.35        7.35
BANCORPSOUTH, INC.                                                  10.05         8.36        8.22        7.84
BANNER CORPORATION                                                  10.00         8.17        7.83        7.31
BAY VIEW CAPITAL CORPORATION                                         4.77         3.12        5.46        5.98
CAPITOL BANCORP LIMITED                                             10.74         3.94        3.52        5.13
CATHAY BANCORP, INC.                                                11.41         9.33        9.70          NA
CHEMICAL FINANCIAL CORPORATION                                      16.70        11.16       10.14       10.14
CITIZENS BANKING CORPORATION                                        10.21         7.12        8.15        8.42
CITY HOLDING COMPANY                                                10.83         5.83        6.60        6.82
COMMUNITY FIRST BANKSHARES, INC.                                     8.92         3.86        4.57        4.58
COMMUNITY TRUST BANCORP, INC.                                       10.70         5.69        5.21        5.30
CORUS BANKSHARES, INC.                                              18.02        15.31       16.81       17.33
CULLEN/FROST BANKERS, INC.                                          10.54         5.84        5.71        6.06
CVB FINANCIAL CORP.                                                 12.22         7.88        8.54        8.42
EAST WEST BANCORP, INC.                                              9.91         6.64        7.72        7.91
F.N.B. CORPORATION                                                   8.90         7.71        8.29        6.67
WINTRUST FINANCIAL CORPORATION                                       7.64         4.37        4.87        4.69
FIRST CHARTER CORPORATION                                           12.61         9.97        8.76        8.41
FIRST FINANCIAL BANCORP.                                            12.65         9.25        9.22        9.33
FIRST FINANCIAL CORPORATION                                            NA         9.25       10.17        9.93
FIRST INDIANA CORPORATION                                           10.55         8.92        9.64        9.81
FIRST MIDWEST BANCORP, INC.                                          9.94         7.24        7.60        7.37
FIRST REPUBLIC BANK                                                 10.01         4.80        4.90        4.89
FREMONT GENERAL CORPORATION                                            NA         3.60        4.47        4.67
GBC BANCORP                                                         10.65         9.54        8.72        7.83
GLACIER BANCORP, INC.                                               12.54         8.72        6.62        6.91
GOLD BANC CORPORATION, INC.                                          7.14         5.05        4.27        3.91
GREATER BAY BANCORP                                                 10.31         6.38        5.59        4.82
HANCOCK HOLDING COMPANY                                             16.12        10.11        9.67        9.44
INTEGRA BANK CORPORATION                                            12.10         4.99        5.47        5.71
INTERNATIONAL BANCSHARES CORPORATION                                13.91         6.22        6.45        6.61
IRWIN FINANCIAL CORPORATION                                          9.38         7.76        6.66        9.05
LOCAL FINANCIAL CORPORATION                                          9.60         5.91        5.28        5.48
MB FINANCIAL, INC.                                                  11.08         7.56        7.54        7.80
MISSISSIPPI VALLEY BANCSHARES, INC.                                 10.75         7.48        7.55        7.94
OLD NATIONAL BANCORP                                                 9.70         6.15        6.14        6.16
PACIFIC CAPITAL BANCORP                                              9.46         7.19        7.52        7.45
PACIFIC NORTHWEST BANCORP                                           10.86         5.62        6.75        6.71
PARK NATIONAL CORPORATION                                           15.44        10.01        9.83          NA
REPUBLIC BANCORP INC.                                               12.28         6.16        6.28        6.94
REPUBLIC BANCSHARES, INC.                                           11.81         5.95        6.19        5.99
SILICON VALLEY BANCSHARES                                           16.80        10.91       13.03       13.97
SKY FINANCIAL GROUP INC.                                             9.20         6.78        6.42        6.33
SOUTH FINANCIAL GROUP, INC. (THE)                                    8.87         7.07        6.09        5.67
SOUTHWEST BANCORPORATION OF TEXAS, INC.                             10.77         7.50        8.17        8.62
STERLING BANCSHARES, INC.                                            9.67         7.77        5.90        6.12
TEXAS REGIONAL BANCSHARES, INC.                                     12.19         7.85        8.97        8.02
TRUSTMARK CORPORATION                                               13.68         8.83        8.74        9.29
UCBH HOLDINGS, INC.                                                    NA         5.34        5.94          NA
UMB FINANCIAL CORPORATION                                           16.12         8.43        8.15        8.62
UNITED BANKSHARES, INC.                                             10.31         8.05        7.54        7.62
UNITED COMMUNITY BANKS, INC.                                        10.06         5.94        6.64        6.42
UNIZAN FINANCIAL CORPORATION                                         9.52         6.99        7.61        6.55
WESBANCO, INC.                                                      13.33        10.41        9.75        8.53
WESTAMERICA BANCORPORATION                                           9.33         7.91        7.56        7.32
WHITNEY HOLDING CORPORATION                                         12.45         8.82        8.60        8.97

---------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                            7.77         4.59        6.16        6.33

AVERAGES:                                                           11.11         7.36        7.41        7.39
---------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

                                                                        Tab 6D







                                                 BAXTER FENTRISS AND COMPANY
                                               ===============================

  FIRST BANKS AMERICA, INC.




* PRESS RELEASES

FIRST BANKS AMERICA, INC. ANNOUNCES FIRST QUARTER 2002 EARNINGS
AND OTHER CORPORATE DEVELOPMENTS

SAN FRANCISCO--(BUSINESS WIRE)--April 25, 2002--First Banks America, Inc. ("FBA" or "the Company") (NYSE:FBA) (NYSE:FBA'T) reported earnings of
$5.2 million, or $0.40 per share on a diluted basis, for the quarter ended March 31, 2002, compared to $7.3 million, or $0.60 per share on a diluted basis, for the comparable period in 2001. The implementation of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income in 2001. Excluding this item, net income was $7.7 million, or $0.64 per share on a diluted per share basis, for the quarter ended March 31, 2001.

James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "The decline in earnings for the quarter ended March 31, 2002, as compared to the quarter ended March 31, 2001, primarily reflects increased provisions for loan losses associated with the increased charge-off, delinquency and nonperforming trends we are experiencing as a result of current economic conditions. The increased provisions for loan losses were partially offset by slight increases in net interest income and noninterest income."

Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth as well as our acquisitions of Charter Pacific Bank and BYL Bancorp, completed during the fourth quarter of 2001. The improvement in net interest income, however, was partially mitigated by the significant decline in prevailing interest rates during 2001 and overall economic conditions, which reduced loan demand. In addition, our derivative financial instruments contributed $6.2 million to net interest income for the three months ended March 31, 2002, compared to $561,000 for the comparable period in 2001."

The Company recorded provisions for loan losses of $7.7 million and $90,000 for the three months ended March 31, 2002 and 2001, respectively. The significant increase in the provision for loan losses reflects increases in net loan charge-offs and delinquent loans. These trends are primarily attributable to slowing economic conditions prevalent within FBA's markets.

Noninterest income was $5.5 million and $4.4 million for the three months ended March 31, 2002 and 2001, respectively. The increase in noninterest income reflects increases in: service charges on deposit accounts, loan servicing fees, income earned on bank-owned life insurance, income associated with the International Business Division and a gain on the sale of certain operating lease equipment acquired in connection with the acquisition of Bank of San Francisco. The overall increase in noninterest income was partially offset by a net loss on derivative instruments of $136,000 for the three months ended March 31, 2002, compared to a net gain of $300,000 for the comparable period in 2001, representing mark-to-market adjustments required under SFAS 133.

Operating expenses decreased slightly to $21.9 million from $22.0 million for the three months ended March 31, 2002 and 2001, respectively. The decreased operating expenses primarily result from the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries in accordance with the implementation of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, on January 1, 2002. Amortization of intangibles for the three months ended March 31, 2002 and 2001 was $266,000 and $1.4 million, respectively. If the Company had implemented SFAS 142 at the beginning of 2001, net income for the three months ended March 31, 2001, would have increased $1.3 million, to $8.6 million, or $0.71 per share on a fully diluted basis. The decrease in operating expenses was partially offset by increases in guaranteed preferred debentures expense, credit card expenses, salaries and employee benefit expenses and information technology fees.

As previously announced, in order to provide sufficient capital to complete the acquisition of BYL Bancorp in October, 2001, FBA's majority owner, First Banks, Inc. ("First Banks"), St. Louis, Missouri, purchased approximately 804,000 shares of FBA common stock at $32.50 per share in cash, an aggregate of approximately $26.2 million. In connection with this transaction, FBA plans to conduct a rights offering during the second quarter of 2002, whereby all of its stockholders except for First Banks will be given the right to purchase proportionate amounts of FBA common stock at $32.50, the same price paid by First Banks. This will generally allow those stockholders who elect to do so to purchase 7.15 shares of FBA common stock at $32.50 per share for each 100 shares of common stock that they own as of the record date, which has not yet been set.

First Banks owns 93.69% of FBA's voting stock. First Banks recently informed FBA's Board of Directors that it intends to propose a transaction in which First Banks would acquire all of the outstanding capital stock of FBA which it does not already own, and all of FBA's other stockholders would receive cash for their shares. Such a transaction would be in the form of a merger of FBA with First Banks or a subsidiary of First Banks and would require prior approval of FBA's Board of Directors and, following the distribution of a proxy statement discussing the terms of a transaction in detail, by FBA's stockholders.

Specific terms of the proposed transaction have not been determined. Today, FBA's Board of Directors discussed the proposal and voted to form a Special Committee, composed solely of directors who are not affiliated with First Banks, to analyze the terms on which such a transaction might be acceptable to FBA. The Board of Directors authorized the Special Committee to engage outside advisers, including its own independent legal counsel and financial advisor, to assist the Special Committee in evaluating such a transaction, including an analysis of the terms on which the transaction would be considered fair to FBA's stockholders (other than First Banks) from a financial point of view. The transaction is likely to proceed if First Banks and the Special Committee are able to agree on terms, including the price at which all of FBA's shares would be acquired.

The process by which the transaction will be reviewed by the Special Committee before any proposal is made to stockholders will consist of several steps, and there is no assurance whether such a transaction will actually be presented to stockholders, voted upon or completed.

At March 31, 2002, FBA had consolidated assets of $2.99 billion. FBA operates through its wholly owned banking subsidiary, First Bank & Trust, which is headquartered in San Francisco, California, and has 49 banking offices in northern and southern California and six banking offices in Houston, Dallas, Irving and McKinney, Texas.

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

                                        FIRST BANKS AMERICA, INC.
                                           FINANCIAL SUMMARY
                                (In thousands, except per share data)




                                               (unaudited)

                       Condensed Consolidated Statement of Income Information

                                                                                Three Months Ended
                                                                                     March 31,
                                                                               2002             2001
                                                                               ----             ----

   Interest income.....................................................      $46,866           54,823
   Interest expense....................................................       14,353           24,195
                                                                             -------           ------

       Net interest income.............................................       32,513           30,628

   Provision for loan losses...........................................        7,700               90

   Noninterest income..................................................        5,516            4,379
   Noninterest expense.................................................       21,874           21,969
                                                                             -------           ------

       Income before provision for income taxes and cumulative
          effect of change in accounting principle.....................        8,455           12,948

   Provision for income taxes..........................................        3,253            5,222
                                                                             -------           ------

       Income before cumulative effect of change in accounting
         principle.....................................................        5,202            7,726

   Cumulative effect of change in accounting principle.................           --             (459)
                                                                             -------           ------





       Net income......................................................      $ 5,202            7,267
                                                                             =======           ======

   Basic earnings per common share:
       Income before cumulative effect of change in accounting
         principle.....................................................      $  0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                             -------           ------
                                                                             $  0.40             0.60
                                                                             =======           ======

   Diluted earnings per common share:
       Income before cumulative effect of change in accounting
         principle.....................................................         0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                             -------           ------
                                                                             $  0.40             0.60
                                                                             =======           ======

   Weighted average common shares outstanding..........................       12,856           12,097

                           Condensed Consolidated Balance Sheet Information

                                                                          March 31,        December 31,
                                                                            2002               2001
                                                                            ----               ----




   Assets..............................................................  $ 2,987,524        3,060,988

   Investment securities...............................................      298,028          368,207

   Loans, net of unearned discount.....................................    2,293,477        2,323,263

   Allowance for loan losses...........................................       38,318           42,721

   Deposits............................................................    2,477,184        2,555,261

   Note payable........................................................       56,500           71,000

   Stockholders' equity................................................      285,524          285,317

   Nonperforming assets................................................       19,113           20,111

   Issued and outstanding shares:

      Common stock.....................................................   10,356,060       10,356,060

      Class B common stock.............................................    2,500,000        2,500,000

                                       Selected Financial Ratios

                                                                                Three Months Ended
                                                                                     March 31,
                                                                                2002             2001
                                                                                ----             ----

   Return on average assets............................................         0.70%            1.11%

   Return on average equity............................................         7.24            14.58

   Net interest margin.................................................         4.92             5.22

   Efficiency ratio....................................................        57.52            62.76


CONTACT:

First Banks America, Inc.

Allen H. Blake, 314/592-5000

or

Terrance M. McCarthy, 415/781-7810

SOURCE: First Banks America, Inc.

Today's News On The Net - Business Wire's full file on the Internet with Hyperlinks to your home page.
                          URL: http://www.businesswire.com


04/25/2002 17:22 EASTERN

                                                                          Tab 7



                                                  BAXTER FENTRISS AND COMPANY
                                                 =============================

  FIRST BANKS AMERICA, INC.


* QUALIFICATIONS OF BAXTER FENTRISS &
  COMPANY

========================================================================

            QUALIFICATIONS OF BAXTER FENTRISS AND COMPANY

Baxter Fentriss and Company is a nationally recognized investment banking and financial advisory firm that specializes in the financial services industry. Baxter Fentriss and Company, which is headquartered in Richmond, Virginia, provides innovative solutions, experience and leadership to financial institutions pursuing major strategic objectives.

The company's professionals have successfully completed or managed several hundred valuation, merger, acquisition, divestiture and financing transactions primarily in the financial services industry. With combined experience in excess of 50 years, the company's professionals apply a high level of experience, market knowledge and technical skill to each transaction.

Baxter Fentriss provides ESOP, estate tax, and other valuation services and is qualified to testify as an expert witness in legal proceedings on valuation issues.

Baxter Fentriss is also recognized by the Office of Thrift Supervision as a qualified appraiser in mutual conversions.

========================================================================
                                               BAXTER FENTRISS & COMPANY

                                  APPENDIX


Page 17 contains a Stock Price Graph. The information contained in the graph has been presented in a tabular matter which can be processed by the EDGAR system.

                                                              Exhibit (c)(2)



                    BAXTER FENTRISS AND COMPANY
                    9100 ARBORETUM PKWY., SUITE 280
                    RICHMOND, VIRGINIA 23236



                          FIRST BANKS AMERICA
                            VALUATION AS OF
                             AUGUST 3, 2002



                    PERSONAL AND CONFIDENTIAL



=============================================================BAXTER FENTRISS

============================================================================




                          FIRST BANKS AMERICA, INC.

                          SAN FRANCISCO, CALIFORNIA







                       VALUATION OF MINORITY INTEREST







                                CONFIDENTIAL
                                ------------




============================================================================

                                                   BAXTER FENTRISS & COMPANY
                                                              AUGUST 3, 2002

=============================================================================

                          FIRST BANKS AMERICA, INC.
                          SAN FRANCISCO, CALIFORNIA

                       VALUATION OF MINORITY INTEREST


                              TABLE OF CONTENTS


                                                                          TAB
                                                                          ---
PURPOSE OF VALUATION   .   .   .   .   .   .   .   .   .   .   .   .   .   1
LIMITATIONS
MINORITY INTEREST
RIGHTS OFFERING

OVERVIEW OF FIRST BANKS AMERICA, INC.  .   .   .   .   .   .   .   .   .   2
SELECT FINANCIAL INFORMATION

VALUATION SUMMARY      .   .   .   .   .   .   .   .   .   .   .   .   .   3
            COMPARABLE TRADING VALUES  .   .   .   .   .   .   .   .   .   3A
            DISCOUNTED CASH FLOW / NET PRESENT VALUE   .   .   .   .   .   3B
            POTENTIAL ACQUISITION VALUATION ANALYSIS   .   .   .   .   .   3C

NORMALIZED 2001 & 2002 EARNINGS.   .   .   .   .   .   .   .   .   .   .   4

PEER GROUP COMPARISON  .   .   .   .   .   .   .   .   .   .   .   .   .   5

OBSERVATIONS ON FBA'S PRO FORMA FINANCIALS .   .   .   .   .   .   .   .   6

APPENDIX   .   .   .   .   .   .   .   .   .   .   .   .   .   .   .   .   7
            2001 ANNUAL REPORT .   .   .   .   .   .   .   .   .   .   .   7A
            MARCH 31, 2002 QUARTERLY REPORT.   .   .   .   .   .   .   .   7B
            JUNE 30, 2002 QUARTERLY REPORT .   .   .   .   .   .   .   .   7B
            DETAILED PEER GROUP INFORMATION.   .   .   .   .   .   .   .   7C
            PRESS RELEASES .   .   .   .   .   .   .   .   .   .   .   .   7D
            FBA PRO FORMA FINANCIAL STATEMENTS .   .   .   .   .   .   .   7E

QUALIFICATIONS OF BAXTER FENTRISS & COMPANY.   .   .   .   .   .   .   .   8

=============================================================================
                                                    BAXTER FENTRISS & COMPANY

                                                                          Tab 1






                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* PURPOSE OF VALUATION
* LIMITATIONS
* MINORITY INTEREST
* RIGHTS OFFERING

============================================================================

                          FIRST BANKS AMERICA, INC.


              VALUATION OF MINORITY STOCK AS OF AUGUST 3, 2002


PURPOSE AND LIMITATIONS
-----------------------

The purpose of this valuation is to determine the fair market value of the minority interest position in the common stock of First Banks America, Inc. of San Francisco, California ("FBA" or the "Bank") on a "GOING CONCERN" basis. As of June 30, 2002, the Bank has 15,000,000 shares of Common stock authorized and 10,416,460 shares issued and 4,000,000 shares of Class B Common stock authorized of which 2,500,000 were issued and outstanding. The Bank has reacquired 69,300 shares of its common stock which are being held as treasury shares.

The rights of Class B common stock are in most respects, including voting rights, equivalent to the rights of the Common stock, except the Common stock has a dividend preference over the Class B Common stock, and the Class B Common stock is unregistered and transferable only in certain limited circumstances. The outstanding shares of Class B Common stock became convertible on August 31, 1999 at the option of the holder, into an equal number of shares of Common stock. For the purposes of this valuation, we have assumed that the economic interests of the two different classes are equal, and therefore any differences would have an immaterial impact to their valuation. FBA's Common stock and Class B Common stock will be collectively referred to hereinafter as "common stock."

FBA's shares of common stock trade on the New York Stock Exchange with the ticker symbol "FBA". As of March 22, 2002 there were approximately 1,250 registered common shareholders of record. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms. As of August 2, 2002, the day before the date of this valuation, the closing price of FBA's shares was $39.50. The market value of the 811,217 shares held in minority interest is approximately $32.0 million. FBA's total market capitalization as of the same date was approximately $507.4 million.

This valuation is being performed in connection with the proposed acquisition by First Banks, Inc., St. Louis, Missouri ("First Banks") the majority shareholder of FBA, of the remaining shares of common stock outstanding not already held by First Banks. At the time of this valuation First Banks owned 93.69% of the outstanding shares of common stock of FBA. The majority shareholder of FBA has proposed the purchase of the remaining 6.31% or 811,217 outstanding shares. Baxter Fentriss and Company has been engaged by a Special Committee of independent directors to assist and to perform a valuation of the minority shares. Our analysis was conducted for these purposes only, and is not valid for any other purpose or at any other date.

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
In arriving at a market value for the common stock of a company such as FBA, our analysis takes into account the guidelines established by IRS revenue ruling 59-60 for determining the value of a corporation's securities. These factors include but are not limited to:

         1.   The nature of the business and the history of the enterprise.

         2.   The general economic environment and its expected impact on FBA.

         3.   The tangible book value of FBA and its financial condition.

         4.   The earnings ability of FBA.

         5.   The dividend paying capacity of FBA.

         6.   Recent sales of large quantities of the stock.

         7.   The market price of similar institutions.

The primary determinant of value is the price at which the property would change hands between a "willing buyer" and a "willing seller" when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts.

This valuation is based on the information and representations provided to Baxter Fentriss and Company by the officers and management of FBA. More specifically, this valuation is based on the December 31, 2001 and 2000 audited financial statements of FBA included in the Form 10-K Annual Report for the year ended December 31, 2001, the March 31, 2002 unaudited financial statements of FBA included in the Form 10-Q Quarterly Report for the quarterly period ended March 31, 2002, June 30, 2002 unaudited financial statements, and other miscellaneous internal and external financial information. Baxter Fentriss and Company is relying solely upon the accuracy of these reports and in no way makes any representation or warranty, expressed or implied, as to the accuracy of the financial information provided.

Baxter Fentriss has made certain other assumptions regarding FBA's financial statements. We have no reason to believe there are any material unfunded liabilities (such as environmental problems, significant lawsuits, major loan deterioration), or substantial off-balance sheet assets that could impact our conclusions. The valuation of the securities portfolio is subject to changing market conditions over time, although adjustments for "available for sale securities" are captured in the June 30, 2002 shareholders' equity account. We have also assumed that there has been no impairment to the value of FBA's intangibles.

We have also relied on certain publicly available information about other publicly or non-publicly traded financial institutions. We make no representations as to the accuracy of such financial information, however, we have no reason to believe such information is not accurate and complete.

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================

Our valuation is based on market conditions as they are known to us as of the date herein. Furthermore, the valuation of securities are subject to changing market conditions and therefore the valuation of FBA common stock is subject to the same market fluctuations over time. Our valuation has relied on a "GOING CONCERN" premise. This premise assumes that FBA is an ongoing business enterprise with management operating in a rational manner with a goal of maximizing shareholder value. The analysis considers only those facts and circumstances that were known to us at the valuation date. Certain methodologies and projections have been used in the valuation which, in our judgment, represent the most appropriate for use in this evaluation. The valuation could be different if another valuation date, other estimates, methodologies, or projections were used. We have used public data as provided by various sources and data provided by FBA. We have relied on the accuracy of such data without independent verification. We have no reason to believe such data is not accurate.

The fees received for the preparation of this report are not dependent or contingent upon any transaction, and were not related to, or based upon, the result of the evaluation.


MINORITY INTEREST
-----------------

The common stock of FBA subject to this valuation is a minority interest, as the holders of these shares of FBA do not have the unilateral ability to determine the following:

1.  Appoint or remove management or determine their compensation;
2.  Set policy or change the course of business;
3.  Acquire or liquidate assets;
4.  Make acquisitions of other companies;
5.  Liquidate, dissolve, sell, or recapitalize the Bank; or
6.  Determine the amount and timing of any distributions to shareholders.

The minority shareholder in a company benefits from his/her ownership by receiving dividends and from price appreciation of his/her shares. A comparison to the public market pricing models is appropriate as publicly-traded shares are minority interests in their respective companies. The publicly-traded markets for stocks listed on an exchange, traded on NASDAQ, or over-the-counter are for minority shares in all cases, except where control bids are outstanding and the market is reacting to those bids. Valuation methods utilizing a comparison to traded shares, such as the publicly-traded peer market approach and the discounted cash flow model result in a minority value.

Valuation methods that relate to the value of the company taken as a whole, such as merger models, result directly in a control value. An adjustment is necessary to determine the value of a single share or a "minority interest." The extent or size of a minority discount is based upon relationships between numerous factors. Generally, court decisions have supported discounts in the range of 10% to 65%. Appraisers ultimately develop a discount based on their judgment of

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
the facts and circumstances. Baxter Fentriss considers these factors in its valuation of FBA common stock.


FBA SHAREHOLDER RIGHTS OFFERING
-------------------------------

On April, 25, 2002, FBA announced its intent to conduct a rights offering whereby minority shareholders would be given the right to acquire shares at a price of $32.50. In October of 2001, First Banks, Inc. purchased approximately 804,000 shares in order to provide the capital necessary for FBA to complete the BYL Bancorp acquisition. This rights offering was performed in order to allow the minority shareholders of FBA the opportunity to acquire newly issued shares at the same price of $32.50 price at which shares were issued to First Banks. This rights offering is tentatively available to all FBA shareholders except First Banks. The offering will generally allow shareholders the right to purchase 7.15 shares of FBA Common stock for every 100 shares already owned or .0715 shares for every share held. If all minority shareholders execute the rights offering, the result is the issuance of 58,002 shares for total consideration of $1,885,065. Using April 24, 2002's closing price of $40.15 per share, the net gain to the minority shareholders is approximately $443,715 (approximately $.547 per outstanding minority share), calculated by subtracting $32.50 from $40.15 and multiplying the total by 58,002.

In our opinion, this amount is immaterial given FBA's common equity base of over $285 million. No adjustment will be made to the Bank's financial statements for the proposed rights offering.









============================================================================
                                                   BAXTER FENTRISS & COMPANY

                                                                         Tab 2






                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* OVERVIEW OF FIRST BANKS AMERICA, INC.
* SELECT FINANCIAL INFORMATION

============================================================================
OVERVIEW

                          FIRST BANKS AMERICA, INC.
                          -------------------------

COMPANY PROFILE

First Banks America, Inc. is a registered bank holding company incorporated in Delaware and headquartered in San Francisco, California. The Bank offers a broad array of financial services to consumer and commercial customers. The organization has grown significantly over the years, primarily as a result of acquisitions, as well as through internal growth. FBA currently operates one banking subsidiary that operates 56 branch offices in northern and southern California and Houston, Dallas, Irving and McKinney, Texas. At June 30, 2002, the Bank had total assets of $3.06 billion, loans, net of unearned discount, of $2.28 billion, total deposits of $2.527 billion and total stockholders' equity of $301.9 million.

FBA offers a broad range of commercial and personal deposit products, including demand, savings, money market and time deposit accounts. In addition, the Bank markets combined basic services for various customer groups, including packaged accounts for more affluent customers, and sweep account, lock-box deposits and cash management products for commercial customers. The Bank also offers both consumer and commercial loans. Consumer lending includes residential real estate, home equity and installment lending. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, commercial leasing and trade financing. Other financial services include mortgage banking, debit cards, brokerage services, credit-related insurance, internet banking, automated teller machines, telephone banking, safe deposit boxes, escrow and bankruptcy deposit services, stock option services and trust and private banking services.

FBA operates through its wholly owned subsidiary bank holding company, The San Francisco Company headquartered in San Francisco, California, and its wholly owned bank subsidiary First Bank & Trust, or "FB&T", also headquartered in San Francisco, California.

The Bank is majority owned by First Banks, Inc., or "First Banks," headquartered in St. Louis County, Missouri. At March 31, 2002, First Banks owned 2,500,000 shares of FBA's Class B common stock and 9,545,107 shares of its common stock, which represented 93.69% of total outstanding voting stock. Accordingly, First Banks has effective control over FBA's management, policies, and the election of directors. The primary responsibility for managing FB&T rests with its officers and directors. However, the overall corporate policies, procedures, administrative functions, and operational support functions are controlled by First Banks, Inc.

ACQUISITIONS
Acquisitions have provided FBA with entry into several major market areas and, accordingly, an opportunity for future growth and profitability. In the recent development of its franchise, FBA has made numerous acquisitions of other financial institutions as one means of achieving its growth objectives. Acquisitions usually serve one of two purposes; to enhance presence in a given market; or to expand the extent of FBA's market area into new or noncontiguous markets.

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
FBA's acquisition activities have been sporadic over the last few years. Periods of high transaction activity are followed with periods of low or no activity. This has allowed the Bank to digest and integrate its acquisitions and to allow some level of capital replenishment.

After the consummation of an acquisition, FBA enhances the franchise of the acquired entity by supplementing its marketing and business development efforts to broaden the customer bases, strengthening particular segments of the business or filling voids in the overall market coverage. In addition, FBA's acquisition program enables it to further leverage the operational support services available through First Banks and its affiliates and to provide products and services typically available only through a larger organization. FBA has primarily utilized cash, voting stock, borrowings and the issuance of trust preferred securities to meet its growth objectives under its acquisition program.

Although in the past FBA has issued voting stock as consideration in some acquisitions, the majority of recent acquisitions have been for cash, and present intentions are to seek cash transactions. FBA's ability to consummate additional acquisitions is dependent, in part, on access to cash resources with which to fund such transactions, and the maintenance of capital levels which are adequate to satisfy regulatory requirements and internal policies.

During the three years ended December 31, 2001, FBA completed ten bank acquisitions and one branch office purchase. Acquisitions during the three years ended December 31, 2001 have served to increase FBA's presence in the California markets that were originally entered during 1995, and to further augment FBA's presence in existing markets. In the second quarter of 2002, FBA acquired two branches from Union Planters Corporation of Memphis, Tennessee. The branches were located in the Dallas Ft./Worth MSA and had total deposits in the amount of approximately $65.1 million. See the table on the next page for a summary of FBA's most recent acquisitions.






============================================================================
                                                   BAXTER FENTRISS & COMPANY

==================================================================================================================================
FBA ACQUISITIONS FROM 1999 TO 2002
----------------------------------

                                                                          TOTAL              NET
    YEAR             ENTITY                            DATE              ASSETS             LOANS            DEPOSITS      OFFICES

----------------------------------------------------------------------------------------------------------------------------------
    2002

           Jefferson Heritage/Union Planters        06/21/2002             $1,663               622            65,100            2
              Garland and Denton Branches

    2001

                      BYL Bancorp
                  Orange, California                10/31/2001         $  281,500           175,000           251,800            7

                 Charter Pacific Bank
               Agoura Hills, California             10/16/2001            101,500            70,200            89,000            2
                                                                       ----------         ---------         ---------           --
                                                                         $383,000           245,200           340,800            9

    2000

               The San Francisco Company
               San Francisco, California            12/31/2000           $183,800           115,700           137,700            1

                    Millennium Bank
               San Francisco, California            12/29/2000            117,000            81,700           104,200            2

           Commercial Bank of San Francisco
               San Francisco, California            12/31/2000            155,600            97,700           109,400            1

                  First Bank & Trust
               Newport Beach, California            10/31/2000          1,104,000           894,200           959,400           27

                    Bank of Ventura
                  Ventura, California               08/31/2000             63,800            39,400            57,300            1

                      Lippo Bank
               San Francisco, California            02/29/2000             85,300            40,900            76,400            3
                                                                       ----------         ---------         ---------           --
                                                                       $1,709,500         1,269,600         1,444,400           35

    1999

             Brentwood Bank of California
           Malibu, California branch office         09/17/1999            $23,600             6,300            17,300            1

                     Century Bank
               Beverly Hills, California            08/31/1999            156,000            94,800           132,000            6

                    Redwood Bancorp
               San Francisco, California            03/04/1999            183,900           134,400           162,900            4
                                                                       ----------         ---------         ---------           --
                                                                         $363,500           235,500           312,200           11


==================================================================================================================================
                                                                                                         BAXTER FENTRISS & COMPANY

-------------------------------------------------------------------------------------------------------------------------------
                                                   FIRST BANKS AMERICA, INC.
                                                 SELECTED FINANCIAL INFORMATION
                                                        DATA IN ($000'S)
-------------------------------------------------------------------------------------------------------------------------------


HEADQUARTERS LOCATION                                                        SAN FRANCISCO, CA

MARKET AREAS                                                                 CALIFORNIA AND TEXAS

INSTITUTION TYPE                                                             NATIONAL COMMERCIAL BANK

HOLDING COMPANY                                                              YES

OFFICES                                                                      56

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      1998-2001
                                                                                                            YTD         ANNUAL
         KEY BALANCES                          1998Y          1999Y          2000Y          2001Y       03/31/2002      GROWTH
==================================
CASH & SECURITIES                             $346,389       $293,470       $488,429       $487,304       $450,872      12.05%
LOANS, NET                                  $1,065,018     $1,438,899     $2,020,747     $2,280,542     $2,255,159      28.89%
DEPOSITS                                    $1,297,859     $1,584,999     $2,306,356     $2,555,261     $2,477,184      25.33%
EQUITY                                        $143,194       $174,513       $196,909       $285,317       $285,524      25.83%
ASSETS                                      $1,513,276     $1,861,862     $2,741,379     $3,060,988     $2,987,524      26.47%


         PROFITABILITY
==================================

NET INCOME                                     $10,074        $17,599        $27,797        $39,615         $5,202      57.84%
ROAA                                             0.72%          1.04%          1.32%          1.44%          0.69%
ROAE                                             8.43%         11.36%         15.86%         17.14%          7.14%


         STOCKHOLDERS
==================================

BOOK VALUE PER SHARE                            $11.69         $15.34         $16.27         $22.19         $22.21      23.82%
BASIC EARNINGS PER SHARE                         $0.86          $1.44          $2.29          $3.29          $0.40      56.40%
DIVIDENDS PER SHARE                              $0.00          $0.00          $0.00          $0.00          $0.00
WEIGHTED AVG. SHARES                            11,679         12,240         12,130         12,204         12,856
COMMON SHARES                                   12,252         11,378         12,106         12,856         12,856


         OPERATING RATIOS                                                                                              AVERAGES
==================================

NET INTEREST INCOME / AVG. ASSETS                4.25%          4.80%          5.02%          4.56%          4.17%       4.56%
INTEREST INCOME / AVG. ASSETS                    7.77%          7.82%          8.43%          7.58%          6.22%       7.56%
INTEREST EXPENSE / AVG. ASSETS                   3.52%          3.02%          3.41%          3.02%          2.05%       3.00%
NET CHARGE-OFF'S / AVG. LOANS                    0.06%          0.15%          0.01%          0.27%          2.08%       0.51%
RESERVE / LOANS                                  2.29%          2.06%          1.84%          1.84%          1.67%       1.94%
NON-INTEREST INCOME / AVG. ASSETS                0.51%          0.51%          0.57%          1.00%          0.73%       0.66%
NON-INTEREST EXPENSE / AVG. ASSETS               3.46%          3.44%          3.33%          3.40%          2.76%       3.28%
EQUITY / ASSETS                                  9.46%          9.37%          7.18%          9.32%          9.56%       8.98%
NET LOANS / DEPOSITS                            83.98%         92.69%         89.26%         90.92%         92.58%      89.89%
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------

                            2002 FBI ORG. CHART
                               AS OF 04/10/02

 Note: These are the correct legal names. Any other variation is for internal purposes only.
 Disclaimer: This chart does not include any grantor or business type trusts where FBI or any of its affiliates are grantors, beneficiaries or security owners.

------------------------------------------------------------------------------

                        [2002 FBI Organization Chart]


...............................................................................
 2002 ACQUISITION/MERGER ACTIVITY

     January 15  - Effective close of business, acqusition of Plains
                   Financial Corporation and its subsidiary Plains Bank of Illinois with subsequent merger of Plains Financial Corporation with and into Union Financial Group, LTD and Plains Bank of Illinois with and into First Bank. For Tax purposes, the acquisition is effective close of business January 14, 2002.

     February 9  - Merger of Eucalyptus Financial Corporation with and into
                   Bank of San Francisco Realty Investors, Inc.

     February 21 - Merger of Charter Pacific Financial Services with and into Bank of San Francisco Realty Investors, Inc.

     April 10    - Merger of First Capital Group, Inc. with and into Union
                   Financial Group, Ltd.


 YEAR 2002 PENDING TRANSACTIONS

...............................................................................

                                FBA

               Prices from 07/19/02 through 09/18/02


Date              Volume         Ask/High       Bid/Low        Close
--------          ------         --------       -------        -----
07/19/02          2,900          40.05          39.10          40.00
07/22/02          400            40.00          39.90          40.00
07/23/02          200            39.90          39.90          39.90
07/24/02          1,200          39.80          39.30          39.50
07/25/02          500            39.35          39.10          39.10
07/26/02          200            39.30          39.30          39.30
07/29/02          200            39.50          39.50          39.50
07/30/02          500            39.60          39.40          39.60
07/31/02          300            39.60          39.50          39.50
08/01/02          0              39.50          39.50          39.50
08/02/02          0              39.50          39.50          39.50
08/05/02          1,300          39.40          39.05          39.05
08/06/02          9,100          41.70          39.10          41.70
08/07/02          400            41.71          41.50          41.50
08/08/02          2,900          41.40          40.50          40.50
08/09/02          100            40.40          40.40          40.40
08/12/02          500            40.32          40.10          40.20
08/13/02          0              40.20          40.20          40.20
08/14/02          500            40.35          40.25          40.25
08/15/02          600            40.10          40.00          40.00
08/16/02          700            40.05          40.00          40.05
08/19/02          5,100          40.60          40.10          40.11
08/20/02          100            40.12          40.12          40.12
08/21/02          6,900          40.10          39.85          40.00
08/22/02          14,300         40.00          40.00          40.00
08/23/02          1,300          40.20          39.90          40.20
08/26/02          300            40.35          40.30          40.30
08/27/02          1,300          40.25          40.01          40.01
08/28/02          300            40.24          40.04          40.24
08/29/02          1,100          40.14          40.14          40.14
08/30/02          2,600          40.40          40.24          40.25
09/03/02          100            40.15          40.15          40.15
09/04/02          100            40.07          40.07          40.07
09/05/02          2,600          40.05          39.96          39.96
09/06/02          900            40.00          40.00          40.00
09/09/02          1,300          40.38          40.00          40.38
09/10/02          300            40.38          40.23          40.23
09/11/02          0              40.23          40.23          40.23
09/12/02          0              40.23          40.23          40.23
09/13/02          300            40.30          40.13          40.30
09/16/02          0              40.30          40.30          40.30
09/17/02          1,100          40.29          40.20          40.20
09/18/02          100            40.30          40.30          40.30


Thursday, September 19, 2002     America Online:BFC BJOHNSON       Page 1

                            FBA STOCK PRICE HISTORY

                                   [GRAPH]

   Date         Volume            Open              High               Low             Close               Adj.
                                                                                                          Close*
 8-Apr-02         700              40.8              41.2              40.8              41.2              41.2
 9-Apr-02         600              41.3             41.35              41.2             41.35             41.35
10-Apr-02       4,300             41.15             41.55             41.04             41.55             41.55
11-Apr-02       2,000              41.6              41.6              40.9              40.9              40.9
12-Apr-02       5,200              40.7              40.8             40.25             40.61             40.61
15-Apr-02       3,600              40.8                41              40.3              40.4              40.4
16-Apr-02       7,000             40.15             40.75              39.8             40.75             40.75
17-Apr-02         500             40.75              40.9             40.75              40.9              40.9
18-Apr-02         200              40.7              40.7              40.7              40.7              40.7
19-Apr-02         600              40.6              40.8              40.6              40.8              40.8
22-Apr-02         600                41                41                41                41                41
23-Apr-02       3,500              41.1              41.1             40.85             40.85             40.85
24-Apr-02       5,700              40.7              40.9             40.15             40.15             40.15
25-Apr-02       1,000                40             40.01             39.99                40                40
26-Apr-02       2,700              39.6              39.6             39.15             39.21             39.21
29-Apr-02      11,300             38.81              39.7              38.7              39.7              39.7
30-Apr-02       3,500              39.8              39.8             39.52             39.62             39.62
 1-May-02      14,700             39.55             40.99             39.37             39.51             39.51
 2-May-02         400              39.7              39.7              39.6              39.6              39.6
 3-May-02       9,300              39.5              40.8              39.5             40.25             40.25
 6-May-02       4,000             40.25              41.2             40.25              40.9              40.9
 7-May-02      12,100             40.98             41.75             40.98             41.35             41.35
 8-May-02         700             41.27             41.27             41.27             41.27             41.27
 9-May-02       1,800              41.1              41.1              40.2             40.41             40.41
10-May-02       1,000             40.45             40.45              40.3              40.4              40.4
13-May-02       8,000              40.4              40.4              39.5                40                40
14-May-02       1,300              39.9             39.99             39.71             39.99             39.99
15-May-02       3,600              39.9             40.91              39.9             40.41             40.41
16-May-02         200             40.21             40.21             40.21             40.21             40.21
17-May-02         500             40.26              40.5              40.2              40.2              40.2
20-May-02       1,000                40                40              39.8              39.8              39.8
21-May-02       4,100              39.7              39.9              38.6              38.6              38.6
22-May-02       1,500              38.4              38.4                38                38                38
23-May-02       1,300              38.2              38.5              38.2              38.3              38.3
24-May-02       2,500             38.05             38.05             37.05             37.05             37.05
28-May-02       5,600                37             37.45              36.6              36.6              36.6
29-May-02       3,000             36.73                37              36.6              36.6              36.6
30-May-02       1,700             36.68             36.93             36.68             36.93             36.93
31-May-02       6,800              36.9              37.4             35.72             35.72             35.72
 3-Jun-02      14,500              35.5             36.35              35.3             36.26             36.26
 4-Jun-02       1,700              36.4              36.7             36.35              36.7              36.7
 5-Jun-02       2,500              36.7              37.3              36.7              37.1              37.1
 6-Jun-02         100                37                37                37                37                37
 7-Jun-02       2,000             37.05              37.5             37.05              37.5              37.5
10-Jun-02       2,100              37.7             37.85              37.5              37.7              37.7
11-Jun-02       6,200              37.7                39             37.65                39                39
12-Jun-02       1,500                39             39.38                39             39.38             39.38
13-Jun-02       5,300             39.45             39.85              39.1              39.1              39.1
14-Jun-02       3,600              38.9              38.9             38.19             38.19             38.19
17-Jun-02         500              38.3              38.3              37.9              37.9              37.9
18-Jun-02         400              37.9              37.9             37.89             37.89             37.89
19-Jun-02         200              37.8              37.8             37.72             37.72             37.72
20-Jun-02         700             37.84             37.97             37.84             37.97             37.97
21-Jun-02         700              38.1              38.2              38.1              38.2              38.2
24-Jun-02       1,600              38.1             38.13              37.9              37.9              37.9
26-Jun-02         100              38.1              38.1              38.1              38.1              38.1
27-Jun-02       1,300                38              38.3                38              38.3              38.3
28-Jun-02       4,500              38.4             39.25              38.4             39.15             39.15
 1-Jul-02       3,300              39.2              39.6              39.2              39.4              39.4
 2-Jul-02         300              39.3              39.3              39.3              39.3              39.3
 3-Jul-02         800             39.15             39.15                39                39                39
 5-Jul-02       8,600             39.01             41.42                39             41.42             41.42
 8-Jul-02         400              41.1              41.2                41                41                41
 9-Jul-02         500              40.8              40.8              40.5              40.5              40.5

Historical Prices                                                   Page 1 of 7

[LOGO] YAHOO! FINANCE

HISTORICAL PRICES - FBA (FIRST BANKS AMERICA INC)               AS OF 05-JUL-02

   MORE INFO: Quote | Chart | News | Profile | Research | SEC | Msgs | Profile
              -----   -----   ----   -------   --------   ---   ----   -------

==================================================================
            Month     Day    Year               * Daily
    Start:  Jul       05     01                 o Weekly
      End:  Jul       05     02                 o Monthly
                                                o Dividends
==================================================================
                Ticker Symbol:  fba          Get Data
==================================================================

====================================================================================================
DATE               OPEN           HIGH            LOW           CLOSE        VOLUME           ADJ.
                                                                                             CLOSE*
====================================================================================================
Jul-05-02          39.01          41.42          39.00          41.42          8,600          41.42
Jul-03-02          39.15          39.15          39.00          39.00            800          39.00
Jul-02-02          39.30          39.30          39.30          39.30            300          39.30
Jul-01-02          39.20          39.60          39.20          39.40          3,300          39.40
Jun-28-02          38.40          39.25          38.40          39.15          4,500          39.15
Jun-27-02          38.00          38.30          38.00          38.30          1,300          38.30
Jun-26-02          38.10          38.10          38.10          38.10            100          38.10
Jun-24-02          38.10          38.13          37.90          37.90          1,600          37.90
Jun-21-02          38.10          38.20          38.10          38.20            700          38.20
Jun-20-02          37.84          37.97          37.84          37.97            700          37.97
Jun-19-02          37.80          37.80          37.72          37.72            200          37.72
Jun-18-02          37.90          37.90          37.89          37.89            400          37.89
Jun-17-02          38.30          38.30          37.90          37.90            500          37.90
Jun-14-02          38.90          38.90          38.19          38.19          3,600          38.19
Jun-13-02          39.45          39.85          39.10          39.10          5,300          39.10
Jun-12-02          39.00          39.38          39.00          39.38          1,500          39.38
Jun-11-02          37.70          39.00          37.65          39.00          6,200          39.00
Jun-10-02          37.70          37.85          37.50          37.70          2,100          37.70
Jun-07-02          37.05          37.50          37.05          37.50          2,000          37.50
Jun-06-02          37.00          37.00          37.00          37.00            100          37.00



Historical Prices                                                   Page 2 of 7

Jun-05-02          36.70          37.30          36.70          37.10          2,500          37.10
Jun-04-02          36.40          36.70          36.35          36.70          1,700          36.70
Jun-03-02          35.50          36.35          35.30          36.26         14,500          36.26
May-31-02          36.90          37.40          35.72          35.72          6,800          35.72
May-30-02          36.68          36.93          36.68          36.93          1,700          36.93
May-29-02          36.73          37.00          36.60          36.60          3,000          36.60
May-28-02          37.00          37.45          36.60          36.60          5,600          36.60
May-24-02          38.05          38.05          37.05          37.05          2,500          37.05
May-23-02          38.20          38.50          38.20          38.30          1,300          38.30
May-22-02          38.40          38.40          38.00          38.00          1,500          38.00
May-21-02          39.70          39.90          38.60          38.60          4,100          38.60
May-20-02          40.00          40.00          39.80          39.80          1,000          39.80
May-17-02          40.26          40.50          40.20          40.20            500          40.20
May-16-02          40.21          40.21          40.21          40.21            200          40.21
May-15-02          39.90          40.91          39.90          40.41          3,600          40.41
May-14-02          39.90          39.99          39.71          39.99          1,300          39.99
May-13-02          40.40          40.40          39.50          40.00          8,000          40.00
May-10-02          40.45          40.45          40.30          40.40          1,000          40.40
May-09-02          41.10          41.10          40.20          40.41          1,800          40.41
May-08-02          41.27          41.27          41.27          41.27            700          41.27
May-07-02          40.98          41.75          40.98          41.35         12,100          41.35
May-06-02          40.25          41.20          40.25          40.90          4,000          40.90
May-03-02          39.50          40.80          39.50          40.25          9,300          40.25
May-02-02          39.70          39.70          39.60          39.60            400          39.60
May-01-02          39.55          40.99          39.37          39.51         14,700          39.51
Apr-30-02          39.80          39.80          39.52          39.62          3,500          39.62
Apr-29-02          38.81          39.70          38.70          39.70         11,300          39.70
Apr-26-02          39.60          39.60          39.15          39.21          2,700          39.21
Apr-25-02          40.00          40.01          39.99          40.00          1,000          40.00
Apr-24-02          40.70          40.90          40.15          40.15          5,700          40.15
Apr-23-02          41.10          41.10          40.85          40.85          3,500          40.85
Apr-22-02          41.00          41.00          41.00          41.00            600          41.00




Historical Prices                                                   Page 3 of 7

Apr-19-02          40.60          40.80          40.60          40.80            600          40.80
Apr-18-02          40.70          40.70          40.70          40.70            200          40.70
Apr-17-02          40.75          40.90          40.75          40.90            500          40.90
Apr-16-02          40.15          40.75          39.80          40.75          7,000          40.75
Apr-15-02          40.80          41.00          40.30          40.40          3,600          40.40
Apr-12-02          40.70          40.80          40.25          40.61          5,200          40.61
Apr-11-02          41.60          41.60          40.90          40.90          2,000          40.90
Apr-10-02          41.15          41.55          41.04          41.55          4,300          41.55
Apr-09-02          41.30          41.35          41.20          41.35            600          41.35
Apr-08-02          40.80          41.20          40.80          41.20            700          41.20
Apr-05-02          39.81          41.40          39.31          41.00          9,300          41.00
Apr-04-02          42.00          42.00          40.00          40.01          9,400          40.01
Apr-03-02          41.65          42.50          41.60          42.09          6,500          42.09
Apr-02-02          41.00          41.90          41.00          41.59          2,800          41.59
Apr-01-02          40.98          41.00          40.68          41.00          4,500          41.00
Mar-28-02          40.50          40.98          40.20          40.98          2,300          40.98
Mar-27-02          40.50          40.70          40.50          40.70            400          40.70
Mar-26-02          40.00          40.80          40.00          40.40          7,300          40.40
Mar-25-02          40.25          40.28          39.65          39.80          3,400          39.80
Mar-22-02          40.00          40.38          40.00          40.38            700          40.38
Mar-21-02          40.20          40.20          40.00          40.20            900          40.20
Mar-20-02          41.00          41.50          40.40          40.40          3,500          40.40
Mar-19-02          41.40          42.00          40.80          40.80         16,400          40.80
Mar-18-02          41.05          43.00          41.05          41.30         44,400          41.30
Mar-15-02          40.85          42.10          40.85          41.01         22,100          41.01
Mar-14-02          39.20          42.90          38.40          41.00         70,500          41.00
Mar-13-02          37.55          42.60          36.50          39.40        146,800          39.40
Mar-12-02          38.95          40.20          34.50          37.80        101,900          37.80
Mar-11-02          39.65          42.10          38.50          39.20         59,800          39.20
Mar-08-02          41.50          43.20          36.85          39.75        155,100          39.75
Mar-07-02          37.75          42.10          37.75          41.40         41,300          41.40
Mar-06-02          36.05          38.00          36.05          37.70         15,500          37.70




Historical Prices                                                   Page 4 of 7

Mar-05-02          35.40          36.00          35.40          35.91          4,700          35.91
Mar-04-02          33.80          35.30          33.75          35.30         13,500          35.30
Mar-01-02          33.45          33.90          33.45          33.90          3,000          33.90
Feb-28-02          33.10          33.35          33.10          33.35          1,700          33.35
Feb-27-02          32.70          33.10          32.70          33.10          2,100          33.10
Feb-26-02          33.15          33.15          32.76          32.76          1,500          32.76
Feb-25-02          32.90          33.15          32.90          33.15          2,400          33.15
Feb-22-02          31.45          32.85          31.45          32.75         14,900          32.75
Feb-21-02          31.75          31.75          31.55          31.55          1,100          31.55
Feb-19-02          31.65          31.66          31.65          31.66            600          31.66
Feb-15-02          31.80          31.80          31.80          31.80            100          31.80
Feb-14-02          31.80          31.80          31.80          31.80            300          31.80
Feb-13-02          31.70          31.75          31.70          31.75            900          31.75
Feb-11-02          31.49          31.60          31.49          31.60            700          31.60
Feb-08-02          31.50          31.50          31.46          31.46          1,200          31.46
Feb-06-02          31.83          31.83          31.57          31.65          1,300          31.65
Feb-05-02          31.85          31.85          31.85          31.85            200          31.85
Feb-04-02          31.80          31.80          31.80          31.80            700          31.80
Feb-01-02          31.60          32.10          31.60          32.00          1,600          32.00
Jan-31-02          31.73          31.73          31.55          31.56          1,500          31.56
Jan-30-02          31.86          31.90          31.80          31.80          1,600          31.80
Jan-29-02          32.08          32.08          31.90          31.90            800          31.90
Jan-28-02          32.80          32.96          32.08          32.10         13,600          32.10
Jan-25-02          32.88          32.88          32.88          32.88            300          32.88
Jan-24-02          32.90          32.95          32.90          32.95            500          32.95
Jan-23-02          33.00          33.00          33.00          33.00            200          33.00
Jan-22-02          32.76          33.24          32.76          33.10          3,200          33.10
Jan-18-02          32.45          32.45          32.45          32.45            100          32.45
Jan-17-02          32.45          32.55          32.45          32.55          1,000          32.55
Jan-16-02          32.60          32.65          32.45          32.50          2,800          32.50
Jan-15-02          32.73          32.73          32.50          32.57          3,700          32.57
Jan-14-02          32.68          32.75          32.68          32.75            400          32.75




Historical Prices                                                   Page 5 of 7

Jan-11-02          32.70          32.80          32.50          32.60          4,400          32.60
Jan-10-02          32.61          32.61          32.58          32.60          1,700          32.60
Jan-09-02          32.55          32.60          32.55          32.60            500          32.60
Jan-08-02          32.30          32.50          32.30          32.50          1,500          32.50
Jan-07-02          31.80          32.23          31.80          32.23          5,000          32.23
Jan-04-02          31.70          31.75          31.70          31.75          1,500          31.75
Jan-03-02          31.60          31.65          31.57          31.65            900          31.65
Jan-02-02          31.60          31.60          31.52          31.52            800          31.52
Dec-31-01          31.22          31.65          31.15          31.52          4,300          31.52
Dec-28-01          31.30          31.30          31.30          31.30            100          31.30
Dec-27-01          31.20          31.30          31.20          31.30            300          31.30
Dec-26-01          31.25          31.35          31.20          31.25          1,100          31.25
Dec-24-01          31.40          31.40          31.40          31.40            800          31.40
Dec-21-01          31.10          31.40          31.10          31.40          2,600          31.40
Dec-20-01          31.20          31.30          31.11          31.20            800          31.20
Dec-19-01          31.30          31.30          31.30          31.30            100          31.30
Dec-18-01          31.20          31.20          31.20          31.20            700          31.20
Dec-17-01          30.60          31.15          30.55          31.15          5,700          31.15
Dec-14-01          30.65          30.70          30.65          30.70          4,500          30.70
Dec-13-01          30.50          30.65          30.50          30.65            700          30.65
Dec-11-01          30.45          30.45          30.45          30.45            100          30.45
Dec-10-01          30.38          30.53          30.31          30.40          2,100          30.40
Dec-07-01          30.30          30.40          30.22          30.40          2,000          30.40
Dec-06-01          30.10          30.41          30.10          30.41          1,700          30.41
Dec-05-01          30.15          30.15          30.00          30.00          3,600          30.00
Dec-04-01          30.55          30.55          30.25          30.26          1,100          30.26
Dec-03-01          30.41          30.45          30.40          30.45          3,200          30.45
Nov-30-01          30.50          30.50          30.40          30.40            700          30.40
Nov-29-01          29.90          30.50          29.90          30.50          1,700          30.50
Nov-28-01          30.00          30.00          30.00          30.00            100          30.00
Nov-27-01          30.30          30.30          30.13          30.13            600          30.13
Nov-23-01          30.30          30.40          30.30          30.40            600          30.40




Historical Prices                                                   Page 6 of 7

Nov-21-01          30.30          30.30          30.24          30.24            400          30.24
Nov-20-01          30.40          30.40          30.40          30.40            400          30.40
Nov-19-01          30.38          30.38          30.20          30.33          4,000          30.33
Nov-16-01          30.63          30.63          30.63          30.63            300          30.63
Nov-15-01          30.65          30.70          30.65          30.68          1,200          30.68
Nov-14-01          31.10          31.11          30.78          30.82          2,100          30.82
Nov-13-01          31.00          31.10          31.00          31.00          1,500          31.00
Nov-12-01          31.24          31.24          31.05          31.05          1,500          31.05
Nov-09-01          31.35          31.40          31.11          31.15          4,200          31.15
Nov-08-01          31.50          31.52          31.50          31.52          2,100          31.52
Nov-07-01          30.60          31.45          30.60          31.45          7,400          31.45
Nov-06-01          29.85          30.50          29.84          30.46          7,000          30.46
Nov-05-01          29.50          29.90          29.50          29.85          6,400          29.85
Nov-02-01          30.05          30.05          29.65          29.65          2,700          29.65
Nov-01-01          30.35          30.35          30.01          30.05          1,800          30.05
Oct-31-01          31.80          31.80          30.45          30.45         11,500          30.45
Oct-30-01          31.95          32.10          31.58          31.95          8,700          31.95
Oct-29-01          32.30          32.30          32.07          32.07          7,200          32.07
Oct-26-01          32.30          32.50          32.30          32.35          2,100          32.35
Oct-25-01          32.20          32.34          32.20          32.29          1,600          32.29
Oct-24-01          32.45          32.45          32.18          32.19          2,100          32.19
Oct-23-01          32.45          32.54          32.45          32.45          1,500          32.45
Oct-22-01          32.45          32.50          32.45          32.45          2,000          32.45
Oct-19-01          32.45          32.50          32.45          32.50            700          32.50
Oct-18-01          32.45          32.50          32.45          32.45          1,400          32.45
Oct-17-01          32.45          32.53          32.45          32.50          3,200          32.50
Oct-16-01          32.60          32.60          32.50          32.60          1,100          32.60
Oct-15-01          32.60          32.70          32.60          32.70            800          32.70
Oct-12-01          32.53          32.55          32.53          32.55          1,100          32.55
Oct-11-01          32.65          32.69          32.50          32.55          1,100          32.55
Oct-10-01          32.50          32.65          32.32          32.65          3,300          32.65
Oct-09-01          32.78          32.90          32.65          32.65          1,500          32.65




Historical Prices                                                   Page 7 of 7

Oct-08-01          32.90          32.95          32.90          32.93          1,400          32.93
Oct-05-01          32.90          32.90          32.70          32.85          3,100          32.85
Oct-04-01          32.80          33.19          32.80          32.85         14,900          32.85
Oct-03-01          31.15          32.60          31.15          32.40         15,200          32.40
Oct-02-01          31.45          31.55          31.10          31.10          3,600          31.10
Oct-01-01          30.75          31.40          30.75          31.35          6,200          31.35
Sep-28-01          30.00          30.70          30.00          30.65          4,000          30.65
Sep-27-01          29.50          30.01          29.50          29.90          6,400          29.90
Sep-26-01          28.35          29.50          28.35          29.50          5,200          29.50
Sep-25-01          28.46          28.46          28.10          28.25          7,600          28.25
Sep-24-01          27.75          28.31          27.75          28.31          4,100          28.31
Sep-21-01          28.10          28.10          27.65          27.70          2,600          27.70
Sep-20-01          28.75          28.75          28.10          28.10          3,800          28.10
Sep-19-01          29.00          29.00          28.70          28.70          1,300          28.70
Sep-18-01          28.95          29.05          28.91          29.00          1,100          29.00
Sep-17-01          29.10          29.10          28.74          28.90          3,800          28.90
Sep-10-01          28.29          29.25          28.19          29.24          7,300          29.24
Sep-07-01          28.00          28.50          27.99          28.49          7,900          28.49
Sep-06-01          27.35          28.11          27.35          28.00          2,000          28.00
Sep-05-01          28.05          28.05          27.24          27.31          7,100          27.31
=====================================================================================================

* adjusted for dividends and splits, please see FAQ.
                                     --------------

                             Questions or Comments?
                             ----------------------
              Copyright (c) 2002 Yahoo! Inc. All rights reserved.
                       Privacy Policy - Terms of Service
                       --------------   ----------------
              Historical chart data and daily updates provided by
                         Commodity Systems, Inc. (CSI).
                         ------------------------------
    Data and information is provided for informational purposes only, and is not intended for trading purposes. Neither Yahoo nor any of its data or content providers (such as CSI) shall be liable for any errors or delays in the content, or for any actions taken in reliance thereon.

Historical Prices                                                   Page 1 of 4

[LOGO] YAHOO! FINANCE

HISTORICAL PRICES - FBA (FIRST BANKS AMERICA INC)              AS OF 05-JUL-02

   MORE INFO: Quote | Chart | News | Profile | Research | SEC | Msgs | Profile
              -----   -----   ----   -------   --------   ---   ----   -------

==================================================================
            Month     Day    Year               o Daily
    Start:  Jul       05     00                 * Weekly
      End:  Jul       05     02                 o Monthly
                                                o Dividends
==================================================================
                Ticker Symbol:  fba          Get Data
==================================================================

====================================================================================================
DATE               OPEN           HIGH            LOW           CLOSE        VOLUME           ADJ.
                                                                                             CLOSE*
====================================================================================================
Jul-01-02          39.20          41.42          39.00          41.42          3,300          41.42
Jun-24-02          38.10          39.25          37.90          39.15          1,600          39.15
Jun-17-02          38.30          38.30          37.72          38.20            500          38.20
Jun-10-02          37.70          39.85          37.50          38.19          2,100          38.19
Jun-03-02          35.50          37.50          35.30          37.50         14,500          37.50
May-28-02          37.00          37.45          35.72          35.72          5,600          35.72
May-20-02          40.00          40.00          37.05          37.05          1,000          37.05
May-13-02          40.40          40.91          39.50          40.20          8,000          40.20
May-06-02          40.25          41.75          40.20          40.40          4,000          40.40
Apr-29-02          38.81          40.99          38.70          40.25         11,300          40.25
Apr-22-02          41.00          41.10          39.15          39.21            600          39.21
Apr-15-02          40.80          41.00          39.80          40.80          3,600          40.80
Apr-08-02          40.80          41.60          40.25          40.61            700          40.61
Apr-01-02          40.98          42.50          39.31          41.00          4,500          41.00
Mar-25-02          40.25          40.98          39.65          40.98          3,400          40.98
Mar-18-02          41.05          43.00          40.00          40.38         44,400          40.38
Mar-11-02          39.65          42.90          34.50          41.01         59,800          41.01
Mar-04-02          33.80          43.20          33.75          39.75         13,500          39.75
Feb-25-02          32.90          33.90          32.70          33.90          2,400          33.90
Feb-19-02          31.65          32.85          31.45          32.75            600          32.75




Historical Prices                                                   Page 2 of 4

Feb-11-02          31.49          31.80          31.49          31.80            700          31.80
Feb-04-02          31.80          31.85          31.46          31.46            700          31.46
Jan-28-02          32.80          32.96          31.55          32.00         13,600          32.00
Jan-22-02          32.76          33.24          32.76          32.88          3,200          32.88
Jan-14-02          32.68          32.75          32.45          32.45            400          32.45
Jan-07-02          31.80          32.80          31.80          32.60          5,000          32.60
Dec-31-01          31.22          31.75          31.15          31.75          4,300          31.75
Dec-24-01          31.40          31.40          31.20          31.30            800          31.30
Dec-17-01          30.60          31.40          30.55          31.40          5,700          31.40
Dec-10-01          30.38          30.70          30.31          30.70          2,100          30.70
Dec-03-01          30.41          30.55          30.00          30.40          3,200          30.40
Nov-27-01          30.30          30.50          29.90          30.40            600          30.40
Nov-19-01          30.38          30.40          30.20          30.40          4,000          30.40
Nov-12-01          31.24          31.24          30.63          30.63          1,500          30.63
Nov-05-01          29.50          31.52          29.50          31.15          6,400          31.15
Oct-29-01          32.30          32.30          29.65          29.65          7,200          29.65
Oct-22-01          32.45          32.54          32.18          32.35          2,000          32.35
Oct-15-01          32.60          32.70          32.45          32.50            800          32.50
Oct-08-01          32.90          32.95          32.32          32.55          1,400          32.55
Oct-01-01          30.75          33.19          30.75          32.85          6,200          32.85
Sep-24-01          27.75          30.70          27.75          30.65          4,100          30.65
Sep-10-01          28.29          29.25          27.65          27.70          7,300          27.70
Sep-04-01          26.92          28.50          26.92          28.49          5,000          28.49
Aug-27-01          27.60          27.75          26.80          26.90          1,100          26.90
Aug-20-01          30.60          30.65          27.68          27.68          1,900          27.68
Aug-13-01          30.28          30.75          30.20          30.75          7,500          30.75
Aug-06-01          29.60          30.35          29.15          30.18          9,500          30.18
Jul-30-01          28.80          29.66          28.40          29.66          6,500          29.66
Jul-23-01          26.85          30.00          26.85          28.70            800          28.70
Jul-16-01          26.50          26.85          26.20          26.85          4,500          26.85
Jul-09-01          22.80          26.65          22.80          26.31          6,400          26.31
Jul-02-01          23.80          23.80          22.61          22.65         24,000          22.65





Historical Prices                                                   Page 3 of 4

Jun-25-01          26.25          26.37          23.90          23.90          2,400          23.90
Jun-18-01          25.77          26.25          25.46          26.25          1,800          26.25
Jun-11-01          26.26          26.26          25.65          25.87          6,700          25.87
Jun-04-01          29.13          29.13          26.40          26.46          1,500          26.46
May-29-01          29.43          29.70          29.20          29.20         18,200          29.20
May-21-01          28.80          29.88          28.60          29.33          8,100          29.33
May-14-01          24.20          28.55          24.20          28.55         10,600          28.55
May-07-01          22.10          24.10          22.10          24.10            400          24.10
Apr-30-01          21.56          22.05          21.56          22.05          2,600          22.05
Apr-23-01          21.20          21.52          21.20          21.52          1,400          21.52
Apr-16-01          21.10          21.25          21.00          21.25          2,500          21.25
Apr-09-01          21.25          21.25          21.10          21.10            100          21.10
Apr-02-01          21.50          21.50          21.25          21.25            600          21.25
Mar-26-01          21.30          21.50          21.30          21.50          5,700          21.50
Mar-19-01          21.50          21.50          21.25          21.40          3,900          21.40
Mar-12-01          22.00          22.00          21.45          21.50            800          21.50
Mar-05-01          22.40          22.40          21.80          22.00          1,500          22.00
Feb-26-01          22.50          22.60          22.29          22.40          3,300          22.40
Feb-20-01          22.25          22.80          22.25          22.50          8,100          22.50
Feb-12-01          21.50          22.08          21.50          22.00          1,100          22.00
Feb-05-01          21.00          21.75          21.00          21.70          3,100          21.70
Jan-29-01          20.00          20.99          20.00          20.99          2,000          20.99
Jan-22-01          18.88          19.75          18.75          19.75          1,200          19.75
Jan-17-01          18.00          18.63          17.94          18.63          1,100          18.62
Jan-11-01          17.94          17.94          17.69          17.94          2,800          17.94
Jan-02-01          17.88          18.00          17.75          17.75            200          17.75
Dec-26-00          17.13          17.63          17.13          17.63            300          17.63
Dec-18-00          17.13          17.13          17.13          17.13            300          17.13
Dec-12-00          16.06          17.25          16.06          17.00            800          17.00
Dec-04-00          17.13          17.13          16.88          16.88          2,400          16.88
Nov-27-00          17.25          17.25          17.13          17.19          1,400          17.19
Nov-20-00          17.00          17.00          17.00          17.00            600          17.00





Historical Prices                                                   Page 4 of 4

Nov-06-00          15.88          16.75          15.88          16.75          2,000          16.75
Oct-30-00          15.06          15.88          15.06          15.88          1,100          15.88
Oct-23-00          14.00          15.06          14.00          15.06         15,000          15.06
Oct-16-00          15.50          15.50          14.00          14.00          1,800          14.00
Oct-09-00          16.94          17.00          15.75          15.75          8,700          15.75
Oct-02-00          17.63          17.63          17.31          17.38          4,800          17.38
Sep-25-00          18.13          18.13          17.75          17.81            800          17.81
Sep-18-00          18.38          18.38          18.13          18.13            400          18.13
Sep-12-00          19.00          19.00          18.13          18.13            400          18.13
Sep-05-00          19.00          19.00          19.00          19.00            500          19.00
Aug-28-00          18.88          19.25          18.81          19.06          1,000          19.06
Aug-22-00          18.25          18.63          17.69          18.63          3,700          18.63
Aug-14-00          17.75          18.50          17.75          18.19            700          18.19
Aug-07-00          17.88          17.88          17.63          17.75            100          17.75
Jul-31-00          18.25          18.50          18.00          18.00          2,000          18.00
Jul-27-00          18.19          18.25          18.19          18.25          1,700          18.25
Jul-17-00          18.00          18.13          18.00          18.06            400          18.06
Jul-12-00          18.13          18.13          17.81          18.00          3,000          18.00
Jul-06-00          18.00          18.00          18.00          18.00            600          18.00

* adjusted for dividends and splits, please see FAQ.
                                            -------

                             Questions or Comments?
                             ----------------------
              Copyright (c) 2002 Yahoo! Inc. All rights reserved.
                       Privacy Policy - Terms of Service
                       --------------   ----------------
              Historical chart data and daily updates provided by
                         Commodity Systems, Inc. (CSI).
                         ------------------------------
    Data and information is provided for informational purposes only, and is not intended for trading purposes. Neither Yahoo nor any of its data or content providers (such as CSI) shall be liable for any errors or delays in the content, or for any actions taken in reliance thereon.

                                                                         Tab 3







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* VALUATION SUMMARY

============================================================================

                     SUMMARY OF VALUATION METHODOLOGIES

Three basic valuation methodologies have been considered during our analysis of the common stock of FBA. These methods are as follows:


         A.   Comparable Trading Values Approach

              1.   Price / Earnings
              2.   Price / LTM Earnings
              3.   Price / Book
              4.   Price / Tangible Book
              5.   Price / Assets
              6.   Price / Deposits


         B.   Free Cash Flow / Net Present Value Analysis

         C.   Potential Acquisition Valuation Analysis


The value of FBA has been determined on a "GOING CONCERN" basis.

In determining the value of FBA, we evaluated all three approaches on an equally weighted basis. Other basic tests were reviewed to confirm the range that was developed. Of the three methodologies used, the Comparison to Peer Trading Values method produced the highest per share value at $40.77 per share, while the Potential Acquisition Valuation method produced the lowest value at $37.48 per share.

Exhibit I summarizes the valuation ranges indicated by the various approaches and also provides pricing statistics based on FBA's estimated valuation.

After considering all of the relevant factors, it is our opinion that based on the methods and assumptions used in this valuation, the estimated value for the minority shares of First Banks America, Inc.'s common stock, on a "GOING CONCERN" basis, is approximately $39.12 as of August 3, 2002.

The following sections of this book are supporting analyses of our valuation.




============================================================================
                                                   BAXTER FENTRISS & COMPANY

EXHIBIT I

=============================================================================================
                                  FIRST BANKS AMERICA, INC.
                         SUMMARY OF VARIOUS VALUATION METHODOLOGIES (1)
=============================================================================================

                                                               FIRST BANKS AMERICA, INC.

                                                               VALUE OF MINORITY INTEREST

                                                                TOTAL             PER SHARE
                                                                -----             ---------
COMPARISON TO PEER TRADING VALUES                            $33,072,853            $40.77

DCF / NPV ANALYSIS                                           $31,728,807            $39.11

POTENTIAL ACQUISITION VALUATION                              $30,402,837            $37.48

ESTIMATE OF FAIR MARKET VALUE FOR FBA'S MINORITY SHARES      $31,734,833            $39.12
=============================================================================================

==================================================================================================
SUMMARY PRICING STATISTICS BASED ON ESTIMATE OF FAIR MARKET VALUE     FBA FINANCIAL      PRICING
                                                                          DATA         STATISTICS
                                                                      -------------    ----------
PRICE / ADJUSTED LTM EARNINGS (X)                                          $2.51         15.57
PRICE / BOOK VALUE (X)                                                    $23.50        166.48%
PRICE / TANGIBLE BOOK VALUE (X)                                           $15.40        253.96%
PRICE ON DEPOSITS (%)                                                    $196.71         19.89%
PRICE TO ASSETS (%)                                                      $238.52         16.40%
==================================================================================================

(1) USES 811,217 TOTAL SHARES OUTSTANDING FOR THE MINORITY INTEREST

                                                                        Tab 3A







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* COMPARABLE TRADING VALUES

============================================================================

COMPARABLE TRADING VALUES APPROACH
----------------------------------

The Comparable Trading Values approach allows a determination of value for the minority shares of FBA using the financial data of publicly traded financial institutions from select markets across the United States. Certain trading statistics of these institutions are used to provide an estimated market price for FBA. This analysis incorporates average price / annualized adjusted second quarter earnings, average price / Latest Twelve Months ("LTM") earnings, average price / book, average price / tangible book, average price / assets, and average price / deposit multiples in order to establish valuation parameters.

We reviewed pricing statistics of sixty publicly traded banks operating in various markets that were comparable in size to FBA. Specifically we chose banks that were between $2 billion and $10 billion in total assets. Multiples were compiled in order to produce average pricing statistics. The institutions used for this analysis are listed in Appendix 6-C. The analysis indicated that the average price / annualized second quarter earnings was 14.22x, the average price / LTM earnings was 16.12x. The average price / book multiple was 2.01x, the average price / tangible book multiple was 2.32x. The average price to assets was 17.30% while the average price to deposits was 23.07%.

Applying these averages to FBA's June 30, 2002 financial data, gives a value per share of $34.59 based on average price / annualized adjusted second quarter earnings, $40.50 based on average price / LTM earnings, $47.13 based on average price / book and $35.75 based on average price / tangible book. The average price / assets was $41.26 while the average price / deposits was $45.38. When these prices are averaged together, the result is a value of $40.77. These calculations are shown in Exhibit II.






============================================================================
                                                   BAXTER FENTRISS & COMPANY

EXHIBIT II

===================================================================================================================================
                                                     FIRST BANKS AMERICA, INC.
                                               COMPARISON TO PEER TRADING VALUES (1)
===================================================================================================================================

                                                                       COMPARATIVE                FBA (2)              RESULTING
                                                                         PRICING                 FINANCIAL               SHARE
PRICING STATISTICS FROM PEER GROUP                                      STATISTICS              INFORMATION             PRICES
                                                                     ----------------         ----------------       ------------

PRICE TO ANNUALIZED ADJUSTED SECOND QUARTER EPS (3)                       14.22                     $2.43               $34.59

PRICE TO ADJUSTED LTM EARNINGS PER SHARE (4)                              16.12                     $2.51               $40.50

PRICE TO BOOK VALUE PER SHARE                                            200.57%                   $23.50               $47.13

PRICE TO TANGIBLE BOOK VALUE PER SHARE                                   232.09%                   $15.40               $35.75

PRICE TO ASSETS PER SHARE                                                 17.30%                  $238.52               $41.26

PRICE TO DEPOSITS PER SHARE                                               23.07%                  $196.71               $45.38



===================================================================================================================================
AVERAGE                                                                                                                 $40.77

HIGH POINT                                                                                                              $47.13

LOW POINT                                                                                                               $34.59
===================================================================================================================================

(1) PRICING DERIVED FROM A GROUP OF 61 PEER BANKS WITH ASSETS BETWEEN $2 BILLION AND $10 BILLION. PRICING DATA AS OF 08/02/02
(2) USES FBA'S NORMALIZED SECOND QUARTER EARNINGS ANNUALIZED TO DETERMINE P/E RATIO
(3) FBA FINANCIAL INFORMATION AS REPORTED FOR 06/30/02 FROM PUBLIC SOURCES
(4) LTM EARNINGS PER SHARE ASSUMES ADJUSTMENTS MADE TO 2001 EPS AND 06/30/02 FIRST QUARTER EPS-SEE SUPPORT SCHEDULE

                                                                        Tab 3B







                                              BAXTER FENTRISS AND COMPANY
                                           ==================================

  FIRST BANKS AMERICA, INC.










* DISCOUNTED CASH FLOW / NET PRESENT VALUE

============================================================================

DISCOUNTED FREE CASH FLOW / NET PRESENT VALUE APPROACH
------------------------------------------------------

This approach determines the fair market value of an on going business entity based on its earnings capacity, operating cash flow, and its theoretical capacity to pay dividends while still retaining equity to support future, sustainable growth.

The discounted free cash flow/present value analysis approach requires projecting cash flows for an extended period of time, estimating a terminal value, and discounting the future free cash flows back to the valuation date. The discounted cash flow calculation consists of three major components: (1) future free cash flows and or potential equity flows; (2) a terminal value; and (3) the required rate of return.

The future cash flows are projected by forecasting earnings growth and potential dividend payout. While various growth rates can produce different results, it is best to view a range of growth estimates in order to choose a "likely" scenario. Economic conditions in general, as well as local economic conditions, competition, management, and other non-quantifiable variables can impact future real growth.

The required rate of return is the expected return required by "investors" for investments with similar risk profiles. Typically, the required rates of return of publicly traded banks are approximately 500-700 basis points over the US Treasury 10 year note. As of the July 5, 2002, the US Treasury 10 year note was yielding 4.83%. Using this as a benchmark, the required rate should currently fall between approximately 10.00% and 12.00%. This analysis incorporates a discount rate, or required return of 11.00%.

The terminal value was calculated by treating the free cash flow in the fifteenth time period as a perpetuity and then discounting it to obtain a present value. The same 11.00% discount rate was used to discount the perpetuity to get the final period's equity flow.

Exhibits III and IV further indicate the assumptions developed for FBA, the cash flow assumptions, and potential equity flows.

The valuation of FBA common stock using this analysis indicates a value of $39.11.






============================================================================
                                                   BAXTER FENTRISS & COMPANY


EXHIBIT III

===================================================================================================================================
                                                     FIRST BANKS AMERICA, INC.
                                    SUMMARY OF DISCOUNTED CASH FLOW - NET PRESENT VALUE METHOD
                                      BASE ASSUMPTIONS - DATA IN (000'S), EXCEPT PERCENTAGES
===================================================================================================================================


============================================================
CAPITALIZATION RATE                                   7.50%
============================================================

                                                                ------------------------------------------------------------------
                                                                                               YEAR

                                                                        1            2            3            4            5
                                                                     ===========================================================
NET INCOME - ASSUMPTIONS

                      FIRST BANKS AMERICA, INC.                      $25,032      $34,458      $38,029      $42,782      $48,130



                                                                ------------------------------------------------------------------



EXHIBIT IV

===========================================================================================================
                                       FIRST BANKS AMERICA, INC
                             DISCOUNTED FREE CASH FLOW / NET PRESENT VALUE
                                           MODEL ASSUMPTIONS
===========================================================================================================


----------------------------------------------------------                    =============================
DATA AS OF:                                    06/30/2002                       11.00%             $39.11
                                                                              =============================

SHAREHOLDER'S EQUITY                         $301,887,000
ENDING SHARES OUTSTANDING                      12,847,160
FORECAST 2003 EPS                                   $2.68
ESTIMATED 2002 EPS                                  $1.95
BOOK VALUE PER SHARE                               $23.50
TANGIBLE BOOK VALUE PER SHARE                      $15.40
LONG TERM GROWTH RATE                              12.50%
DISCOUNT RATE:                                     11.00%
----------------------------------------------------------

===========================================================================================================
                                                   YEAR        YEAR        YEAR        YEAR        YEAR
FIRST BANKS AMERICA, INC.                           1           2           3           4           5
                                     2001          2002        2003        2004        2005        2006
===========================================================================================================
CAPITAL RATE                            7.50%
ROA                                     1.44%       0.82%       1.06%       1.06%       1.06%       1.06%
GROWTH                                             12.50%      12.50%      12.50%      12.50%      12.50%

AVERAGE TOTAL ASSETS                2,749,274   3,042,407   3,254,910   3,592,186   4,041,209   4,546,360

YEAR END ASSETS                     3,060,988   3,119,486   3,380,881   3,803,491   4,278,928   4,813,793

EQUITY(AVG)                           231,147     297,833     327,578     363,821     404,227     449,683

YEAR END EQUITY                       285,317     310,349     344,807     382,836     425,618     473,748

BASE INCOME                            39,615      25,032      34,458      38,029      42,782      48,130

TOTAL INCOME                           39,615      25,032      34,458      38,029      42,782      48,130

EST. ROAE                                           8.40%      10.52%      10.45%      10.58%      10.70%
EST. ROAA                                           0.82%       1.06%       1.06%       1.06%       1.06%
EST. SHARES                                        12,847      12,847      12,847      12,847      12,847
EST. EPS                                             1.95        2.68        2.96        3.33        3.75
EST. BOOK VALUE YEAR END                            24.16       26.84       29.80       33.13       36.88
EST. E/A                                            9.95%      10.20%      10.07%       9.95%       9.84%
REQUIRED EQUITY                                   233,961     253,566     285,262     320,920     361,035
EST. NET EQUITY FLOWS                              76,388      14,853       6,333       7,124       8,015



===============================================================================================
                                       YEAR        YEAR        YEAR        YEAR        YEAR
FIRST BANKS AMERICA, INC.               6           7           8           9           10
                                       2007        2008        2009        2010        2011
===============================================================================================
CAPITAL RATE
ROA                                     1.06%       1.06%       1.06%       1.06%       1.06%
GROWTH                                 12.50%      12.50%      12.50%      12.50%      12.50%

AVERAGE TOTAL ASSETS                5,114,656   5,753,987   6,473,236   7,282,390   8,192,689

YEAR END ASSETS                     5,415,518   6,092,457   6,854,015   7,710,766   8,674,612

EQUITY(AVG)                           500,821     558,351     623,072     695,884     777,797

YEAR END EQUITY                       527,894     588,808     657,337     734,432     821,163

BASE INCOME                            54,146      60,914      68,529      77,095      86,732

TOTAL INCOME                           54,146      60,914      68,529      77,095      86,732

EST. ROAE                              10.81%      10.91%      11.00%      11.08%      11.15%
EST. ROAA                               1.06%       1.06%       1.06%       1.06%       1.06%
EST. SHARES                            12,847      12,847      12,847      12,847      12,847
EST. EPS                                 4.21        4.74        5.33        6.00        6.75
EST. BOOK VALUE YEAR END                41.09       45.83       51.17       57.17       63.92
EST. E/A                                9.75%       9.66%       9.59%       9.52%       9.47%
REQUIRED EQUITY                       406,164     456,934     514,051     578,307     650,596
EST. NET EQUITY FLOWS                   9,017      10,144      11,412      12,838      14,443

                                                                        Tab 3C







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* POTENTIAL ACQUISITION VALUATION ANALYSIS

============================================================================

POTENTIAL ACQUISITION VALUATION ANALYSIS
----------------------------------------

As part of its valuation analysis, Baxter Fentriss considered the potential acquisition of FBA by another financial institution. In this analysis, it is assumed that a prospective acquiror would obtain a significant level of cost savings, and be able to finance the acquisition primarily with cash. Furthermore, the acquiror would not accept earnings dilution once the full level of cost savings is achieved. Generally, acquirors would reach a price where the transaction becomes dilutive. In this analysis the following assumptions were considered: (1) the incremental impact to an acquiror's stream of earnings; (2) the price paid by the acquiror for FBA's on-going earnings; (3) a potential level of economies; (4) financing costs; and (5) the amortization of intangibles created from the acquisition. The assumptions applied are deemed appropriate for an organization such as FBA, the types of institutions which are capable of acquiring FBA, and for FBA's current financial condition.

The key assumptions are as follows:

    * FBA's estimated net income of $2.75 per share or $32.8 million for the year ending December 31, 2002. This is a pretax earnings figure of $52.9 million.

    *    Balance Sheet information as of June 30, 2002 as follows:

              *    Assets                        $ 3,062.4 million
              *    Deposits                      $ 2,527.1 million
              *    Equity                        $   301.9 million
              *    Shares Outstanding            12,847,160

    *    A financing rate of 6.25%

    *    A tax rate of 39.00%

    *    Core Deposit Premium Intangible equal to 6.00% of total deposits

    * Amortization period of Core Deposit Premium Intangible of seven years using the straight-line method.

This valuation approach yields a value for First Banks, as a whole, of approximately $566.5 million or $44.09 per share. This valuation, however, is for a minority ownership position. Consequently, any value for the entity as a whole must then be discounted. A minority discount of 15.00% has been applied. This results in a value of $37.48 for FBA's minority interest shares.

This value produces the following pricing statistics, based on the Bank's June 30, 2002, financial information. We have used a normalized earnings figure to calculate price / earnings.


============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
Price / Earnings                      15.42x
Price / LTM Earnings                  14.93x
Price / Equity                        159.5%
Price / Tangible Equity               243.4%
Price / Deposits                      19.05%
Price / Assets                        15.71%

This methodology is supported by the data in Exhibit V-A and Exhibit V-B.









============================================================================
                                                   BAXTER FENTRISS & COMPANY


EXHIBIT V - A

======================================================================================================================
                                              FIRST BANKS AMERICA, INC.
                                                  ACQUISITION MODEL
                                       (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
======================================================================================================================
         ASSUMPTIONS


           ESTIMATED 2002 PRETAX EARNINGS                                                 $52,913.2

           POTENTIAL PRE-TAX ECONOMIES:                                                   $18,000.0

                                         NIE BASE:                    $90,000.0

                                         ECONOMIES:                       20.0%

         ASSETS:                                                                       $3,062,478.0

         EQUITY:                                                                         $301,887.0

         DEPOSITS:                                                                     $2,527,115.0

         SHARES OUTSTANDING:                                                                 12,847

         FINANCING RATE:                                                                      6.25%

         CORE DEPOSIT AMORTIZATION PERIOD: (2)                                                    7

         TAX RATE:                                                                            39.0%


(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/2002
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD


EXHIBIT V - B

===================================================================================================================================
                                                     FIRST BANKS AMERICA, INC.
                                                         ACQUISITION MODEL
                                              (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
===================================================================================================================================


FIRST BANKS AMERICA, INC. EARNINGS CONTRIBUTION ESTIMATE

===================================================================================================================================
PRICE / BASE BOOK (X)             1.700      1.750      1.800      1.876      1.900       1.950       2.000       2.050       2.100
PRICE / EARNINGS (X)              15.90      16.37      16.84      17.55      17.77       18.24       18.71       19.17       19.64
PREMIUM / DEPOSITS (%)             8.36       8.96       9.56      10.47      10.75       11.35       11.95       12.54       13.14
===================================================================================================================================

===================================================================================================================================
TOTAL PRICE                  $513,207.9 $528,302.3 $543,396.6 $566,454.8 $573,585.3  $588,679.7  $603,774.0  $618,868.4  $633,962.7
PRICE PER SHARE                  $39.95     $41.12     $42.30     $44.09     $44.65      $45.82      $47.00      $48.17      $49.35
===================================================================================================================================

  ESTIMATED 2002 PRETAX
   EARNINGS                   $52,913.2  $52,913.2  $52,913.2  $52,913.2  $52,913.2   $52,913.2   $52,913.2   $52,913.2   $52,913.2

  POTENTIAL PRE-TAX
   ECONOMIES:                 $18,000.0  $18,000.0  $18,000.0  $18,000.0  $18,000.0   $18,000.0   $18,000.0   $18,000.0   $18,000.0
                              ---------  ---------  ---------  ---------  ---------   ---------   ---------   ---------   ---------
  PRETAX CONTRIBUTION         $70,913.2  $70,913.2  $70,913.2  $70,913.2  $70,913.2   $70,913.2   $70,913.2   $70,913.2   $70,913.2

LESS:

FINANCING COSTS               $32,075.5  $33,018.9  $33,962.3  $35,403.4  $35,849.1   $36,792.5   $37,735.9   $38,679.3   $39,622.7
CORE DEPOSIT AMORTIZATION (2) $21,661.0  $21,661.0  $21,661.0  $21,661.0  $21,661.0   $21,661.0   $21,661.0   $21,661.0   $21,661.0
                              ---------  ---------  ---------  ---------  ---------   ---------   ---------   ---------   ---------
  PRETAX ADJUSTMENTS          $53,736.5  $54,679.9  $55,623.3  $57,064.4  $57,510.1   $58,453.5   $59,396.9   $60,340.3   $61,283.7

ESTIMATED TAXES               $15,146.7  $14,778.8  $14,410.9  $13,848.8  $13,675.0   $13,307.1   $12,939.2   $12,571.2   $12,203.3
                              ---------  ---------  ---------  ---------  ---------   ---------   ---------   ---------   ---------

ADJUSTED NET CONTRIBUTION      $2,030.0   $1,454.6     $879.1       $0.0    ($271.8)    ($847.3)  ($1,422.8)  ($1,998.3)  ($2,573.7)



========================================================================
PER SHARE VALUE AT BREAKEVEN POINT (3)                            $44.09

LESS: MINORITY INTEREST DISCOUNT OF 15.00%                         $6.61
                                                                --------


VALUE OF MINORITY INTEREST SHARES                                 $37.48
========================================================================

(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS
    USING STRAIGHT LINE METHOD
(3) THE PRICE AT WHICH THE EARNINGS CONTRIBUTION FROM THE ACQUIRED ENTITY BECOMES NEGATIVE
    AFTER CONSIDERING ECONOMIES, AMORTIZATION OF INTANGIBLES AND FINANCING COSTS

                                                                         Tab 4







                                              BAXTER FENTRISS AND COMPANY
                                           ==================================

  FIRST BANKS AMERICA, INC.










* NORMALIZED 2001 & 2002 EARNINGS

============================================================================

NORMALIZED EARNINGS ANALYSIS
----------------------------

As part of its valuation of First Banks America, Baxter Fentriss examined the earnings stream of the Bank as reported according to GAAP. The requirements of GAAP mandate that a company report to its shareholders income and expense items that are not necessarily part of the on-going or recurring income stream. Certain one-time events are reported in GAAP earnings and must be removed in order to obtain a more accurate assessment of the on-going earnings capability of the company, and thus a more accurate valuation of the company's equity. Such items for financial institutions may include but are not limited to:

         Data Processing Conversion Expenses
         Gains or Losses on Sales of Securities
         Merger / Acquisition Expenses
         Contract Termination Fees


We have examined FBA's income statement for the year ending December 31, 2001 and interim financial reports for 2002 for such items. The following analyses estimate normalized earnings streams for both years.







============================================================================
                                                   BAXTER FENTRISS & COMPANY

====================================================================================================
                                      FIRST BANKS AMERICA, INC.
                                      NORMALIZED 2001 EARNINGS
====================================================================================================

                                                                 REPORTED                  ADJUSTED
                                                                12/31/2001                12/31/2001
                                                                ====================================
PRE TAX NET INCOME FOR FISCAL YEAR ENDING 12/31/01                $53,885


ADJUSTMENTS

MISCELLANEOUS PROFESSIONAL FEES                                                  $150
LOSS ON SALE OF SALE OF SECURITIES                                               $418
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLES (1)                                   $765
DATA PROCESSING CONVERSION EXPENSE (2)                                           $300
ACCUMULATION OF MISCELLANEOUS ONE-TIME CHARGES                                   $160
DIFFERENCE IN AMORTIZATION OF GOODWILL (3)                                     $4,854
DERIVATIVE INCOME (4)                                                        ($10,173)
                                                                             ---------

ADJUSTED PRE-TAX EARNINGS                                                     $50,359

LESS: TAXES (USING A RATE OF 39.00%) (5)                                                   $17,747


====================================================================================================
NET INCOME                                                                                 $32,612

EARNINGS PER SHARE                                                                           $2.54
====================================================================================================


(1) PER ANNUAL REPORT
(2) IN 2001 FBA CONVERTED THE DATA PROCESSING SYSTEMS OF SEVERAL OF ITS PREVIOUS ACQUISITIONS WITH AN APPROXIMATE COST OF $300 THOUSAND.
(3) AMORTIZATION OF GOODWILL IS NO LONGER APPLICABLE PER FASB 141 & 142
(4) INCOME FROM DERIVATIVES IS ONE-TIME AND SHOULD NOT BE INCLUDED IN ONGOING EARNINGS STREAM
(5) IN 2001 FBA BENEFITED FROM THE USE OF NET OPERATING LOSSES RESULTING IN
    A LOWER TAX RATE, THAN IN PREVIOUS YEARS.
    THE TAX RATE USED IS AN AVERAGE OF THE THREE PRIOR YEARS.

=============================================================================================================================
                                                  FIRST BANKS AMERICA, INC.
                                   ADJUSTED EARNINGS FOR THE FIRST TWO QUARTERS OF 2002 (1)
=============================================================================================================================

                                                                                     ADJUSTED                      ADJUSTED
                                                                                    03/31/2002                    06/30/2002
                                                                             ------------------            ------------------
REPORTED NET INCOME                                                                      $5,202                        $4,800
------------------------

ADJUSTMENTS
------------------------

REPORTED PROVISION FOR QUARTERS ENDING 03/31/02 & 06/30/02                   $7,700                        $7,800
NORMALIZED PROVISION USING ESTIMATE BASED ON BUDGETED FINANCIALS (2)         $2,861                        $2,861
                                                                             ------                        ------

NORMALIZED PROVISION NET OF IMPACT FOR TAXES                                 $4,839                        $4,939

LESS: TAXES (USING A MARGINAL TAX RATE OF 39.00%)                            $1,887                        $1,926

NET ADJUSTMENTS                                                                          $2,952                        $3,013


=============================================================================================================================
ADJUSTED NET INCOME                                                                      $8,154                        $7,813

EARNINGS PER SHARE                                                                        $0.63                         $0.61
=============================================================================================================================

(1) DATA IN ($000'S) EXCEPT THE PER SHARE INFORMATION
(2) PROVISION ADJUSTED TO REFLECT NORMALIZED CHARGE-OFF LEVELS - SEE SUPPORT SCHEDULE ON
    NEXT PAGE

                                                      -----------------------------------------------------------------------
                                                                                               ==============================
NET CHARGE-OFFS TO AVERAGE GROSS LOANS                                                         PROFORMA                0.494%
                                                                                               ==============================

          2002 NORMALIZED PROVISION FOR 1ST AND 2ND QUARTER                                    03/31/2002          06/30/2002
---------------------------------------------------------------------

REPORTED PROVISION                                                                             $7,700,000          $7,800,000

NORMALIZED PROVISION LEVEL (3)                                                                 $2,860,797          $2,860,797
                                                                                               ----------          ----------

PRE-TAX EARNINGS ADJUSTMENT                                                                    $4,839,203          $4,939,203

(3) ASSUMES AVERAGE OF 0.494% BASED ON 2003 PROJECTIONS - SEE SUPPORT
    SCHEDULE


==================================================================================================================================
                                                     FIRST BANKS AMERICA, INC.
                                              ANALYSIS OF PROJECTED NET CHARGE-OFF'S
                                               PROFORMA 2003 (DOLLARS IN $000'S) (1)
==================================================================================================================================
                                               ===================================================================================
                                                 PROFORMA                                   2003
                                                12/31/2002     JAN         FEB         MAR         APR         MAY         JUN
                                               ===================================================================================

AVERAGE GROSS LOANS                             $2,315,882  $2,328,586  $2,354,056  $2,379,855  $2,405,987  $2,432,455  $2,459,263

BEGINNING ALLOWANCE FOR LOAN LOSSES                $42,721     $42,459     $42,288     $42,500     $42,712     $42,926     $43,140

PROVISION                                          $22,700      $1,200      $1,200      $1,200      $1,200      $1,200      $1,200

ENDING ALLOWANCE FOR LOAN LOSSES                   $42,459     $42,288     $42,500     $42,712     $42,926     $43,140     $43,356
                                               ===================================================================================

NET CHARGE OFF'S                                   $22,962      $1,371        $988        $988        $986        $986        $984

==================================================================================================================================
ALLOWANCE TO AVERAGE GROSS LOANS                     1.83%       1.82%       1.81%       1.79%       1.78%       1.77%       1.76%
==================================================================================================================================



==================================================================================================================================
NET CHARGE OFF'S

           =======================================================================================================================
           DOLLARS                                              $1,371        $988        $988        $986        $986        $984

           PERCENTAGE OF AVG. GROSS LOANS                       0.059%      0.042%      0.042%      0.041%      0.041%      0.040%
           =======================================================================================================================

AVERAGE GROSS LOANS                                         $2,475,553

PROFORMA NET CHARGE OFF'S AS A PERCENTAGE                       0.494%
   OF AVERAGE GROSS LOANS
==================================================================================================================================


                                               ========================================================================
                                                                                2003
                                                   JUL         AUG         SEP         OCT         NOV         DEC
                                               ========================================================================

AVERAGE GROSS LOANS                             $2,486,414  $2,513,911  $2,541,759  $2,569,962  $2,598,523  $2,627,446

BEGINNING ALLOWANCE FOR LOAN LOSSES                $43,356     $43,573     $43,791     $44,010     $44,230     $44,451

PROVISION                                           $1,200      $1,200      $1,200      $1,200      $1,200      $1,200

ENDING ALLOWANCE FOR LOAN LOSSES                   $43,573     $43,791     $44,010     $44,230     $44,451     $44,673
                                               ========================================================================

NET CHARGE OFF'S                                      $983        $982        $981        $980        $979        $978

=======================================================================================================================
ALLOWANCE TO AVERAGE GROSS LOANS                     1.75%       1.74%       1.73%       1.72%       1.71%       1.70%
=======================================================================================================================



=======================================================================================================================
NET CHARGE OFF'S

           ============================================================================================================
           DOLLARS                                    $983        $982        $981        $980        $979        $978

           PERCENTAGE OF AVG. GROSS LOANS           0.040%      0.039%      0.039%      0.038%      0.038%      0.037%
           ============================================================================================================

AVERAGE GROSS LOANS

PROFORMA NET CHARGE OFF'S AS A PERCENTAGE
   OF AVERAGE GROSS LOANS
=======================================================================================================================

(1) DATA PROVIDED BY FBA MANAGEMENT FROM 2002 AND 2003 BUDGET INFORMATION

                                                                         Tab 5







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* PEER GROUP COMPARISON

============================================================================

PEER GROUP COMPARISON
---------------------

In conducting its valuation, Baxter Fentriss compared the financial performance and condition of First Banks America, Inc. to sixty banks in select markets across the nation. The parameters for the peer group were; they must be a publicly traded institution; and they must have total assets between $2 billion and $10 billion. We focused on institutions in the West, Southwest, Midwest and Southeast regions due to similarity and proximity to FBA's markets of California and Texas.

Below is a summary of some of the observations we made:

EARNINGS ANALYSIS: FBA's net income for the three months ended March 31, 2002 was $5,202,000, which represented a return on average assets ("ROAA") of .69% and a return on average equity ("ROAE") of 7.14%. Earnings for the year ending December 31, 2001 were $39,615,000 or $3.25 per share on a diluted basis. This earnings level represented an ROAA of 1.44% and an ROAE of 17.14%. FBA's ROAA and ROAE for the year ending December 31, 2000 were 1.32% and 15.86% respectively. For comparison purposes, the ROAA for FBA's peer group for the three months ending March 31, 2002 and the years ending December 31, 2001 and December 31, 2000, was 1.15%, 1.07% and 1.04%, while the ROAE for the peer group for the same respective time periods was 14.14%, 12.86% and 11.21%.

The Bank's net interest margin ("NIM"), was 4.76% at March 31, 2002, down from 5.06% for the same quarter in 2001. The Bank's NIM was 5.10% and 5.51% in 2001 and 2000, respectively, compared to the peers' ratios of 4.21% and 4.30% for the same periods.

FBA's interest income as a percent of average assets has been higher than that of the peer group at 6.22% compared to 6.07% through March 31, 2002. This ratio for FBA was 7.58% and 8.43% in 2001 and 2000, respectively, compared to 7.06% and 7.76% for the peers during the same periods.

Interest expense as a percent of average assets was 2.05% at March 31, 2002 for FBA, lower than the peers' ratio of 2.27%. This number has decreased steadily, from 3.02% in 2001 and 3.41% in 2000. The peers' ratio for the same periods were 3.29% and 3.89%.

FBA's yield on earning assets has also been consistently higher than its peers. As of March 31, 2002, the Bank's yield on earnings assets was 6.99%, while the peer group's yield was 6.68%. At December 31, 2001 the yield was 8.47% compared to 7.79% for the peer group, and at December 31, 2000, it was 9.25% compared to 8.50% for the peer group.

FBA's provision to net charge-off's was 63.62% for the first quarter of 2002 while the same measure for the peer group was 170.49%. For the years ending December 31, 2001 and 2000, provision to net charge-off's for FBA were 87.71% and 933.83% while the peer groups' statistics were 147.72% and 193.84% for the same time periods.


============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================
The Bank's non-interest income as a percentage of average assets has been lower than the peer group. At March 31, 2002, it was .73% compared to the peer group average of 1.33%. At December 31, 2001, the Bank's non-interest income as a percentage of average assets was 1.00%, compared to 1.36% for the peer group. In 2000 it was .57% compared to 1.31% for the peers.

The Bank's non-interest expense as a percentage of average assets at March 31, 2002 was 2.76%, compared to the peer group average of 2.98%. In 2001 and 2000, this ratio was 3.40% and 3.33% for the Bank, respectively, compared to 3.09% and 3.06% for the peer group.

BALANCE SHEET: March 31, 2002, total assets were $2,987,524,000 compared with total assets of $3,060,988,000 as of December 31, 2001. The Bank's assets have had a compounded annual growth rate of over 26% since 1998.

The Bank held a securities portfolio of $298,028,000 as of March 31, 2002. The portfolio consists of almost 99% available-for-sale securities. Securities as a percent of average assets was 9.98% compared to 24.35% for FBA's peers. At December 31, 2001 and 2000, this ratio was 12.03% and 12.23%, respectively, compared to 23.44% and 21.78% for the peers. The security portfolio at December 31, 2001 and 2000 was $368,207,000 and $335,219,000 respectively.

The Bank's net loans at March 31, 2002 were $2,255,159,000 compared with net loans of $2,280,542,000 and $2,020,747,000 on December 31, 2001 and 2000.
Real estate loans comprised 67.47% of the Bank's total loans at December 31, 2001 compared to 65.38% for the peer group. Individual loans were 1.60% of average total loans, with commercial loans at 30.43%. Of the real estate loans, 5.62% were secured by 1-to-4 family residences and 36.24% by non-farm, nonresidential real estate.

Total deposits were $2,477,184,000 at March 31, 2002, a decrease from $2,555,261,000 at year end 2001. At December 31, 2001, deposits were 83.48%
of assets for FBA compared to 75.52% for the peer group. While at December 31, 2000, deposits were 84.13% of assets for FBA compared to 76.00% for the peer group. For the December 31, 2001 and December 31, 2000, FBA's time deposits greater than $100,000 were 10.32% and 11.01% of assets, compared to the peer group's ratios of 14.02% and 14.85%.

ASSET QUALITY: At March 31, 2002, the Bank had nonperforming loans of $18,566,000 compared to $19,564,000 for the same period end in 2001. FBA had nonperforming assets to loans of .83%, .87% and .76% for the periods ending March 31, 2002, December 31, 2002 and December 31, 2000. The peer groups ratios for the respective period ends were 1.13%, 1.03%, and .82%. The Bank's allowance for loan loss reserves was 200.48% of non performing assets at March 31, 2002. The same ratio was 212.43% and 241.61% for December 31, 2001 and December 31, 2000. The same information for FBA's peer group was 183.15%, 196.58% and 247.84%. The Bank's loan loss reserve to total loan ratio was 1.67% compared to 1.63% for the peer group as of March 31, 2002. For the year ends 2001 and 2000 loan loss reserve to total loans for FBA was 1.84% and 1.84% for FBA and 1.61% and 1.51% for the peer group.

============================================================================
                                                   BAXTER FENTRISS & COMPANY

============================================================================

Net charge off's to average loans were 2.08% for FBA at March 31, 2002, .27% in 2001, and 0.01% in 2000. The peer group numbers are 0.53%, 0.46% and 0.30%, for the same periods, respectively.

CAPITAL ADEQUACY: The Bank's total equity at March 31, 2002 was $285,524,000. Its equity to assets ratio as of this date was 9.56% versus 8.44% for the peer group. Its Tier 1 Equity to asset ratio was 7.77%, compared to 11.10% for the peer group. The Bank's Tier 1 Equity to asset ratio was 7.57% and 6.76% for year end 2001 and 2000 respectively, compared to 10.93% and 10.77% for the peer group. FBA's Tangible Equity to Tangible Asset ratio was 6.33% for the quarter ending March 31, 2002, 6.16% and 4.59% for year end 2001 and 2000 respectively. This is compared to 7.39%, 7.41%, and 7.36%, respectively for FBA's peer group.

DIVIDENDS: As of the valuation date, FBA had not paid or declared any cash dividends in any prior years. According to management, the Bank has no intention of paying dividends in 2002.

REGULATORY MATTERS: According to Management, the Bank is currently under no formal or informal agreements with its regulators.

A table with statistics on the peer group and FBA is located in Appendix
6-C.







============================================================================
                                                   BAXTER FENTRISS & COMPANY

                                                                         Tab 6







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* OBSERVATIONS ON FBA'S PROFORMA FINANCIAL STATEMENTS

============================================================================
OBSERVATIONS ON FIRST BANKS AMERICA, INC.'S PROFORMA FINANCIAL STATEMENTS

As part of its updated valuation analysis, Baxter Fentriss examined the proforma summary financial statements for the six months and year ending December 31, 2002 and for the year ending December 31, 2003 which were provided to us by the management of First Banks America. We examined these statements in order to determine their validity and reasonableness.

Baxter Fentriss compared certain ratios and statistics calculated from these financial statements to those same ratios and statistics calculated from FBA's historical financial performance. Some of these statistics included but were not limited to:

   INCOME STATEMENT                                 BALANCE SHEET
   ----------------                                 -------------
*    Return on Average Assets                    *    Average Securities to Average Assets
*    Return on Average Equity                    *    Average Deposits to Average Assets
*    Net Interest Margin                         *    Average Loans to Average Deposits
*    Interest Income to Average Assets           *    Average Loans to Average Assets
*    Interest Expense to Average Assets          *    Allowance for Loan Loss Reserve to
*    Yield on Earning Assets                          Average Loans
*    Non Interest Income to Average Assets       *    Average Equity to Average Assets
*    Non Interest Expense to Average Assets      *    Average Tangible Equity to Average
*    Efficiency Ratio                                 Tangible Assets

In general, Baxter Fentriss observed that the forecast provided by FBA's management was in line with the historical levels that FBA has produced in past years.

Baxter Fentriss also compared these proforma financial statements to the Peer Group used as supporting data in our original valuation work. When the statistics collected from FBA's proforma financial statements were compared to the historical performance of FBA's peers, there was minimal difference between the comparisons made in this analysis and those made in our original valuation work.

As an additional part of its analysis, Baxter Fentriss made general observations regarding the overall economic forecast for the United States economy and the markets in which FBA conducts business, more specifically the states of California and Texas.

We have included in Appendix 6-E, a copy of the proforma financial statements provided to us by FBA's management and some of the ratio calculations we made as part of our analysis.



============================================================================
                                                   BAXTER FENTRISS & COMPANY

-----------------------------------------------------------------------------------------------------------------------------------
RATIO CALCULATIONS                                                                                                        Year to
                                                ------------------------------------------------------------------------     Date
                                                   Jan-02      Feb-02      Mar-02      Apr-02      May-02      Jun-02      Jun-02
-----------------------------------------------------------------------------------------------------------------------------------
Reserve to Total Loans                              1.83%       1.87%       1.86%       1.68%       1.70%       1.85%       1.80%
Loans : deposits                                   93.09%      93.94%      93.38%      92.35%      93.50%      90.90%      92.85%
Debt : equity                                      40.67%      35.14%      34.91%      34.25%      33.36%      32.81%      35.19%

Equity to Assets                                    9.45%       9.70%       9.82%       9.64%       9.90%       9.84%       9.72%
Tangible Equity to Tangible Assets                  6.28%       6.50%       6.61%       6.41%       6.66%       6.65%       6.52%
Reserve to Loans                                    1.83%       1.87%       1.86%       1.68%       1.70%       1.85%       1.80%
Deposits to Average Assets                         82.31%      82.31%      82.87%      82.95%      82.47%      82.58%      82.58%
Securities to Average Assets                       11.36%      11.05%       9.93%      10.34%      10.37%      10.97%      10.67%
Loans to Assets                                    75.21%      75.88%      75.93%      75.32%      75.80%      73.68%      75.30%
Debt to Equity Ratio                               40.67%      35.14%      34.91%      34.25%      33.36%      32.81%      35.19%


ROAA                                                1.37%       0.57%       0.12%       0.36%       0.62%       0.94%       0.67%
ROAE                                               14.54%       5.86%       1.18%       3.76%       6.30%       9.56%       6.85%
Net Interest Margin                                 4.57%       4.81%       4.70%       4.98%       4.93%       4.71%       4.78%
Interest Income to Average Assets                   6.36%       5.91%       6.37%       6.36%       6.54%       6.09%       6.27%
Interest Expense to Average Assets                  2.17%       1.92%       2.05%       1.92%       2.02%       1.92%       2.00%
Yield on Earning Assets                             7.04%       7.22%       7.02%       7.23%       7.22%       6.96%       7.11%

Non Interest Income to Avg Assets                   0.84%       0.63%       0.72%       0.68%       0.71%       0.69%       0.36%
Non Interest Expense to Avg Assets                  2.58%       2.91%       2.79%       3.06%       3.00%       2.87%       2.87%
Efficiency Ratio                                   51.24%      62.92%      55.29%      59.84%      57.24%      59.06%      57.51%


-----------------------------------------------------------------------------------------------------------------------------------
RATIO CALCULATIONS                                                                                                           Year
                                                ------------------------------------------------------------------------    Ended
                                                   Jul-02      Aug-02      Sep-02      Oct-02      Nov-02      Dec-02      Dec-02
-----------------------------------------------------------------------------------------------------------------------------------
Reserve to Total Loans                              1.87%       1.86%       1.88%       1.86%       1.86%       1.83%       1.83%
Loans : deposits                                   88.61%      88.03%      87.42%      87.75%      88.10%      88.57%      90.41%
Debt : equity                                      31.69%      31.42%      27.04%      26.67%      26.45%      26.25%      31.61%

Equity to Assets                                    9.78%       9.82%       9.87%       9.92%       9.95%       9.96%       9.81%
Tangible Equity to Tangible Assets                  6.63%       6.69%       6.76%       6.82%       6.87%       6.91%       6.65%
Reserve to Loans                                    1.86%       1.86%       1.88%       1.85%       1.86%       1.83%       1.83%
Deposits to Average Assets                         83.07%      83.09%      83.27%      83.45%      83.41%      83.26%      82.93%
Securities to Average Assets                       14.09%      14.46%      14.70%      14.44%      14.14%      14.00%      12.52%
Loans to Assets                                    72.23%      71.79%      71.43%      71.87%      72.11%      72.39%      73.60%
Debt to Equity Ratio                               31.69%      31.42%      27.04%      26.67%      26.45%      26.25%      31.61%


ROAA                                                1.01%       0.99%       0.91%       1.00%       0.94%       1.01%       0.82%
ROAE                                               10.30%      10.11%       9.21%      10.08%       9.44%      10.09%       8.39%
Net Interest Margin                                 4.67%       4.65%       4.67%       4.64%       4.68%       4.66%       4.72%
Interest Income to Average Assets                   6.22%       6.19%       6.00%       6.17%       6.00%       6.18%       6.20%
Interest Expense to Average Assets                  1.92%       1.91%       1.84%       1.90%       1.83%       1.89%       1.94%
Yield on Earning Assets                             6.85%       6.82%       6.83%       6.80%       6.83%       6.80%       6.96%

Non Interest Income to Avg Assets                   0.70%       0.70%       0.68%       0.71%       0.71%       0.68%       0.70%
Non Interest Expense to Avg Assets                  2.89%       2.89%       2.89%       2.89%       2.88%       2.87%       2.88%
Efficiency Ratio                                   57.80%      58.06%      59.70%      57.94%      59.07%      57.73%      57.94%





-----------------------------------------------------------------------------------------------------------------------------------
RATIO CALCULATIONS
                                                ------------------------------------------------------------------------
                                                   Jan-03      Feb-03      Mar-03      Apr-03      May-03      Jun-03
-----------------------------------------------------------------------------------------------------------------------------------
Reserve to Total Loans                              1.82%       1.81%       1.80%       1.79%       1.78%       1.77%
Loans : deposits                                   88.88%      89.20%      89.52%      89.84%      90.17%      90.49%
Debt : equity                                      24.91%      24.68%      24.51%      23.05%      22.86%      22.66%

Equity to Assets                                   10.01%      10.03%      10.01%      10.05%      10.07%      10.08%
Tangible Equity to Tangible Assets                  6.97%       7.02%       7.03%       7.09%       7.13%       7.17%
Reserve to Loans                                    1.82%       1.81%       1.79%       1.78%       1.77%       1.76%
Deposits to Average Assets                         83.55%      83.53%      83.42%      83.64%      83.73%      83.72%
Securities to Average Assets                       13.74%      13.44%      13.28%      13.03%      12.75%      12.47%
Loans to Assets                                    72.91%      73.16%      73.34%      73.81%      74.16%      74.42%
Debt to Equity Ratio                               24.91%      24.68%      24.51%      23.05%      22.86%      22.66%


ROAA                                                1.14%       0.83%       1.07%       0.97%       1.07%       1.00%
ROAE                                               11.42%       8.31%      10.74%       9.66%      10.59%       9.91%
Net Interest Margin                                 4.68%       4.77%       4.68%       4.72%       4.70%       4.73%
Interest Income to Average Assets                   6.24%       5.70%       6.23%       6.07%       6.25%       6.06%
Interest Expense to Average Assets                  1.92%       1.73%       1.91%       1.84%       1.90%       1.83%
Yield on Earning Assets                             6.86%       6.94%       6.85%       6.88%       6.85%       6.87%

Non Interest Income to Avg Assets                   0.87%       0.69%       0.71%       0.64%       0.66%       0.64%
Non Interest Expense to Avg Assets                  2.86%       2.85%       2.83%       2.83%       2.82%       2.80%
Efficiency Ratio                                   55.19%      61.09%      56.24%      58.17%      56.30%      57.48%


-----------------------------------------------------------------------------------------------------------------------------------
RATIO CALCULATIONS                                                                                                           Year
                                                ------------------------------------------------------------------------    Ended
                                                   Jul-03      Aug-03      Sep-03      Oct-03      Nov-03      Dec-03      Dec-03
-----------------------------------------------------------------------------------------------------------------------------------
Reserve to Total Loans                              1.75%       1.74%       1.73%       1.72%       1.71%       1.70%       1.76%
Loans : deposits                                   90.82%      91.14%      91.47%      91.80%      92.13%      92.39%      90.69%
Debt : equity                                      21.26%      21.07%      20.88%      19.52%      19.34%      19.16%      21.92%

Equity to Assets                                   10.09%      10.12%      10.15%      10.17%      10.18%      10.20%      10.10%
Tangible Equity to Tangible Assets                  7.20%       7.25%       7.30%       7.35%       7.38%       7.42%       7.20%
Reserve to Loans                                    1.75%       1.74%       1.73%       1.72%       1.71%       1.70%       1.76%
Deposits to Average Assets                         83.70%      83.82%      83.90%      83.99%      83.86%      83.99%      83.74%
Securities to Average Assets                       12.20%      11.94%      11.69%      11.30%      11.18%      10.94%      12.30%
Loans to Assets                                    74.68%      75.07%      75.41%      75.77%      75.94%      76.28%      74.61%
Debt to Equity Ratio                               21.26%      21.07%      20.88%      19.52%      19.34%      19.16%      21.92%


ROAA                                                1.10%       1.13%       1.06%       1.16%       1.10%       1.17%       1.03%
ROAE                                               10.90%      11.19%      10.42%      11.39%      10.78%      11.46%      10.08%
Net Interest Margin                                 4.71%       4.75%       4.78%       4.76%       4.79%       4.76%       4.74%
Interest Income to Average Assets                   6.24%       6.24%       6.07%       6.24%       6.06%       6.24%       6.14%
Interest Expense to Average Assets                  1.88%       1.84%       1.78%       1.83%       1.76%       1.82%       1.84%
Yield on Earning Assets                             6.84%       6.84%       6.86%       6.83%       6.85%       6.81%       6.85%

Non Interest Income to Avg Assets                   0.67%       0.66%       0.64%       0.67%       0.66%       0.64%       0.68%
Non Interest Expense to Avg Assets                  2.79%       2.78%       2.77%       2.76%       2.74%       2.73%       2.79%
Efficiency Ratio                                   55.53%      54.89%      56.19%      54.31%      55.30%      53.94%      56.15%

                                                                         Tab 7






                                               BAXTER FENTRISS AND COMPANY
                                             ===============================

FIRST BANKS AMERICA, INC.





* APPENDIX

                                                                      Tab 7A

















                                                  BAXTER FENTRISS AND COMPANY
                                                ==============================

FIRST BANKS AMERICA, INC.





* 2001 ANNUAL REPORT

         This item was omitted from this EDGAR filing as it is the same document that was previously filed by First Banks America, Inc. as the Annual Report on Form 10K-405 as of and for the year ended December 31, 2001. This report was filed with the Securities and Exchange Commission on March 25, 2002.

                                                                      Tab 7B
















                                               BAXTER FENTRISS AND COMPANY
                                            ==================================

FIRST BANKS AMERICA, INC.





* JUNE 30, 2002 QUARTERLY REPORT
* MARCH 31, 2002 QUARTERLY REPORT -- (*)


     (*) This item was omitted from this EDGAR filing as it is the same document that was previously filed by First Banks America, Inc. as the Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2002. This report was filed with the Securities and Exchange Commission on May 13, 2002.

      FIRST BANKS AMERICA, INC. ANNOUNCES SECOND QUARTER 2002 EARNINGS

SAN FRANCISCO--(BUSINESS WIRE)--July 15, 2002--First Banks America, Inc. ("FBA" or "the Company") (NYSE:FBA) reported earnings of $4.8 million, or $0.37 per share on a diluted basis, for the quarter ended June 30, 2002, compared to $7.8 million, or $0.65 per share on a diluted basis, for the comparable period in 2001. Net income for the six months ended June 30, 2002 and 2001 was $10.0 million and $15.1 million, or $0.78 and $1.25 per share on a diluted basis, respectively.

The implementation of Statement of Financial Accounting Standards

("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), on January 1, 2002, resulted in the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries. If the Company had implemented SFAS 142 at the beginning of 2001, net income for the quarter ended June 30, 2001 would have increased $1.3 million to $9.1 million, or $0.76 per share on a fully diluted basis, and net income for the six months ended June 30, 2001 would have increased $2.7 million to $17.7 million, or $1.47 per share on a fully diluted basis. In addition, the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities

("SFAS 133"), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income in 2001. Excluding this item, net income was $15.5 million, or $1.29 per share on a diluted basis, for the six months ended June 30, 2001.

James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "Earnings have decreased 38.5% and 33.6% for the three and six months ended June 30, 2002, over the comparable periods in 2001. The decline in earnings primarily reflects significantly increased provisions for loan losses associated with the increased charge-off, delinquency and higher than normal nonperforming trends we are experiencing as a result of current economic conditions. The effects of asset quality problems were partially offset by the net interest income generated by acquisitions completed last year."

Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth along with our acquisitions of Charter Pacific Bank and BYL Bancorp, completed during the fourth quarter of 2001. In addition, the derivative financial instruments used to hedge our interest rate risk contributed $6.3 million and $12.5 million to net interest income for the three and six months ended June 30, 2002, respectively, compared to $2.4 million and $3.0 million for the comparable periods in 2001. The improvement in net interest income, however, was partially mitigated by the significant decline in prevailing interest rates during 2001 and overall economic conditions, which reduced loan demand."

The Company recorded provisions for loan losses of $7.8 million and $15.5 million for the three and six months ended June 30, 2002, respectively, compared to $820,000 and $910,000 for the comparable periods in 2001. The significant increase in the provision for loan losses reflects increases in net loan charge-offs and past due loans. Net charge-offs were $3.7 million and $15.8 million for the three and six months ended June 30, 2002, respectively, compared to $2.9 million and $4.3 million for the comparable periods in 2001. The increase in net charge-offs for 2002 primarily reflects the general slowdown in economic conditions prevalent within FBA's markets. Additionally, nonperforming assets decreased slightly to $19.0 million at June 30, 2002 from $20.1 million at December 31, 2001, but remain at higher than normal levels. Nonperforming assets at June 30, 2002 increased $3.8 million, or 25.0%, from $15.2 million at June 30, 2001, further contributing to the increased provision for loan losses in 2002.

Noninterest income was $5.2 million and $10.7 million for the three and six months ended June 30, 2002, respectively, compared to $6.3 million and $10.7 million for the comparable periods in 2001. The decline in noninterest income in the second quarter of 2002 was primarily attributable to net losses on derivative instruments of $3,000 and $139,000 for the three and six months ended June 30, 2002, respectively, compared to net gains of $2.6 million and $2.9 million for the comparable periods in 2001, representing mark-to-market adjustments required under SFAS 133, as well as $2.1 million of gains on the termination of certain interest rate swap agreements during the second quarter of 2001. The overall decline in noninterest income was partially offset by increases in: service charges on deposit accounts, loan servicing fees, income earned on bank-owned life insurance, income associated with the International Business Division and a gain on the sale of certain operating lease equipment acquired in connection with the acquisition of Bank of San Francisco.

Operating expenses were $22.2 million and $43.0 million for the three and six months ended June 30, 2002, respectively, compared to $22.3 million and $43.3 million for the comparable periods in 2001. The slight decrease in operating expenses primarily results from the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries in accordance with the implementation of SFAS 142 in January 2002. Amortization of intangibles for the three and six months ended June 30, 2002 was $266,000 and $532,000, respectively, compared to $1.4 million and $2.8 million for the comparable periods in 2001. In addition, during the second quarter of 2001, the Company recorded a $1.2 million nonrecurring charge associated with the establishment of a specific reserve on an unfunded letter of credit. The overall decrease in operating expenses was partially offset by increases in salaries and employee benefit expenses, information technology fees due to growth and technological advancements in FBA's product and service offerings and higher legal, examination and professional fees associated with the expansion of overall corporate activities.

As previously announced, on June 22, 2002, First Bank & Trust

("FB&T"), the wholly-owned banking subsidiary of FBA, completed its assumption of the deposits and certain liabilities and the purchase of certain assets of the Garland and Denton, Texas branch offices of Union Planters Bank, National Association. The transaction resulted in the acquisition of $15.3 million in deposits and one office in Garland and $49.6 million in deposits and one office, including a detached drive-thru facility, in Denton. The core deposit intangibles associated with the branch purchases were $1.4 million.

At June 30, 2002, FBA had consolidated assets of $3.06 billion. FBA operates through FB&T, which is headquartered in San Francisco, California, and has 49 banking offices in northern and southern California and eight banking offices in Houston, Dallas, Irving, McKinney and Denton, Texas.

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                                                      FIRST BANKS AMERICA, INC.

                                                          FINANCIAL SUMMARY
                                                (in thousands, except per share data)
                                                             (unaudited)


                                       Condensed Consolidated Statement of Income Information

                                                                                     Three Months                    Six Months
                                                                                        Ended                          Ended
                                                                                       June 30,                       June 30,
                                                                               ------------------------        ---------------------
                                                                                 2002            2001            2002         2001
                                                                                 ----            ----            ----         ----



Interest income                                                                 $  47,268       52,297          94,134      107,120
Interest expense                                                                   14,585       22,699          30,015       47,869

      Net interest income                                                          32,683       29,598          64,119       59,251

Provision for loan losses                                                           7,800          820          15,500          910

Noninterest income                                                                  5,196        6,343          10,712       10,722
Noninterest expense                                                                22,235       22,285          43,032       43,279

      Income before provision for income taxes and cumulative effect
            of change in accounting principle                                       7,844       12,836          16,299       25,784

Provision for income taxes                                                          3,044        5,037           6,297       10,259

      Income before cumulative effect of change in accounting principle             4,800        7,799          10,002       15,525

Cumulative effect of change in accounting principle, net of tax                        --           --              --         (459)

      Net income                                                                    4,800        7,799          10,002       15,066

Basic earnings per common share:




      Income before cumulative effect of change in accounting principle         $    0.37         0.65            0.78         1.29
      Cumulative effect of change in accounting principle, net of tax                  --           --              --        (0.04)
                                                                                ---------     --------        --------     --------

                                                                                $    0.37         0.65            0.78         1.25
                                                                                =========     ========        ========     ========
Diluted earnings per common share:
      Income before cumulative effect of change in accounting principle         $    0.37         0.65            0.78         1.29
      Cumulative effect of change in accounting principle, net of tax                  --           --              --        (0.04)
                                                                                ---------     --------        --------     --------
                                                                                $    0.37         0.65            0.78         1.25
                                                                                =========     ========        ========     ========

Weighted average common shares outstanding                                         12,854       12,067          12,855       12,082

                                         Condensed Consolidated Balance Sheet Information

                                                                                                  June 30,        December 31,
                                                                                                    2002              2001
                                                                                                    ----              ----


Assets                                                                                         $   3,062,478         3,060,988
Investment securities                                                                                360,218           368,207
Loans, net of unearned discount                                                                    2,278,398         2,323,263
Allowance for loan losses                                                                             42,459            42,721
Deposits                                                                                           2,527,115         2,555,261
Note payable                                                                                          50,000            71,000
Stockholders' equity                                                                                 301,887           285,317
Nonperforming assets                                                                                  19,035            20,111
Issued and outstanding shares:
      Common stock                                                                                10,347,160        10,356,060
      Class B common stock                                                                         2,500,000         2,500,000

                                                   Selected Financial Ratios

                                                                            Three Months Ended             Six Months Ended
                                                                                 June 30,                      June 30,
                                                                          ---------------------         ---------------------
                                                                           2002           2001           2002           2001
                                                                           ----           ----           ----           ----
Return on average assets                                                    0.64%          1.19%          0.67%          1.15%
Return on average equity                                                    6.58          14.11           6.91          14.33
Net interest margin                                                         4.94           5.01           4.85           5.03
Efficiency ratio                                                           58.70          62.00          57.51          61.85

CONTACT:

First Banks America Inc., San Francisco

Allen H. Blake, 314/592-5000

or

Terrance M. McCarthy, 415/781-7810

SOURCE: First Banks America Inc.

Today's News On The Net - Business Wire's full file on the Internet with Hyperlinks to your home page.
URL: http://www.businesswire.com

07/15/2002 16:20 EASTERN

                                                                        Tab 7C







                                              BAXTER FENTRISS AND COMPANY
                                           =================================

  FIRST BANKS AMERICA, INC.










* DETAILED PEER GROUP INFORMATION

==================================================================================================================================
                                                     FIRST BANKS AMERICA, INC.
                                                    COMPARATIVE TRADING VALUES
                                             STOCK PRICE DATA AS OF AUGUST 2, 2002 (1)
==================================================================================================================================
                                                                      TOTAL             TOTAL                             PRICE /
                                                                     ASSETS            EQUITY           CLOSING          EARNINGS
COMPANY NAME                                       TICKER           06/02 Q           06/02 Q             PRICE         MSTRCTQTR
MSTRCTQTR                                       MSTRCTQTR            ($000)            ($000)               ($)               (X)
==================================================================================================================================
1st Source Corporation                               SRCE         3,431,196           311,478           19.6100                NM
Alabama National BanCorporation                      ALAB         3,144,348           221,496           42.7500             15.49
Allegiant Bancorp, Inc.                              ALLE         2,220,285           153,681           16.5500             12.93
AMCORE Financial, Inc.                               AMFI         4,286,926           330,717           22.2100             13.22
BancFirst Corporation                                BANF         2,713,431           231,339           46.8700             11.49
BancorpSouth, Inc.                                   BXS          9,923,525           830,801           19.5300             12.85
Bank of Hawaii Corporation                           BOH          9,823,348         1,191,072           27.3500             16.28
Banner Corporation                                   BANR         2,164,698           196,983           20.3000             16.92
Bay View Capital Corporation                         BVC          3,752,295           342,071            5.5400                NM
Capitol Bancorp Limited                              CBCL         2,233,766           130,223           20.4900             14.64
Cathay Bancorp, Inc.                                 CATY         2,578,985           266,614           39.2800             14.66
Chemical Financial Corporation                       CHFC         3,477,570           407,156           30.0000             12.50
Citizens Banking Corporation                         CBCF         7,547,028           714,684           27.1900             12.14
City Holding Company                                 CHCO         2,043,685           158,828           25.6000             14.22
Community First Bankshares, Inc.                     CFBX         5,603,955           370,185           24.6800             12.59
Community Trust Bancorp, Inc.                        CTBI         2,427,625           201,673           25.0000             11.36
Corus Bankshares, Inc.                               CORS         2,647,650           475,963           45.0500             11.73
Cullen/Frost Bankers, Inc.                           CFR          8,241,909           647,847           34.9500             14.32
CVB Financial Corp.                                  CVBF         2,858,510           241,383           18.9500             14.80
East West Bancorp, Inc.                              EWBC         3,037,902           271,360           34.9400             17.83
F.N.B. Corporation                                   FBAN         6,750,236           570,628           27.5410             12.99
Wintrust Financial Corporation                       WTFC         3,219,400           205,999           32.0000             21.62
First Charter Corporation                            FCTR         3,490,255           324,051           16.1900             12.65
First Financial Bancorp.                             FFBC         3,734,847           385,983           17.9500             15.47
First Financial Corporation                          THFF         2,169,543           230,074           46.6000             12.14
First Indiana Corporation                            FINB         2,097,338           218,063           18.0000             10.47
First Merchants Corporation                          FRME         2,663,984           251,430           23.9100             11.72
First Midwest Bancorp, Inc.                          FMBI         5,910,959           477,162           27.9500             14.87
First Republic Bank                                  FRC          4,569,047           273,313           21.1000             14.65
GBC Bancorp                                          GBCB         2,546,700           200,024           21.4600                NM
Glacier Bancorp, Inc.                                GBCI         2,137,568           194,808           22.6500             12.31
Gold Banc Corporation, Inc.                          GLDB         3,323,414           173,773            9.7500             11.61
Greater Bay Bancorp                                  GBBK         8,526,222           609,779           22.3100              9.00
Hancock Holding Company                              HBHC         3,875,080           426,528           66.6000             15.14
Integra Bank Corporation                             IBNK         2,925,617           232,736           21.2500             15.18
International Bancshares Corporation                 IBOC         6,141,333           490,723           40.8610             15.25
Irwin Financial Corporation                          IFC          3,827,582           329,275           16.3500             14.60
Local Financial Corporation                          LFIN         2,783,970           175,109           14.7000              9.93
MB Financial, Inc.                                   MBFI         3,655,852           313,480           31.6100             12.35
Old National Bancorp                                 ONB          9,299,495           695,396           25.3000             13.75
Pacific Capital Bancorp                              SABB         4,063,059           354,405           24.3500             14.16
Pacific Northwest Bancorp                            PNWB         2,857,041           202,051           27.6000             13.80
Park National Corporation                            PRK          4,494,442           498,296           96.5400             15.37
Republic Bancorp Inc.                                RBNC         4,357,150           327,447           13.3000             12.31
Republic Bancshares, Inc.                            REPB         2,477,432           179,029           19.0000                NM
Silicon Valley Bancshares                            SIVB         3,831,770           658,843           20.7000             16.17
Sky Financial Group Inc.                             SKYF         9,728,000           699,000           19.8100             14.15
South Financial Group, Inc. (The)                    TSFG         6,165,497           472,138           19.6500             13.65
Southwest Bancorporation of Texas, Inc.              SWBT         4,548,527           410,507           36.6800             20.84
Sterling Bancshares, Inc.                            SBIB         2,958,436           233,772           14.0000             16.67
Texas Regional Bancshares, Inc.                      TRBS         3,509,749           336,439           33.3000             16.65
Trustmark Corporation                                TRMK         6,846,350           691,933           24.5900             12.30
UCBH Holdings, Inc.                                  UCBH         3,194,137           202,451           39.6500             20.65
UMB Financial Corporation                            UMBF         7,309,967           790,563           42.5000             16.87
United Bankshares, Inc.                              UBSI         5,625,130           533,183           28.9000             14.17
United Community Banks, Inc.                         UCBI         3,014,608           209,587           24.5800             17.07
Unizan Financial Corporation                         UNIZ         2,639,311           293,616           18.8800             11.80
WesBanco, Inc.                                       WSBC         3,206,861           331,175           22.8000             13.90
Westamerica Bancorporation                           WABC         4,072,502           320,373           37.6800             16.53
Whitney Holding Corporation                          WTNY         6,909,293           758,533           31.5600             13.37

FIRST BANKS AMERICA, INC.                            FBA          3,062,478           301,887           39.5000             26.69


==================================================================================================================================
                                         AVERAGE:               $ 4,326,939         $ 382,954                               14.22

                                         MAXIMUM:                                                                           21.62

                                         MINIMUM:                                                                            9.00
==================================================================================================================================




                                                  PRICE /           PRICE /           PRICE /           PRICE /         PRICE /
                                             LTM EARNINGS              BOOK     TANGIBLE BOOK          DEPOSITS            ASSETS
COMPANY NAME                                    MSTRCTQTR         MSTRCTQTR         MSTRCTQTR         MSTRCTQTR         MSTRCTQTR
MSTRCTQTR                                             (X)               (%)               (%)               (%)               (%)
==================================================================================================================================
1st Source Corporation                              18.50            131.97                NA             14.73             11.98
Alabama National BanCorporation                     16.13            238.56            261.47             23.83             16.81
Allegiant Bancorp, Inc.                             13.13            170.62            267.80             16.36             11.81
AMCORE Financial, Inc.                              13.06            165.87            174.20             17.59             12.80
BancFirst Corporation                               12.91            164.17            181.32             16.04             13.99
BancorpSouth, Inc.                                  14.15            189.98                NA             19.12             15.91
Bank of Hawaii Corporation                          17.76            160.41            165.46             29.60             19.45
Banner Corporation                                  21.37            114.37                NA             16.61             10.95
Bay View Capital Corporation                           NM            101.47            153.89             11.45              9.26
Capitol Bancorp Limited                             14.13            168.50            191.14             11.50              9.82
Cathay Bancorp, Inc.                                15.22            265.23                NA             32.04             27.42
Chemical Financial Corporation                      12.50            166.20            183.82             24.36             19.45
Citizens Banking Corporation                        12.08            169.73            190.94             20.68             16.08
City Holding Company                                31.22            272.34            284.76             26.84             21.18
Community First Bankshares, Inc.                    13.20            263.96            357.16             21.58             17.43
Community Trust Bancorp, Inc.                       12.08            141.00            208.16             13.66             11.71
Corus Bankshares, Inc.                              13.06            134.04            135.33             30.65             24.09
Cullen/Frost Bankers, Inc.                          20.68            275.20            339.65             26.06             21.64
CVB Financial Corp.                                 14.92            273.84            287.56             31.32             23.14
East West Bancorp, Inc.                             19.74            303.83            340.21             30.96             27.15
F.N.B. Corporation                                  20.86            213.33                NA             22.70             17.93
Wintrust Financial Corporation                      22.38            263.37            302.17             20.80             16.85
First Charter Corporation                           13.96            154.04            164.70             22.06             14.30
First Financial Bancorp.                            18.32            213.69            232.81             27.98             22.07
First Financial Corporation                         12.36            138.28                NA             22.17             14.66
First Indiana Corporation                           14.40            128.48            136.67             20.26             13.36
First Merchants Corporation                         12.99            146.78            254.90             17.95             13.86
First Midwest Bancorp, Inc.                         15.79            282.04            292.67             31.86             22.77
First Republic Bank                                 11.59            114.12            146.53              9.26              6.83
GBC Bancorp                                         24.11            123.76            127.21             12.78              9.72
Glacier Bancorp, Inc.                               14.52            199.74            251.67             27.17             18.20
Gold Banc Corporation, Inc.                         13.00            189.32                NA             13.50              9.89
Greater Bay Bancorp                                 12.75            212.48            311.16             21.55             13.40
Hancock Holding Company                             16.65            180.10            208.84             21.93             18.10
Integra Bank Corporation                               NM            157.88            208.54             20.36             12.56
International Bancshares Corporation                16.34            269.71            331.13             30.33             21.55
Irwin Financial Corporation                          9.62            137.74            138.44             20.09             11.85
Local Financial Corporation                         10.97            161.01            176.68             14.97             10.13
MB Financial, Inc.                                  28.22            177.09            208.51             18.00             15.19
Old National Bancorp                                14.54            222.32                NA             23.65             16.63
Pacific Capital Bancorp                             13.23            238.73                NA             26.16             20.81
Pacific Northwest Bancorp                           15.25            207.52            225.86             22.76             14.68
Park National Corporation                           16.39            269.21            280.15             38.74             29.85
Republic Bancorp Inc.                               13.30            216.26            221.30             26.47             16.24
Republic Bancshares, Inc.                              NM            120.79            135.71             10.50              8.73
Silicon Valley Bancshares                           16.56            143.45            168.70             31.57             24.66
Sky Financial Group Inc.                            13.30            232.78                NA             23.71             16.74
South Financial Group, Inc. (The)                   15.60            167.95            211.06             21.29             12.86
Southwest Bancorporation of Texas, Inc.             22.23            299.18            301.15             34.27             27.00
Sterling Bancshares, Inc.                           18.42            263.65            350.00             26.45             20.77
Texas Regional Bancshares, Inc.                     18.30            259.75            299.46             29.54             24.90
Trustmark Corporation                               13.01            221.13            246.64             33.26             22.34
UCBH Holdings, Inc.                                 23.05            384.58                NA             29.36             24.37
UMB Financial Corporation                           14.60            118.62            128.83             17.68             12.85
United Bankshares, Inc.                             14.60            230.65            283.06             32.24             21.87
United Community Banks, Inc.                        18.34            253.14            269.81             22.49             17.46
Unizan Financial Corporation                        18.69            141.74            237.48             22.72             15.77
WesBanco, Inc.                                      13.99            144.95            178.54             19.97             14.96
Westamerica Bancorporation                          15.57            397.05            427.21             38.36             31.23
Whitney Holding Corporation                         14.96            166.37            191.85             22.40             18.26

FIRST BANKS AMERICA, INC.                           14.36            168.09            256.33             16.17             16.57


==================================================================================================================================
                                        AVERAGE:    16.12            200.57            232.09             23.07             17.30

                                        MAXIMUM:    31.22            397.05            427.21             38.74             31.23

                                        MINIMUM:     9.62            101.47            127.21              9.26              6.83
==================================================================================================================================

(1) DATA FROM SNL SECURITIES

                                                    FIRST BANKS AMERICA, INC.
                                                   COMPARABLE TRADING ANALYSIS
                                                            PEER DATA

===================================================================================================================================
                                                                                  TOTAL          TOTAL          TOTAL       1ST QTR
                                      TICKER                                     ASSETS         EQUITY       DEPOSITS    NET INCOME
COMPANY                               SYMBOL    CITY                STATE        ($000)         ($000)         ($000)        ($000)
===================================================================================================================================
1st Source Corporation                 SRCE     South Bend           IN       3,481,120        308,066      2,718,989         4,208
Alabama National BanCorporation        ALAB     Birmingham           AL       2,950,062        212,705      2,179,227         8,608
Allegiant Bancorp, Inc.                ALLE     St. Louis            MO       2,157,997        143,819      1,636,012         4,631
AMCORE Financial, Inc.                 AMFI     Rockford             IL       4,116,581        308,379      2,998,025         9,926
BancFirst Corporation                  BANF     Oklahoma City        OK       2,748,882        222,371      2,378,101         7,922
BancorpSouth, Inc.                     BXS      Tupelo               MS       9,816,856        810,667      8,175,131        29,398
Banner Corporation                     BANR     Walla Walla          WA       2,152,259        191,919      1,412,737         3,909
Bay View Capital Corporation           BVC      San Mateo            CA       3,829,435        344,847      3,066,700         6,914
Capitol Bancorp Limited                CBCL     Lansing              MI       2,174,334        126,364      1,853,343         3,044
Cathay Bancorp, Inc.                   CATY     Los Angeles          CA       2,515,872        250,525      2,156,947        11,388
Chemical Financial Corporation         CHFC     Midland              MI       3,521,770        392,233      2,824,249        13,710
Citizens Banking Corporation           CBCF     Flint                MI       7,482,292        699,974      5,860,782        24,103
City Holding Company                   CHCO     Charleston           WV       2,113,619        150,707      1,698,574         6,408
Community First Bankshares, Inc.       CFBX     Fargo                ND       5,657,926        352,040      4,589,575        19,261
Community Trust Bancorp, Inc.          CTBI     Pikeville            KY       2,495,219        194,080      2,144,909         6,322
Corus Bankshares, Inc.                 CORS     Chicago              IL       2,654,090        463,794      2,098,630        10,468
Cullen/Frost Bankers, Inc.             CFR      San Antonio          TX       8,071,759        604,233      6,773,866        27,717
CVB Financial Corp.                    CVBF     Ontario              CA       2,585,133        223,666      1,891,364        12,317
East West Bancorp, Inc.                EWBC     San Marino           CA       2,903,220        256,619      2,542,133        11,719
F.N.B. Corporation                     FBAN     Naples               FL       6,731,501        548,639      5,317,764        -8,883
Wintrust Financial Corporation         WTFC     Lake Forest          IL       2,955,153        163,521      2,417,315         6,362
First Charter Corporation              FCTR     Charlotte            NC       3,405,620        303,745      2,210,308         8,591
First Financial Bancorp.               FFBC     Hamilton             OH       3,770,813        380,775      3,010,335        12,401
First Financial Corporation            THFF     Terre Haute          IN       2,146,344        223,311      1,418,701         6,728
First Indiana Corporation              FINB     Indianapolis         IN       2,044,567        212,306      1,408,426         6,383
First Midwest Bancorp, Inc.            FMBI     Itasca               IL       5,842,789        446,823      4,170,178        22,071
First Republic Bank                    FRC      San Francisco        CA       4,268,164        248,007      3,268,442         7,422
GBC Bancorp                            GBCB     Los Angeles          CA       2,512,190        196,787      1,954,677        -2,906
Glacier Bancorp, Inc.                  GBCI     Kalispell            MT       2,083,555        182,506      1,426,877         6,748
Gold Banc Corporation, Inc.            GLDB     Leawood              KS       3,235,167        163,258      2,380,331         6,007
Greater Bay Bancorp                    GBBK     Palo Alto            CA       8,330,025        565,047      5,041,212        27,602
Hancock Holding Company                HBHC     Gulfport             MS       3,824,773        409,751      3,161,929        11,421
Integra Bank Corporation               IBNK     Evansville           IN       2,923,102        221,669      1,828,170         5,199
International Bancshares Corporation   IBOC     Laredo               TX       6,141,333        490,723      4,334,420        22,387
Irwin Financial Corporation            IFC      Columbus             IN       3,543,269        322,504      2,257,997         9,946
Local Financial Corporation            LFIN     Oklahoma City        OK       2,786,751        167,432      1,889,472         7,079
MB Financial, Inc.                     MBFI     Chicago              IL       3,428,944        299,479      2,856,381        10,349
Mississippi Valley Bancshares, Inc.    MVBI     St. Louis            MO       2,042,192        162,118      1,691,997         7,603
Old National Bancorp                   ONB      Evansville           IN       9,169,075        647,046      6,621,988        27,861
Pacific Capital Bancorp                SABB     Santa Barbara        CA       4,122,043        339,403      3,355,471        26,674
Pacific Northwest Bancorp              PNWB     Seattle              WA       2,737,775        199,231      1,700,871         7,564
Park National Corporation              PRK      Newark               OH       4,425,903        471,969      3,330,782        21,448
Republic Bancorp Inc.                  RBNC     Ann Arbor            MI       4,409,455        313,083      2,699,660        14,118
Republic Bancshares, Inc.              REPB     St. Petersburg       FL       2,513,164        169,747      2,129,196         1,246
Silicon Valley Bancshares              SIVB     Santa Clara          CA       3,987,475        640,755      3,181,512        13,360
Sky Financial Group Inc.               SKYF     Bowling Green        OH       9,460,646        671,171      6,817,579        31,487
South Financial Group, Inc. (The)      TSFG     Greenville           SC       6,057,998        435,004      3,641,504        14,126
Southwest Bancorporation of Texas,
 Inc.                                  SWBT     Houston              TX       4,307,485        373,814      3,315,560        13,545
Sterling Bancshares, Inc.              SBIB     Houston              TX       2,789,373        224,002      2,276,509         8,298
Texas Regional Bancshares, Inc.        TRBS     McAllen              TX       3,377,459        312,665      2,827,045        12,411
Trustmark Corporation                  TRMK     Jackson              MS       6,771,435        685,586      4,629,812        30,329
UCBH Holdings, Inc.                    UCBH     San Francisco        CA       3,055,764        181,901      2,544,040         9,068
UMB Financial Corporation              UMBF     Kansas City          MO       8,285,558        770,465      6,032,909        19,578
United Bankshares, Inc.                UBSI     Charleston           WV       5,557,581        505,636      3,818,901        21,821
United Community Banks, Inc.           UCBI     Blairsville          GA       2,871,843        196,703      2,256,236         7,720
Unizan Financial Corporation           UNIZ     Canton               OH       2,621,525        283,048      1,855,762        -1,252
WesBanco, Inc.                         WSBC     Wheeling             WV       3,164,625        327,417      2,386,226         8,068
Westamerica Bancorporation             WABC     San Rafael           CA       3,962,294        307,637      3,251,124        21,659
Whitney Holding Corporation            WTNY     New Orleans          LA       7,069,048        727,069      5,841,040        22,092

First Banks America, Inc.              FBA      San Francisco        CA       2,987,524        285,524      2,477,184         5,202

===================================================================================================================================
AVERAGE:                                                                      4,172,241        351,674      3,145,050        12,300
===================================================================================================================================



===================================================================================================================================
                                       LTM         SHARES  BOOK VALUE    TANG. BK      EPS      EPS    DIVIDEND     PAYOUT   MARKET
                                NET INCOME    OUTSTANDING   PER SHARE   PER SHARE      QTR      LTM       YIELD      RATIO      CAP
COMPANY                             ($000)       (Shares)         ($)         ($)      ($)      ($)         (%)        (%)     ($M)
===================================================================================================================================
1st Source Corporation              29,063     20,941,061       14.71       13.29     0.20     1.37        1.50      25.96      488
Alabama National BanCorporation     31,180     12,352,880       17.22       15.66     0.68     2.54        2.31      37.01      531
Allegiant Bancorp, Inc.             15,192     15,541,085        9.25        5.63     0.30     1.25        1.43      24.40      278
AMCORE Financial, Inc.              41,975     24,645,894       12.51       11.87     0.40     1.66        2.79      38.55      563
BancFirst Corporation               28,732      8,157,741       27.17       24.48     0.96     3.45        1.72      20.87      402
BancorpSouth, Inc.                 105,542     81,200,000        9.98        9.43     0.36     1.28        2.96      45.31    1,636
Banner Corporation                   9,050     11,621,426       17.38       13.99     0.34     0.79        2.55      72.15      247
Bay View Capital Corporation       -86,290     62,643,059        5.50        3.53     0.11    -1.97        0.00         NM      411
Capitol Bancorp Limited             11,379     10,640,201       11.88       10.42     0.38     1.43        1.66      27.97      256
Cathay Bancorp, Inc.                44,628     17,973,720       13.94          NA     0.63     2.47        1.36      25.91      764
Chemical Financial Corporation      52,544     22,540,000       17.40       15.66     0.61     2.33        2.53      39.73      802
Citizens Banking Corporation       104,955     45,028,000       15.55       13.84     0.53     2.27        3.95      48.46    1,274
City Holding Company               -13,847     16,887,934        8.92        8.51     0.38    -0.82        2.58         NM      402
Community First Bankshares, Inc.    74,092     39,876,334        8.83        6.39     0.47     1.81        2.91      39.23    1,044
Community Trust Bancorp, Inc.       23,353     11,393,800       17.03       11.30     0.55     2.03        3.16      40.39      309
Corus Bankshares, Inc.              50,429     14,159,644       32.75       32.43     0.73     3.51        1.36      17.66      647
Cullen/Frost Bankers, Inc.          86,093     51,188,491       11.80        9.41     0.52     1.62        2.48      53.09    1,799
CVB Financial Corp.                 43,566     34,882,946        6.41        6.23     0.35     1.23        2.65      40.81      750
East West Bancorp, Inc.             40,691     23,546,303       10.90        9.65     0.48     1.69        0.78       9.32      833
F.N.B. Corporation                  29,445     43,798,799       12.45       10.01    -0.20     1.18        3.02      62.96    1,267
Wintrust Financial Corporation      20,897     15,711,641       10.41        8.75     0.40     1.38        0.36       7.73      520
First Charter Corporation           35,072     30,805,474        9.86        9.25     0.28     1.12        4.15      64.29      534
First Financial Bancorp.            41,697     46,344,961        8.22        7.53     0.27     0.90        3.06      66.67      872
First Financial Corporation         25,017      6,832,284       32.68       31.01     0.98     3.66        2.47      31.15      340
First Indiana Corporation           19,702     15,498,924       13.70       12.86     0.41     1.24        2.85      43.87      342
First Midwest Bancorp, Inc.         84,885     48,534,000        9.21        8.85     0.45     1.70        2.49      38.82    1,331
First Republic Bank                 27,127     13,966,657       17.76       14.82     0.50     1.87        0.00       0.00      368
GBC Bancorp                         22,349     11,524,062       17.08       17.08    -0.25     1.92        1.66      25.00      323
Glacier Bancorp, Inc.               24,523     17,074,413       10.69        8.27     0.39     1.44        2.66      42.36      396
Gold Banc Corporation, Inc.         24,390     33,682,492        4.85        3.71     0.18     0.71        0.74      11.27      368
Greater Bay Bancorp                 82,886     50,501,861        9.75        6.35     0.52     1.60        1.79      27.81    1,353
Hancock Holding Company             42,072     10,595,208       35.18       30.10     1.00     3.73        1.92      30.56      670
Integra Bank Corporation             5,600     17,284,035       12.83        9.47     0.30     0.31        4.24     303.23      386
International Bancshares
 Corporation                        84,124     32,396,259       15.14       12.33     0.67     2.50        1.56      25.60    1,281
Irwin Financial Corporation         46,291     27,542,100       11.66       11.59     0.39     1.98        1.37      13.26      493
Local Financial Corporation         26,784     19,157,425        8.74        7.93     0.36     1.30        0.00       0.00      327
MB Financial, Inc.                   7,036     17,562,170       17.05       15.08     0.58     0.92        1.77      16.30      597
Mississippi Valley
 Bancshares, Inc.                   27,894      9,428,212       18.26       18.26     0.80     2.93        1.09      17.41      483
Old National Bancorp                98,805     61,161,000       10.58        9.15     0.46     1.60        2.65      40.98    1,544
Pacific Capital Bancorp             59,871     34,776,000        9.76        8.76     0.76     1.70        2.95      38.82      866
Pacific Northwest Bancorp           25,533     15,453,581       12.90       11.83     0.48     1.62        1.80      34.57      477
Park National Corporation           80,920     13,932,561       33.88          NA     1.53     5.77        3.45      50.95    1,260
Republic Bancorp Inc.               61,229     53,131,000        5.89        5.75     0.26     1.11        2.30      29.24      756
Republic Bancshares, Inc.           -4,288     11,344,609       14.96       13.16     0.11    -0.38        0.00         NM      234
Silicon Valley Bancshares           68,178     45,559,202       14.06       11.93     0.29     1.41        0.00       0.00    1,197
Sky Financial Group Inc.           123,313     82,654,096        8.14        7.20     0.38     1.49        3.59      50.34    1,744
South Financial Group,
 Inc. (The)                         47,386     40,261,842       10.80        8.40     0.34     1.12        2.13      41.07      875
Southwest Bancorporation
 of Texas, Inc.                     53,747     33,003,985       11.33       11.25     0.40     1.58        0.00       0.00    1,148
Sterling Bancshares, Inc.           32,068     43,800,089        5.10        3.81     0.19     0.74        1.09      20.28      623
Texas Regional Bancshares, Inc.     42,535     26,162,375       11.95       10.22     0.49     1.72        1.37      23.65      838
Trustmark Corporation              115,726     62,919,313       10.90        9.91     0.48     1.80        2.34      31.67    1,604
UCBH Holdings, Inc.                 32,528     19,492,676        9.33          NA     0.45     1.62        0.53      10.49      741
UMB Financial Corporation           67,090     22,062,781       34.92       32.14     0.88     3.03        1.65      25.46    1,053
United Bankshares, Inc.             82,460     42,812,217       11.81        9.74     0.50     1.94        3.21      47.42    1,218
United Community Banks, Inc.        28,516     21,400,344        9.11        8.50     0.35     1.31        0.85      16.22      618
Unizan Financial Corporation         9,802     22,043,533       12.84        7.43    -0.09     0.95        2.48      53.16      453
WesBanco, Inc.                      29,665     21,283,506       15.38       12.42     0.42     1.62        3.92      56.79      509
Westamerica Bancorporation          85,514     33,831,000        9.09        8.53     0.63     2.43        2.20      34.98    1,393
Whitney Holding Corporation         79,346     39,724,476       18.30       15.72     0.55     1.98        3.47      52.69    1,234

First Banks America, Inc.           37,550     12,856,060       22.21       14.20     0.40     3.03        0.00       0.00      408

===================================================================================================================================
AVERAGE:                            43,899     29,496,130       13.99       11.98     0.46     1.67        2.03      37.39      781
===================================================================================================================================

ALL DATA PROVIDED BY SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                     PROFITABILITY
----------------------------------------------------------------------------------------------------------------------------------

                                                            NET INCOME           ROAA          ROAA           ROAA           ROAE
                                                               03/02 Q        03/02 Q        2000 Y         2001 Y         2000 Y
COMPANY NAME                                                     ($000)            (%)           (%)            (%)            (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                           4,208           0.48          1.24           1.14          14.88
ALABAMA NATIONAL BANCORPORATION                                  8,608           1.19          1.17           1.12          16.29
ALLEGIANT BANCORP, INC.                                          4,631           0.86          0.83           0.94          13.21
AMCORE FINANCIAL, INC.                                           9,926           1.00          1.00           1.04          14.92
BANCFIRST CORPORATION                                            7,922           1.16          1.10           1.05          14.89
BANCORPSOUTH, INC.                                              29,398           1.23          0.85           1.06           9.76
BANNER CORPORATION                                               3,909           0.74          0.95           0.36           9.96
BAY VIEW CAPITAL CORPORATION                                     6,914           0.71         -5.20          -2.21         -58.80
CAPITOL BANCORP LIMITED                                          3,044           0.58          0.55           0.58          13.78
CATHAY BANCORP, INC.                                            11,388           1.82          1.81           1.83          20.09
CHEMICAL FINANCIAL CORPORATION                                  13,710           1.55          1.36           1.33          11.99
CITIZENS BANKING CORPORATION                                    24,103           1.27          1.12           1.32          13.94
CITY HOLDING COMPANY                                             6,408           1.22         -1.38          -1.07         -19.22
COMMUNITY FIRST BANKSHARES, INC.                                19,261           1.36          1.16           1.11          19.90
COMMUNITY TRUST BANCORP, INC.                                    6,322           1.01          1.02           0.91          12.63
CORUS BANKSHARES, INC.                                          10,468           1.58          2.97           2.03          21.55
CULLEN/FROST BANKERS, INC.                                      27,717           1.37          1.52           1.03          20.41
CVB FINANCIAL CORP.                                             12,317           1.97          1.67           1.72          21.96
EAST WEST BANCORP, INC.                                         11,719           1.66          1.51           1.47          21.57
F.N.B. CORPORATION                                              -8,883          -0.54          1.12           1.09          13.71
WINTRUST FINANCIAL CORPORATION                                   6,362           0.91          0.60           0.79          11.51
FIRST CHARTER CORPORATION                                        8,591           1.02          0.90           1.14           8.29
FIRST FINANCIAL BANCORP.                                        12,401           1.29          1.48           1.12          15.34
FIRST FINANCIAL CORPORATION                                      6,728           1.23          1.18           1.19          12.98
FIRST INDIANA CORPORATION                                        6,383           1.26          1.20           0.95          13.28
FIRST MIDWEST BANCORP, INC.                                     22,071           1.53          1.30           1.43          19.17
FIRST REPUBLIC BANK                                              7,422           0.70          0.61           0.63          11.68
FREMONT GENERAL CORPORATION                                     18,057           0.90            NA           0.75        -103.75
GBC BANCORP                                                     -2,906          -0.48          2.01           1.54          24.80
GLACIER BANCORP, INC.                                            6,748           1.30          1.39           1.11          15.83
GOLD BANC CORPORATION, INC.                                      6,007           0.77         -0.17           0.86          -2.40
GREATER BAY BANCORP                                             27,602           1.38          1.34           1.18          19.21
HANCOCK HOLDING COMPANY                                         11,421           1.21          1.23           1.15          11.31
INTEGRA BANK CORPORATION                                         5,199           0.69          1.21           0.22          13.40
INTERNATIONAL BANCSHARES CORPORATION                            22,387           1.43          1.33           1.39          20.92
IRWIN FINANCIAL CORPORATION                                      9,946           1.13          1.76           1.45          20.83
LOCAL FINANCIAL CORPORATION                                      7,079           1.02          1.00           1.01          17.18
MB FINANCIAL, INC.                                              10,349           1.20          0.85           0.36          10.24
MISSISSIPPI VALLEY BANCSHARES, INC.                              7,603           1.50          1.31           1.32          18.07
OLD NATIONAL BANCORP                                            27,861           1.23          0.73           1.05          10.55
PACIFIC CAPITAL BANCORP                                         26,674           2.43          1.40           1.45          18.06
PACIFIC NORTHWEST BANCORP                                        7,564           1.11          0.22           0.79           3.74
PARK NATIONAL CORPORATION                                       21,448           1.92          1.65           1.84          16.55
REPUBLIC BANCORP INC.                                           14,118           1.25          1.02           1.04          16.28
REPUBLIC BANCSHARES, INC.                                        1,246           0.20         -0.18          -0.16          -2.67
SILICON VALLEY BANCSHARES                                       13,360           1.33          3.07           2.02          33.28
SKY FINANCIAL GROUP INC.                                        31,487           1.36          1.41           1.39          19.78
SOUTH FINANCIAL GROUP, INC. (THE)                               14,126           0.92          0.14           0.77           1.46
SOUTHWEST BANCORPORATION OF TEXAS, INC.                         13,545           1.25          1.23           1.32          17.00
STERLING BANCSHARES, INC.                                        8,298           1.22          1.32           1.24          17.81
TEXAS REGIONAL BANCSHARES, INC.                                 12,411           1.69          1.56           1.58          17.43
TRUSTMARK CORPORATION                                           30,329           1.76          1.50           1.59          15.68
UCBH HOLDINGS, INC.                                              9,068           1.22          1.02           1.12          20.12
UMB FINANCIAL CORPORATION                                       19,578           0.93          0.89           0.89           9.63
UNITED BANKSHARES, INC.                                         21,821           1.59          1.19           1.59          14.41
UNITED COMMUNITY BANKS, INC.                                     7,720           1.10          0.59           1.05          10.61
UNIZAN FINANCIAL CORPORATION                                    -1,252          -0.28          1.41           1.42          19.76
WESBANCO, INC.                                                   8,068           1.20          1.18           1.21          10.42
WESTAMERICA BANCORPORATION                                      21,659           2.22          2.06           2.18          25.78
WHITNEY HOLDING CORPORATION                                     22,092           1.22          1.16           1.11          11.70

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                        5,202           0.69          1.32           1.44          15.86

AVERAGES:                                                       12,396           1.15          1.04           1.07          11.21
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


----------------------------------------------------------------------------------------------------------------------------------

                                                                  ROAE           ROAE           NIM            NIM            NIM
                                                                2001 Y        03/02 Q        2000 Y         2001 Y        03/02 Q
COMPANY NAME                                                        (%)            (%)           (%)            (%)            (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                           13.14           5.40          3.92           3.98           3.97
ALABAMA NATIONAL BANCORPORATION                                  15.40          16.13          4.08           3.88           4.12
ALLEGIANT BANCORP, INC.                                          13.59          13.06          4.30           3.66           3.04
AMCORE FINANCIAL, INC.                                           13.50          12.84          3.29           3.42           3.49
BANCFIRST CORPORATION                                            13.32          14.06          4.84           4.44           4.37
BANCORPSOUTH, INC.                                               12.36          14.57          4.14           4.00           4.32
BANNER CORPORATION                                                3.78           7.97          3.88           3.78           3.85
BAY VIEW CAPITAL CORPORATION                                    -30.96           8.15          3.13           3.18           4.15
CAPITOL BANCORP LIMITED                                          15.22          14.91          4.96           4.78           4.65
CATHAY BANCORP, INC.                                             18.50          18.19          4.72           4.35           4.46
CHEMICAL FINANCIAL CORPORATION                                   11.55          13.94          4.18           4.38           4.36
CITIZENS BANKING CORPORATION                                     14.90          13.76          4.34           4.30           4.42
CITY HOLDING COMPANY                                            -16.85          17.05          3.66           4.12           4.52
COMMUNITY FIRST BANKSHARES, INC.                                 18.66          21.73          4.90           5.23           5.29
COMMUNITY TRUST BANCORP, INC.                                    11.85          12.82          4.31           3.77           3.96
CORUS BANKSHARES, INC.                                           12.77           9.24          5.14           4.25           3.62
CULLEN/FROST BANKERS, INC.                                       13.18          18.11          5.32           4.89           4.63
CVB FINANCIAL CORP.                                              19.17          21.54          5.14           5.00           4.81
EAST WEST BANCORP, INC.                                          17.73          18.78          4.03           3.98           4.15
F.N.B. CORPORATION                                               12.61          -6.13          4.58           4.69           4.61
WINTRUST FINANCIAL CORPORATION                                   15.24          16.88          3.66           3.49           3.44
FIRST CHARTER CORPORATION                                        11.03          10.67          4.26           3.72           3.62
FIRST FINANCIAL BANCORP.                                         10.94          12.75          4.72           4.67           4.72
FIRST FINANCIAL CORPORATION                                      11.33          12.60          3.82           4.00           3.85
FIRST INDIANA CORPORATION                                         9.60          12.07          3.90           3.69           3.60
FIRST MIDWEST BANCORP, INC.                                      17.89          19.13          3.76           4.10           4.32
FIRST REPUBLIC BANK                                              11.53          12.45          2.78           3.25           3.33
FREMONT GENERAL CORPORATION                                      18.53          19.63            NA           3.42           3.89
GBC BANCORP                                                      16.05          -5.51          4.80           4.32           4.03
GLACIER BANCORP, INC.                                            13.49          14.76          4.68           4.51           4.28
GOLD BANC CORPORATION, INC.                                      14.38          14.61          3.96           3.57           3.39
GREATER BAY BANCORP                                              17.77          20.10          5.73           5.07           4.91
HANCOCK HOLDING COMPANY                                          10.44          11.00          4.70           4.50           4.65
INTEGRA BANK CORPORATION                                          3.01           9.24          4.14           2.85           3.09
INTERNATIONAL BANCSHARES CORPORATION                             17.78          18.13          3.41           3.65           3.94
IRWIN FINANCIAL CORPORATION                                      21.83          14.46          5.36           5.35           5.84
LOCAL FINANCIAL CORPORATION                                      15.65          17.16          3.51           3.64           3.50
MB FINANCIAL, INC.                                                4.27          13.84          3.75           3.73           4.02
MISSISSIPPI VALLEY BANCSHARES, INC.                              17.36          18.96          3.63           3.74           3.75
OLD NATIONAL BANCORP                                             14.45          17.04          3.65           3.77           3.81
PACIFIC CAPITAL BANCORP                                          17.46          32.51          5.45           5.63           6.12
PACIFIC NORTHWEST BANCORP                                        11.63          15.06          3.56           4.03           4.24
PARK NATIONAL CORPORATION                                        17.33          18.23          4.75           4.92           4.99
REPUBLIC BANCORP INC.                                            15.76          18.14          3.14           3.32           3.55
REPUBLIC BANCSHARES, INC.                                        -2.28           2.92          3.77           3.02           3.26
SILICON VALLEY BANCSHARES                                        13.52           8.40          6.92           6.75           5.57
SKY FINANCIAL GROUP INC.                                         19.11          18.72          4.12           4.04           3.90
SOUTH FINANCIAL GROUP, INC. (THE)                                 8.66          12.14          3.98           3.80           3.84
SOUTHWEST BANCORPORATION OF TEXAS, INC.                          15.82          14.58          4.64           4.44           4.36
STERLING BANCSHARES, INC.                                        16.58          14.85          5.61           5.75           5.61
TEXAS REGIONAL BANCSHARES, INC.                                  15.75          16.60          4.71           4.44           4.43
TRUSTMARK CORPORATION                                            16.98          17.97          3.87           4.33           4.88
UCBH HOLDINGS, INC.                                              19.58          20.13          3.63           3.74           3.78
UMB FINANCIAL CORPORATION                                         8.71          10.03          4.07           4.00           3.07
UNITED BANKSHARES, INC.                                          17.51          16.96          4.07           4.08           4.12
UNITED COMMUNITY BANKS, INC.                                     15.46          15.68          4.18           4.51           4.46
UNIZAN FINANCIAL CORPORATION                                     18.74          -3.01          3.93           4.21           3.55
WESBANCO, INC.                                                   11.28          11.47          4.14           4.17           4.15
WESTAMERICA BANCORPORATION                                       27.17          28.78          5.47           5.70           5.81
WHITNEY HOLDING CORPORATION                                      10.86          12.09          4.73           4.52           4.41

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                        17.14           7.14          5.51           5.10           4.69

AVERAGES:                                                        12.86          14.14          4.30           4.21           4.21
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES




FBA PEER GROUP COMPARISON DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                           INTEREST        INTEREST        INTEREST        INTEREST       INTEREST        INTEREST
                                            INCOME/         INCOME/         INCOME/        EXPENSE/       EXPENSE/        EXPENSE/
                                         AVG ASSETS      AVG ASSETS      AVG ASSETS      AVG ASSETS     AVG ASSETS      AVG ASSETS
                                             2000 Y          2001 Y         03/02 Q          2000 Y         2001 Y         03/02 Q
COMPANY NAME                                     (%)             (%)             (%)             (%)            (%)             (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                         7.74            7.19            5.93            4.29           3.66            2.43
ALABAMA NATIONAL BANCORPORATION                7.83            7.08            6.07            4.16           3.56            2.33
ALLEGIANT BANCORP, INC.                        8.54            6.90            5.57            4.81           3.97            2.81
AMCORE FINANCIAL, INC.                         7.44            6.93            6.09            4.54           3.98            3.06
BANCFIRST CORPORATION                          7.64            6.83            5.88            3.35           2.91            1.96
BANCORPSOUTH, INC.                             7.70            7.19            6.30            3.96           3.57            2.38
BANNER CORPORATION                             8.24            7.72            6.86            4.66           4.21            3.26
BAY VIEW CAPITAL CORPORATION                   7.34            6.62            5.54            4.70           3.94            2.12
CAPITOL BANCORP LIMITED                        8.98            8.26            7.10            4.48           3.94            2.75
CATHAY BANCORP, INC.                           7.74            6.84            5.80            3.49           2.84            1.71
CHEMICAL FINANCIAL CORPORATION                 7.03            6.82            6.12            3.20           2.78            2.03
CITIZENS BANKING CORPORATION                   7.70            7.23            6.25            3.80           3.35            2.29
CITY HOLDING COMPANY                           7.31            7.30            6.43            4.10           3.55            2.33
COMMUNITY FIRST BANKSHARES, INC.               7.73            7.41            6.49            3.40           2.77            1.78
COMMUNITY TRUST BANCORP, INC.                  8.01            7.23            6.12            4.17           3.83            2.55
CORUS BANKSHARES, INC.                         8.88            7.06            5.54            4.07           3.03            2.13
CULLEN/FROST BANKERS, INC.                     7.17            5.88            4.82            2.65           1.85            1.01
CVB FINANCIAL CORP.                            7.28            6.70            5.85            2.74           2.27            1.60
EAST WEST BANCORP, INC.                        7.94            6.90            5.68            4.12           3.15            1.78
F.N.B. CORPORATION                             7.66            7.26            6.40            3.56           3.08            2.33
WINTRUST FINANCIAL CORPORATION                 7.99            7.15            5.98            4.70           3.97            2.82
FIRST CHARTER CORPORATION                      7.82            6.93            5.81            3.92           3.54            2.54
FIRST FINANCIAL BANCORP.                       7.94            7.51            6.53            3.69           3.29            2.26
FIRST FINANCIAL CORPORATION                    7.45            7.09            6.27            4.10           3.63            2.71
FIRST INDIANA CORPORATION                      8.36            7.46            6.26            4.60           3.94            2.86
FIRST MIDWEST BANCORP, INC.                    7.26            6.70            5.82            3.99           3.15            2.06
FIRST REPUBLIC BANK                            7.75            7.09            5.64            5.05           3.94            2.41
FREMONT GENERAL CORPORATION                      NA            5.21            4.99              NA           3.14            2.40
GBC BANCORP                                    8.54            7.35            6.08            3.91           3.15            2.14
GLACIER BANCORP, INC.                          7.82            7.09            6.39            3.71           3.37            2.46
GOLD BANC CORPORATION, INC.                    7.85            7.34            6.14            4.33           4.18            3.05
GREATER BAY BANCORP                            8.45            7.52            6.45            3.15           2.76            1.84
HANCOCK HOLDING COMPANY                        7.25            6.88            6.13            3.15           2.97            2.05
INTEGRA BANK CORPORATION                       7.83            6.62            5.81            4.17           4.11            3.29
INTERNATIONAL BANCSHARES CORPORATION           7.46            6.60            5.56            4.45           3.36            1.94
IRWIN FINANCIAL CORPORATION                    9.12            8.55            7.71            4.62           3.86            2.64
LOCAL FINANCIAL CORPORATION                    8.02            7.35            6.48            4.71           3.98            3.14
MB FINANCIAL, INC.                             7.15            6.64            5.80            3.80           3.27            2.19
MISSISSIPPI VALLEY BANCSHARES, INC.            8.13            7.01            5.59            4.69           3.44            2.00
OLD NATIONAL BANCORP                           7.55            7.10            6.19            4.36           3.82            2.91
PACIFIC CAPITAL BANCORP                        7.91            7.54            7.15            3.01           2.52            1.60
PACIFIC NORTHWEST BANCORP                      7.72            7.32            6.59            4.55           3.70            2.58
PARK NATIONAL CORPORATION                      7.80            7.50            6.71            3.44           2.98            2.03
REPUBLIC BANCORP INC.                          7.77            7.27            6.50            4.76           4.14            3.17
REPUBLIC BANCSHARES, INC.                      7.80            6.85            5.97            4.25           4.01            2.93
SILICON VALLEY BANCSHARES                      7.47            6.87            5.42            1.10           0.85            0.54
SKY FINANCIAL GROUP INC.                       7.74            7.41            6.53            3.98           3.65            2.91
SOUTH FINANCIAL GROUP, INC. (THE)              7.73            7.01            5.74            4.26           3.61            2.26
SOUTHWEST BANCORPORATION OF TEXAS, INC.        7.70            6.54            5.34            3.44           2.53            1.43
STERLING BANCSHARES, INC.                      8.02            7.08            6.03            3.01           2.05            1.15
TEXAS REGIONAL BANCSHARES, INC.                8.04            7.36            6.23            3.83           3.37            2.25
TRUSTMARK CORPORATION                          7.21            6.84            6.09            3.76           2.99            1.80
UCBH HOLDINGS, INC.                            7.91            7.48            6.36            4.39           3.85            2.63
UMB FINANCIAL CORPORATION                      5.91            5.23            3.82            2.69           1.97            1.08
UNITED BANKSHARES, INC.                        7.65            7.15            6.22            4.01           3.48            2.52
UNITED COMMUNITY BANKS, INC.                   8.59            8.04            6.89            4.75           3.90            2.81
UNIZAN FINANCIAL CORPORATION                   8.00            7.52            6.53            4.24           3.54            3.31
WESBANCO, INC.                                 7.13            6.82            6.06            3.48           3.18            2.47
WESTAMERICA BANCORPORATION                     6.95            6.66            6.03            2.29           1.79            1.07
WHITNEY HOLDING CORPORATION                    7.20            6.46            5.28            2.95           2.36            1.27
-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                      8.43            7.58            6.22            3.41           3.02            2.05

AVERAGES:                                      7.76            7.06            6.07            3.89           3.29            2.27
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                  YIELD INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            YIELD ON    YIELD ON    YIELD ON
                                                                                            INTEREST    INTEREST    INTEREST
                                                   YIELD           YIELD           YIELD     EARNING     EARNING     EARNING
                                             TOTAL LOANS     TOTAL LOANS     TOTAL LOANS      ASSETS      ASSETS      ASSETS
                                                  2000 Y          2001 Y         03/02 Q      2000 Y      2001 Y     03/02 Q
COMPANY NAME                                          (%)             (%)             (%)         (%)         (%)         (%)
-----------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                              9.24              NA            7.28        8.64        8.01        6.65
ALABAMA NATIONAL BANCORPORATION                     9.11            8.18            6.98        8.65        7.76        6.67
ALLEGIANT BANCORP, INC.                               NA              NA              NA        9.45        7.96        6.13
AMCORE FINANCIAL, INC.                              8.57            8.12            7.11        8.09        7.73        6.82
BANCFIRST CORPORATION                               9.46            8.60            7.40        8.56        7.66        6.54
BANCORPSOUTH, INC.                                  9.10            8.57            7.54        8.38        7.83        6.87
BANNER CORPORATION                                    NA              NA            7.88        8.80        8.25        7.33
BAY VIEW CAPITAL CORPORATION                        9.12            8.72            7.67        8.70        7.87        6.72
CAPITOL BANCORP LIMITED                               NA              NA              NA        9.73        8.97        7.59
CATHAY BANCORP, INC.                                9.47            7.82            6.63        8.51        7.37        6.28
CHEMICAL FINANCIAL CORPORATION                      8.34            8.12              NA        7.59        7.32        6.52
CITIZENS BANKING CORPORATION                        8.68              NA              NA        8.38        7.83        6.85
CITY HOLDING COMPANY                                8.80            8.47            7.61        8.21        7.96        7.04
COMMUNITY FIRST BANKSHARES, INC.                    9.63            9.02            7.73        8.64        8.25        7.23
COMMUNITY TRUST BANCORP, INC.                       9.36            8.65            7.53        8.87        7.93        6.74
CORUS BANKSHARES, INC.                             10.60            9.38            7.94        9.42        7.39        5.82
CULLEN/FROST BANKERS, INC.                          9.06            7.58            5.97        8.41        7.09        5.85
CVB FINANCIAL CORP.                                   NA              NA            7.28        8.11        7.42        6.50
EAST WEST BANCORP, INC.                             9.04            7.87            6.55        8.39        7.33        6.03
F.N.B. CORPORATION                                    NA              NA            7.72        8.50        8.09        7.19
WINTRUST FINANCIAL CORPORATION                      9.28            8.39            7.11        8.85        7.79        6.48
FIRST CHARTER CORPORATION                           8.89            8.01            6.73        8.46        7.54        6.40
FIRST FINANCIAL BANCORP.                            8.99            8.65            7.67        8.70        8.21        7.15
FIRST FINANCIAL CORPORATION                         8.57            8.28              NA        8.16        7.86        6.78
FIRST INDIANA CORPORATION                             NA              NA            6.71        8.66        7.83        6.61
FIRST MIDWEST BANCORP, INC.                         8.82            7.93            6.76        8.02        7.50        6.55
FIRST REPUBLIC BANK                                 8.04            7.52            6.28        7.98        7.31        5.83
FREMONT GENERAL CORPORATION                           NA              NA              NA          NA        8.60        7.51
GBC BANCORP                                        10.90            8.52            6.90        8.86        7.55        6.23
GLACIER BANCORP, INC.                                 NA              NA              NA        8.63        8.19        6.95
GOLD BANC CORPORATION, INC.                         9.40            8.51              NA        8.75        8.19        6.73
GREATER BAY BANCORP                                10.11            8.79            7.54        9.13        8.02        6.87
HANCOCK HOLDING COMPANY                             9.36            9.16              NA        8.13        7.74        6.89
INTEGRA BANK CORPORATION                            8.98            8.30              NA        8.60        7.25        6.68
INTERNATIONAL BANCSHARES CORPORATION                  NA              NA              NA        8.30        7.34        6.04
IRWIN FINANCIAL CORPORATION                        10.68            9.44            8.24       10.86        9.75        8.88
LOCAL FINANCIAL CORPORATION                         8.67              NA            6.87        8.42        7.82        6.79
MB FINANCIAL, INC.                                  8.62            7.76              NA        7.90        7.26        6.41
MISSISSIPPI VALLEY BANCSHARES, INC.                 9.19            8.00            6.36        8.56        7.32        5.83
OLD NATIONAL BANCORP                                8.67            8.27            7.45        8.30        7.84        6.93
PACIFIC CAPITAL BANCORP                             9.60            9.05            8.72        8.70        8.37        7.84
PACIFIC NORTHWEST BANCORP                             NA              NA              NA        8.47        7.97        6.96
PARK NATIONAL CORPORATION                           9.02            8.69              NA        8.40        8.10        7.15
REPUBLIC BANCORP INC.                               8.17            7.67            6.87        8.13        7.62        6.82
REPUBLIC BANCSHARES, INC.                           8.85            7.93            7.16        8.28        7.28        6.39
SILICON VALLEY BANCSHARES                          11.96           11.20            9.30        8.10        7.68        6.17
SKY FINANCIAL GROUP INC.                            8.96            8.44            7.56        8.40        7.94        7.00
SOUTH FINANCIAL GROUP, INC. (THE)                   9.28            8.27            6.97        8.79        7.81        6.30
SOUTHWEST BANCORPORATION OF TEXAS, INC.             9.25            7.78            6.34        8.39        7.25        5.95
STERLING BANCSHARES, INC.                             NA            8.64            7.33        8.94        8.06        6.93
TEXAS REGIONAL BANCSHARES, INC.                     9.89            9.00            7.62        8.93        8.11        6.89
TRUSTMARK CORPORATION                               8.57            8.09            7.03        7.95        7.59        6.86
UCBH HOLDINGS, INC.                                   NA              NA              NA        8.12        7.65        6.45
UMB FINANCIAL CORPORATION                           8.53            7.74              NA        7.26        6.28        4.28
UNITED BANKSHARES, INC.                             8.86            8.16            7.17        8.27        7.73        6.78
UNITED COMMUNITY BANKS, INC.                       10.12            9.42            7.91        9.24        8.68        7.46
UNIZAN FINANCIAL CORPORATION                        8.66            8.25            7.62        8.34        7.94        7.15
WESBANCO, INC.                                      8.26            8.10            7.28        7.88        7.58        6.81
WESTAMERICA BANCORPORATION                          8.63            8.09            7.42        7.96        7.63        6.95
WHITNEY HOLDING CORPORATION                         8.53            7.63            6.47        7.94        7.08        5.79
-----------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                           9.75            8.89            7.37        9.25        8.47        6.99

AVERAGES:                                           9.16            8.41            7.28        8.50        7.79        6.68
-----------------------------------------------------------------------------------------------------------------------------



FBA PEER GROUP COMPARISON DATA

------------------------------------------------------------------------------------------------------------------------------------
                                               INT COST      INT COST      INT COST    COST OF INT.-   COST OF INT.-   COST OF INT.-
                                               DEPOSITS      DEPOSITS      DEPOSITS    BEARING LIAB.   BEARING LIAB.   BEARING LIAB.
                                                 2000 Y        2001 Y       03/02 Q          2000 Y          2001 Y         03/02 Q
COMPANY NAME                                         (%)           (%)           (%)             (%)             (%)             (%)
------------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                             5.32          4.64          3.28            5.42            4.62            3.10
ALABAMA NATIONAL BANCORPORATION                    4.98          4.49          2.88            5.18            4.43            2.89
ALLEGIANT BANCORP, INC.                            5.44          4.41          2.91            5.63            4.69            3.32
AMCORE FINANCIAL, INC.                             5.15          4.65          3.51            5.43            4.85            3.75
BANCFIRST CORPORATION                              4.48          3.98          2.67            4.62            4.09            2.80
BANCORPSOUTH, INC.                                 4.92          4.50          2.87            5.01            4.51            2.99
BANNER CORPORATION                                 4.66          4.21          3.08            5.19            4.69            3.62
BAY VIEW CAPITAL CORPORATION                       4.71          3.88          1.92            5.33            4.37            2.41
CAPITOL BANCORP LIMITED                            5.50          4.81          3.23            5.66            4.99            3.59
CATHAY BANCORP, INC.                               4.30          3.58          2.15            4.39            3.60            2.18
CHEMICAL FINANCIAL CORPORATION                     4.15          3.64          2.60            4.26            3.70            2.70
CITIZENS BANKING CORPORATION                       4.43          4.00          2.73            4.80            4.24            2.92
CITY HOLDING COMPANY                               4.59          4.04          2.54            5.01            4.40            2.97
COMMUNITY FIRST BANKSHARES, INC.                   4.19          3.55          2.32            4.47            3.69            2.41
COMMUNITY TRUST BANCORP, INC.                      5.09          4.71          3.09            5.22            4.79            3.23
CORUS BANKSHARES, INC.                             5.36          4.07          2.89            5.39            4.09            2.90
CULLEN/FROST BANKERS, INC.                         3.82          2.72          1.42            4.08            2.95            1.65
CVB FINANCIAL CORP.                                3.69          3.09          1.86            4.45            3.68            2.64
EAST WEST BANCORP, INC.                            4.54          3.90          2.31            4.91            4.07            2.44
F.N.B. CORPORATION                                 4.29          3.84          2.85            4.53            3.97            3.01
WINTRUST FINANCIAL CORPORATION                     5.43          4.55          3.22            5.56            4.71            3.36
FIRST CHARTER CORPORATION                          4.61          4.27          2.89            4.94            4.42            3.12
FIRST FINANCIAL BANCORP.                           4.41          4.07          2.72            4.65            4.18            2.88
FIRST FINANCIAL CORPORATION                        4.42          4.10          2.78            4.94            4.48            3.35
FIRST INDIANA CORPORATION                          5.21          4.68          3.39            5.49            4.81            3.57
FIRST MIDWEST BANCORP, INC.                        4.52          3.86          2.64            4.94            3.98            2.62
FIRST REPUBLIC BANK                                5.04          4.16          2.32            5.46            4.42            2.63
FREMONT GENERAL CORPORATION                          NA          5.23          3.57              NA            5.58            3.81
GBC BANCORP                                        4.77          3.80          2.28            4.88            3.99            2.65
GLACIER BANCORP, INC.                              4.20          3.79          2.52            4.78            4.25            3.12
GOLD BANC CORPORATION, INC.                        5.17          4.57          3.02            5.28            4.94            3.64
GREATER BAY BANCORP                                4.38          3.45          2.06            4.47            3.67            2.37
HANCOCK HOLDING COMPANY                            4.46          4.19          2.92            4.47            4.14            2.85
INTEGRA BANK CORPORATION                           4.54          4.30          3.06            5.05            4.78            3.88
INTERNATIONAL BANCSHARES CORPORATION               4.79          3.96          2.26            5.33            4.13            2.43
IRWIN FINANCIAL CORPORATION                        5.62          4.70          3.12            6.24            5.16            3.54
LOCAL FINANCIAL CORPORATION                        5.08          4.54          3.32            5.40            4.59            3.59
MB FINANCIAL, INC.                                 4.65          4.06          2.88            4.92            4.14            2.84
MISSISSIPPI VALLEY BANCSHARES, INC.                5.52          3.98          2.21            5.55            4.07            2.40
OLD NATIONAL BANCORP                               4.82          4.35          3.31            5.16            4.53            3.46
PACIFIC CAPITAL BANCORP                            4.03          3.31          2.05            4.18            3.53            2.29
PACIFIC NORTHWEST BANCORP                          4.58          3.98          2.56            5.33            4.40            3.09
PARK NATIONAL CORPORATION                          4.13          3.81          2.60            4.41            3.85            2.63
REPUBLIC BANCORP INC.                              5.01          4.63          3.35            5.48            4.84            3.71
REPUBLIC BANCSHARES, INC.                          4.88          4.69          3.46            4.93            4.69            3.42
SILICON VALLEY BANCSHARES                          2.47          2.01          1.15            2.47            2.01            1.22
SKY FINANCIAL GROUP INC.                           4.42          4.09          3.19            4.84            4.42            3.51
SOUTH FINANCIAL GROUP, INC. (THE)                  5.18          4.51          2.80            5.42            4.49            2.73
SOUTHWEST BANCORPORATION OF TEXAS, INC.            4.82          3.64          2.11            4.94            3.62            2.03
STERLING BANCSHARES, INC.                          4.16          3.23          1.89            4.64            3.31            1.91
TEXAS REGIONAL BANCSHARES, INC.                    4.93          4.37          2.91            4.95            4.38            2.92
TRUSTMARK CORPORATION                              4.14          3.79          2.47            4.92            3.95            2.42
UCBH HOLDINGS, INC.                                4.50          4.08          2.62            4.83            4.29            2.96
UMB FINANCIAL CORPORATION                          3.85          2.97          1.65            4.30            3.07            1.58
UNITED BANKSHARES, INC.                            4.53          4.04          2.81            4.95            4.37            3.21
UNITED COMMUNITY BANKS, INC.                       5.52          4.56          3.05            5.66            4.78            3.41
UNIZAN FINANCIAL CORPORATION                       5.01          4.26          3.42            5.14            4.30            3.96
WESBANCO, INC.                                     4.29          4.02          3.05            4.43            4.03            3.11
WESTAMERICA BANCORPORATION                         3.10          2.59          1.51            3.43            2.73            1.63
WHITNEY HOLDING CORPORATION                        4.15          3.57          2.04            4.35            3.50            1.90
------------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                          4.77          4.08          2.64            4.79            4.16            2.81

AVERAGES:                                          4.63          4.02          2.67            4.92            4.20            2.89
------------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                              NII & NIE
-------------------------------------------------------------------------------------------------------------------------
                                                   NONINTEREST        NONINTEREST        NONINTEREST        NONINTEREST
                                                       INCOME/            INCOME/            INCOME/           EXPENSE/
                                                    AVG ASSETS         AVG ASSETS         AVG ASSETS          AVG ASSET
                                                        2000 Y             2001 Y            03/02 Q             2000 Y
COMPANY NAME                                                (%)                (%)                (%)                (%)
-------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                    2.35               2.41               2.37               3.42
ALABAMA NATIONAL BANCORPORATION                           1.53               1.91               1.82               3.38
ALLEGIANT BANCORP, INC.                                   0.72               0.86               0.75               2.68
AMCORE FINANCIAL, INC.                                    1.39               1.65               1.64               2.73
BANCFIRST CORPORATION                                     1.25               1.37               1.47               3.65
BANCORPSOUTH, INC.                                        1.13               1.24               1.40               3.03
BANNER CORPORATION                                        0.48               0.63               0.61               2.37
BAY VIEW CAPITAL CORPORATION                              1.86               2.63               2.66               3.98
CAPITOL BANCORP LIMITED                                   0.41               0.51               0.55               3.59
CATHAY BANCORP, INC.                                      0.55               0.54               0.54               1.81
CHEMICAL FINANCIAL CORPORATION                            0.85               0.98               0.97               2.61
CITIZENS BANKING CORPORATION                              1.12               1.22               1.31               3.00
CITY HOLDING COMPANY                                      1.66               1.33               1.29               4.12
COMMUNITY FIRST BANKSHARES, INC.                          1.22               1.29               1.27               3.55
COMMUNITY TRUST BANCORP, INC.                             0.89               0.94               0.89               2.82
CORUS BANKSHARES, INC.                                    0.55               0.55               0.53               2.12
CULLEN/FROST BANKERS, INC.                                2.36               2.46               2.51               4.37
CVB FINANCIAL CORP.                                       0.93               0.95               0.86               2.72
EAST WEST BANCORP, INC.                                   0.56               0.73               0.74               2.11
F.N.B. CORPORATION                                        1.61               1.99               1.68               3.77
WINTRUST FINANCIAL CORPORATION                            0.99               1.22               1.67               2.89
FIRST CHARTER CORPORATION                                 1.18               1.17               0.85               2.73
FIRST FINANCIAL BANCORP.                                  1.22               1.40               1.52               2.98
FIRST FINANCIAL CORPORATION                               0.68               1.04               1.13               2.17
FIRST INDIANA CORPORATION                                 1.25               2.03               2.47               2.60
FIRST MIDWEST BANCORP, INC.                               1.07               1.18               1.12               2.46
FIRST REPUBLIC BANK                                       0.75               0.67               0.84               2.20
FREMONT GENERAL CORPORATION                                 NA               0.80               0.91                 NA
GBC BANCORP                                               1.14               0.42              -0.25               1.91
GLACIER BANCORP, INC.                                     1.29               1.17               1.13               3.11
GOLD BANC CORPORATION, INC.                               1.16               1.54               1.70               3.16
GREATER BAY BANCORP                                       0.69               0.56               1.12               2.78
HANCOCK HOLDING COMPANY                                   1.63               1.59               1.85               3.60
INTEGRA BANK CORPORATION                                  0.67               0.77               0.84               2.48
INTERNATIONAL BANCSHARES CORPORATION                      1.09               1.28               1.34               1.98
IRWIN FINANCIAL CORPORATION                              10.47               8.65               6.38              11.76
LOCAL FINANCIAL CORPORATION                               0.74               0.80               0.84               2.30
MB FINANCIAL, INC.                                        0.60               0.72               0.85               2.63
MISSISSIPPI VALLEY BANCSHARES, INC.                       0.57               0.23               0.67               1.86
OLD NATIONAL BANCORP                                      1.33               1.22               1.28               2.95
PACIFIC CAPITAL BANCORP                                   1.38               1.58               2.24               3.49
PACIFIC NORTHWEST BANCORP                                 0.64               0.66               0.67               2.64
PARK NATIONAL CORPORATION                                 0.93               1.06               1.06               2.58
REPUBLIC BANCORP INC.                                     1.58               1.26               0.90               2.85
REPUBLIC BANCSHARES, INC.                                 0.77               0.83               0.48               3.17
SILICON VALLEY BANCSHARES                                 2.94               1.90               1.94               3.77
SKY FINANCIAL GROUP INC.                                  1.51               1.41               1.39               2.86
SOUTH FINANCIAL GROUP, INC. (THE)                         0.82               0.88               0.76               2.97
SOUTHWEST BANCORPORATION OF TEXAS, INC.                   1.23               1.46               1.49               3.28
STERLING BANCSHARES, INC.                                 1.94               2.70               2.38               4.57
TEXAS REGIONAL BANCSHARES, INC.                           0.96               1.11               1.21               2.37
TRUSTMARK CORPORATION                                     1.67               1.72               1.68               2.76
UCBH HOLDINGS, INC.                                       0.20               0.25               0.26               1.70
UMB FINANCIAL CORPORATION                                 2.70               2.97               2.84               4.58
UNITED BANKSHARES, INC.                                   0.97               1.24               1.19               2.16
UNITED COMMUNITY BANKS, INC.                              0.77               0.97               0.99               3.00
UNIZAN FINANCIAL CORPORATION                              1.15               1.32               0.93               2.75
WESBANCO, INC.                                            0.99               0.97               0.88               2.82
WESTAMERICA BANCORPORATION                                1.06               1.11               1.02               2.58
WHITNEY HOLDING CORPORATION                               1.18               1.25               1.12               3.53

-------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                 0.57               1.00               0.73               3.33

AVERAGES:                                                 1.31               1.36               1.33               3.06
-------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                              NONINTEREST        NONINTEREST
                                                 EXPENSE/           EXPENSE/        EFFICIENCY        EFFICIENCY        EFFICIENCY
                                                AVG ASSET          AVG ASSET             RATIO             RATIO             RATIO
                                                   2001 Y            03/02 Q            2000 Y            2001 Y           03/02 Q
COMPANY NAME                                           (%)                (%)               (%)               (%)               (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                               3.60               3.69             57.47             59.59             61.87
ALABAMA NATIONAL BANCORPORATION                      3.60               3.65             63.73             64.94             64.78
ALLEGIANT BANCORP, INC.                              2.15               2.02             54.08             48.48             55.08
AMCORE FINANCIAL, INC.                               3.05               3.16             59.42             61.71             64.63
BANCFIRST CORPORATION                                3.61               3.45             62.20             64.97             63.05
BANCORPSOUTH, INC.                                   3.19               3.22             60.52             63.98             59.20
BANNER CORPORATION                                   2.43               2.54             52.98             54.55             59.89
BAY VIEW CAPITAL CORPORATION                         5.36               5.11             81.18             94.35             82.10
CAPITOL BANCORP LIMITED                              3.45               3.58             70.10             67.69             73.17
CATHAY BANCORP, INC.                                 1.70               1.70             36.49             39.25             36.74
CHEMICAL FINANCIAL CORPORATION                       2.66               2.66             53.21             50.49             52.60
CITIZENS BANKING CORPORATION                         3.17               3.24             55.22             57.28             58.52
CITY HOLDING COMPANY                                 3.96               3.45             78.76             74.07             61.62
COMMUNITY FIRST BANKSHARES, INC.                     3.84               3.69             59.17             60.17             59.13
COMMUNITY TRUST BANCORP, INC.                        2.66               2.63             55.16             56.15             57.39
CORUS BANKSHARES, INC.                               1.91               1.85             37.86             40.17             45.71
CULLEN/FROST BANKERS, INC.                           4.25               3.97             59.84             61.82             60.78
CVB FINANCIAL CORP.                                  2.59               2.48             46.78             45.04             45.76
EAST WEST BANCORP, INC.                              2.34               2.14             45.61             49.16             44.60
F.N.B. CORPORATION                                   4.01               3.60             64.52             63.43             60.72
WINTRUST FINANCIAL CORPORATION                       2.83               3.23             66.04             63.00             66.47
FIRST CHARTER CORPORATION                            2.82               2.91             52.79             59.67             68.24
FIRST FINANCIAL BANCORP.                             3.11               3.23             51.79             53.05             54.26
FIRST FINANCIAL CORPORATION                          2.61               2.71             50.66             54.35             57.22
FIRST INDIANA CORPORATION                            3.15               3.39             53.01             56.80             57.57
FIRST MIDWEST BANCORP, INC.                          2.53               2.47             52.17             49.56             47.75
FIRST REPUBLIC BANK                                  2.56               2.73             63.14             66.09             67.79
FREMONT GENERAL CORPORATION                          1.17               1.29             58.35             38.50             34.99
GBC BANCORP                                          2.00               1.41             34.28             43.61             38.30
GLACIER BANCORP, INC.                                2.85               2.82             53.82             50.87             53.42
GOLD BANC CORPORATION, INC.                          3.36               3.18             64.71             69.02             65.93
GREATER BAY BANCORP                                  2.60               2.74             46.46             48.53             47.36
HANCOCK HOLDING COMPANY                              3.54               3.57             58.51             59.73             58.03
INTEGRA BANK CORPORATION                             2.34               2.51             51.43             63.19             66.55
INTERNATIONAL BANCSHARES CORPORATION                 2.27               2.27             45.43             47.23             45.32
IRWIN FINANCIAL CORPORATION                         10.38               8.51             77.62             76.90             74.12
LOCAL FINANCIAL CORPORATION                          2.35               2.40             54.58             53.67             57.32
MB FINANCIAL, INC.                                   2.53               2.32             62.55             58.21             51.02
MISSISSIPPI VALLEY BANCSHARES, INC.                  1.74               1.79             46.19             45.73             42.06
OLD NATIONAL BANCORP                                 2.77               2.70             61.03             56.70             55.84
PACIFIC CAPITAL BANCORP                              3.72               3.56             53.26             54.11             44.95
PACIFIC NORTHWEST BANCORP                            2.84               2.73             63.72             62.63             58.08
PARK NATIONAL CORPORATION                            2.67               2.62             47.82             47.11             45.62
REPUBLIC BANCORP INC.                                2.47               2.10             62.13             54.53             48.00
REPUBLIC BANCSHARES, INC.                            3.27               2.96             69.20             84.16             81.05
SILICON VALLEY BANCSHARES                            3.97               4.13             40.21             49.36             59.63
SKY FINANCIAL GROUP INC.                             2.73               2.61             52.13             50.96             50.00
SOUTH FINANCIAL GROUP, INC. (THE)                    2.71               2.45             65.65             60.47             56.58
SOUTHWEST BANCORPORATION OF TEXAS, INC.              3.33               3.33             59.71             60.93             61.69
STERLING BANCSHARES, INC.                            5.22               5.07             64.66             66.15             68.97
TEXAS REGIONAL BANCSHARES, INC.                      2.38               2.32             40.93             41.71             42.09
TRUSTMARK CORPORATION                                3.06               2.91             51.66             52.65             47.54
UCBH HOLDINGS, INC.                                  1.82               1.84             45.05             46.13             46.29
UMB FINANCIAL CORPORATION                            4.84               4.27             73.05             73.89             75.97
UNITED BANKSHARES, INC.                              2.30               2.34             43.10             43.09             44.88
UNITED COMMUNITY BANKS, INC.                         3.25               3.19             63.17             61.78             61.37
UNIZAN FINANCIAL CORPORATION                         2.95               2.02             53.93             54.21             47.60
WESBANCO, INC.                                       2.70               2.48             56.75             54.61             52.43
WESTAMERICA BANCORPORATION                           2.66               2.63             41.21             40.57             40.65
WHITNEY HOLDING CORPORATION                          3.41               3.15             61.98             60.78             58.87
-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                            3.40               2.76             57.01             57.59             55.56

AVERAGES:                                            3.09               2.98             56.14             56.86             56.15
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                    BALANCE SHEET
----------------------------------------------------------------------------------------------------------------------------------
                                                         SECURITIES/ SECURITIES/ SECURITIES/     LOANS/       LOANS/       LOANS/
                                                             ASSETS       ASSETS     ASSETS    DEPOSITS     DEPOSITS     DEPOSITS
                                                             2000 Y       2001 Y    03/02 Q      2000 Y       2001 Y      03/02 Q
COMPANY NAME                                                     (%)          (%)        (%)         (%)          (%)          (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                        17.70        17.98      18.48       91.66        81.93        88.60
ALABAMA NATIONAL BANCORPORATION                               16.39        20.01      20.34       94.67        95.04        92.29
ALLEGIANT BANCORP, INC.                                       11.82        21.36      20.94       94.86        84.13        85.59
AMCORE FINANCIAL, INC.                                        29.09        27.04      29.44       83.57        85.66        84.85
BANCFIRST CORPORATION                                         21.81        19.74      20.35       73.27        71.06        73.07
BANCORPSOUTH, INC.                                            22.63        23.35      26.49       81.48        77.30        75.92
BANNER CORPORATION                                            17.92        16.65      18.22      124.02       119.60       112.06
BAY VIEW CAPITAL CORPORATION                                  13.72        10.31      10.81       75.42        73.47        78.25
CAPITOL BANCORP LIMITED                                        4.23         2.14       2.03       96.78        99.67        96.81
CATHAY BANCORP, INC.                                          25.60        25.41      26.42       77.77        78.40        77.76
CHEMICAL FINANCIAL CORPORATION                                28.73        26.73      29.40       75.67        78.24        73.75
CITIZENS BANKING CORPORATION                                  16.47        16.40      18.00      102.45        96.76        95.77
CITY HOLDING COMPANY                                          14.43        18.12      21.03       94.44        82.20        75.76
COMMUNITY FIRST BANKSHARES, INC.                              29.36        26.23      27.13       74.47        78.65        79.63
COMMUNITY TRUST BANCORP, INC.                                 12.61        17.99      20.60       87.13        79.31        78.13
CORUS BANKSHARES, INC.                                        17.25        11.55      18.41       73.63        69.54        75.90
CULLEN/FROST BANKERS, INC.                                    21.78        25.77      25.61       69.67        63.60        67.30
CVB FINANCIAL CORP.                                           46.36        47.00      50.07       65.92        63.27        61.12
EAST WEST BANCORP, INC.                                       20.25        11.76      11.35       93.03        88.95        88.35
F.N.B. CORPORATION                                            12.70        11.27      13.76       95.35        97.27        92.43
WINTRUST FINANCIAL CORPORATION                                 9.18        14.24      12.55       84.73        87.21        92.35
FIRST CHARTER CORPORATION                                     15.04        32.33      32.53      107.71        90.04        91.57
FIRST FINANCIAL BANCORP.                                      14.99        15.99      17.19       95.45        93.10        92.76
FIRST FINANCIAL CORPORATION                                   27.82        22.70      24.06       98.14       102.65       101.71
FIRST INDIANA CORPORATION                                      8.65         8.32       8.30      123.95       124.80       122.89
FIRST MIDWEST BANCORP, INC.                                   37.50        32.83      34.30       76.04        80.41        80.90
FIRST REPUBLIC BANK                                            9.37        12.40      14.56      124.00        99.26        94.89
FREMONT GENERAL CORPORATION                                    4.19         4.79       5.03       90.17        90.72        92.91
GBC BANCORP                                                   43.73        46.43      49.01       57.62        61.56        60.29
GLACIER BANCORP, INC.                                         21.76        26.16      28.98      101.91        90.84        89.87
GOLD BANC CORPORATION, INC.                                   19.35        19.52      17.70       84.92        99.41        96.86
GREATER BAY BANCORP                                           18.75        37.71      38.23       85.57        90.09        89.23
HANCOCK HOLDING COMPANY                                       32.99        37.31      37.90       67.89        62.18        59.45
INTEGRA BANK CORPORATION                                      32.50        33.28      34.89       90.18        82.96        86.92
INTERNATIONAL BANCSHARES CORPORATION                          52.87        45.87      45.80       59.91        61.13        60.91
IRWIN FINANCIAL CORPORATION                                    7.93         6.90       6.45       85.56        92.58       100.88
LOCAL FINANCIAL CORPORATION                                   15.71        23.65      21.36       96.87       110.18       105.01
MB FINANCIAL, INC.                                            29.23        24.58      23.52       78.15        83.64        82.36
MISSISSIPPI VALLEY BANCSHARES, INC.                           22.40        22.53      16.11       83.94        85.39        90.14
OLD NATIONAL BANCORP                                          20.66        24.76      28.35       96.42        92.69        89.52
PACIFIC CAPITAL BANCORP                                       21.67        19.47      20.95       81.12        83.17        85.61
PACIFIC NORTHWEST BANCORP                                     31.40        27.61      26.77      103.38       112.69       107.25
PARK NATIONAL CORPORATION                                     22.73        32.04      32.28       93.78        84.36        81.80
REPUBLIC BANCORP INC.                                          4.60         7.69       8.94      138.23       125.60       128.43
REPUBLIC BANCSHARES, INC.                                     17.24        34.45      34.53       79.31        66.70        67.74
SILICON VALLEY BANCSHARES                                     37.46        43.94      44.58       35.30        52.26        54.88
SKY FINANCIAL GROUP INC.                                      22.02        21.66      23.25      100.41        98.96        96.76
SOUTH FINANCIAL GROUP, INC. (THE)                             17.23        27.26      27.32       95.58       103.47       103.80
SOUTHWEST BANCORPORATION OF TEXAS, INC.                       21.53        24.27      24.72       78.40        77.95        82.96
STERLING BANCSHARES, INC.                                     14.84        16.61      15.06       78.30        73.46        74.90
TEXAS REGIONAL BANCSHARES, INC.                               25.64        25.31      27.99       75.26        76.48        74.19
TRUSTMARK CORPORATION                                         30.87        25.81      25.24       95.79        95.45        94.16
UCBH HOLDINGS, INC.                                           20.29        21.02      22.53       93.60        91.82        89.94
UMB FINANCIAL CORPORATION                                     40.99        52.74      53.97       51.69        43.76        45.04
UNITED BANKSHARES, INC.                                       25.39        25.37      26.51       94.13        92.46        91.43
UNITED COMMUNITY BANKS, INC.                                  21.04        17.98      16.25       89.79        94.87        95.46
UNIZAN FINANCIAL CORPORATION                                  12.42        11.45      16.69      105.36       107.24       102.85
WESBANCO, INC.                                                23.65        30.65      32.38       84.92        80.18        78.21
WESTAMERICA BANCORPORATION                                    28.51        29.48      30.00       76.64        76.79        75.68
WHITNEY HOLDING CORPORATION                                   21.99        22.53      25.62       86.29        75.26        74.21

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                     12.23        12.03       9.98       89.26        90.92        92.58

AVERAGES:                                                     21.78        23.44      24.35       87.53        85.96        85.67
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

-------------------------------------------------------------------------------------------------------------------
                                                                                                  TIME>      TIME>
                                                           DEPOSITS/  DEPOSITS/  DEPOSITS/     $100,000  $100,000/
                                                              ASSETS     ASSETS     ASSETS       ASSETS     ASSETS
                                                              2000 Y     2001 Y    03/02 Q       2000 Y     2001 Y
COMPANY NAME                                                      (%)        (%)        (%)          (%)        (%)
-------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                         77.39      80.92      78.11        14.73      15.65
ALABAMA NATIONAL BANCORPORATION                                76.63      72.68      73.87        12.75      11.74
ALLEGIANT BANCORP, INC.                                        75.55      77.75      75.81        10.27       8.96
AMCORE FINANCIAL, INC.                                         74.07      71.95      72.83        18.78      15.72
BANCFIRST CORPORATION                                          88.22      87.10      86.51        10.96      10.97
BANCORPSOUTH, INC.                                             82.72      83.62      83.28        15.31      15.05
BANNER CORPORATION                                             60.15      62.09      65.64        15.88      18.42
BAY VIEW CAPITAL CORPORATION                                   69.88      80.59      80.08        15.20       8.84
CAPITOL BANCORP LIMITED                                        85.94      85.15      85.24        24.93      24.34
CATHAY BANCORP, INC.                                           85.03      86.52      85.73        36.14      37.61
CHEMICAL FINANCIAL CORPORATION                                 80.17      79.97      80.19         5.80       5.59
CITIZENS BANKING CORPORATION                                   74.29      77.68      78.33        12.30      10.66
CITY HOLDING COMPANY                                           78.01      79.92      80.36        12.52       5.99
COMMUNITY FIRST BANKSHARES, INC.                               82.43      82.30      81.12        13.19      11.99
COMMUNITY TRUST BANCORP, INC.                                  85.85      86.10      85.96        17.20      16.33
CORUS BANKSHARES, INC.                                         81.11      79.77      79.07        14.82      18.21
CULLEN/FROST BANKERS, INC.                                     84.85      84.81      83.92        11.47      10.08
CVB FINANCIAL CORP.                                            69.11      74.66      73.16        13.57      13.56
EAST WEST BANCORP, INC.                                        78.43      85.62      87.56        29.81      25.21
F.N.B. CORPORATION                                             80.08      79.74      79.00         8.42       9.43
WINTRUST FINANCIAL CORPORATION                                 86.86      85.56      81.80        27.05      24.58
FIRST CHARTER CORPORATION                                      68.15      64.90      64.90        15.69      18.76
FIRST FINANCIAL BANCORP.                                       80.14      80.03      79.83         7.76       7.06
FIRST FINANCIAL CORPORATION                                    64.73      64.33      66.10        12.64      10.04
FIRST INDIANA CORPORATION                                      67.11      67.40      68.89           NA      13.39
FIRST MIDWEST BANCORP, INC.                                    71.99      73.99      71.37        12.37      10.82
FIRST REPUBLIC BANK                                            69.21      77.14      76.58         9.72       8.80
FREMONT GENERAL CORPORATION                                    46.88      53.15      51.67           NA         NA
GBC BANCORP                                                    85.04      77.22      77.81        41.96      38.89
GLACIER BANCORP, INC.                                          68.19      69.33      68.48        10.04       7.33
GOLD BANC CORPORATION, INC.                                    78.52      71.73      73.58        12.88      14.09
GREATER BAY BANCORP                                            81.65      63.35      60.52        17.95      19.89
HANCOCK HOLDING COMPANY                                        83.09      82.60      82.67        10.35      11.38
INTEGRA BANK CORPORATION                                       60.97      63.52      62.54        11.25       7.67
INTERNATIONAL BANCSHARES CORPORATION                           63.89      67.90      70.58        25.03      24.19
IRWIN FINANCIAL CORPORATION                                    59.58      66.97      63.73        27.41      25.25
LOCAL FINANCIAL CORPORATION                                    81.27      64.16      67.80        14.04       9.33
MB FINANCIAL, INC.                                             80.29      81.42      83.30        12.74      15.83
MISSISSIPPI VALLEY BANCSHARES, INC.                            86.62      84.10      82.85         2.74       2.22
OLD NATIONAL BANCORP                                           75.09      72.86      72.22        18.88      16.10
PACIFIC CAPITAL BANCORP                                        84.37      84.97      81.40        15.54      20.89
PACIFIC NORTHWEST BANCORP                                      59.56      58.54      62.13        15.70      13.54
PARK NATIONAL CORPORATION                                      74.96      72.53      75.26         9.82       9.18
REPUBLIC BANCORP INC.                                          59.18      58.08      61.22        17.44      15.09
REPUBLIC BANCSHARES, INC.                                      88.41      86.62      84.72        10.58      10.42
SILICON VALLEY BANCSHARES                                      86.41      81.04      79.79        13.71      15.77
SKY FINANCIAL GROUP INC.                                       70.25      70.95      72.06         9.39       9.94
SOUTH FINANCIAL GROUP, INC. (THE)                              74.60      59.79      60.11        10.92       8.68
SOUTHWEST BANCORPORATION OF TEXAS, INC.                        78.52      77.90      76.97        12.71       9.72
STERLING BANCSHARES, INC.                                      82.75      81.67      81.61        12.29      11.99
TEXAS REGIONAL BANCSHARES, INC.                                86.96      86.30      83.70        31.01      30.31
TRUSTMARK CORPORATION                                          58.93      64.25      68.37         8.32       7.63
UCBH HOLDINGS, INC.                                            82.49      84.11      83.25        23.17      24.47
UMB FINANCIAL CORPORATION                                      75.45      73.02      72.81         5.24       3.79
UNITED BANKSHARES, INC.                                        69.15      67.26      68.72         7.94       7.08
UNITED COMMUNITY BANKS, INC.                                   78.92      76.98      78.56        15.15      13.49
UNIZAN FINANCIAL CORPORATION                                   78.53      74.71      70.79         9.16       8.54
WESBANCO, INC.                                                 80.96      77.33      75.40         5.90       6.52
WESTAMERICA BANCORPORATION                                     80.29      82.35      82.05        12.14      11.46
WHITNEY HOLDING CORPORATION                                    80.18      82.14      82.63        10.90       8.78

-------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                      84.13      83.48      82.92        11.01      10.32

AVERAGES:                                                      76.00      75.52      75.41        14.85      14.02
-------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                                                     ASSET QUALITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                         NPAS/       NPAS/        NPAS/   PROVISION /   PROVISION /    PROVISION /
                                                        LOANS &    LOANS &      LOANS &    NET CHARGE    NET CHARGE     NET CHARGE
                                                          OREO        OREO         OREO         OFF'S         OFF'S          OFF'S
                                                        2000 Y      2001 Y      03/02 Q        2000 Y        2001 Y        03/02 Q
COMPANY NAME                                                (%)         (%)          (%)           (%)           (%)            (%)
-----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                    1.06        1.79         2.18        200.99        214.23         108.78
ALABAMA NATIONAL BANCORPORATION                           0.30        0.47         0.48        386.13        236.71         721.59
ALLEGIANT BANCORP, INC.                                   0.12        1.05         1.11        256.98         99.56          52.17
AMCORE FINANCIAL, INC.                                    1.00        1.36         1.59        123.51        151.30          91.99
BANCFIRST CORPORATION                                     0.69        0.84         1.01        150.32         67.71          67.08
BANCORPSOUTH, INC.                                        0.40        0.44         0.42        133.27        106.81         112.69
BANNER CORPORATION                                        0.77        1.34         1.98        311.63        119.09         141.98
BAY VIEW CAPITAL CORPORATION                              3.61        3.77         3.44        242.51        170.23          57.38
CAPITOL BANCORP LIMITED                                   0.55        0.87         1.08        299.92        343.44         357.88
CATHAY BANCORP, INC.                                      1.67        0.80         0.99        242.07        145.94         104.24
CHEMICAL FINANCIAL CORPORATION                            0.44        0.35         0.53        180.75        121.09          86.39
CITIZENS BANKING CORPORATION                              1.02        1.30         1.37        121.22        101.81         102.46
CITY HOLDING COMPANY                                      1.04        2.08         1.31        212.94        145.48           7.66
COMMUNITY FIRST BANKSHARES, INC.                          0.70        0.64         0.65        126.34        119.21         114.11
COMMUNITY TRUST BANCORP, INC.                             1.63        1.93         2.10        109.30         80.41          95.47
CORUS BANKSHARES, INC.                                    0.17        0.14         0.14            NM            NM           0.00
CULLEN/FROST BANKERS, INC.                                0.42        0.83         0.89        153.58        131.62         285.59
CVB FINANCIAL CORP.                                       0.13        0.13         0.12        684.60        404.16             NM
EAST WEST BANCORP, INC.                                   0.41        0.27         0.42        120.48        153.20         267.58
F.N.B. CORPORATION                                        0.58        0.70         0.68        125.32        103.79          96.17
WINTRUST FINANCIAL CORPORATION                            0.28        0.45         0.42        148.46        170.00         175.62
FIRST CHARTER CORPORATION                                 1.37        1.63         1.71        187.70         67.12         153.43
FIRST FINANCIAL BANCORP.                                  0.62        0.98         1.02        100.08        128.66         101.66
FIRST FINANCIAL CORPORATION                               0.96        0.96           NA        134.35         89.71          128.8
FIRST INDIANA CORPORATION                                 1.40        2.52         2.46        197.61        130.48         168.17
FIRST MIDWEST BANCORP, INC.                               0.65        0.61         0.58        136.83        116.14         100.58
FIRST REPUBLIC BANK                                       0.10        0.05         0.05            NM        177.44             NM
FREMONT GENERAL CORPORATION                               2.47        2.96         4.27        272.95        317.82         276.29
GBC BANCORP                                               2.16        2.40         4.88         75.85        126.65         299.68
GLACIER BANCORP, INC.                                     0.20        0.75         0.79        236.85        176.55         285.09
GOLD BANC CORPORATION, INC.                               1.51        1.17           NA        103.13         99.46         165.79
GREATER BAY BANCORP                                       0.32        0.69         0.74        264.95        217.08         103.81
HANCOCK HOLDING COMPANY                                   0.69        1.07         1.05        131.74         78.22          68.65
INTEGRA BANK CORPORATION                                  2.06        1.53         1.28         80.63        297.56         345.74
INTERNATIONAL BANCSHARES CORPORATION                      0.38        0.51           NA        245.29        258.96         238.67
IRWIN FINANCIAL CORPORATION                               0.69        0.96         1.01        199.96        213.35         453.75
LOCAL FINANCIAL CORPORATION                               0.54        0.48         0.62        101.81         88.18         102.04
MB FINANCIAL, INC.                                        0.61        0.81         0.82        278.22         74.51         100.18
MISSISSIPPI VALLEY BANCSHARES, INC.                       0.64        0.62         0.58        230.27        114.54         492.18
OLD NATIONAL BANCORP                                      0.42        1.19         0.87        124.77        101.44         153.06
PACIFIC CAPITAL BANCORP                                   0.63        0.61         0.66        132.38        206.37         197.75
PACIFIC NORTHWEST BANCORP                                 1.37        1.24         1.27        200.34        173.45         234.81
PARK NATIONAL CORPORATION                                 0.62        0.82         0.97        156.39        123.51         119.39
REPUBLIC BANCORP INC.                                     0.69        0.90         0.77        125.53        108.85         107.48
REPUBLIC BANCSHARES, INC.                                 3.25        4.40         3.79        137.76         94.99          38.61
SILICON VALLEY BANCSHARES                                 1.07        0.98         1.09        103.80         92.15          77.41
SKY FINANCIAL GROUP INC.                                  0.40        0.56         0.62        141.37        142.10         124.21
SOUTH FINANCIAL GROUP, INC. (THE)                         0.58        1.17         1.34        168.70        108.85         111.06
SOUTHWEST BANCORPORATION OF TEXAS, INC.                   0.36        0.45         0.59        526.74        176.06         180.90
STERLING BANCSHARES, INC.                                 0.85        0.97         0.84        142.09        139.48         149.71
TEXAS REGIONAL BANCSHARES, INC.                           1.08        1.27         1.12        144.45        122.50         131.41
TRUSTMARK CORPORATION                                     0.47        0.95         1.06        100.00         87.45          93.61
UCBH HOLDINGS, INC.                                       0.14        0.04         0.02            NM            NM         305.86
UMB FINANCIAL CORPORATION                                 0.44        0.49         0.72        109.59        132.77         164.08
UNITED BANKSHARES, INC.                                   0.32        0.59         0.63        106.30        120.72         127.55
UNITED COMMUNITY BANKS, INC.                              0.32        0.48         0.42        256.42        131.06         306.12
UNIZAN FINANCIAL CORPORATION                              0.38        0.49         0.88         71.64        102.70         342.55
WESBANCO, INC.                                            0.59        0.72         0.69        109.43        114.43          82.65
WESTAMERICA BANCORPORATION                                0.41        0.35         0.34         91.71         94.91         107.40
WHITNEY HOLDING CORPORATION                               0.54        0.78         1.06        791.15        206.81         101.21

-----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                 0.76        0.87         0.83        933.83         87.71          63.62

AVERAGES:                                                 0.82        1.03         1.13        193.84        147.72         170.49
-----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES



FBA PEER GROUP COMPARISON DATA

----------------------------------------------------------------------------------------------------------------------------------
                                                          RESERVES/   RESERVES/    RESERVES/       NCOS/        NCOS/       NCOS/
                                                               NPAS        NPAS         NPAS   AVG LOANS    AVG LOANS   AVG LOANS
                                                             2000 Y      2001 Y      03/02 Q      2000 Y       2001 Y     03/02 Q
COMPANY NAME                                                     (%)         (%)          (%)         (%)          (%)         (%)
----------------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                       185.43      135.68       109.84        0.34         0.57        1.94
ALABAMA NATIONAL BANCORPORATION                              437.73      308.55       308.12        0.04         0.09        0.04
ALLEGIANT BANCORP, INC.                                          NM      126.29       112.70        0.19         0.52        0.81
AMCORE FINANCIAL, INC.                                       110.26      100.46        82.85        0.29         0.44        0.46
BANCFIRST CORPORATION                                        219.72      171.88       136.87        0.18         0.16        0.33
BANCORPSOUTH, INC.                                           335.73      307.91       322.60        0.34         0.35        0.39
BANNER CORPORATION                                           133.68       84.30        60.17        0.07         0.76        0.53
BAY VIEW CAPITAL CORPORATION                                  72.24       55.37        55.67        0.71         1.63        1.43
CAPITOL BANCORP LIMITED                                      232.34      154.04       127.24        0.20         0.15        0.13
CATHAY BANCORP, INC.                                          90.02      180.70       143.97        0.13         0.28        0.35
CHEMICAL FINANCIAL CORPORATION                               331.23      406.48       279.44        0.05         0.08        0.14
CITIZENS BANKING CORPORATION                                 122.43      106.96       104.54        0.28         0.43        0.36
CITY HOLDING COMPANY                                         198.53      167.76       224.38        0.61         1.26        3.50
COMMUNITY FIRST BANKSHARES, INC.                             199.98      229.71       232.70        0.34         0.39        0.31
COMMUNITY TRUST BANCORP, INC.                                 93.39       71.67        66.86        0.51         0.65        0.68
CORUS BANKSHARES, INC.                                           NM          NM           NM       -0.42        -0.05        0.06
CULLEN/FROST BANKERS, INC.                                   334.15      194.71       190.26        0.21         0.67        0.21
CVB FINANCIAL CORP.                                              NM          NM           NM        0.04         0.04       -0.21
EAST WEST BANCORP, INC.                                      321.19      477.01       307.64        0.22         0.21        0.17
F.N.B. CORPORATION                                           224.44      182.98       198.40        0.31         0.40        0.36
WINTRUST FINANCIAL CORPORATION                               241.00      150.94       156.33        0.24         0.26        0.26
FIRST CHARTER CORPORATION                                     96.18       81.08        76.44        0.20         0.34        0.28
FIRST FINANCIAL BANCORP.                                     210.58      165.57       164.53        0.37         0.71        0.79
FIRST FINANCIAL CORPORATION                                  152.99      141.49           NA        0.26         0.56        0.43
FIRST INDIANA CORPORATION                                    138.16       85.39        89.23        0.28         0.66        0.36
FIRST MIDWEST BANCORP, INC.                                  212.84      233.16       244.17        0.21         0.49        0.60
FIRST REPUBLIC BANK                                          672.75          NM           NM       -0.01         0.02       -0.02
FREMONT GENERAL CORPORATION                                   78.50       90.45        68.16          NM         0.44        0.57
GBC BANCORP                                                   93.23       87.52        62.61        0.17         1.49        2.15
GLACIER BANCORP, INC.                                        539.72      189.86       192.52        0.11         0.20        0.14
GOLD BANC CORPORATION, INC.                                   95.73      103.07           NA        0.26         0.81        0.54
GREATER BAY BANCORP                                          702.37      402.79       376.27        0.33         0.59        1.39
HANCOCK HOLDING COMPANY                                      245.02      169.28       159.22        0.59         0.65        1.65
INTEGRA BANK CORPORATION                                      72.68       97.07       119.73        0.31         0.61        0.05
INTERNATIONAL BANCSHARES CORPORATION                         357.53      293.24           NA        0.13         0.14        0.13
IRWIN FINANCIAL CORPORATION                                  152.77      108.46       131.34        0.28         0.53        0.40
LOCAL FINANCIAL CORPORATION                                  278.49      287.81       223.62        0.15         0.32        0.35
MB FINANCIAL, INC.                                           214.69      144.46       143.13        0.15         0.42        0.58
MISSISSIPPI VALLEY BANCSHARES, INC.                          273.41      283.74       307.53        0.15         0.87        0.08
OLD NATIONAL BANCORP                                         278.27      101.74       149.20        0.39         0.45        0.33
PACIFIC CAPITAL BANCORP                                      219.87      288.50       291.89        0.46         0.48        0.91
PACIFIC NORTHWEST BANCORP                                     71.74       89.75        90.71        0.14         0.20        0.16
PARK NATIONAL CORPORATION                                    313.03      260.90       230.03        0.33         0.37        0.55
REPUBLIC BANCORP INC.                                        109.42       93.58       110.07        0.14         0.22        0.26
REPUBLIC BANCSHARES, INC.                                     60.01       50.57        54.14        0.82         1.09        0.79
SILICON VALLEY BANCSHARES                                    403.57      418.18       375.95        3.33         1.10        1.06
SKY FINANCIAL GROUP INC.                                     393.82      283.07       257.80        0.28         0.39        0.46
SOUTH FINANCIAL GROUP, INC. (THE)                            199.98      101.66        89.29        0.39         0.54        0.60
SOUTHWEST BANCORPORATION OF TEXAS, INC.                      319.92      260.35       201.71        0.06         0.17        0.21
STERLING BANCSHARES, INC.                                    146.77      141.88       166.20        0.55         0.55        0.42
TEXAS REGIONAL BANCSHARES, INC.                              113.04       96.43       110.25        0.42         0.43        0.44
TRUSTMARK CORPORATION                                        361.06      179.80       162.07        0.26         0.37        0.42
UCBH HOLDINGS, INC.                                              NM          NM           NM        0.02         0.00        0.05
UMB FINANCIAL CORPORATION                                    236.17      259.27       188.33        0.28         0.38        0.28
UNITED BANKSHARES, INC.                                      395.82      227.58       218.44        0.47         0.34        0.20
UNITED COMMUNITY BANKS, INC.                                 428.78      280.50       310.08        0.18         0.25        0.09
UNIZAN FINANCIAL CORPORATION                                 381.81      298.88       159.54        0.18         0.31        0.52
WESBANCO, INC.                                               213.04      188.95       187.25        0.19         0.34        0.66
WESTAMERICA BANCORPORATION                                   518.18      603.13       619.03        0.17         0.15        0.14
WHITNEY HOLDING CORPORATION                                  243.69      205.92       156.04        0.04         0.21        0.27

----------------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                    241.61      212.43       200.48        0.01         0.27        2.08

AVERAGES:                                                    247.84      196.58       183.15        0.30         0.46        0.53
----------------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

FBA PEER GROUP COMPARISON DATA
                                                                                     CAPITAL RATIOS
----------------------------------------------------------------------------------------------------------------------------
                                                                    TOTAL        TOTAL       TOTAL
                                                                   EQUITY       EQUITY      EQUITY      TIER 1       TIER 1
                                                                   /TOTAL       /TOTAL      /TOTAL      EQUITY       EQUITY
                                                                   ASSETS       ASSETS      ASSETS       RATIO        RATIO
                                                                   2000 Y       2001 Y     03/02 Q      2000 Y       2001 Y
COMPANY NAME                                                           (%)          (%)         (%)         (%)          (%)
----------------------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                               8.50         8.59        8.85       11.79        10.97
ALABAMA NATIONAL BANCORPORATION                                      7.28         7.31        7.21        8.86         9.92
ALLEGIANT BANCORP, INC.                                              6.85         6.36        6.66        9.53         8.11
AMCORE FINANCIAL, INC.                                               7.27         7.50        7.49       11.27        10.53
BANCFIRST CORPORATION                                                7.66         8.09        8.09       11.21        11.09
BANCORPSOUTH, INC.                                                   8.73         8.57        8.26       11.31        10.70
BANNER CORPORATION                                                   9.77         9.22        8.92       11.14        10.36
BAY VIEW CAPITAL CORPORATION                                         5.56         8.38        9.01        4.59         4.25
CAPITOL BANCORP LIMITED                                              4.32         3.92        5.81       11.10        10.54
CATHAY BANCORP, INC.                                                 9.73        10.03        9.96       11.05        11.15
CHEMICAL FINANCIAL CORPORATION                                      11.74        11.16       11.14          NA        16.00
CITIZENS BANKING CORPORATION                                         8.09         9.08        9.36        9.05         9.87
CITY HOLDING COMPANY                                                 6.12         6.92        7.13        9.05         9.38
COMMUNITY FIRST BANKSHARES, INC.                                     5.67         6.18        6.22        8.13         8.67
COMMUNITY TRUST BANCORP, INC.                                        8.03         7.65        7.78        9.26         9.11
CORUS BANKSHARES, INC.                                              15.48        16.95       17.47       16.05        19.43
CULLEN/FROST BANKERS, INC.                                           7.48         7.11        7.49       10.08        10.14
CVB FINANCIAL CORP.                                                  8.17         8.78        8.65       13.20        11.97
EAST WEST BANCORP, INC.                                              7.49         8.66        8.84        9.64        10.10
F.N.B. CORPORATION                                                   8.37         8.94        8.15          NA        10.60
WINTRUST FINANCIAL CORPORATION                                       4.86         5.22        5.53        6.93         7.70
FIRST CHARTER CORPORATION                                           10.55         9.28        8.92       12.92        12.80
FIRST FINANCIAL BANCORP.                                            10.05         9.98       10.10       12.47        12.40
FIRST FINANCIAL CORPORATION                                          9.36        10.65       10.40       13.96        13.90
FIRST INDIANA CORPORATION                                            9.53        10.21       10.38       10.08        10.61
FIRST MIDWEST BANCORP, INC.                                          7.56         7.89        7.65       10.51         9.96
FIRST REPUBLIC BANK                                                  5.55         5.52        5.81        9.31         9.33
FREMONT GENERAL CORPORATION                                          3.60         4.47        4.67        9.79         9.88
GBC BANCORP                                                          9.54         8.72        7.83       10.23        10.70
GLACIER BANCORP, INC.                                                9.28         8.49        8.76       12.31        11.81
GOLD BANC CORPORATION, INC.                                          6.23         5.49        5.05        8.92         7.85
GREATER BAY BANCORP                                                  6.63         5.89        6.78        9.57        10.49
HANCOCK HOLDING COMPANY                                             11.33        11.00       10.71       15.50        14.74
INTEGRA BANK CORPORATION                                             6.70         7.28        7.58        9.34        11.71
INTERNATIONAL BANCSHARES CORPORATION                                 7.11         7.79        7.99       13.23        13.83
IRWIN FINANCIAL CORPORATION                                          7.84         6.72        9.10        8.42         6.81
LOCAL FINANCIAL CORPORATION                                          6.57         5.80        6.01        7.74         9.24
MB FINANCIAL, INC.                                                   8.44         8.47        8.73       11.60        10.73
MISSISSIPPI VALLEY BANCSHARES, INC.                                  7.48         7.55        7.94       10.19        10.59
OLD NATIONAL BANCORP                                                 7.14         7.04        7.06        9.24         9.28
PACIFIC CAPITAL BANCORP                                              8.06         8.23        8.23        9.20         9.80
PACIFIC NORTHWEST BANCORP                                            6.20         7.31        7.28       10.18        10.55
PARK NATIONAL CORPORATION                                           10.53        10.25       10.66       15.01        14.84
REPUBLIC BANCORP INC.                                                6.40         6.43        7.10        9.50        11.43
REPUBLIC BANCSHARES, INC.                                            7.06         7.00        6.75       10.27        11.90
SILICON VALLEY BANCSHARES                                           10.91        15.04       16.07       16.50        15.90
SKY FINANCIAL GROUP INC.                                             7.27         7.03        7.09        9.91         9.30
SOUTH FINANCIAL GROUP, INC. (THE)                                    8.98         7.60        7.18        8.63         9.36
SOUTHWEST BANCORPORATION OF TEXAS, INC.                              7.57         8.22        8.68        9.56        10.35
STERLING BANCSHARES, INC.                                            8.03         7.82        8.03       10.51         9.64
TEXAS REGIONAL BANCSHARES, INC.                                      9.39        10.24        9.26       11.20        12.39
TRUSTMARK CORPORATION                                                9.14         9.55       10.12       14.05        13.14
UCBH HOLDINGS, INC.                                                  5.34         5.94        5.95       10.03         9.99
UMB FINANCIAL CORPORATION                                            8.94         8.80        9.30       15.90        15.18
UNITED BANKSHARES, INC.                                              8.79         8.99        9.10       10.68        10.01
UNITED COMMUNITY BANKS, INC.                                         6.26         7.08        6.85       10.30        10.47
UNIZAN FINANCIAL CORPORATION                                         7.20         7.78       10.80        8.64         9.30
WESBANCO, INC.                                                      11.19        10.43       10.35       14.33        14.09
WESTAMERICA BANCORPORATION                                           8.38         8.00        7.76       10.20         9.29
WHITNEY HOLDING CORPORATION                                         10.01         9.91       10.29       11.40        11.84

----------------------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                            7.18         9.32        9.56        6.76         7.57

AVERAGES:                                                            8.06         8.24        8.44       10.77        10.93
----------------------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES


FBA PEER GROUP COMPARISON DATA

---------------------------------------------------------------------------------------------------------------
                                                                              TANGIBLE    TANGIBLE    TANGIBLE
                                                                   TIER 1      EQUITY/     EQUITY/     EQUITY/
                                                                   EQUITY     TANGIBLE    TANGIBLE    TANGIBLE
                                                                    RATIO       ASSETS      ASSETS      ASSETS
                                                                  03/02 Q       2000 Y      2001 Y     03/02 Q
COMPANY NAME                                                           (%)          (%)         (%)         (%)
---------------------------------------------------------------------------------------------------------------
1ST SOURCE CORPORATION                                              10.67         8.41        7.82        8.06
ALABAMA NATIONAL BANCORPORATION                                      9.88         6.71        6.69        6.60
ALLEGIANT BANCORP, INC.                                              8.50         5.95        3.86        4.17
AMCORE FINANCIAL, INC.                                              10.41         6.90        7.13        7.13
BANCFIRST CORPORATION                                               11.02         6.75        7.35        7.35
BANCORPSOUTH, INC.                                                  10.05         8.36        8.22        7.84
BANNER CORPORATION                                                  10.00         8.17        7.83        7.31
BAY VIEW CAPITAL CORPORATION                                         4.77         3.12        5.46        5.98
CAPITOL BANCORP LIMITED                                             10.74         3.94        3.52        5.13
CATHAY BANCORP, INC.                                                11.41         9.33        9.70          NA
CHEMICAL FINANCIAL CORPORATION                                      16.70        11.16       10.14       10.14
CITIZENS BANKING CORPORATION                                        10.21         7.12        8.15        8.42
CITY HOLDING COMPANY                                                10.83         5.83        6.60        6.82
COMMUNITY FIRST BANKSHARES, INC.                                     8.92         3.86        4.57        4.58
COMMUNITY TRUST BANCORP, INC.                                       10.70         5.69        5.21        5.30
CORUS BANKSHARES, INC.                                              18.02        15.31       16.81       17.33
CULLEN/FROST BANKERS, INC.                                          10.54         5.84        5.71        6.06
CVB FINANCIAL CORP.                                                 12.22         7.88        8.54        8.42
EAST WEST BANCORP, INC.                                              9.91         6.64        7.72        7.91
F.N.B. CORPORATION                                                   8.90         7.71        8.29        6.67
WINTRUST FINANCIAL CORPORATION                                       7.64         4.37        4.87        4.69
FIRST CHARTER CORPORATION                                           12.61         9.97        8.76        8.41
FIRST FINANCIAL BANCORP.                                            12.65         9.25        9.22        9.33
FIRST FINANCIAL CORPORATION                                            NA         9.25       10.17        9.93
FIRST INDIANA CORPORATION                                           10.55         8.92        9.64        9.81
FIRST MIDWEST BANCORP, INC.                                          9.94         7.24        7.60        7.37
FIRST REPUBLIC BANK                                                 10.01         4.80        4.90        4.89
FREMONT GENERAL CORPORATION                                            NA         3.60        4.47        4.67
GBC BANCORP                                                         10.65         9.54        8.72        7.83
GLACIER BANCORP, INC.                                               12.54         8.72        6.62        6.91
GOLD BANC CORPORATION, INC.                                          7.14         5.05        4.27        3.91
GREATER BAY BANCORP                                                 10.31         6.38        5.59        4.82
HANCOCK HOLDING COMPANY                                             16.12        10.11        9.67        9.44
INTEGRA BANK CORPORATION                                            12.10         4.99        5.47        5.71
INTERNATIONAL BANCSHARES CORPORATION                                13.91         6.22        6.45        6.61
IRWIN FINANCIAL CORPORATION                                          9.38         7.76        6.66        9.05
LOCAL FINANCIAL CORPORATION                                          9.60         5.91        5.28        5.48
MB FINANCIAL, INC.                                                  11.08         7.56        7.54        7.80
MISSISSIPPI VALLEY BANCSHARES, INC.                                 10.75         7.48        7.55        7.94
OLD NATIONAL BANCORP                                                 9.70         6.15        6.14        6.16
PACIFIC CAPITAL BANCORP                                              9.46         7.19        7.52        7.45
PACIFIC NORTHWEST BANCORP                                           10.86         5.62        6.75        6.71
PARK NATIONAL CORPORATION                                           15.44        10.01        9.83          NA
REPUBLIC BANCORP INC.                                               12.28         6.16        6.28        6.94
REPUBLIC BANCSHARES, INC.                                           11.81         5.95        6.19        5.99
SILICON VALLEY BANCSHARES                                           16.80        10.91       13.03       13.97
SKY FINANCIAL GROUP INC.                                             9.20         6.78        6.42        6.33
SOUTH FINANCIAL GROUP, INC. (THE)                                    8.87         7.07        6.09        5.67
SOUTHWEST BANCORPORATION OF TEXAS, INC.                             10.77         7.50        8.17        8.62
STERLING BANCSHARES, INC.                                            9.67         7.77        5.90        6.12
TEXAS REGIONAL BANCSHARES, INC.                                     12.19         7.85        8.97        8.02
TRUSTMARK CORPORATION                                               13.68         8.83        8.74        9.29
UCBH HOLDINGS, INC.                                                    NA         5.34        5.94          NA
UMB FINANCIAL CORPORATION                                           16.12         8.43        8.15        8.62
UNITED BANKSHARES, INC.                                             10.31         8.05        7.54        7.62
UNITED COMMUNITY BANKS, INC.                                        10.06         5.94        6.64        6.42
UNIZAN FINANCIAL CORPORATION                                         9.52         6.99        7.61        6.55
WESBANCO, INC.                                                      13.33        10.41        9.75        8.53
WESTAMERICA BANCORPORATION                                           9.33         7.91        7.56        7.32
WHITNEY HOLDING CORPORATION                                         12.45         8.82        8.60        8.97

---------------------------------------------------------------------------------------------------------------
FIRST BANKS AMERICA, INC.                                            7.77         4.59        6.16        6.33

AVERAGES:                                                           11.11         7.36        7.41        7.39
---------------------------------------------------------------------------------------------------------------

ALL DATA FROM SNL SECURITIES

                                                                        Tab 7D













                                                 BAXTER FENTRISS AND COMPANY
                                               -------------------------------

  FIRST BANKS AMERICA, INC.




* PRESS RELEASES

      FIRST BANKS AMERICA, INC. ANNOUNCES SECOND QUARTER 2002 EARNINGS

SAN FRANCISCO--(BUSINESS WIRE)--July 15, 2002--First Banks America, Inc. ("FBA" or "the Company") (NYSE:FBA) reported earnings of $4.8 million, or $0.37 per share on a diluted basis, for the quarter ended June 30, 2002, compared to $7.8 million, or $0.65 per share on a diluted basis, for the comparable period in 2001. Net income for the six months ended June 30, 2002 and 2001 was $10.0 million and $15.1 million, or $0.78 and $1.25 per share on a diluted basis, respectively.

The implementation of Statement of Financial Accounting Standards

("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), on January 1, 2002, resulted in the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries. If the Company had implemented SFAS 142 at the beginning of 2001, net income for the quarter ended June 30, 2001 would have increased $1.3 million to $9.1 million, or $0.76 per share on a fully diluted basis, and net income for the six months ended June 30, 2001 would have increased $2.7 million to $17.7 million, or $1.47 per share on a fully diluted basis. In addition, the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities

("SFAS 133"), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income in 2001. Excluding this item, net income was $15.5 million, or $1.29 per share on a diluted basis, for the six months ended June 30, 2001.

James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "Earnings have decreased 38.5% and 33.6% for the three and six months ended June 30, 2002, over the comparable periods in 2001. The decline in earnings primarily reflects significantly increased provisions for loan losses associated with the increased charge-off, delinquency and higher than normal nonperforming trends we are experiencing as a result of current economic conditions. The effects of asset quality problems were partially offset by the net interest income generated by acquisitions completed last year."

Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth along with our acquisitions of Charter Pacific Bank and BYL Bancorp, completed during the fourth quarter of 2001. In addition, the derivative financial instruments used to hedge our interest rate risk contributed $6.3 million and $12.5 million to net interest income for the three and six months ended June 30, 2002, respectively, compared to $2.4 million and $3.0 million for the comparable periods in 2001. The improvement in net interest income, however, was partially mitigated by the significant decline in prevailing interest rates during 2001 and overall economic conditions, which reduced loan demand."

The Company recorded provisions for loan losses of $7.8 million and $15.5 million for the three and six months ended June 30, 2002, respectively, compared to $820,000 and $910,000 for the comparable periods in 2001. The significant increase in the provision for loan losses reflects increases in net loan charge-offs and past due loans. Net charge-offs were $3.7 million and $15.8 million for the three and six months ended June 30, 2002, respectively, compared to $2.9 million and $4.3 million for the comparable periods in 2001. The increase in net charge-offs for 2002 primarily reflects the general slowdown in economic conditions prevalent within FBA's markets. Additionally, nonperforming assets decreased slightly to $19.0 million at June 30, 2002 from $20.1 million at December 31, 2001, but remain at higher than normal levels. Nonperforming assets at June 30, 2002 increased $3.8 million, or 25.0%, from $15.2 million at June 30, 2001, further contributing to the increased provision for loan losses in 2002.

Noninterest income was $5.2 million and $10.7 million for the three and six months ended June 30, 2002, respectively, compared to $6.3 million and $10.7 million for the comparable periods in 2001. The decline in noninterest income in the second quarter of 2002 was primarily attributable to net losses on derivative instruments of $3,000 and $139,000 for the three and six months ended June 30, 2002, respectively, compared to net gains of $2.6 million and $2.9 million for the comparable periods in 2001, representing mark-to-market adjustments required under SFAS 133, as well as $2.1 million of gains on the termination of certain interest rate swap agreements during the second quarter of 2001. The overall decline in noninterest income was partially offset by increases in: service charges on deposit accounts, loan servicing fees, income earned on bank-owned life insurance, income associated with the International Business Division and a gain on the sale of certain operating lease equipment acquired in connection with the acquisition of Bank of San Francisco.

Operating expenses were $22.2 million and $43.0 million for the three and six months ended June 30, 2002, respectively, compared to $22.3 million and $43.3 million for the comparable periods in 2001. The slight decrease in operating expenses primarily results from the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries in accordance with the implementation of SFAS 142 in January 2002. Amortization of intangibles for the three and six months ended June 30, 2002 was $266,000 and $532,000, respectively, compared to $1.4 million and $2.8 million for the comparable periods in 2001. In addition, during the second quarter of 2001, the Company recorded a $1.2 million nonrecurring charge associated with the establishment of a specific reserve on an unfunded letter of credit. The overall decrease in operating expenses was partially offset by increases in salaries and employee benefit expenses, information technology fees due to growth and technological advancements in FBA's product and service offerings and higher legal, examination and professional fees associated with the expansion of overall corporate activities.

As previously announced, on June 22, 2002, First Bank & Trust

("FB&T"), the wholly-owned banking subsidiary of FBA, completed its assumption of the deposits and certain liabilities and the purchase of certain assets of the Garland and Denton, Texas branch offices of Union Planters Bank, National Association. The transaction resulted in the acquisition of $15.3 million in deposits and one office in Garland and $49.6 million in deposits and one office, including a detached drive-thru facility, in Denton. The core deposit intangibles associated with the branch purchases were $1.4 million.

At June 30, 2002, FBA had consolidated assets of $3.06 billion. FBA operates through FB&T, which is headquartered in San Francisco, California, and has 49 banking offices in northern and southern California and eight banking offices in Houston, Dallas, Irving, McKinney and Denton, Texas.

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                                                      FIRST BANKS AMERICA, INC.

                                                          FINANCIAL SUMMARY
                                                (in thousands, except per share data)
                                                             (unaudited)

                                       Condensed Consolidated Statement of Income Information

                                                                                  Three Months Ended              Six Months Ended
                                                                                       June 30,                       June 30,
                                                                               ------------------------        ---------------------
                                                                                 2002            2001            2002         2001
                                                                                 ----            ----            ----         ----
Interest income                                                                 $  47,268       52,297          94,134      107,120
Interest expense                                                                   14,585       22,699          30,015       47,869

      Net interest income                                                          32,683       29,598          64,119       59,251

Provision for loan losses                                                           7,800          820          15,500          910




Noninterest income                                                                  5,196        6,343          10,712       10,722
Noninterest expense                                                                22,235       22,285          43,032       43,279

      Income before provision for income taxes and cumulative effect
            of change in accounting principle                                       7,844       12,836          16,299       25,784

Provision for income taxes                                                          3,044        5,037           6,297       10,259

      Income before cumulative effect of change in accounting principle             4,800        7,799          10,002       15,525

Cumulative effect of change in accounting principle, net of tax                        --           --              --         (459)

      Net income                                                                    4,800        7,799          10,002       15,066

Basic earnings per common share:
      Income before cumulative effect of change in accounting principle         $    0.37         0.65            0.78         1.29
      Cumulative effect of change in accounting principle, net of tax                  --           --              --        (0.04)
                                                                                ---------    ---------        --------     --------

                                                                                $    0.37         0.65            0.78         1.25
                                                                                =========    =========        ========     ========
Diluted earnings per common share:
      Income before cumulative effect of change in accounting principle         $    0.37         0.65            0.78         1.29
      Cumulative effect of change in accounting principle, net of tax                  --           --              --        (0.04)
                                                                                ---------    ---------        --------     --------
                                                                                $    0.37         0.65            0.78         1.25
                                                                                =========    =========        ========     ========



Weighted average common shares outstanding                                         12,854       12,067          12,855       12,082

                                         Condensed Consolidated Balance Sheet Information

                                                                                                  June 30,          December 31,
                                                                                                    2002                2001
                                                                                                    ----                ----
Assets                                                                                         $   3,062,478           3,060,988
Investment securities                                                                                360,218             368,207
Loans, net of unearned discount                                                                    2,278,398           2,323,263
Allowance for loan losses                                                                             42,459              42,721
Deposits                                                                                           2,527,115           2,555,261
Note payable                                                                                          50,000              71,000
Stockholders' equity                                                                                 301,887             285,317
Nonperforming assets                                                                                  19,035              20,111

Issued and outstanding shares:
      Common stock                                                                                10,347,160          10,356,060
      Class B common stock                                                                         2,500,000           2,500,000

                                                   Selected Financial Ratios

                                                                               Three Months Ended            Six Months Ended
                                                                                    June 30,                      June 30,
                                                                              --------------------         --------------------
                                                                               2002          2001           2002          2001
                                                                               ----          ----           ----          ----

Return on average assets                                                        0.64%         1.19%          0.67%         1.15%
Return on average equity                                                        6.58         14.11           6.91         14.33
Net interest margin                                                             4.94          5.01           4.85          5.03
Efficiency ratio                                                               58.70         62.00          57.51         61.85

CONTACT:

First Banks America Inc., San Francisco

Allen H. Blake, 314/592-5000

or

Terrance M. McCarthy, 415/781-7810

SOURCE: First Banks America Inc.

Today's News On The Net - Business Wire's full file on the Internet with
Hyperlinks to your home page.                URL: http://www.businesswire.com

07/15/2002 16:20 EASTERN

FIRST BANKS AMERICA, INC. ANNOUNCES FIRST QUARTER 2002 EARNINGS
AND OTHER CORPORATE DEVELOPMENTS

SAN FRANCISCO--(BUSINESS WIRE)--April 25, 2002--First Banks America, Inc. ("FBA" or "the Company") (NYSE:FBA) (NYSE:FBA'T) reported earnings of
$5.2 million, or $0.40 per share on a diluted basis, for the quarter ended March 31, 2002, compared to $7.3 million, or $0.60 per share on a diluted basis, for the comparable period in 2001. The implementation of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income in 2001. Excluding this item, net income was $7.7 million, or $0.64 per share on a diluted per share basis, for the quarter ended March 31, 2001.

James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "The decline in earnings for the quarter ended March 31, 2002, as compared to the quarter ended March 31, 2001, primarily reflects increased provisions for loan losses associated with the increased charge-off, delinquency and nonperforming trends we are experiencing as a result of current economic conditions. The increased provisions for loan losses were partially offset by slight increases in net interest income and noninterest income."

Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth as well as our acquisitions of Charter Pacific Bank and BYL Bancorp, completed during the fourth quarter of 2001. The improvement in net interest income, however, was partially mitigated by the significant decline in prevailing interest rates during 2001 and overall economic conditions, which reduced loan demand. In addition, our derivative financial instruments contributed $6.2 million to net interest income for the three months ended March 31, 2002, compared to $561,000 for the comparable period in 2001."

The Company recorded provisions for loan losses of $7.7 million and $90,000 for the three months ended March 31, 2002 and 2001, respectively. The significant increase in the provision for loan losses reflects increases in net loan charge-offs and delinquent loans. These trends are primarily attributable to slowing economic conditions prevalent within FBA's markets.

Noninterest income was $5.5 million and $4.4 million for the three months ended March 31, 2002 and 2001, respectively. The increase in noninterest income reflects increases in: service charges on deposit accounts, loan servicing fees, income earned on bank-owned life insurance, income associated with the International Business Division and a gain on the sale of certain operating lease equipment acquired in connection with the acquisition of Bank of San Francisco. The overall increase in noninterest income was partially offset by a net loss on derivative instruments of $136,000 for the three months ended March 31, 2002, compared to a net gain of $300,000 for the comparable period in 2001, representing mark-to-market adjustments required under SFAS 133.

Operating expenses decreased slightly to $21.9 million from $22.0 million for the three months ended March 31, 2002 and 2001, respectively. The decreased operating expenses primarily result from the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries in accordance with the implementation of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, on January 1, 2002. Amortization of intangibles for the three months ended March 31, 2002 and 2001 was $266,000 and $1.4 million, respectively. If the Company had implemented SFAS 142 at the beginning of 2001, net income for the three months ended March 31, 2001, would have increased $1.3 million, to $8.6 million, or $0.71 per share on a fully diluted basis. The decrease in operating expenses was partially offset by increases in guaranteed preferred debentures expense, credit card expenses, salaries and employee benefit expenses and information technology fees.

As previously announced, in order to provide sufficient capital to complete the acquisition of BYL Bancorp in October, 2001, FBA's majority owner, First Banks, Inc. ("First Banks"), St. Louis, Missouri, purchased approximately 804,000 shares of FBA common stock at $32.50 per share in cash, an aggregate of approximately $26.2 million. In connection with this transaction, FBA plans to conduct a rights offering during the second quarter of 2002, whereby all of its stockholders except for First Banks will be given the right to purchase proportionate amounts of FBA common stock at $32.50, the same price paid by First Banks. This will generally allow those stockholders who elect to do so to purchase 7.15 shares of FBA common stock at $32.50 per share for each 100 shares of common stock that they own as of the record date, which has not yet been set.

First Banks owns 93.69% of FBA's voting stock. First Banks recently informed FBA's Board of Directors that it intends to propose a transaction in which First Banks would acquire all of the outstanding capital stock of FBA which it does not already own, and all of FBA's other stockholders would receive cash for their shares. Such a transaction would be in the form of a merger of FBA with First Banks or a subsidiary of First Banks and would require prior approval of FBA's Board of Directors and, following the distribution of a proxy statement discussing the terms of a transaction in detail, by FBA's stockholders.

Specific terms of the proposed transaction have not been determined. Today, FBA's Board of Directors discussed the proposal and voted to form a Special Committee, composed solely of directors who are not affiliated with First Banks, to analyze the terms on which such a transaction might be acceptable to FBA. The Board of Directors authorized the Special Committee to engage outside advisers, including its own independent legal counsel and financial advisor, to assist the Special Committee in evaluating such a transaction, including an analysis of the terms on which the transaction would be considered fair to FBA's stockholders (other than First Banks) from a financial point of view. The transaction is likely to proceed if First Banks and the Special Committee are able to agree on terms, including the price at which all of FBA's shares would be acquired.

The process by which the transaction will be reviewed by the Special Committee before any proposal is made to stockholders will consist of several steps, and there is no assurance whether such a transaction will actually be presented to stockholders, voted upon or completed.

At March 31, 2002, FBA had consolidated assets of $2.99 billion. FBA operates through its wholly owned banking subsidiary, First Bank & Trust, which is headquartered in San Francisco, California, and has 49 banking offices in northern and southern California and six banking offices in Houston, Dallas, Irving and McKinney, Texas.

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

                                        FIRST BANKS AMERICA, INC.
                                           FINANCIAL SUMMARY
                                (In thousands, except per share data)

                                               (unaudited)

                       Condensed Consolidated Statement of Income Information

                                                                                Three Months Ended
                                                                                     March 31,
                                                                               2002             2001
                                                                               ----             ----

   Interest income.....................................................      $46,866           54,823
   Interest expense....................................................       14,353           24,195
                                                                             -------           ------

       Net interest income.............................................       32,513           30,628

   Provision for loan losses...........................................        7,700               90

   Noninterest income..................................................        5,516            4,379
   Noninterest expense.................................................       21,874           21,969
                                                                             -------           ------

       Income before provision for income taxes and cumulative
          effect of change in accounting principle.....................        8,455           12,948

   Provision for income taxes..........................................        3,253            5,222
                                                                             -------           ------

       Income before cumulative effect of change in accounting
         principle.....................................................        5,202            7,726

   Cumulative effect of change in accounting principle.................           --             (459)
                                                                             -------           ------





       Net income......................................................      $ 5,202            7,267
                                                                             =======           ======

   Basic earnings per common share:
       Income before cumulative effect of change in accounting
         principle.....................................................      $  0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                             -------           ------
                                                                             $  0.40             0.60
                                                                             =======           ======

   Diluted earnings per common share:
       Income before cumulative effect of change in accounting
         principle.....................................................         0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                             -------           ------
                                                                             $  0.40             0.60
                                                                             =======           ======

   Weighted average common shares outstanding..........................       12,856           12,097


                           Condensed Consolidated Balance Sheet Information

                                                                          March 31,        December 31,
                                                                            2002               2001
                                                                            ----               ----




   Assets..............................................................  $ 2,987,524        3,060,988

   Investment securities...............................................      298,028          368,207

   Loans, net of unearned discount.....................................    2,293,477        2,323,263

   Allowance for loan losses...........................................       38,318           42,721

   Deposits............................................................    2,477,184        2,555,261

   Note payable........................................................       56,500           71,000

   Stockholders' equity................................................      285,524          285,317

   Nonperforming assets................................................       19,113           20,111

   Issued and outstanding shares:

      Common stock.....................................................   10,356,060       10,356,060

      Class B common stock.............................................    2,500,000        2,500,000



                                       Selected Financial Ratios

                                                                                Three Months Ended
                                                                                     March 31,
                                                                                2002             2001
                                                                                ----             ----

   Return on average assets............................................         0.70%            1.11%

   Return on average equity............................................         7.24            14.58

   Net interest margin.................................................         4.92             5.22

   Efficiency ratio....................................................        57.52            62.76


CONTACT:

First Banks America, Inc.

Allen H. Blake, 314/592-5000

or

Terrance M. McCarthy, 415/781-7810

SOURCE: First Banks America, Inc.

Today's News On The Net - Business Wire's full file on the Internet with Hyperlinks to your home page.
                          URL: http://www.businesswire.com


04/25/2002 17:22 EASTERN

                                                                         Tab 7E



                                                  BAXTER FENTRISS AND COMPANY
                                                 =============================

  FIRST BANKS AMERICA, INC.


* FBA PROJECTED FINANCIAL PERFORMANCE

                                                     FIRST BANKS AMERICA, INC.
                                               ACTUAL AND PROJECTED FINANCIAL RESULTS
                                                              12/31/02

                                            ---------------------------------------------------------------------------------------
                                                             Fiscal Years Ended December 31,                 Projected, Y/E Dec 31,
                                            ---------------------------------------------------------------------------------------
                                              1996       1997       1998       1999       2000       2001        2002       2003
-----------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
  Net interest income                         $38,624    $45,603    $57,780    $77,515   $101,715   $121,423    $129,539   $139,460
  Less provision for loan losses                6,879      4,000      1,750      4,183      1,877      5,010      22,700     14,400
  Non-interest income                           6,329      5,469      7,856      9,880     12,077     27,140      21,425     22,057
  Non-interest expense                         34,388     32,312     47,207     54,497     66,111     89,668      87,473     90,965
                                            ---------------------------------------------------------------------------------------
    Income before taxes and
      extraordinary items                       3,686     14,760     16,679     28,715     45,804     53,885      40,791     56,152
  Less income tax provision                    (2,400)     4,018      6,605     11,116     18,007     13,811      15,759     21,694
                                            ---------------------------------------------------------------------------------------
    Income before extraordinary items           6,086     10,742     10,074     17,599     27,797     40,074      25,032     34,458
  Minority interest in income of subsidiary      (131)      (294)      -          -          -          -
  Change of accounting principle                 -          -          -          -          -          (459)
                                            ---------------------------------------------------------------------------------------
    Net income to common shareholders          $5,955    $10,448    $10,074    $17,599    $27,797    $39,615     $25,032    $34,458
-----------------------------------------------------------------------------------------------------------------------------------

Profitability and Operating Ratios:
  Return on average assets                      0.68%      0.97%      0.72%      1.04%      1.32%      1.44%       0.82%      1.02%
  Return on common equity                       6.85%     11.31%      8.43%     11.36%     15.86%     17.14%       8.39%     10.00%
  Return on average equity                      6.85%     11.31%      8.43%     11.36%     15.86%     17.14%       8.39%     10.00%
  Net interest margin                           4.72%      4.52%      4.66%      5.27%      5.51%      5.10%       4.72%      4.72%
  Non-interest expenses/ total revenues        76.50%     63.27%     72.65%     63.99%     59.49%     61.37%      57.94%     56.32%
-----------------------------------------------------------------------------------------------------------------------------------

Average Balance Sheet Data:
  Total assets                              1,003,261  1,317,490  1,513,276  1,861,862  2,741,379  3,060,988   3,042,407  3,254,910
  Net loans                                   647,300    816,707  1,089,965  1,469,091  2,058,677  2,323,263   2,280,997  2,472,087
  Total deposits                              856,284  1,154,796  1,297,859  1,861,862  2,306,356  2,555,261   2,522,999  2,725,785
  Total stockholders' equity                   87,869    101,190    143,194    174,513    196,909    285,317     298,310    328,649
  Common equity/ total assets                   8.76%      7.68%      9.46%      9.37%      7.18%      9.32%       9.81%     10.10%
-----------------------------------------------------------------------------------------------------------------------------------

                                                     FIRST BANKS AMERICA, INC.
                                                  PROJECTED AVERAGE BALANCE SHEETS
                                                              12/31/02
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Monthly Average Balances                             Year to
                                          ---------------------------------------------------------------------------      Date
             LIABILITIES                    Jan-02       Feb-02       Mar-02       Apr-02       May-02       Jun-02       Jun-02
----------------------------------------------------------------------------------------------------------------------------------
Deposits:                                                                (amounts expressed in thousands)
  Non-interest bearing                      $493,446     $479,251     $482,640     $487,465     $480,157     $491,133     $485,749
  Interest checking                          300,742      299,902      307,655      314,577      307,503      309,121      306,636
  Money market deposit accounts              752,299      753,678      769,589      768,019      760,293      770,465      762,459
  Savings                                    164,817      164,437      163,448      157,765      153,852      152,069      159,364
  Time deposits over $100,000                309,587      299,721      291,797      286,694      289,626      296,040      295,555
  Other time deposits                        487,056      478,564      469,408      461,065      456,497      465,591      469,620
----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                         2,507,948    2,475,553    2,484,537    2,475,586    2,447,929    2,484,418    2,479,384

Repurchase agreements                         57,532       56,979       60,859       74,252       76,417       72,946       66,577
Federal funds purchased                       21,300       23,557            0            0           94            0        7,308
Federal Home Loan Bank advances               10,544       10,544       10,544       10,544       10,544       10,490       10,535
Notes payable                                 71,085       56,507       56,765       52,554       52,013       51,090       56,725
Preferred interest in subordinated
 debentures                                   46,000       46,000       46,000       46,000       46,000       46,024       46,004
Deferred income taxes                         17,833       18,154       18,596       14,758       17,415       18,030       17,464
Accrued and other liabilities                 26,906       28,453       26,583       22,942       24,097       29,443       26,373
Minority interest in subsidiaries                  0            0            0            0            0            0            0
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                        2,759,147    2,715,748    2,703,884    2,696,635    2,674,507    2,712,441    2,710,370
----------------------------------------------------------------------------------------------------------------------------------
           STOCKHOLDERS' EQUITY
----------------------------------------
Common stock                                   1,937        1,937        1,937        1,937        1,937        1,937        1,937
Capital surplus                              184,979      184,979      184,979      184,979      184,979      184,979      184,979
Retained earnings                             83,059       86,232       87,956       87,753       88,878       90,337       87,369
Fair value adjust for securities
 available for sale                            1,863        1,863        1,799        1,202        1,202        1,543        1,577
Unrealized gain (loss) on derivative
 instruments                                  17,382       18,064       19,024       13,197       18,131       18,775       17,434
Treasury stock                                (1,332)      (1,332)      (1,332)      (1,332)      (1,332)      (1,572)      (1,372)
----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                 287,888      291,743      294,363      287,736      293,796      295,999      291,924
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
   equity                                 $3,047,035   $3,007,491   $2,998,247   $2,984,372   $2,968,303   $3,008,441   $3,002,294
----------------------------------------==========================================================================================
                                                   0            0            0            0           (0)           0           (0)

RATIOS:
  Reserve : total loans                        1.83%        1.87%        1.86%        1.68%        1.70%        1.85%        1.80%
  Loans : deposits                            93.09%       93.94%       93.38%       92.35%       93.50%       90.90%       92.85%
  Debt : equity                               40.67%       35.14%       34.91%       34.25%       33.36%       32.81%       35.19%




----------------------------------------------------------------------------------------------------------------------------------
                                                                    Projected Monthly Average Balances
                                        ------------------------------------------------------------------------------------------
                LIABILITIES               Jul-02       Aug-02       Sep-02       Oct-02       Nov-02       Dec-02       Dec-02
----------------------------------------------------------------------------------------------------------------------------------
                                                                     (amounts expressed in thousands)
Deposits:
  Non-interest bearing                    $488,177     $490,618     $493,071     $495,537     $498,014     $500,504     $490,063
  Interest checking                        310,667      312,220      313,781      315,350      316,927      318,511      310,634
  Money market deposit accounts            778,169      785,951      793,810      801,749      809,766      817,864      780,296
  Savings                                  149,221      148,475      147,732      146,993      146,259      145,527      153,319
  Time deposits over $100,000              296,632      297,077      297,522      297,969      298,416      298,863      296,659
  Other time deposits                      512,150      512,919      513,688      514,458      515,230      516,003      492,028
----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                       2,535,016    2,547,259    2,559,605    2,572,056    2,584,611    2,597,273    2,522,999

Repurchase agreements                       72,293       70,231       70,582       70,935       71,290       71,647       68,890
Federal funds purchased                          0            0            0            0            0            0        3,624
Federal Home Loan Bank advances             10,435       10,381       10,326       10,272       10,218       10,163       10,416
Notes payable                               48,500       48,500       36,000       35,500       35,500       35,500       48,275
Preferred interest in subordinated
 debentures                                 46,036       46,042       46,048       46,054       46,060       46,066       46,028
Deferred income taxes                       18,030       18,030       18,030       18,030       18,030       18,030       17,749
Accrued and other liabilities               23,171       24,338       29,738       23,403       24,582       30,035       26,116
Minority interest in subsidiaries                0            0            0            0            0            0            0
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                      2,753,481    2,764,780    2,770,329    2,776,249    2,790,290    2,808,713    2,744,097
----------------------------------------------------------------------------------------------------------------------------------
           STOCKHOLDERS' EQUITY
----------------------------------------
Common stock                                 1,937        1,937        1,937        1,937        1,937        1,937        1,937
Capital surplus                            184,979      184,979      184,979      184,979      184,979      184,979      184,979
Retained earnings                           92,695       95,256       97,790      100,119      102,686      105,111       93,197
Fair value adjust for securities
 available for sale                          1,543        1,543        1,543        1,543        1,543        1,543        1,559
Unrealized gain (loss) on derivative
 instruments                                18,775       18,775       18,775       18,775       18,775       18,775       18,110
Treasury stock                              (1,572)      (1,572)      (1,572)      (1,572)      (1,572)      (1,572)      (1,473)
----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity               298,357      300,918      303,452      305,781      308,348      310,773      298,310
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
   equity                               $3,051,838   $3,065,698   $3,073,782   $3,082,030   $3,098,638   $3,119,486   $3,042,407
----------------------------------------========================================================================================
                                                 0            0            0            0            0            0           (0)
RATIOS:
  Reserve : total loans                      1.87%        1.86%        1.88%        1.86%        1.86%        1.83%        1.83%
  Loans : deposits                          88.61%       88.03%       87.42%       87.75%       88.10%       88.57%       90.41%
  Debt : equity                             31.69%       31.42%       27.04%       26.67%       26.45%       26.25%       31.61%

                                                     FIRST BANKS AMERICA, INC.
                                                  PROJECTED AVERAGE BALANCE SHEET
                                                             12/31/02
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Monthly Average Balances                             Year to
                                          ---------------------------------------------------------------------------      Date
               ASSETS                       Jan-02       Feb-02       Mar-02       Apr-02       May-02       Jun-02       Jun-02
----------------------------------------------------------------------------------------------------------------------------------
                                                                      (amounts expressed in thousands)
Cash and due from banks                      $99,844      $85,413      $77,627      $79,811      $75,441      $85,401      $83,913
Interest-bearing bank deposits                 4,770        7,087        2,021        2,172        2,083          511        3,061
Federal funds sold                            13,745        8,618       49,987       63,057       40,255       78,367       42,583

Investment securities:
  Available for sale:
    U S Treasury and agencies                106,866      101,387       62,411       68,293       70,547       84,655       82,109
    Agency mortgage-backed securities        227,647      220,316      224,701      230,400      226,446      234,370      227,373
    Private mortgage-backed securities           563          559          531          518          509          410          515
    Tax-exempt securities                          0            0            0            0            0            0            0
    Other                                      3,325        3,090        3,058        3,036        3,029        3,025        3,095
    Net fair value gain/loss                   2,867        2,867        2,768        1,850        1,850        2,373        2,425
  Held to maturity:
    U S Treasury and agencies                      0            0            0            0            0            0            0
    Agency mortgage-backed securities          3,498        3,396        3,317        3,147        2,839        2,758        3,157
    Tax-exempt securities                          0            0            0            0            0            0            0
    Other                                        100          100          100          100          100          100          100
  Federal Reserve/Federal Home Loan
    Bank Stock                                 1,324          742          757        1,179        2,344        2,353        1,458
----------------------------------------------------------------------------------------------------------------------------------
    Total investments                        346,189      332,456      297,645      308,523      307,665      330,044      320,233
----------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural                768,151      763,338      761,318      745,922      736,756      721,976      749,521
  Residential real estate                     92,888       91,838       90,798       96,522       91,347       86,019       91,568
  Home equity                                 32,156       32,709       32,965       34,571       35,092       35,388       33,819
  Real estate construction                   516,657      511,267      512,792      488,763      480,959      482,693      498,795
  Commercial real estate                     886,898      889,449      890,230      881,074      903,242      898,091      891,552
  Indirect automobile                          6,212        5,707        5,221        4,746        4,286        3,873        5,004
  Consumer and other                          32,837       33,312       29,507       37,510       40,767       34,744       34,789
  Lease financing                                165          165          166          167          168          169          167
----------------------------------------------------------------------------------------------------------------------------------
   Total loans                             2,335,965    2,327,786    2,322,997    2,289,275    2,292,617    2,262,953    2,305,214

  Unearned discount                           (1,373)      (2,290)      (3,041)      (3,059)      (3,748)      (4,495)      (3,004)
  Allowance for loan losses                  (42,829)     (43,499)     (43,252)     (38,490)     (39,003)     (41,755)     (41,453)
----------------------------------------------------------------------------------------------------------------------------------
    Net loans                              2,291,762    2,281,997    2,276,703    2,247,725    2,249,866    2,216,703    2,260,757
----------------------------------------------------------------------------------------------------------------------------------

Bank premises & equipment                     46,726       46,512       46,534       46,628       47,108       47,221       46,791
Other assets:
  Accrued interest receivable                 12,375       14,883       15,162       11,988       14,759       16,238       14,225
  Other real estate owned                        547          547          547          547          547          547          547
  Deferred income taxes                       53,650       56,468       56,145       53,130       53,130       53,277       54,276
  Intangibles from purchase of
   subsidiaries                              103,139      103,020      102,937      102,939      102,849      102,771      102,942
  Bank-owned life insurance                   28,123       28,249       28,388       28,505       28,666       28,821       28,460
  Derivative instruments                      28,943       30,049       31,574       21,742       30,118       31,247       28,954
  Other assets                                17,222       12,192       12,977       17,603       15,815       17,293       15,551
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                           $3,047,035   $3,007,491   $2,998,247   $2,984,372   $2,968,303   $3,008,441   $3,002,294
------------------------------------------========================================================================================




-----------------------------------------------------------------------------------------------------------------------------------
                                                               Projected Monthly Average Balances                        Year Ended
                                           ---------------------------------------------------------------------------
                ASSETS                       Jul-02       Aug-02       Sep-02       Oct-02       Nov-02       Dec-02       Dec-02
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         (amounts expressed thousands)
Cash and due from banks                       $80,218      $80,619      $81,022      $81,427      $81,834      $82,243      $82,558
Interest-bearing bank deposits                  1,589        1,597        1,605        1,613        1,621        1,629        2,329
Federal funds sold                             42,310       42,599       45,529       44,405       44,701       41,269       43,021

Investment securities:
  Available for sale:
    U S Treasury and agencies                 119,655      122,860      126,017      129,127      127,190      130,282      104,158
    Agency mortgage-backed securities         299,370      309,879      315,231      305,503      300,920      296,406      266,260
    Private mortgage-backed securities            311          212          113           14            0            0          310
    Tax-exempt securities                           0            0            0            0            0            0            0
    Other                                       3,019        3,014        3,009        2,966        2,939        2,901        3,034
    Net fair value gain/loss                    2,373        2,373        2,373        2,373        2,373        2,373        2,399
  Held to maturity:
    U S Treasury and agencies                       0            0            0            0            0            0            0
    Agency mortgage-backed securities           2,676        2,595        2,513        2,432        2,350        2,269        2,812
    Tax-exempt securities                           0            0            0            0            0            0            0
    Other                                         100          100          100          100          100          100          100
  Federal Reserve/Federal Home Loan
    Bank Stock                                  2,362        2,371        2,380        2,389        2,398        2,407        1,925
-----------------------------------------------------------------------------------------------------------------------------------
    Total investments                         429,867      443,405      451,737      444,903      438,270      436,739      380,999
-----------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural                 713,994      710,003      708,007      711,547      718,663      725,850      731,964
  Residential real estate                      84,646       84,222       83,801       83,382       82,965       82,550       87,549
  Home equity                                  36,035       36,575       37,124       37,681       38,246       38,820       35,629
  Real estate construction                    484,427      485,294      486,161      491,022      495,932      500,892      494,672
  Commercial real estate                      892,940      890,364      887,789      896,667      905,634      914,690      894,817
  Indirect automobile                           3,405        3,235        3,073        2,919        2,773        2,635        3,997
  Consumer and other                           35,125       35,652       36,187       36,730       37,281       37,840       35,635
  Lease financing                                 170          169          168          167          166          166          167
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans                             2,250,741    2,245,514    2,242,310    2,260,116    2,281,660    2,303,441    2,284,430

  Unearned discount                            (4,562)      (3,049)      (4,631)      (3,095)      (4,700)      (3,141)      (3,433)
  Allowance for loan losses                   (41,964)     (41,660)     (42,174)     (41,869)     (42,385)     (42,078)     (41,738)
-----------------------------------------------------------------------------------------------------------------------------------
    Net loans                               2,204,214    2,200,805    2,195,505    2,215,152    2,234,575    2,258,222    2,239,259
-----------------------------------------------------------------------------------------------------------------------------------

Bank premises & equipment                      47,320       47,438       47,557       47,676       47,795       47,914       47,207
Other assets:
  Accrued interest receivable                  12,288       15,128       16,644       12,595       15,506       17,060       14,544
  Other real estate owned                         547          547          547          547          547          547          547
  Deferred income taxes                        53,277       53,277       53,277       53,277       53,277       53,277       53,773
  Intangibles from purchase of
   subsidiaries                               102,693      102,614      102,536      102,458      102,380      102,302      102,718
  Bank-owned life insurance                    28,961       29,100       29,240       29,380       29,519       29,659       28,888
  Derivative instruments                       31,247       31,247       31,247       31,247       31,247       31,247       30,110
  Other assets                                 17,308       17,322       17,336       17,350       17,365       17,379       16,454
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                           $3,051,838   $3,065,698   $3,073,782   $3,082,030   $3,098,638   $3,119,486   $3,042,407
-------------------------------------------========================================================================================

                                      FIRST BANKS AMERICA, INC.
                                      PROJECTED INCOME STATEMENT
                                              31-DEC-02
                                           -------------------------------------------------------
                                                                                           Year to
                                                             Month Ended                    Date
                                           -----------------------------------------------
                                           31-Jan- 28-Feb- 31-Mar- 30-Apr- 31-May- 30-Jun- 30-Jun-
                                             02      02      02      02      02      02      02
                                           -------------------------------------------------------
                                                       (amounts expressed in thousands)
       INTEREST INCOME:
Investment securities:
  Available for sale:
    U S Treasury and agencies                $309    $285    $233    $236    $211    $227  $1,499
    Agency mortgage-backed securities       1,024     931     967   1,175     843   1,039   5,978
    Private mortgage-backed securities          3       3       3       3       3       0      15
    Tax-exempt securities                       0       0       0       0       0       0       0
    Other                                      18      16      16      16      24      24     115
  Held to maturity:
    U S Treasury and agencies                   0       0       0       0       0       0       0
    Agency mortgage-backed securities          21      20      20      13      16      15     105
    Tax-exempt securities                       0       0       0       0       0       0       0
    Other                                       0       0       0       0       0       0       2
  Federal Reserve/Federal Home Loan
    Bank Stock                                  4       4       8       8       4      (4)     26
--------------------------------------------------------------------------------------------------
    Total investments                       1,380   1,259   1,247   1,451   1,101   1,301   7,740
--------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural               5,787   5,568   5,737   5,813   6,296   5,546  34,747
  Residential real estate                     507     474     481     554     497     441   2,954
  Home equity                                 155     143     144     158     167     159     928
  Real estate construction                  2,928   2,552   3,031   2,824   2,889   2,782  17,006
  Commercial real estate                    5,127   4,612   5,026   4,758   5,025   4,815  29,362
  Indirect automobile                          41      34      35      31      30      25     196
  Consumer and other                          187     142     151     128     122     100     830
  Lease financing                               3       3       3       3       3       3      16
--------------------------------------------------------------------------------------------------
    Total loans                            14,735  13,529  14,607  14,268  15,029  13,870  86,039
--------------------------------------------------------------------------------------------------

  Federal funds sold and other                 25      20      62      94      57      96     354
--------------------------------------------------------------------------------------------------
    Total interest income                  16,141  14,808  15,916  15,814  16,187  15,268  94,134
--------------------------------------------------------------------------------------------------

       INTEREST EXPENSE:
Deposits:
  Interest checking                           283     257     268     261     266     256   1,591
  Money market deposit accounts             1,363   1,241   1,328   1,321   1,346   1,331   7,931
  Savings                                     238     213     220     215     213     193   1,293
  Time deposits over $100,000               1,166     985   1,015     952     931     908   5,957
  Other time deposits                       1,717   1,436   1,507   1,375   1,377   1,326   8,738
--------------------------------------------------------------------------------------------------
    Total deposits                          4,767   4,132   4,338   4,124   4,133   4,015  25,510

Repurchase agreements                          70      64      79      97      99      91     500
Federal funds purchased                        33      36       0       0       0       0      69
Federal Home Loan Bank advances                51      50      51      50      51      95     348
Notes payable                                 271     195     216     194     199     188   1,263
Preferred interest in subordinated
 debentures                                   325     325     427     320     512     416   2,325
--------------------------------------------------------------------------------------------------
    Total interest expense                  5,517   4,802   5,111   4,785   4,994   4,806  30,015
--------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                    10,624  10,006  10,805  11,029  11,193  10,462  64,119

Provision for loan losses                     700   2,000   5,000   3,600   3,000   1,200  15,500
--------------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER LOAN LOSSES   9,924   8,006   5,805   7,429   8,193   9,262  48,619
--------------------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts         849     770     816     894     890     837   5,055


                                           ----------------------------------------------------------
                                                         Projected Month Ended                 Year
                                           --------------------------------------------------  Ended
                                            31-Jul-   31-Aug- 30-Sep- 31-Oct- 30-Nov- 31-Dec- 31-Dec-
                                              02        02      02      02      02      02      02
                                           ----------------------------------------------------------
                                                        (amounts expressed in thousands)
       INTEREST INCOME:
Investment securities:
  Available for sale:
    U S Treasury and agencies                 $345      $354    $351    $372    $354    $375   $3,650
    Agency mortgage-backed securities        1,171     1,212   1,233   1,195   1,177   1,159   13,124
    Private mortgage-backed securities           2         1       1       0       0       0       19
    Tax-exempt securities                        0         0       0       0       0       0        0
    Other                                       24        24      24      24      23      23      257
  Held to maturity:
    U S Treasury and agencies                    0         0       0       0       0       0        0
    Agency mortgage-backed securities           15        14      14      13      13      13      187
    Tax-exempt securities                        0         0       0       0       0       0        0
    Other                                        0         0       0       0       0       0        4
  Federal Reserve/Federal Home Loan
    Bank Stock                                   7         7       7       7       7       7       67
-----------------------------------------------------------------------------------------------------
    Total investments                        1,563     1,612   1,630   1,611   1,575   1,577   17,308
-----------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural                5,651     5,601   5,387   5,576   5,432   5,651   68,044
  Residential real estate                      455       453     451     448     446     444    5,651
  Home equity                                  165       167     170     172     175     178    1,955
  Real estate construction                   2,829     2,834   2,747   2,867   2,803   2,925   34,011
  Commercial real estate                     4,966     4,951   4,778   4,986   4,874   5,087   59,004
  Indirect automobile                           22        21      20      19      18      17      312
  Consumer and other                           108       110     112     113     115     117    1,506
  Lease financing                                3         3       3       3       2       3       31
-----------------------------------------------------------------------------------------------------
    Total loans                             14,198    14,139  13,667  14,185  13,865  14,420  170,513
-----------------------------------------------------------------------------------------------------

  Federal funds sold and other                  60        60      62      62      61      58      717
-----------------------------------------------------------------------------------------------------
    Total interest income                   15,820    15,812  15,358  15,859  15,501  16,055  188,539
-----------------------------------------------------------------------------------------------------

       INTEREST EXPENSE:
Deposits:
  Interest checking                            266       267     260     270     263     273    3,190
  Money market deposit accounts              1,390     1,403   1,372   1,432   1,399   1,460   16,387
  Savings                                      196       195     188     193     186     191    2,441
  Time deposits over $100,000                  928       929     900     932     903     935   11,484
  Other time deposits                        1,507     1,510   1,463   1,514   1,468   1,519   17,719
-----------------------------------------------------------------------------------------------------
    Total deposits                           4,287     4,305   4,183   4,341   4,219   4,378   51,221

Repurchase agreements                           93        91      88      92      89      93    1,046
Federal funds purchased                          0         0       0       0       0       0       69
Federal Home Loan Bank advances                 51        51      49      51      49      50      649
Notes payable                                  188       188     135     138     133     138    2,182
Preferred interest in subordinated
 debentures                                    254       254     246     254     246     254    3,832
-----------------------------------------------------------------------------------------------------
    Total interest expense                   4,873     4,888   4,701   4,874   4,735   4,912   58,999
-----------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                     10,947    10,924  10,657  10,984  10,766  11,143  129,539

Provision for loan losses                    1,200     1,200   1,200   1,200   1,200   1,200   22,700
-----------------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER LOAN LOSSES    9,747     9,724   9,457   9,784   9,566   9,943  106,839
-----------------------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts          929       926     871     948     949     892   10,570



                                      FIRST BANKS AMERICA, INC.
                                     PROJECTED INCOME STATEMENT
                                              31-DEC-02

                                           -------------------------------------------------------
                                                                                           Year to
                                                             Month Ended                    Date
                                           -----------------------------------------------
                                           31-Jan- 28-Feb- 31-Mar- 30-Apr- 31-May- 30-Jun- 30-Jun-
                                             02      02      02      02      02      02      02
                                           -------------------------------------------------------
  Customer service fees                       141     131     151     150     153     160     886
  Loan servicing fees, net                     48      13      26      61      16      25     188
  Gain (loss) on sale of securities             0       0       0       0       0       0       0
  Gain (loss) on sales of other assets        461       5      63     (69)    (36)    (68)    356
  Bank-owned life insurance income            134     136     137     221     155     141     924
  Derivative instruments                     (182)    (82)    128    (106)     68      35    (139)
  Other income                                694     608     468     546     513     612   3,440
--------------------------------------------------------------------------------------------------
    Total noninterest income                2,146   1,582   1,789   1,696   1,759   1,742  10,712
--------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Salaries and employee benefits            2,744   2,873   2,783   3,330   3,127   2,956  17,813
  Occupancy, net of rental income             757     954     886   1,143     932     863   5,536
  Furniture and equipment                     327     311     372     333     357     293   1,993
  Marketing and business development           54      62      74      64      66      58     378
  Postage, printing, supplies and courier     386     496     290     248     329     325   2,074
  Legal, examination and professional
   fees                                       189     226      89     374     285     315   1,477
  Technology and item processing fees         934     935     943     669     853     884   5,217
  Losses and expenses of other real
   estate                                       0       1     (18)    (22)    (38)      1     (76)
  Bank-owned life insurance expenses            9       9       9       9       9       9      54
  Other expenses                            1,142   1,424   1,536   1,467   1,495   1,503   8,567
--------------------------------------------------------------------------------------------------
    Total noninterest expenses              6,542   7,291   6,963   7,615   7,413   7,208  43,032
--------------------------------------------------------------------------------------------------

    Income before provision for income
     taxes                                  5,527   2,297     630   1,510   2,539   3,796  16,299

Provision for income taxes                  2,039     873     341     610     997   1,438   6,297
--------------------------------------------------------------------------------------------------
       NET INCOME                          $3,488  $1,424    $289    $901  $1,542  $2,358 $10,002
-------------------------------------------=======================================================

Efficiency ratio                           51.24%  62.92%  55.29%  59.84%  57.24%  59.06%  57.51%
Noninterest expenses/average assets         2.58%   2.91%   2.79%   3.06%   3.00%   2.87%   2.87%
Return on average assets                    1.37%   0.57%   0.12%   0.36%   0.62%   0.94%   0.67%
Return on average stockholders equity      14.54%   5.86%   1.18%   3.76%   6.30%   9.56%   6.85%



                                           ----------------------------------------------------------
                                                        Projected Month Ended                  Year
                                           --------------------------------------------------  Ended
                                            31-Jul-   31-Aug- 30-Sep- 31-Oct- 30-Nov- 31-Dec- 31-Dec-
                                              02        02      02      02      02      02      02
                                           ----------------------------------------------------------
  Customer service fees                        159       160     160     161     162     163   1,851
  Loan servicing fees, net                      35        35      35      35      35      36     399
  Gain (loss) on sale of securities              0         0       0       0       0       0       0
  Gain (loss) on sales of other assets         (59)      (60)    (60)    (60)    (60)    (61)     (4)
  Bank-owned life insurance income             149       150     150     151     152     153   1,828
  Derivative instruments                        (1)       (1)     (1)     (1)     (1)     (1)   (145)
  Other income                                 574       577     579     582     585     588   6,926
-----------------------------------------------------------------------------------------------------
    Total noninterest income                 1,785     1,785   1,735   1,816   1,822   1,770  21,425
-----------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Salaries and employee benefits             3,108     3,117   3,125   3,132   3,140   3,148  36,583
  Occupancy, net of rental income              885       888     891     893     896     899  10,888
  Furniture and equipment                      326       326     326     326     326     326   3,948
  Marketing and business development            63        63      63      63      63      63     756
  Postage, printing, supplies and courier      346       347     347     348     349     350   4,161
  Legal, examination and professional
   fees                                        245       244     242     241     240     239   2,927
  Technology and item processing fees          874       878     883     887     892     896  10,527
  Losses and expenses of other real
   estate                                        5         5       5       5       5       5     (46)
  Bank-owned life insurance expenses             9         9       9       9       9       9     108
  Other expenses                             1,499     1,503   1,507   1,511   1,516   1,520  17,622
-----------------------------------------------------------------------------------------------------
    Total noninterest expenses               7,359     7,379   7,398   7,416   7,435   7,454  87,473
-----------------------------------------------------------------------------------------------------

    Income before provision for income
     taxes                                   4,173     4,130   3,794   4,184   3,952   4,259  40,791

Provision for income taxes                   1,612     1,596   1,466   1,617   1,527   1,645  15,759
-----------------------------------------------------------------------------------------------------
       NET INCOME                           $2,561    $2,534  $2,328  $2,568  $2,425  $2,613 $25,032
--------------------------------------------=========================================================

Efficiency ratio                            57.80%    58.06%  59.70%  57.94%  59.07%  57.73%  57.94%
Noninterest expenses/average assets          2.89%     2.89%   2.89%   2.89%   2.88%   2.87%   2.88%
Return on average assets                     1.01%     0.99%   0.91%   1.00%   0.94%   1.01%   0.82%
Return on average stockholders equity       10.30%    10.11%   9.21%  10.08%   9.44%  10.09%   8.39%

                                         FIRST BANKS AMERICA
                                    CONSOLIDATED OPERATING EXPENSE
                                              31-Dec-02

                                           -------------------------------------------------------
                                                            Month Ended                   Year to
                                           -----------------------------------------------  Date
                                           31-Jan- 28-Feb- 31-Mar- 30-Apr- 31-May- 30-Jun- 30-Jun-
                                             02      02      02      02      02      02      02
                                           -------------------------------------------------------
Salaries and Benefits:
  Salaries                                 $2,193  $2,377  $2,313  $2,530  $2,647  $2,496 $14,556
  Payroll taxes                               285     226     195     268     201     168   1,343
  Pension                                      64      48      47      74      33      49     316
  Hospitalization and other insurance         105     130     118     116     112     116     697
  Temporary help                               38      33      49      26      20      16     182
  Other                                        59      59      60     316     114     111     720
--------------------------------------------------------------------------------------------------
    Total salaries and benefits             2,744   2,873   2,783   3,330   3,127   2,956  17,813
--------------------------------------------------------------------------------------------------
Occupancy expenses:
  Rent expense                                603     618     635     664     606     602   3,726
  Real estate taxes                            34      73      60      60      60      60     346
  Utilities                                    78      79      88      91     112      74     522
  Repairs and maintenance                      28      54      55      52      69      49     306
  Depreciation and amortization               193     220     220     317     206     205   1,360
  Other                                       116     160     123     188     173     153     914
  Rental income                              (296)   (250)   (295)   (228)   (293)   (278) (1,639)
--------------------------------------------------------------------------------------------------
    Total occupancy expenses                  757     954     886   1,143     932     863   5,536
--------------------------------------------------------------------------------------------------
Furniture and equipment:
  Repairs and maintenance                      48      38      92      50      59      33     319
  Depreciation                                225     221     221     219     217     213   1,317
  Other                                        54      51      59      64      81      48     357
--------------------------------------------------------------------------------------------------
    Total furniture and equipment             327     311     372     333     357     293   1,993
--------------------------------------------------------------------------------------------------
Marketing and business development:
  Marketing                                     4       7      15       6       8       8      48
  Business development                         44      43      51      50      51      34     273
  Other                                         6      11       8       9       7      16      57
--------------------------------------------------------------------------------------------------
    Total marketing and business
     development                               54      62      74      64      66      58     378
--------------------------------------------------------------------------------------------------
Other expenses:
  Supplies and stationery                     111      87      75     106      83      65     527
  Postage                                      93     206      31      23      24     105     481
  Courier                                     182     203     184     119     222     155   1,066
  Telephone                                   101      93      83     112      87     117     594
  FDIC assessment                              39      39      39      37      37      40     230
  Insurance                                    65      66      66      66      92      60     415
  Examination and audit fees                   22      18      16      16      16      16     102
  Legal fees                                   42     116     (33)    224     142      99     591
  Other professional fees                     124      92     106     135     127     200     784
  Technology and item processing fees         934     935     943     669     853     884   5,217
  Loan service and collection                  30     (33)     84     (14)     (5)      2      65
  Credit card expenses                         10       7       6       8       7       7      43
  Travel and entertainment                     35      42      37      49      58      67     289
  Employee recruitment                          5       1      44      36      28      81     194
  Memberships and subscriptions                 8       7       8       5       4       6      38
  Correspondent bank charges                    6       4       2       2       4       2      20
  Taxes other than income                      48      72      43      52      76     (34)    257
  Expenses on other real estate                 0       1     (18)    (22)    (38)      1     (76)
  Write-down of other real estate               0       0       0       0       0       0       0
  Bank-owned life insurance expense             9       9       9       9       9       9      54
  Miscellaneous losses, net                    27      21     122     332      19     120     642
  Amortization of purchase intangibles         89      89      89      89      89      89     532
  Inter-company charges                       454     772     781     847     777     811   4,443
  Other                                       225     245     131    (154)    222     136     805
--------------------------------------------------------------------------------------------------
      Total operating expenses              6,542   7,291   6,963   7,615   7,413   7,208  43,032
----------------------------------------==========================================================




                                           ----------------------------------------------------------
                                                         Projected Month Ended                 Year
                                           --------------------------------------------------  Ended
                                            31-Jul-   31-Aug- 30-Sep- 31-Oct- 30-Nov- 31-Dec- 31-Dec-
                                              02        02      02      02      02      02      02
                                           ----------------------------------------------------------
Salaries and Benefits:
  Salaries                                  $2,565    $2,573  $2,579  $2,586  $2,592  $2,599  $30,051
  Payroll taxes                                224       225     225     226     227     227    2,697
  Pension                                       53        53      53      53      53      53      633
  Hospitalization and other insurance          116       117     117     117     118     118    1,400
  Temporary help                                30        30      30      30      30      30      363
  Other                                        120       120     120     120     120     120    1,439
-----------------------------------------------------------------------------------------------------
    Total salaries and benefits              3,108     3,117   3,125   3,132   3,140   3,148   36,583
-----------------------------------------------------------------------------------------------------
Occupancy expenses:
  Rent expense                                 603       605     606     608     609     611    7,367
  Real estate taxes                             60        60      60      60      60      60      704
  Utilities                                     91        92      92      92      93      93    1,076
  Repairs and maintenance                       51        51      51      51      51      51      612
  Depreciation and amortization                206       207     208     209     210     211    2,609
  Other                                        152       152     152     152     152     152    1,827
  Rental income                               (278)     (278)   (278)   (278)   (278)   (278)  (3,308)
-----------------------------------------------------------------------------------------------------
    Total occupancy expenses                   885       888     891     893     896     899   10,888
-----------------------------------------------------------------------------------------------------
Furniture and equipment:
  Repairs and maintenance                       53        53      53      53      53      53      639
  Depreciation                                 213       213     213     213     213     213    2,596
  Other                                         59        59      59      59      59      59      713
-----------------------------------------------------------------------------------------------------
    Total furniture and equipment              326       326     326     326     326     326    3,948
-----------------------------------------------------------------------------------------------------
Marketing and business development:
  Marketing                                      8         8       8       8       8       8       96
  Business development                          45        45      45      45      45      45      546
  Other                                         10        10      10      10      10      10      114
-----------------------------------------------------------------------------------------------------
    Total marketing and business
     development                                63        63      63      63      63      63      756
-----------------------------------------------------------------------------------------------------
Other expenses:
  Supplies and stationery                       88        88      88      88      89      89    1,057
  Postage                                       80        80      81      81      81      81      966
  Courier                                      178       178     178     179     179     180    2,138
  Telephone                                     99        99     100     100     101     101    1,194
  FDIC assessment                               38        38      38      38      38      38      459
  Insurance                                     71        73      75      76      78      80      868
  Examination and audit fees                    17        17      17      17      17      17      204
  Legal fees                                    99        99      99      99      99      99    1,182
  Other professional fees                      129       128     127     126     124     123    1,541
  Technology and item processing fees          874       878     883     887     892     896   10,527
  Loan service and collection                   11        11      11      11      11      11      129
  Credit card expenses                           7         7       7       7       7       7       87
  Travel and entertainment                      58        58      58      58      58      58      636
  Employee recruitment                          32        32      32      32      32      32      388
  Memberships and subscriptions                  6         6       6       6       6       6       77
  Correspondent bank charges                     3         3       3       3       3       3       40
  Taxes other than income                       43        43      43      43      43      43      514
  Expenses on other real estate                  5         5       5       5       5       5      (46)
  Write-down of other real estate                0         0       0       0       0       0        0
  Bank-owned life insurance expense              9         9       9       9       9       9      108
  Miscellaneous losses, net                    107       107     107     107     107     107    1,283
  Amortization of purchase intangibles          89        89      89      89      89      89    1,065
  Inter-company charges                        800       802     804     806     808     810    9,272
  Other                                        134       134     134     134     134     134    1,610
-----------------------------------------------------------------------------------------------------
      Total operating expenses               7,359     7,379   7,398   7,416   7,435   7,454   87,473
----------------------------------------=============================================================

                                     FIRST BANKS AMERICA, INC.
                                     INTEREST YIELD AND RATES
                                            12/31/02
---------------------------------------------------------------------------------------------------
                                                                                            Year
                                                                                             to
                                                      Monthly  Average  Balances            Date
                                           -----------------------------------------------
                   ASSETS                  Jan-02   Feb-02   Mar-02  Apr-02 May-02  Jun-02 Jun-02
---------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale:
    U S Treasury and agencies               3.40%    3.66%    4.39%   4.20%  3.52%   3.26%  3.68%
    Agency mortgage-backed securities       5.40%    5.07%    5.16%   6.12%  4.47%   5.32%  5.26%
    Private mortgage-backed securities      7.06%    6.57%    6.93%   7.14%  6.72%   0.21%  6.00%
    Tax-exempt securities                   0.00%    0.00%    0.00%   0.00%  0.00%   0.00%  0.00%
    Other                                   6.48%    6.40%    6.41%   6.39%  9.52%   9.53%  7.43%
  Held to maturity:
    U S Treasury and agencies               0.00%    0.00%    0.00%   0.00%  0.00%   0.00%  0.00%
    Agency mortgage-backed securities       7.28%    7.22%    7.08%   4.85%  6.59%   6.65%  6.64%
    Tax-exempt securities                   0.00%    0.00%    0.00%   0.00%  0.00%   0.00%  0.00%
    Other                                   5.75%    0.57%    5.75%   5.75%  0.57%   5.75%  4.02%
  Federal Reserve/Federal Home Loan
    Bank Stock                              4.03%    6.05%   13.31%   8.55%  2.21%  -1.94%  3.50%
-------------------------------------------------------------------------------------------
    Total investments                       4.78%    4.54%    5.03%   5.64%  4.29%   4.73%  4.83%
-------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural               8.75%    9.38%    8.75%   9.35%  9.92%   9.22%  9.22%
  Residential real estate                   6.55%    6.20%    6.35%   6.89%  6.52%   6.16%  6.45%
  Home equity                               5.80%    5.26%    5.26%   5.49%  5.72%   5.41%  5.49%
  Real estate construction                  6.58%    6.42%    6.86%   6.93%  6.98%   6.92%  6.78%
  Commercial real estate                    6.71%    6.67%    6.56%   6.48%  6.46%   6.43%  6.55%
  Indirect automobile                       7.90%    7.17%    8.06%   7.90%  8.44%   7.71%  7.85%
  Credit cards and other consumer           6.85%    5.12%    6.15%   4.08%  3.60%   3.44%  4.77%
  Loans held for sale                      19.03%   19.11%   19.06%  19.02% 19.00%  18.95% 19.03%
-------------------------------------------------------------------------------------------
    Total loans                             7.33%    7.47%    7.30%   7.48%  7.61%   7.36%  7.42%
-------------------------------------------------------------------------------------------

Federal funds sold and other                2.15%    2.94%    1.45%   1.79%  1.64%   1.47%  1.66%
-------------------------------------------------------------------------------------------
    Total earning assets                    7.04%    7.22%    7.02%   7.23%  7.22%   6.96%  7.11%
-------------------------------------------------------------------------------------------

              LIABILITIES
Deposits:
  Interest checking                         1.11%    1.12%    1.03%   1.01%  1.02%   1.01%  1.05%
  Money market deposit accounts             2.13%    2.15%    2.03%   2.09%  2.08%   2.10%  2.10%
  Savings                                   1.70%    1.69%    1.59%   1.66%  1.63%   1.55%  1.64%
  Time deposits over $100,000               4.37%    4.22%    4.04%   3.99%  3.73%   3.68%  4.01%
  Other time deposits                       4.15%    3.91%    3.78%   3.63%  3.55%   3.47%  3.75%
-------------------------------------------------------------------------------------------------
    Total deposits                          2.24%    2.18%    2.06%   2.03%  1.99%   1.97%  2.07%

Repurchase agreements                       1.42%    1.44%    1.51%   1.56%  1.50%   1.50%  1.49%
Federal funds purchased                     1.82%    1.96%    0.00%   0.00%  1.80%   0.00%  1.89%
Federal Home Loan Bank advances             5.57%    6.13%    5.57%   5.74%  5.57%  10.90%  6.57%
Notes payable                               4.43%    4.44%    4.42%   4.43%  4.44%   4.42%  4.43%
Preferred interest in subordinated
 debentures                                 8.20%    9.08%   10.78%   8.34% 12.93%  10.85% 10.05%
-------------------------------------------------------------------------------------------------
    Total interest -bearing liabilities     2.36%    2.31%    2.23%   2.16%  2.20%   2.16%  2.24%
-------------------------------------------------------------------------------------------------

INTEREST SPREAD                             4.68%    4.91%    4.79%   5.07%  5.02%   4.80%  4.88%
-------------------------------------------------------------------------------------------------
INTEREST MARGIN                             4.57%    4.81%    4.70%   4.98%  4.93%   4.71%  4.78%
-------------------------------------------------------------------------------------------------



                                                                                           Year
                                                 Projected Monthly Average Balances        Ended
                                           -----------------------------------------------
                   ASSETS                  Jul-02  Aug-02  Sep-02    Oct-02  Nov-02 Dec-02 Dec-02
-------------------------------------------------------------------------------------------------

Investment securities:
  Available for sale:
    U S Treasury and agencies               3.39%   3.39%   3.39%     3.39%   3.39%  3.39%  3.50%
    Agency mortgage-backed securities       4.69%   4.69%   4.69%     4.69%   4.69%  4.69%  4.93%
    Private mortgage-backed securities      6.00%   6.00%   6.00%     6.00%   6.00%  6.00%  6.03%
    Tax-exempt securities                   0.00%   0.00%   0.00%     0.00%   0.00%  0.00%  0.00%
    Other                                   9.53%   9.53%   9.53%     9.53%   9.53%  9.53%  8.46%
  Held to maturity:
    U S Treasury and agencies               0.00%   0.00%   0.00%     0.00%   0.00%  0.00%  0.00%
    Agency mortgage-backed securities       6.65%   6.65%   6.65%     6.65%   6.65%  6.65%  6.65%
    Tax-exempt securities                   0.00%   0.00%   0.00%     0.00%   0.00%  0.00%  0.00%
    Other                                   4.02%   4.02%   4.02%     4.02%   4.02%  4.02%  4.02%
  Federal Reserve/Federal Home Loan
    Bank Stock                              3.50%   3.50%   3.50%     3.50%   3.50%  3.50%  3.49%
-------------------------------------------------------------------------------------------------
    Total investments                       4.36%   4.36%   4.33%     4.35%   4.31%  4.33%  4.54%
-------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural               9.19%   9.16%   9.13%     9.10%   9.07%  9.04%  9.17%
  Residential real estate                   6.45%   6.45%   6.45%     6.45%   6.45%  6.45%  6.45%
  Home equity                               5.49%   5.49%   5.49%     5.49%   5.49%  5.49%  5.49%
  Real estate construction                  6.78%   6.78%   6.78%     6.78%   6.78%  6.78%  6.78%
  Commercial real estate                    6.46%   6.46%   6.46%     6.46%   6.46%  6.46%  6.50%
  Indirect automobile                       7.71%   7.71%   7.71%     7.71%   7.71%  7.71%  7.81%
  Credit cards and other consumer           3.71%   3.71%   3.71%     3.71%   3.71%  3.71%  4.23%
  Loans held for sale                      17.99%  17.99%  17.99%    17.99%  17.99% 17.99% 18.71%
-------------------------------------------------------------------------------------------------
    Total loans                             7.33%   7.31%   7.31%     7.29%   7.29%  7.27%  7.36%
-------------------------------------------------------------------------------------------------

Federal funds sold and other                1.63%   1.63%   1.63%     1.63%   1.63%  1.63%  1.64%
-------------------------------------------------------------------------------------------------
    Total earning assets                    6.85%   6.82%   6.83%     6.80%   6.83%  6.80%  6.96%
-------------------------------------------------------------------------------------------------

              LIABILITIES
Deposits:
  Interest checking                         1.01%   1.01%   1.01%     1.01%   1.01%  1.01%  1.03%
  Money market deposit accounts             2.10%   2.10%   2.10%     2.10%   2.10%  2.10%  2.10%
  Savings                                   1.55%   1.55%   1.55%     1.55%   1.55%  1.55%  1.59%
  Time deposits over $100,000               3.68%   3.68%   3.68%     3.68%   3.68%  3.68%  3.82%
  Other time deposits                       3.47%   3.47%   3.47%     3.47%   3.47%  3.47%  3.60%
-------------------------------------------------------------------------------------------------
    Total deposits                          1.99%   1.99%   1.99%     1.99%   1.99%  1.98%  2.03%

Repurchase agreements                       1.50%   1.50%   1.50%     1.50%   1.50%  1.50%  1.50%
Federal funds purchased                     1.65%   1.65%   1.65%     1.65%   1.65%  1.65%  1.89%
Federal Home Loan Bank advances             5.72%   5.72%   5.72%     5.72%   5.72%  5.72%  6.14%
Notes payable                               4.50%   4.50%   4.50%     4.50%   4.50%  4.50%  4.46%
Preferred interest in subordinated
 debentures                                 6.40%   6.40%   6.40%     6.40%   6.40%  6.40%  8.21%
-------------------------------------------------------------------------------------------------
    Total interest -bearing liabilities     2.09%   2.09%   2.07%     2.07%   2.07%  2.07%  2.16%
-------------------------------------------------------------------------------------------------

INTEREST SPREAD                             4.76%   4.73%   4.76%     4.73%   4.76%  4.73%  4.81%
-------------------------------------------------------------------------------------------------
INTEREST MARGIN                             4.67%   4.65%   4.67%     4.64%   4.68%  4.66%  4.72%
-------------------------------------------------------------------------------------------------

                                                   FIRST BANKS AMERICA, INC
                                                     CASH FLOWS PROJECTION
                                                            12/31/02
-----------------------------------------------------------------------------------------------------------------------------------
                               Year      Year   YTD Thru                              Projected                             Total
                                                          ---------------------------------------------------------------
Run Date 07/10/02              2000      2001     Jun-02    Jul-02     Aug-02    Sep-02     Oct-02    Nov-02     Dec-02      2002
-----------------------------------------------------------------------------------------------------------------------------------
Cash receipts:

   Note payable to
    First Banks             124,000    26,000                                                                                   0

   Capital reduction--
    First Bank & Trust       17,000    23,000                                    12,000                                    12,000

   Sale of common stock
    to current
    shareholders                       26,231                                                                                   0

   Dividends from First
    Bank & Trust             14,350    46,500     24,000     2,000                           2,000                         28,000

   Repayment of advances
    to subsidiary                                                                                                               0

   Other income                 532       351         48        48                              48                            144

   Income tax refunds         2,139     3,601      1,201                            500                             500     2,201

   Sales of marketable
    equity securities           369     4,276                                                                                   0
-----------------------------------------------------------------------------------------------------------------------------------
      Total receipts        158,390   129,959     25,249     2,048          0    12,500      2,048         0        500    42,345
-----------------------------------------------------------------------------------------------------------------------------------
Cash disbursements

   Acquisitions             125,802    67,878                                                                                   0

   Advances/investments
    in subsidiary             6,000                                                                                             0

   Purchases of treasury
    stock                     1,416     1,207        327                                                                      327

   Purchase of preferred
    securities                  347                                                                                             0

   Investments in other
    financial institutions    1,234                                                                                             0

   Repay note payable to
    First Banks              26,000    53,000     21,000     1,000               12,500        500                         35,000

   Interest expense:

      Note payable to
       First Banks              246     4,143      1,253       578                             485                  409     2,725

      Preferred Securities    3,085     4,022      1,056     1,008                             487                  439     2,990

   Income tax payments                               280                                                                      280

   Legal and professional
    fees                        136       105         39         8          8         8          8         8          9        88

   Other expenses               553       398        198        36         37        37         38        39         39       424
-----------------------------------------------------------------------------------------------------------------------------------
      Total disbursements   164,819   130,753     24,153     2,630         45    12,546      1,518        47        896    41,835
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flow                (6,429)     (794)     1,096      (582)       (45)      (46)       530       (47)      (396)      510

Cash, beginning of period     8,079     1,650        856     1,952      1,370     1,325      1,280     1,809      1,762       856
-----------------------------------------------------------------------------------------------------------------------------------
Cash, end of period           1,650       856      1,952     1,370      1,325     1,280      1,809     1,762      1,366     1,366
----------------------------=======================================================================================================
                              1,650       856      1,952

Note payable to First
 Banks:

   Beginning of period            0    98,000     71,000    50,000     49,000    49,000     36,500    36,000     36,000    71,000
-----------------------------------------------------------------------------------------------------------------------------------
   End of period             98,000    71,000     50,000    49,000     49,000    36,500     36,000    36,000     36,000    36,000
----------------------------=======================================================================================================
Preferred securities:

   Beginning of period       46,000    46,000     46,000    46,000     46,000    46,000     46,000    46,000     46,000    46,000
-----------------------------------------------------------------------------------------------------------------------------------
   End of period             46,000    46,000     46,000    46,000     46,000    46,000     46,000    46,000     46,000    46,000
----------------------------=======================================================================================================

                                                     FIRST BANKS AMERICA, INC.
                                                  PROJECTED AVERAGE BALANCE SHEETS
                                                               31-DEC-03



---------------------------------------------------------------------------------------------------------------------------------
                                                                         Projected Monthly Average Balances
                                            -------------------------------------------------------------------------------------
            ASSETS                                 Jan-03        Feb-03       Mar-03        Apr-03       May-03         Jun-03
---------------------------------------------------------------------------------------------------------------------------------
                                                                          (amounts expressed in thousands)
Cash and due from banks                           $82,654       $83,068      $83,483       $83,900      $84,320         $84,741
Interest-bearing bank deposits                      1,637         1,645        1,653         1,662        1,670           1,678
Federal funds sold                                 38,352        39,526       40,370        37,410       38,499          38,598

Investment securities:
  Available for sale:
    U S Treasury and agencies                     128,328       126,403      124,507       122,639      120,800         118,988
    Agency mortgage-backed securities             291,960       287,581      288,267       283,943      279,684         275,489
    Private mortgage-backed securities                  0             0            0             0            0               0
    Tax-exempt securities                               0             0            0             0            0               0
    Other                                           2,869         2,835        2,817         2,808        2,804           2,802
    Net fair value gain/loss                        2,373         2,373        2,373         2,373        2,373           2,373
  Held to maturity:
    U S Treasury and agencies                           0             0            0             0            0               0
    Agency mortgage-backed securities               2,235         2,201        2,168         2,136        2,104           2,072
    Tax-exempt securities                               0             0            0             0            0               0
    Other                                             100           100          100           100          100             100
  Federal Reserve/Federal Home Loan
    Bank Stock                                      2,416         2,425        2,434         2,443        2,452           2,461
---------------------------------------------------------------------------------------------------------------------------------
    Total investments                             430,281       423,918      422,666       416,442      410,316         404,284
---------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural                     733,108       740,439      747,844       755,322      762,875         770,504
  Residential real estate                          81,725        80,908       80,099        79,298       78,505          77,720
  Home equity                                      39,402        39,993       40,593        41,202       41,820          42,447
  Real estate construction                        507,153       513,492      519,911       526,410      532,990         539,652
  Commercial real estate                          926,123       937,700      949,421       961,289      973,305         985,471
  Indirect automobile                               2,503         2,378        2,259         2,146        2,039           1,937
  Consumer and other                               38,408        38,984       39,568        40,162       40,764          41,376
  Lease financing                                     164           162          161           159          158             156
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                 2,328,586     2,354,056    2,379,855     2,405,987    2,432,455       2,459,263

  Unearned discount                                (3,189)       (3,236)      (3,285)       (3,334)      (3,384)         (3,435)
  Allowance for loan losses                       (42,288)      (42,500)     (42,712)      (42,926)     (43,140)        (43,356)
---------------------------------------------------------------------------------------------------------------------------------
    Net loans                                   2,283,109     2,308,320    2,333,858     2,359,727    2,385,930       2,412,472
---------------------------------------------------------------------------------------------------------------------------------

Bank premises & equipment                          48,034        48,154       48,275        48,395       48,516          48,638
Other assets:
  Accrued interest receivable                      12,910        15,894       17,486        14,907       13,233          16,291
  Other real estate owned                             547           547          547           547          547             547
  Deferred income taxes                            53,277        53,277       53,277        53,277       53,277          53,277
  Intangibles from purchase of subsidiaries       102,224       102,145      102,067       101,989      101,911         101,833
  Bank-owned life insurance                        29,799        29,938       30,078        30,217       30,357          30,497
  Derivative instruments                           31,247        31,247       31,247        31,247       31,247          31,247
  Other assets                                     17,393        17,407       17,422        17,436       17,450          17,465
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                               $3,131,463    $3,155,087   $3,182,429    $3,197,158   $3,217,274      $3,241,568
-----------------------------------------------==================================================================================




---------------------------------------------------------------------------------------------------------------------------------
                                                               Projected Monthly Average Balances                     Year Ended
                                       --------------------------------------------------------------------------
          ASSETS                         Jul-03      Aug-03     Sep-03       Oct-03        Nov-03       Dec-03          Dec-03
---------------------------------------------------------------------------------------------------------------------------------
                                                                   (amounts expressed in thousands)
Cash and due from banks                  $85,165     $85,591    $86,019      $86,449       $86,881      $87,316         $84,977
Interest-bearing bank deposits             1,687       1,695      1,704        1,712         1,721        1,729           1,683
Federal funds sold                        40,089      40,354     40,972       41,061        41,003       42,434          39,896

Investment securities:
  Available for sale:
    U S Treasury and agencies            117,203     115,445    113,713      112,008       110,327      108,673         118,206
    Agency mortgage-backed
      securities                         271,356     267,286    263,277      254,328       255,513      251,680         272,439
    Private mortgage-backed securities         0           0          0            0             0            0               0
    Tax-exempt securities                      0           0          0            0             0            0               0
    Other                                  2,801       2,800      2,800        2,800         2,800        2,800           2,811
    Net fair value gain/loss               2,373       2,373      2,373        2,373         2,373        2,373           2,373
  Held to maturity:
    U S Treasury and agencies                  0           0          0            0             0            0               0
    Agency mortgage-backed securities      2,041       2,010      1,980        1,950         1,921        1,892           2,058
    Tax-exempt securities                      0           0          0            0             0            0               0
    Other                                    100         100        100          100           100          100             100
  Federal Reserve/Federal Home Loan
    Bank Stock                             2,470       2,479      2,488        2,496         2,505        2,514           2,465
---------------------------------------------------------------------------------------------------------------------------------
    Total investments                    398,344     392,493    386,731      376,055       375,540      370,032         400,453
---------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural            778,209     785,991    793,851      801,789       809,807      817,905         775,003
  Residential real estate                 76,942      76,173     75,411       74,657        73,911       73,172          77,356
  Home equity                             43,084      43,730     44,386       45,052        45,727       46,413          42,837
  Real estate construction               546,398     553,228    560,143      567,145       574,234      581,412         543,689
  Commercial real estate                 997,790   1,010,262  1,022,891    1,035,677     1,048,623    1,061,730         992,842
  Indirect automobile                      1,840       1,748      1,660        1,577         1,499        1,424           1,915
  Consumer and other                      41,996      42,626     43,266       43,915        44,573       45,242          41,756
  Lease financing                            154         153        151          150           148          147             155
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                        2,486,414   2,513,911  2,541,759    2,569,962     2,598,523    2,627,446       2,475,553

  Unearned discount                       (3,486)     (3,539)    (3,592)      (3,646)       (3,700)      (3,756)         (3,467)
  Allowance for loan losses              (43,573)    (43,791)   (44,010)     (44,230)      (44,451)     (44,673)        (43,476)
---------------------------------------------------------------------------------------------------------------------------------
    Net loans                          2,439,354   2,466,582  2,494,158    2,522,087     2,550,371    2,579,016       2,428,610
---------------------------------------------------------------------------------------------------------------------------------

Bank premises & equipment                 48,759      48,881     49,003       49,126        49,249       49,372          48,703
Other assets:
  Accrued interest receivable             17,923      15,280     13,563       16,699        18,372       15,662          15,682
  Other real estate owned                    547         547        547          547           547          547             547
  Deferred income taxes                   53,277      53,277     53,277       53,277        53,277       53,277          53,277
  Intangibles from purchase of
   subsidiaries                          101,755     101,676    101,598      101,520       101,442      101,364         101,792
  Bank-owned life insurance               30,636      30,776     30,916       31,055        31,195       31,334          30,570
  Derivative instruments                  31,247      31,247     31,247       31,247        31,247       31,247          31,247
  Other assets                            17,479      17,493     17,507       17,522        17,536       17,550          17,472
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                      $3,266,262  $3,285,892 $3,307,242   $3,328,356    $3,358,380   $3,380,881      $3,254,910
--------------------------------------===========================================================================================





                                             FIRST BANKS AMERICA, INC.
                                         PROJECTED AVERAGE BALANCE SHEETS
                                                    31-DEC-03

---------------------------------------------------------------------------------------------------------------
                                                                  Monthly Average Balances
                                   ----------------------------------------------------------------------------
       LIABILITIES                       Jan-03      Feb-03     Mar-03       Apr-03        May-03      Jun-03
---------------------------------------------------------------------------------------------------------------
Deposits:                                                  (amounts expressed in thousands)
  Non-interest bearing                  $503,007    $505,522   $508,050     $510,590      $513,143    $515,709
  Interest checking                      320,104     321,704    323,313      324,929       326,554     328,187
  Money market deposit accounts          828,087     838,438    848,919      859,530       870,274     881,153
  Savings                                144,800     144,076    143,355      142,638       141,925     141,216
  Time deposits over $100,000            300,358     301,859    303,369      304,885       306,410     307,942
  Other time deposits                    519,873     523,772    527,700      531,658       535,646     539,663
---------------------------------------------------------------------------------------------------------------
     Total deposits                    2,616,228   2,635,371  2,654,705    2,674,231     2,693,952   2,713,868

Repurchase agreements                     72,005      72,365     72,727       73,090        73,456      73,823
Federal funds purchased                        0           0          0            0             0           0
Federal Home Loan Bank advances           10,109      10,054     10,000        9,946         9,891       9,837
Notes payable                             32,000      32,000     32,000       28,000        28,000      28,000
Preferred interest in subordinated
 debentures                               46,069      46,070     46,072       46,073        46,075      46,076
Deferred income taxes                     18,030      18,030     18,030       18,030        18,030      18,030
Accrued and other liabilities             23,637      24,827     30,336       26,377        23,873      25,076
Minority interest in subsidiaries              0           0          0            0             0           0
---------------------------------------------------------------------------------------------------------------
     Total liabilities                 2,818,077   2,838,718  2,863,869    2,875,747     2,893,276   2,914,710
---------------------------------------------------------------------------------------------------------------

-----------------------------------
     STOCKHOLDERS' EQUITY
-----------------------------------
Common stock                               1,937       1,937      1,937        1,937         1,937       1,937
Capital surplus                          184,979     184,979    184,979      184,979       184,979     184,979
Retained earnings                        107,725     110,707    112,899      115,749       118,336     121,196
Fair value adjust for securities
 available for sale                        1,543       1,543      1,543        1,543         1,543       1,543
Unrealized gain (loss) on
 derivative instruments                   18,775      18,775     18,775       18,775        18,775      18,775
Treasury stock                            (1,572)     (1,572)    (1,572)      (1,572)       (1,572)     (1,572)
---------------------------------------------------------------------------------------------------------------
     Total stockholders' equity          313,387     316,369    318,561      321,411       323,998     326,858
---------------------------------------------------------------------------------------------------------------
     Total liabilities and
      stockholders' equity            $3,131,463  $3,155,087 $3,182,429   $3,197,158    $3,217,274  $3,241,568
--------------------------------------=========================================================================
                                               0           0          0            0             0           0

RATIOS:
   Reserve : total loans                   1.82%       1.81%      1.80%        1.79%         1.78%       1.77%
   Loans : deposits                       88.88%      89.20%     89.52%       89.84%        90.17%      90.49%
   Debt : equity                          24.91%      24.68%     24.51%       23.05%        22.86%      22.66%



---------------------------------------------------------------------------------------------------------------------------------

                                   ----------------------------------------------------------------------------------------------
        LIABILITIES                      Jul-03      Aug-03     Sep-03       Oct-03        Nov-03       Dec-03          Dec-03
---------------------------------------------------------------------------------------------------------------------------------
                                                                     (amounts expressed in thousands)
Deposits:
  Non-interest bearing                  $518,287    $520,879   $523,483     $526,100      $528,731     $531,374        $517,140
  Interest checking                      329,828     331,477    333,134      334,800       336,474      338,156         329,098
  Money market deposit accounts          892,167     903,319    914,611      926,043       937,619      949,339         887,743
  Savings                                140,510     139,807    139,108      138,412       137,720      139,098         141,040
  Time deposits over $100,000            309,482     311,029    312,584      314,147       315,718      317,296         308,797
  Other time deposits                    543,710     547,788    551,897      556,036       560,206      564,408         541,968
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                     2,733,983   2,754,299  2,774,816    2,795,539     2,816,468    2,839,671       2,725,785

Repurchase agreements                     74,192      74,563     74,936       75,311        75,687       76,066          74,028
Federal funds purchased                        0           0          0            0             0            0               0
Federal Home Loan Bank advances            9,782       9,728      9,674        9,619         9,565        9,510           9,808
Notes payable                             24,000      24,000     24,000       20,000        20,000       20,000          25,962
Preferred interest in subordinated
 debentures                               46,078      46,079     46,081       46,082        46,084       46,085          46,077
Deferred income taxes                     18,030      18,030     18,030       18,030        18,030       18,030          18,030
Accrued and other liabilities             30,639      26,641     24,112       25,326        30,945       26,907          26,572
Minority interest in subsidiaries              0           0          0            0             0            0               0
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                  2,936,704   2,953,340  2,971,648    2,989,907     3,016,778    3,036,270       2,926,261
---------------------------------------------------------------------------------------------------------------------------------

-----------------------------------
       STOCKHOLDERS' EQUITY
-----------------------------------
Common stock                               1,937       1,937      1,937        1,937         1,937        1,937           1,937
Capital surplus                          184,979     184,979    184,979      184,979       184,979      184,979         184,979
Retained earnings                        123,896     126,890    129,931      132,787       135,939      138,949         122,987
Fair value adjust for securities
 available for sale                        1,543       1,543      1,543        1,543         1,543        1,543           1,543
Unrealized gain (loss) on derivative
 instruments                              18,775      18,775     18,775       18,775        18,775       18,775          18,775
Treasury stock                            (1,572)     (1,572)    (1,572)      (1,572)       (1,572)      (1,572)         (1,572)
---------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity           329,558     332,553    335,654      338,449       341,601      344,611         328,649
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     stockholders' equity             $3,266,262  $3,285,892 $3,307,242   $3,328,356    $3,358,380   $3,380,881      $3,254,910
--------------------------------------===========================================================================================
                                               0           0          0            0             0            0               0

RATIOS:
   Reserve : total loans                   1.75%       1.74%      1.73%        1.72%         1.71%        1.70%            1.76%
   Loans : deposits                       90.82%      91.14%     91.47%       91.80%        92.13%       92.39%           90.69%
   Debt : equity                          21.26%      21.07%     20.88%       19.53%        19.35%       19.18%           21.92%

                                            FIRST BANKS AMERICA, INC.
                                            PROJECTED INCOME STATEMENT
                                                    31-Dec-03

                                      ------------------------------------------------------------------------------
                                                                     Projected Month Ended
                                      ------------------------------------------------------------------------------
                                         31-Jan-03   28-Feb-03  31-Mar-03    30-Apr-03     31-May-03    30-Jun-03
--------------------------------------------------------------------------------------------------------------------
                                                               (amounts expressed in thousands)
          INTEREST INCOME:
Investment securities:
  Available for sale:
    U S Treasury and agencies               $371        $331       $362         $346          $353        $337
    Agency mortgage-backed securities      1,144       1,129      1,135        1,120         1,105       1,091
    Private mortgage-backed securities         0           0          0            0             0           0
    Tax-exempt securities                      0           0          0            0             0           0
    Other                                     20          20         20           20            20          20
  Held to maturity:
    U S Treasury and agencies                  0           0          0            0             0           0
    Agency mortgage-backed securities         12          12         12           12            12          11
    Tax-exempt securities                      0           0          0            0             0           0
    Other                                      0           0          0            0             0           0
  Federal Reserve/Federal Home Loan
    Bank Stock                                 7           7          7            7             7           7
--------------------------------------------------------------------------------------------------------------------
    Total investments                      1,555       1,500      1,536        1,505         1,497       1,467
--------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural              5,769       5,246      5,846        5,696         5,925       5,772
  Residential real estate                    440         435        431          427           422         418
  Home equity                                180         183        186          188           191         194
  Real estate construction                 2,957       2,700      3,023        2,957         3,089       3,023
  Commercial real estate                   5,179       4,729      5,293        5,178         5,409       5,292
  Indirect automobile                         16          15         15           14            13          13
  Consumer and other                         135         137        139          141           144         146
  Lease financing                              3           2          3            2             3           2
--------------------------------------------------------------------------------------------------------------------
    Total loans                           14,679      13,448     14,935       14,603        15,196      14,859
--------------------------------------------------------------------------------------------------------------------

  Federal funds sold and other                54          51         57           51            55          53
--------------------------------------------------------------------------------------------------------------------
    Total interest income                 16,288      14,998     16,527       16,159        16,748      16,379
--------------------------------------------------------------------------------------------------------------------

           INTEREST EXPENSE:
Deposits:
  Interest checking                          279         253        282          274           285         277
  Money market deposit accounts            1,470       1,338      1,493        1,455         1,515       1,477
  Savings                                    196         176        194          187           192         185
  Time deposits over $100,000                971         879        976          947           981         951
  Other time deposits                      1,586       1,439      1,601        1,556         1,616       1,571
--------------------------------------------------------------------------------------------------------------------
    Total deposits                         4,502       4,086      4,545        4,419         4,588       4,461

Repurchase agreements                         93          84         94           91            95          92
Federal funds purchased                        0           0          0            0             0           0
Federal Home Loan Bank advances               50          45         49           47            49          47
Notes payable                                124         112        124          105           109         105
Preferred interest in subordinated
 debentures                                  254         229        254          246           254         246
--------------------------------------------------------------------------------------------------------------------
    Total interest expense                 5,023       4,556      5,066        4,909         5,094       4,951
--------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                   11,265      10,442     11,461       11,251        11,653      11,428

Provision for loan losses                  1,200       1,200      1,200        1,200         1,200       1,200
--------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER
     LOAN LOSSES                          10,065       9,242     10,261       10,051        10,453      10,228
--------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts        953         953        897          894           890         837


---------------------------------------------------------------------------------------------------------------------------------
                                                                     Projected Month Ended
                                       -----------------------------------------------------------------------------  Year Ended
                                          31-Jul-03   31-Aug-03  30-Sep-03    31-Oct-03     30-Nov-03    31-Dec-03    31-Dec-03
---------------------------------------------------------------------------------------------------------------------------------
                                                                   (amounts expressed in thousands)
          INTEREST INCOME:
Investment securities:
  Available for sale:
    U S Treasury and agencies               $344        $340       $325         $332          $317        $324         $4,082
    Agency mortgage-backed securities      1,077       1,063      1,049        1,016         1,023       1,009         12,962
    Private mortgage-backed securities         0           0          0            0             0           0              0
    Tax-exempt securities                      0           0          0            0             0           0              0
    Other                                     20          20         20           20            20          20            238
  Held to maturity:
    U S Treasury and agencies                  0           0          0            0             0           0              0
    Agency mortgage-backed securities         11          11         11           11            11          10            137
    Tax-exempt securities                      0           0          0            0             0           0              0
    Other                                      0           0          0            0             0           0              4
  Federal Reserve/Federal Home Loan
    Bank Stock                                 7           7          7            7             7           7             86
---------------------------------------------------------------------------------------------------------------------------------
    Total investments                      1,460       1,442      1,413        1,386         1,378       1,371         17,509
---------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural              6,003       6,043      5,887        6,123         5,965       6,204         70,478
  Residential real estate                    414         410        406          402           398         394          4,994
  Home equity                                197         200        203          206           209         212          2,349
  Real estate construction                 3,158       3,192      3,123        3,263         3,192       3,335         37,013
  Commercial real estate                   5,528       5,588      5,467        5,711         5,587       5,836         64,796
  Indirect automobile                         12          11         11           10            10           9            150
  Consumer and other                         148         150        152          155           157         159          1,764
  Lease financing                              2           2          2            2             2           2             29
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                           15,462      15,597     15,251       15,872        15,520      16,152        181,574
---------------------------------------------------------------------------------------------------------------------------------

  Federal funds sold and other                57          57         56           58            56          60            665
---------------------------------------------------------------------------------------------------------------------------------
    Total interest income                 16,979      17,096     16,720       17,316        16,954      17,584        199,749
---------------------------------------------------------------------------------------------------------------------------------

          INTEREST EXPENSE:
Deposits:
  Interest checking                          288         289        281          292           284         295          3,379
  Money market deposit accounts            1,538       1,550      1,511        1,573         1,534       1,596         18,051
  Savings                                    190         189        182          187           180         188          2,246
  Time deposits over $100,000                985         987        958          992           962         997         11,587
  Other time deposits                      1,631       1,638      1,593        1,653         1,608       1,669         19,159
---------------------------------------------------------------------------------------------------------------------------------
        Total deposits                     4,632       4,654      4,525        4,698         4,568       4,745         54,422

Repurchase agreements                         96          96         94           97            94          98          1,124
Federal funds purchased                        0           0          0            0             0           0              0
Federal Home Loan Bank advances               48          48         46           47            46          47            569
Notes payable                                 93          93         90           78            75          78          1,185
Preferred interest in subordinated
 debentures                                  254         254        246          254           246         254          2,990
---------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                 5,123       5,145      5,000        5,174         5,028       5,221         60,289
---------------------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                   11,856      11,952     11,720       12,142        11,926      12,362        139,460

Provision for loan losses                  1,200       1,200      1,200        1,200         1,200       1,200         14,400
---------------------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER
     LOAN LOSSES                          10,656      10,752     10,520       10,942        10,726      11,162        125,060
---------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts        929         926        871          948           949         892         10,938





                                            FIRST BANKS AMERICA, INC.
                                            PROJECTED INCOME STATEMENT
                                                    31-Dec-03

                                      -----------------------------------------------------------------------------
                                                                     Projected Month Ended
                                      -----------------------------------------------------------------------------
                                         31-Jan-03   28-Feb-03  31-Mar-03    30-Apr-03     31-May-03    30-Jun-03
-------------------------------------------------------------------------------------------------------------------
  Customer service fees                      164         164        165          150           153         160
  Loan servicing fees, net                    36          36         36           61            16          25
  Gain (loss) on sale of securities            0           0          0            0             0           0
  Gain (loss) on sales of other assets       461           5         63          (69)          (36)        (68)
  Bank-owned life insurance income           134         136        137          221           155         141
  Derivative instruments                    (182)        (82)       128         (106)           68          35
  Other income                               694         608        468          546           513         612
-------------------------------------------------------------------------------------------------------------------
    Total noninterest income               2,259       1,821      1,894        1,696         1,759       1,742
-------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES:
  Salaries and employee benefits           3,155       3,163      3,171        3,179         3,186       3,194
  Occupancy, net of rental income            902         905        908          911           914         917
  Furniture and equipment                    326         326        326          326           326         326
  Marketing and business development          54          62         62           62            62          62
  Postage, printing, supplies and
   courier                                   351         352        353          353           354         355
  Legal, examination and professional
   fees                                      237         236        235          234           233         231
  Technology and item processing fees        900         905        909          914           919         923
  Losses and expenses of other real
   estate                                      5           5          5            5             5           5
  Bank-owned life insurance expenses           9           9          9            9             9           9
  Other expenses                           1,524       1,529      1,533        1,538         1,543       1,547
-------------------------------------------------------------------------------------------------------------------
    Total noninterest expenses             7,465       7,492      7,511        7,531         7,550       7,570
-------------------------------------------------------------------------------------------------------------------

    Income before provision for
     income taxes                          4,860       3,572      4,644        4,216         4,662       4,399

Provision for income taxes                 1,878       1,380      1,794        1,629         1,801       1,700
-------------------------------------------------------------------------------------------------------------------

          NET INCOME                      $2,982      $2,192     $2,850       $2,587        $2,861      $2,700
------------------------------------------=========================================================================

Efficiency ratio                          55.19%      61.09%     56.24%       58.17%        56.30%      57.48%
Noninterest expenses/average assets        2.86%       2.85%      2.83%        2.83%         2.82%       2.80%
Return on average assets                   1.14%       0.83%      1.07%        0.97%         1.07%       1.00%
Return on average stockholders equity     11.42%       8.31%     10.74%        9.66%        10.59%       9.91%



                                      ---------------------------------------------------------------------------------------------
                                                                     Projected Month Ended
                                      ------------------------------------------------------------------------------    Year Ended
                                          31-Jul-03   31-Aug-03  30-Sep-03    31-Oct-03     30-Nov-03    31-Dec-03      31-Dec-03
-----------------------------------------------------------------------------------------------------------------------------------
  Customer service fees                      159         160        160          161           162          163           1,921
  Loan servicing fees, net                    35          35         35           35            35           36             419
  Gain (loss) on sale of securities            0           0          0            0             0            0               0
  Gain (loss) on sales of other assets       (59)        (60)       (60)         (60)          (60)         (61)             (4)
  Bank-owned life insurance income           177         178        179          180           181          182           2,002
  Derivative instruments                      (1)         (1)        (1)          (1)           (1)          (1)           (145)
  Other income                               574         577        579          582           585          588           6,926
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income               1,813       1,814      1,764        1,845         1,851        1,799          22,057
-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES:
  Salaries and employee benefits           3,202       3,210      3,218        3,226         3,233        3,241          38,378
  Occupancy, net of rental income            920         923        926          929           932          935          11,025
  Furniture and equipment                    326         326        326          326           326          326           3,912
  Marketing and business development          62          62         62           62            62           62             733
  Postage, printing, supplies and
   courier                                   356         357        358          359           360          361           4,269
  Legal, examination and professional
   fees                                      230         229        228          227           226          225           2,770
  Technology and item processing fees        928         932        937          942           947          951          11,108
  Losses and expenses of other real
   estate                                      5           5          5            5             5            5              60
  Bank-owned life insurance expenses           9           9          9            9             9            9             108
  Other expenses                           1,552       1,557      1,562        1,567         1,572        1,577          18,603
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expenses             7,590       7,610      7,631        7,651         7,672        7,692          90,965
-----------------------------------------------------------------------------------------------------------------------------------

    Income before provision for
     income taxes                          4,880       4,955      4,653        5,137         4,905        5,269          56,152

Provision for income taxes                 1,885       1,915      1,798        1,985         1,895        2,036          21,694
-----------------------------------------------------------------------------------------------------------------------------------

           NET INCOME                     $2,994      $3,041     $2,856       $3,152        $3,010       $3,233         $34,458
------------------------------------------=========================================================================================

Efficiency ratio                          55.53%      55.28%     56.59%       54.70%        55.69%       54.32%          56.32%
Noninterest expenses/average assets        2.79%       2.78%      2.77%        2.76%         2.74%        2.73%           2.69%
Return on average assets                   1.10%       1.11%      1.04%        1.14%         1.08%        1.15%           1.02%
Return on average stockholders equity     10.90%      10.97%     10.21%       11.18%        10.57%       11.26%          10.00%

                                                 FIRST BANKS, INC.
                                         CONSOLIDATED OPERATING EXPENSES
                                                    31-DEC-03
                                                  ---------------------------------------------------------------
                                                                          Projected Month Ended
                                                  ---------------------------------------------------------------
                                                      31-Jan-   28-Feb- 31-Mar- 30-Apr-   31-May- 30-Jun- 31-Jul-
                                                        03        03      03      03        03      03      03
-----------------------------------------------------------------------------------------------------------------
Salaries and Benefits:
   Salaries                                           $2,605    $2,612  $2,618  $2,625    $2,632  $2,638  $2,645
   Payroll taxes                                         228       229     229     230       231     231     232
   Pension                                                54        54      54      54        54      54      55
   Hospitalization and other insurance                   118       119     119     119       120     120     121
   Temporary help                                         30        30      30      30        30      30      30
   Other                                                 120       120     120     120       120     120     120
-----------------------------------------------------------------------------------------------------------------
      Total salaries and benefits                      3,155     3,163   3,171   3,179     3,186   3,194   3,202
-----------------------------------------------------------------------------------------------------------------
Occupancy expenses:
   Rent expense                                          612       614     615     617       618     620     621
   Real estate taxes                                      60        60      60      60        60      60      60
   Utilities                                              94        94      94      95        95      95      96
   Repairs and maintenance                                51        51      51      51        51      51      51
   Depreciation and amortization                         212       213     214     215       216     217     218
   Other                                                 152       152     152     152       152     152     152
   Rental income                                        (278)     (278)   (278)   (278)     (278)   (278)   (278)
-----------------------------------------------------------------------------------------------------------------
      Total occupancy expenses                           902       905     908     911       914     917     920
-----------------------------------------------------------------------------------------------------------------
Furniture and equipment:
   Repairs and maintenance                                53        53      53      53        53      53      53
   Depreciation                                          213       213     213     213       213     213     213
   Other                                                  59        59      59      59        59      59      59
-----------------------------------------------------------------------------------------------------------------
      Total furniture and equipment                      326       326     326     326       326     326     326
-----------------------------------------------------------------------------------------------------------------
Marketing and business development:
   Marketing                                               4         7       7       7         7       7       7
   Business development                                   44        43      43      43        43      43      43
   Other                                                   6        11      11      11        11      11      11
-----------------------------------------------------------------------------------------------------------------
      Total marketing and business development            54        62      62      62        62      62      62
-----------------------------------------------------------------------------------------------------------------
Other expenses:
   Supplies and stationery                                89        89      90      90        90      90      90
   Postage                                                81        82      82      82        82      82      83
   Courier                                               180       181     181     182       182     183     183
   Telephone                                             101       102     102     103       103     103     104
   FDIC assessment                                        38        38      38      38        38      38      38
   Insurance                                              82        84      86      89        91      93      95
   Examination and audit fees                             17        17      17      17        17      17      17
   Legal fees                                             99        99      99      99        99      99      99
   Other professional fees                               122       121     119     118       117     116     115
   Technology and item processing fees                   900       905     909     914       919     923     928
   Loan service and collection                            11        11      11      11        11      11      11
   Credit card expenses                                    7         7       7       7         7       7       7
   Travel and entertainment                               58        58      58      58        58      58      58
   Employee recruitment                                   32        32      32      32        32      32      32
   Memberships and subscriptions                           6         6       6       6         6       6       6
   Correspondent bank charges                              3         3       3       3         3       3       3
   Taxes other than income                                43        43      43      43        43      43      43
   Expenses on other real estate                           5         5       5       5         5       5       5
   Write-down of other real estate                         0         0       0       0         0       0       0
   Bank-owned life insurance expense                       9         9       9       9         9       9       9
   Miscellaneous losses, net                             107       107     107     107       107     107     107
   Amortization of purchase intangibles                   89        89      89      89        89      89      89
    Inter-company charges                                812       814     816     818       820     822     824
   Other                                                 134       134     134     134       134     134     134
-----------------------------------------------------------------------------------------------------------------
      Total operating expenses                         7,465     7,492   7,511   7,531     7,550   7,570   7,590
--------------------------------------------------===============================================================



                                                  ----------------------------------------------------------
                                                                   Projected Month Ended             Year
                                                  -------------------------------------------------  Ended
                                                         31-Aug-  30-Sep-  31-Oct-  30-Nov- 31-Dec- 31-Dec-
                                                           03       03       03        03     03       03
------------------------------------------------------------------------------------------------------------
Salaries and Benefits:
   Salaries                                              $2,651   $2,658   $2,665   $2,671  $2,678  $31,698
   Payroll taxes                                            233      233      234      235     236    2,781
   Pension                                                   55       55       55       55      55      653
   Hospitalization and other insurance                      121      121      122      122     122    1,444
   Temporary help                                            30       30       30       30      30      363
   Other                                                    120      120      120      120     120    1,439
------------------------------------------------------------------------------------------------------------
      Total salaries and benefits                         3,210    3,218    3,226    3,233   3,241   38,378
------------------------------------------------------------------------------------------------------------
Occupancy expenses:
   Rent expense                                             623      624      626      628     629    7,447
   Real estate taxes                                         60       60       60       60      60      716
   Utilities                                                 96       97       97       97      98    1,148
   Repairs and maintenance                                   51       51       51       51      51      612
   Depreciation and amortization                            219      220      222      223     224    2,613
   Other                                                    152      152      152      152     152    1,827
   Rental income                                           (278)    (278)    (278)    (278)   (278)  (3,338)
------------------------------------------------------------------------------------------------------------
      Total occupancy expenses                              923      926      929      932     935   11,025
------------------------------------------------------------------------------------------------------------
Furniture and equipment:
   Repairs and maintenance                                   53       53       53       53      53      639
   Depreciation                                             213      213      213      213     213    2,559
   Other                                                     59       59       59       59      59      713
------------------------------------------------------------------------------------------------------------
      Total furniture and equipment                         326      326      326      326     326    3,912
------------------------------------------------------------------------------------------------------------
Marketing and business development:
   Marketing                                                  7        7        7        7       7       86
   Business development                                      43       43       43       43      43      521
   Other                                                     11       11       11       11      11      126
------------------------------------------------------------------------------------------------------------
      Total marketing and business development               62       62       62       62      62      733
------------------------------------------------------------------------------------------------------------
Other expenses:
   Supplies and stationery                                   91       91       91       91      92    1,084
   Postage                                                   83       83       83       84      84      991
   Courier                                                  183      184      184      185     185    2,193
   Telephone                                                104      105      105      106     106    1,244
   FDIC assessment                                           38       38       38       38      38      459
   Insurance                                                 98      100      103      105     108    1,134
   Examination and audit fees                                17       17       17       17      17      204
   Legal fees                                                99       99       99       99      99    1,182
   Other professional fees                                  114      112      111      110     109    1,384
   Technology and item processing fees                      932      937      942      947     951   11,108
   Loan service and collection                               11       11       11       11      11      129
   Credit card expenses                                       7        7        7        7       7       87
   Travel and entertainment                                  58       58       58       58      58      695
   Employee recruitment                                      32       32       32       32      32      388
   Memberships and subscriptions                              6        6        6        6       6       77
   Correspondent bank charges                                 3        3        3        3       3       40
   Taxes other than income                                   43       43       43       43      43      514
   Expenses on other real estate                              5        5        5        5       5       60
   Write-down of other real estate                            0        0        0        0       0        0
   Bank-owned life insurance expense                          9        9        9        9       9      108
   Miscellaneous losses, net                                107      107      107      107     107    1,283
   Amortization of purchase intangibles                      89       89       89       89      89    1,065
    Inter-company charges                                   826      828      830      832     835    9,878
   Other                                                    134      134      134      134     134    1,610
------------------------------------------------------------------------------------------------------------
      Total operating expenses                            7,610    7,631    7,651    7,672   7,692   90,965
--------------------------------------------------==========================================================

                                            FIRST BANKS AMERICA, INC.
                                             INTEREST YIELD AND RATES
                                                    31-Dec-03




-----------------------------------------------------------------------------------------------------------------
                                                           Projected Monthly Average Balances
                                        -------------------------------------------------------------------------
              ASSETS                      Jan-03      Feb-03     Mar-03       Apr-03        May-03       Jun-03
-----------------------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale:
    U S Treasury and agencies              3.40%       3.41%      3.42%        3.43%         3.44%        3.45%
    Agency mortgage-backed securities      4.70%       4.71%      4.72%        4.73%         4.74%        4.75%
    Private mortgage-backed securities     6.03%       6.03%      6.03%        6.03%         6.03%        6.03%
    Tax-exempt securities                  0.00%       0.00%      0.00%        0.00%         0.00%        0.00%
    Other                                  8.46%       8.46%      8.46%        8.46%         8.46%        8.46%
  Held to maturity:
    U S Treasury and agencies              0.00%       0.00%      0.00%        0.00%         0.00%        0.00%
    Agency mortgage-backed securities      6.65%       6.65%      6.65%        6.65%         6.65%        6.65%
    Tax-exempt securities                  0.00%       0.00%      0.00%        0.00%         0.00%        0.00%
    Other                                  4.02%       4.02%      4.02%        4.02%         4.02%        4.02%
  Federal Reserve/Federal Home Loan
    Bank Stock                             3.49%       3.49%      3.49%        3.49%         3.49%        3.49%
-----------------------------------------------------------------------------------------------------------------
    Total investments                      4.34%       4.25%      4.36%        4.34%         4.38%        4.36%
-----------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural              9.14%       9.11%      9.08%        9.05%         9.02%        8.99%
  Residential real estate                  6.45%       6.45%      6.45%        6.45%         6.45%        6.45%
  Home equity                              5.49%       5.49%      5.49%        5.49%         5.49%        5.49%
  Real estate construction                 6.77%       6.76%      6.75%        6.74%         6.73%        6.72%
  Commercial real estate                   6.49%       6.48%      6.47%        6.46%         6.45%        6.44%
  Indirect automobile                      7.81%       7.81%      7.81%        7.81%         7.81%        7.81%
  Credit cards and other consumer          4.23%       4.23%      4.23%        4.23%         4.23%        4.23%
  Loans held for sale                     18.71%      18.71%     18.71%       18.71%        18.71%       18.71%
-----------------------------------------------------------------------------------------------------------------
    Total loans                            7.32%       7.34%      7.29%        7.28%         7.25%        7.25%
-----------------------------------------------------------------------------------------------------------------

Federal funds sold and other               1.64%       1.64%      1.64%        1.64%         1.64%        1.64%
-----------------------------------------------------------------------------------------------------------------
    Total earning assets                   6.86%       6.94%      6.85%        6.88%         6.85%        6.87%
-----------------------------------------------------------------------------------------------------------------

         LIABILITIES
Deposits:
  Interest checking                        1.03%       1.03%      1.03%        1.03%         1.03%        1.03%
  Money market deposit accounts            2.09%       2.08%      2.07%        2.06%         2.05%        2.04%
  Savings                                  1.59%       1.59%      1.59%        1.59%         1.59%        1.59%
  Time deposits over $100,000              3.81%       3.80%      3.79%        3.78%         3.77%        3.76%
  Other time deposits                      3.59%       3.58%      3.57%        3.56%         3.55%        3.54%
-----------------------------------------------------------------------------------------------------------------
    Total deposits                         2.03%       2.02%      2.02%        2.01%         2.01%        2.00%

Repurchase agreements                      1.50%       1.50%      1.50%        1.50%         1.50%        1.50%
Federal funds purchased                    1.65%       1.65%      1.65%        1.65%         1.65%        1.65%
Federal Home Loan Bank advances            5.72%       5.72%      5.72%        5.72%         5.72%        5.72%
Notes payable                              4.50%       4.50%      4.50%        4.50%         4.50%        4.50%
Preferred interest in subordinated
 debentures                                6.40%       6.40%      6.40%        6.40%         6.40%        6.40%
-----------------------------------------------------------------------------------------------------------------
  Total interest -bearing liabilities      2.10%       2.10%      2.09%        2.08%         2.07%        2.07%
-----------------------------------------------------------------------------------------------------------------

INTEREST SPREAD                            4.76%       4.85%      4.76%        4.80%         4.77%        4.80%
-----------------------------------------------------------------------------------------------------------------
INTEREST MARGIN                            4.68%       4.77%      4.68%        4.72%         4.70%        4.73%
-----------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                                                          Projected Monthly Average Balances                            Year Ended
                                        --------------------------------------------------------------------------
                 ASSETS                   Jul-03      Aug-03     Sep-03       Oct-03        Nov-03       Dec-03           Dec-03
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale:
    U S Treasury and agencies              3.46%       3.47%      3.48%        3.49%         3.50%        3.51%            3.45%
    Agency mortgage-backed securities      4.76%       4.77%      4.78%        4.79%         4.80%        4.81%            4.76%
    Private mortgage-backed securities     6.03%       6.03%      6.03%        6.03%         6.03%        6.03%            0.00%
    Tax-exempt securities                  0.00%       0.00%      0.00%        0.00%         0.00%        0.00%            0.00%
    Other                                  8.46%       8.46%      8.46%        8.46%         8.46%        8.46%            8.46%
  Held to maturity:
    U S Treasury and agencies              0.00%       0.00%      0.00%        0.00%         0.00%        0.00%            0.00%
    Agency mortgage-backed securities      6.65%       6.65%      6.65%        6.65%         6.65%        6.65%            6.65%
    Tax-exempt securities                  0.00%       0.00%      0.00%        0.00%         0.00%        0.00%            0.00%
    Other                                  4.02%       4.02%      4.02%        4.02%         4.02%        4.02%            4.02%
  Federal Reserve/Federal Home Loan
    Bank Stock                             3.49%       3.49%      3.49%        3.49%         3.49%        3.49%            3.49%
-----------------------------------------------------------------------------------------------------------------------------------
    Total investments                      4.40%       4.41%      4.38%        4.42%         4.40%        4.45%            4.73%
-----------------------------------------------------------------------------------------------------------------------------------

Loans:
  Commercial and agricultural              8.96%       8.93%      8.90%        8.87%         8.84%        8.81%            8.97%
  Residential real estate                  6.45%       6.45%      6.45%        6.45%         6.45%        6.45%            6.46%
  Home equity                              5.49%       5.49%      5.49%        5.49%         5.49%        5.49%            5.48%
  Real estate construction                 6.71%       6.70%      6.69%        6.68%         6.67%        6.66%            6.71%
  Commercial real estate                   6.43%       6.42%      6.41%        6.40%         6.39%        6.38%            6.44%
  Indirect automobile                      7.81%       7.81%      7.81%        7.81%         7.81%        7.81%            7.82%
  Credit cards and other consumer          4.23%       4.23%      4.23%        4.23%         4.23%        4.23%            4.22%
  Loans held for sale                     18.71%      18.71%     18.71%       18.71%        18.71%       18.71%           18.97%
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans                            7.22%       7.21%      7.20%        7.17%         7.17%        7.14%            7.23%
-----------------------------------------------------------------------------------------------------------------------------------

Federal funds sold and other               1.64%       1.64%      1.64%        1.64%         1.64%        1.64%            1.64%
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                   6.84%       6.84%      6.86%        6.83%         6.85%        6.81%            6.85%
-----------------------------------------------------------------------------------------------------------------------------------

         LIABILITIES
Deposits:
  Interest checking                        1.03%       1.03%      1.03%        1.03%         1.03%        1.03%            1.03%
  Money market deposit accounts            2.03%       2.02%      2.01%        2.00%         1.99%        1.98%            2.03%
  Savings                                  1.59%       1.59%      1.59%        1.59%         1.59%        1.59%            1.59%
  Time deposits over $100,000              3.75%       3.74%      3.73%        3.72%         3.71%        3.70%            3.75%
  Other time deposits                      3.53%       3.52%      3.51%        3.50%         3.49%        3.48%            3.54%
-----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                         1.99%       1.99%      1.98%        1.98%         1.97%        1.97%            2.00%

Repurchase agreements                      1.50%       1.50%      1.50%        1.50%         1.50%        1.50%            1.50%
Federal funds purchased                    1.65%       1.65%      1.65%        1.65%         1.65%        1.65%            0.00%
Federal Home Loan Bank advances            5.72%       5.72%      5.72%        5.72%         5.72%        5.72%            5.72%
Notes payable                              4.50%       4.50%      4.50%        4.50%         4.50%        4.50%            4.50%
Preferred interest in subordinated
 debentures                                6.40%       6.40%      6.40%        6.40%         6.40%        6.40%            6.40%
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest -bearing liabilities    2.06%       2.05%      2.05%        2.04%         2.03%        2.03%            2.06%
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST SPREAD                            4.78%       4.78%      4.81%        4.79%         4.81%        4.79%            4.79%
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST MARGIN                            4.71%       4.71%      4.74%        4.72%         4.75%        4.73%            4.72%
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  Tab 8


                                           BAXTER FENTRISS AND COMPANY
                                          =============================

FIRST BANKS AMERICA, INC.


* QUALIFICATIONS OF BAXTER FENTRISS &
  COMPANY

========================================================================

            QUALIFICATIONS OF BAXTER FENTRISS AND COMPANY

Baxter Fentriss and Company is a nationally recognized investment banking and financial advisory firm that specializes in the financial services industry. Baxter Fentriss and Company, which is headquartered in Richmond, Virginia, provides innovative solutions, experience and leadership to financial institutions pursuing major strategic objectives.

The company's professionals have successfully completed or managed several hundred valuation, merger, acquisition, divestiture and financing transactions primarily in the financial services industry. With combined experience in excess of 50 years, the company's professionals apply a high level of experience, market knowledge and technical skill to each transaction.

Baxter Fentriss provides ESOP, estate tax, and other valuation services and is qualified to testify as an expert witness in legal proceedings on valuation issues.

Baxter Fentriss is also recognized by the Office of Thrift Supervision as a qualified appraiser in mutual conversions.

========================================================================
                                               BAXTER FENTRISS & COMPANY

                                  APPENDIX


Page 17 contains a Stock Price Graph. The information contained in the graph has been presented in a tabular matter which can be processed by the EDGAR system.

                                                            Exhibit (c)(3)

FIRST BANKS AMERICA, INC.


* OPINION SUPPORT


============================================================BAXTER FENTRISS

EXHIBIT V - A

=====================================================================================================
                                           FIRST BANKS AMERICA, INC.
                                               ACQUISITION MODEL
                                   (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
=====================================================================================================


                           ASSUMPTIONS


                           ESTIMATED 2002 PRETAX EARNINGS                           $52,913.2

                           POTENTIAL PRE-TAX ECONOMIES:                             $18,000.0

                                          NIE BASE:         $90,000.0
                                          ECONOMIES:            20.0%

                           ASSETS:                                               $3,062,478.0

                           EQUITY:                                                 $301,887.0

                           DEPOSITS:                                             $2,527,115.0

                           SHARES OUTSTANDING:                                         12,847

                           FINANCING RATE:                                              7.00%

                           CORE DEPOSIT AMORTIZATION PERIOD: (2)                            7

                           TAX RATE:                                                    39.0%


(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS USING
    STRAIGHT LINE METHOD

EXHIBIT V - B

===========================================================================================================
                                           FIRST BANKS AMERICA, INC.
                                               ACQUISITION MODEL
                                   (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
===========================================================================================================


FIRST BANKS AMERICA, INC. EARNINGS CONTRIBUTION ESTIMATE

=======================================================================================================================
PRICE / BASE BOOK (x)                     1.500            1.550            1.600            1.675            1.700
PRICE / EARNINGS (x)                      14.03            14.50            14.96            15.67            15.90
PREMIUM / DEPOSITS (%)                     5.97             6.57             7.17             8.06             8.36
=======================================================================================================================

=====================================================================================================================
TOTAL PRICE                          $452,830.5       $467,924.5       $483,019.2       $505,660.7       $513,207.9
PRICE PER SHARE                          $35.25           $36.42           $37.60           $39.36           $39.95
=====================================================================================================================

 ESTIMATED 2002 PRETAX EARNINGS       $52,913.2        $52,913.2        $52,913.2        $52,913.2        $52,913.2

 POTENTIAL PRE-TAX ECONOMIES:         $18,000.0        $18,000.0        $18,000.0        $18,000.0        $18,000.0
                                      ---------        ---------        ---------        ---------        ---------
  PRETAX CONTRIBUTION                 $70,913.2        $70,913.2        $70,913.2        $70,913.2        $70,913.2

LESS:

FINANCING COSTS                       $31,698.1        $32,754.7        $33,811.3        $35,396.3        $35,924.6
CORE DEPOSIT AMORTIZATION (2)         $21,661.0        $21,661.0        $21,661.0        $21,661.0        $21,661.0
                                      ---------        ---------        ---------        ---------        ---------
  PRETAX ADJUSTMENTS                  $53,359.1        $54,415.7        $55,472.3        $57,057.2        $57,585.5


ESTIMATED TAXES                       $15,293.9        $14,881.8        $14,469.7        $13,851.6        $13,645.6
                                      ---------        ---------        ---------        ---------        ---------

ADJUSTED NET CONTRIBUTION              $2,260.2         $1,615.7           $971.2             $4.4          ($317.9)


===========================================================================================================
PRICE / BASE BOOK (x)                     1.750            1.800            1.850            1.900
PRICE / EARNINGS (x)                      16.37            16.84            17.30            17.77
PREMIUM / DEPOSITS (%)                     8.96             9.56            10.15            10.75
===========================================================================================================

===========================================================================================================
TOTAL PRICE                          $528,302.3       $543,396.6       $558,491.0       $573,585.3
PRICE PER SHARE                          $41.12           $42.30           $43.47           $44.65
===========================================================================================================

 ESTIMATED 2002 PRETAX EARNINGS       $52,913.2        $52,913.2        $52,913.2        $52,913.2

 POTENTIAL PRE-TAX ECONOMIES:         $18,000.0        $18,000.0        $18,000.0        $18,000.0
                                      ---------        ---------        ---------        ---------
  PRETAX CONTRIBUTION                 $70,913.2        $70,913.2        $70,913.2        $70,913.2

LESS:

FINANCING COSTS                       $36,981.2        $38,037.8        $39,094.4        $40,151.0
CORE DEPOSIT AMORTIZATION (2)         $21,661.0        $21,661.0        $21,661.0        $21,661.0
                                      ---------        ---------        ---------        ---------
  PRETAX ADJUSTMENTS                  $58,642.1        $59,698.7        $60,755.4        $61,812.0

ESTIMATED TAXES                       $13,233.5        $12,821.4        $12,409.4        $11,997.3
                                      ---------        ---------        ---------        ---------

ADJUSTED NET CONTRIBUTION               ($962.4)       ($1,606.9)       ($2,251.5)       ($2,896.0)



---------------------------------------------------------------
PER SHARE VALUE AT BREAKEVEN POINT (3)                  $39.36

LESS:      MINORITY INTEREST DISCOUNT OF 15.00%          $5.90
                                                    ----------

VALUE OF MINORITY INTEREST SHARES                       $33.46
---------------------------------------------------------------


(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 6.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD
(3) THE PRICE AT WHICH THE EARNINGS CONTRIBUTION FROM THE ACQUIRED ENTITY BECOMES NEGATIVE AFTER CONSIDERING ECONOMIES, AMORTIZATION OF INTANGIBLES AND FINANCING COSTS

EXHIBIT V - A

=====================================================================================================
                                        FIRST BANKS AMERICA, INC.
                                           ACQUISITION MODEL
                                 (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
=====================================================================================================


                           ASSUMPTIONS


                           ESTIMATED 2002 PRETAX EARNINGS               $52,913.2

                           POTENTIAL PRE-TAX ECONOMIES:                 $18,000.0

                                   NIE BASE:          $90,000.0
                                   ECONOMIES:             20.0%

                           ASSETS:                                   $3,062,478.0

                           EQUITY:                                     $301,887.0

                           DEPOSITS:                                 $2,527,115.0

                           SHARES OUTSTANDING:                             12,847

                           FINANCING RATE:                                  6.00%

                           CORE DEPOSIT AMORTIZATION PERIOD: (2)                7

                           TAX RATE:                                        39.0%

(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 5.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD

EXHIBIT V - B

===========================================================================================================
                                           FIRST BANKS AMERICA, INC.
                                               ACQUISITION MODEL
                                   (DATA AS OF 06/30/02; $ IN THOUSANDS (1)
===========================================================================================================

FIRST BANKS AMERICA, INC. EARNINGS CONTRIBUTION ESTIMATE
===========================================================================================================
PRICE / BASE BOOK (x)                     2.100          2.150          2.200          2.281          2.300
PRICE / EARNINGS (x)                      19.64          20.11          20.58          21.34          21.51
PREMIUM / DEPOSITS (%)                    13.14          13.74          14.34          15.31          15.53
===========================================================================================================

===========================================================================================================
TOTAL PRICE                          $633,962.7     $649,057.1     $664,151.4     $688,695.5     $694,340.1
PRICE PER SHARE                          $49.35         $50.52         $51.70         $53.61         $54.05
===========================================================================================================

  ESTIMATED 2002 PRETAX EARNINGS      $52,913.2      $52,913.2      $52,913.2      $52,913.2      $52,913.2

  POTENTIAL PRE-TAX ECONOMIES:        $18,000.0      $18,000.0      $18,000.0      $18,000.0      $18,000.0
                                      ---------      ---------      ---------      ---------      ---------
   PRETAX CONTRIBUTION                $70,913.2      $70,913.2      $70,913.2      $70,913.2      $70,913.2

LESS:

FINANCING COSTS                       $38,037.8      $38,943.4      $39,849.1      $41,321.7      $41,660.4
CORE DEPOSIT AMORTIZATION (2)         $18,050.8      $18,050.8      $18,050.8      $18,050.8      $18,050.8
                                      ---------      ---------      ---------      ---------      ---------
   PRETAX ADJUSTMENTS                 $56,088.6      $56,994.2      $57,899.9      $59,372.5      $59,711.2

ESTIMATED TAXES                       $12,821.4      $12,468.2      $12,115.0      $11,540.7      $11,408.6
                                      ---------      ---------      ---------      ---------      ---------

ADJUSTED NET CONTRIBUTION              $2,003.2       $1,450.8         $898.3          ($0.0)       ($206.6)


===========================================================================================================
PRICE / BASE BOOK (x)                     2.350          2.400          2.450          2.500
PRICE / EARNINGS (x)                      21.98          22.45          22.91          23.38
PREMIUM / DEPOSITS (%)                    16.13          16.72          17.32          17.92
===========================================================================================================

===========================================================================================================
TOTAL PRICE                          $709,434.5     $724,528.8     $739,623.2     $754,717.5
PRICE PER SHARE                          $55.22         $56.40         $57.57         $58.75
===========================================================================================================

  ESTIMATED 2002 PRETAX EARNINGS      $52,913.2      $52,913.2      $52,913.2      $52,913.2

  POTENTIAL PRE-TAX ECONOMIES:        $18,000.0      $18,000.0      $18,000.0      $18,000.0
                                      ---------      ---------      ---------      ---------
   PRETAX CONTRIBUTION                $70,913.2      $70,913.2      $70,913.2      $70,913.2

LESS:

FINANCING COSTS                       $42,566.1      $43,471.7      $44,377.4      $45,283.1
CORE DEPOSIT AMORTIZATION (2)         $18,050.8      $18,050.8      $18,050.8      $18,050.8
                                      ---------      ---------      ---------      ---------
   PRETAX ADJUSTMENTS                 $60,616.9      $61,522.5      $62,428.2      $63,333.9

ESTIMATED TAXES                       $11,055.4      $10,702.2      $10,349.0       $9,995.8
                                      ---------      ---------      ---------      ---------

ADJUSTED NET CONTRIBUTION               ($759.0)     ($1,311.5)     ($1,864.0)     ($2,416.4)




---------------------------------------------------------------
PER SHARE VALUE AT BREAKEVEN POINT (3)              $53.61

LESS:     MINORITY INTEREST DISCOUNT OF 15.00%       $8.04
                                                  --------

VALUE OF MINORITY INTEREST SHARES                   $45.57
---------------------------------------------------------------


(1) DATA SUPPLIED BY MANAGEMENT AND FROM PUBLIC SOURCES AS OF 06/30/02
(2) ASSUMES CORE DEPOSIT INTANGIBLE OF 5.00% ON TOTAL DEPOSITS IS AMORTIZED OVER 7 YEARS USING STRAIGHT LINE METHOD
(3) THE PRICE AT WHICH THE EARNINGS CONTRIBUTION FROM THE ACQUIRED ENTITY BECOMES NEGATIVE AFTER CONSIDERING ECONOMIES, AMORTIZATION OF INTANGIBLES AND FINANCING COSTS

    EXHIBIT IV

===========================================================================================================
                                                 FIRST BANKS AMERICA, INC.
                                       DISCOUNTED FREE CASH FLOW / NET PRESENT VALUE
                                                     MODEL ASSUMPTIONS
===========================================================================================================

---------------------------------------------                    ------------------------------------------
DATA AS OF:                        06/30/2002                    ESTIMATED PRICE PER SHARE           $39.11
                                                                 ------------------------------------------
SHAREHOLDER'S EQUITY             $301,887,000                    10.50%                              $42.51
ENDING SHARES OUTSTANDING          12,847,160                    ------------------------------------------
FORECAST 2003 EPS                       $2.68                    11.00%                              $39.11
ESTIMATED 2002 EPS                      $1.95                    ------------------------------------------
BOOK VALUE PER SHARE                   $23.50                    11.50%                              $36.12
TANGIBLE BOOK VALUE PER SHARE          $15.40                    ------------------------------------------
LONG TERM GROWTH RATE                  12.50%
RANGE OF DISCOUNT RATE:                11.00%
---------------------------------------------

==========================================================================================================================
                                                     YEAR           YEAR           YEAR           YEAR           YEAR
FIRST BANKS AMERICA, INC.                             1              2              3              4              5
                                      2001           2002           2003           2004           2005           2006
                                  ========================================================================================
CAPITAL RATE                            7.50%
ROA                                     1.44%          0.82%          1.06%          1.06%          1.06%          1.06%
GROWTH                                                12.50%         12.50%         12.50%         12.50%         12.50%

AVERAGE TOTAL ASSETS               $2,749,274     $3,042,407     $3,254,910     $3,592,186     $4,041,209     $4,546,360

YEAR END ASSETS                    $3,060,988     $3,119,486     $3,380,881     $3,803,491     $4,278,928     $4,813,793

EQUITY(AVG)                          $231,147       $297,833       $327,578       $363,821       $404,227       $449,683

YEAR END EQUITY                      $285,317       $310,349       $344,807       $382,836       $425,618       $473,748

BASE INCOME                           $39,615        $25,032        $34,458        $38,029        $42,782        $48,130

TOTAL INCOME                          $39,615        $25,032        $34,458        $38,029        $42,782        $48,130


EST. ROAE                                              8.40%         10.52%         10.45%         10.58%         10.70%
EST. ROAA                                              0.82%          1.06%          1.06%          1.06%          1.06%
EST. SHARES                                           12,847         12,847         12,847         12,847         12,847
EST. EPS                                               $1.95          $2.68          $2.96          $3.33          $3.75
EST. BOOK VALUE YEAR END                              $24.16         $26.84         $29.80         $33.13         $36.88
EST. E/A                                               9.95%         10.20%         10.07%          9.95%          9.84%
REQUIRED EQUITY                                     $233,961       $253,566       $285,262       $320,920       $361,035
EST. NET EQUITY FLOWS                                $76,388        $14,853         $6,333         $7,124         $8,015


==========================================================================================================
                                      YEAR           YEAR           YEAR           YEAR           YEAR
FIRST BANKS AMERICA, INC.              6              7              8              9             10
                                      2007           2008           2009           2010           2011
                                   =======================================================================
CAPITAL RATE
ROA                                     1.06%          1.06%          1.06%          1.06%          1.06%
GROWTH                                 12.50%         12.50%         12.50%         12.50%         12.50%

AVERAGE TOTAL ASSETS               $5,114,656     $5,753,987     $6,473,236     $7,282,390     $8,192,689

YEAR END ASSETS                    $5,415,518     $6,092,457     $6,854,015     $7,710,766     $8,674,612

EQUITY(AVG)                          $500,821       $558,351       $623,072       $695,884       $777,797

YEAR END EQUITY                      $527,894       $588,808       $657,337       $734,432       $821,163

BASE INCOME                           $54,146        $60,914        $68,529        $77,095        $86,732

TOTAL INCOME                          $54,146        $60,914        $68,529        $77,095        $86,732


EST. ROAE                              10.81%         10.91%         11.00%         11.08%         11.15%
EST. ROAA                               1.06%          1.06%          1.06%          1.06%          1.06%
EST. SHARES                            12,847         12,847         12,847         12,847         12,847
EST. EPS                                $4.21          $4.74          $5.33          $6.00          $6.75
EST. BOOK VALUE YEAR END               $41.09         $45.83         $51.17         $57.17         $63.92
EST. E/A                                9.75%          9.66%          9.59%          9.52%          9.47%
REQUIRED EQUITY                      $406,164       $456,934       $514,051       $578,307       $650,596
EST. NET EQUITY FLOWS                  $9,017        $10,144        $11,412        $12,838        $14,443

                                                              Exhibit (c)(4)


                         FIRST BANKS AMERICA, INC.
                             VALUATION SUMMARY
                               JULY 24, 2002

                               VALUATION SUMMARY
                               TABLE OF CONTENTS

VALUATION ANALYSIS                                                         TAB
------------------                                                         ---
    PEER GROUP ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    MERGER AND ACQUISITION ANALYSIS  . . . . . . . . . . . . . . . . . . . . 2
    DISCOUNTED CASH FLOW . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    PRESENT VALUE ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . 4
    VALUATION SUMMARY GRAPH. . . . . . . . . . . . . . . . . . . . . . . . . 5

APPENDIX
--------
    F CO. FINANCIAL SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . 6
    PEER GROUP - GEOGRAPHIC. . . . . . . . . . . . . . . . . . . . . . . . . 7
    PEER GROUP - PROFITABILITY . . . . . . . . . . . . . . . . . . . . . . . 8
    STIFEL REGIONAL BANK PRICING SUMMARY . . . . . . . . . . . . . . . . . . 9

                          FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:
   PEER GROUP: COMPARABLE SIZE AND GEOGRAPHIC FOCUS - The following graph examines a range of values for the Company based on selected publicly traded companies. The analysis then implies a common stock valuation for the Company by applying these multiples to corresponding financial data of the Company. Selected comparable companies are 3 California banks: (1) Bay View Capital, (2) First Republic, and (3) GBC Bancorp.


                                  [graph]

-------------------------------------------------------------------------------------------------------------
                                                IMPLIED VALUATION BASED ON COMPARABLE COMPANIES MULTIPLES
                                           ------------------------------------------------------------------
                                F CO.         25TH PERCENTILE        50TH PERCENTILE        75TH PERCENTILE
                               CURRENT     --------------------   --------------------   --------------------
                              MULTIPLE     ACTUAL     PER SHARE   ACTUAL     PER SHARE   ACTUAL     PER SHARE
-------------------------------------------------------------------------------------------------------------
PRICE / BOOK                   168.95%     100.24%     $23.55     104.11%     $24.46     111.17%     $26.12
-------------------------------------------------------------------------------------------------------------
PRICE / TANGIBLE BOOK          257.72%     125.95%      19.40     133.68%      20.59     141.91%      21.86
-------------------------------------------------------------------------------------------------------------
ADJ. PRICE / 6.50% EQUITY      204.58%      99.32%      23.39     103.80%      24.09     112.90%      25.50
-------------------------------------------------------------------------------------------------------------
PRICE / 2002 EPS                20.09x      12.34x      24.39      12.42x      24.55      16.81x      33.22
-------------------------------------------------------------------------------------------------------------
PRICE / 2003 EPS                14.58x       7.89x      21.48       9.17x      24.96      11.05x      30.08
-------------------------------------------------------------------------------------------------------------
PRICE / ASSETS                  19.75%       7.76%      11.10       9.28%      14.74      10.15%      16.81
-------------------------------------------------------------------------------------------------------------
PREMIUM / DEPOSITS              12.35%       2.01%      19.35       2.13%      19.60       2.87%      21.04
-------------------------------------------------------------------------------------------------------------
PRICE / DEPOSITS                23.94%      10.33%      12.94      12.21%      16.63      12.98%      18.16
-------------------------------------------------------------------------------------------------------------

* Values based on 7/24/02 intraday prices.

                         FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:
   PEER GROUP: COMPARABLE SIZE AND PROFITABILITY - The following graph examines a range of values for the Company based on selected publicly traded companies. The analysis then implies a common stock valuation for the Company by applying these multiples to corresponding financial data of the Company. Selected comparable companies are 7 banks of similar asset size and profitability: (1) 1st Source Corp., (2) Banner Corp., (3) Community Bank Systems, (4) First Charter Corp., (5) Gold Banc Corp., (6) Integra Bank Corp., and (7) Wintrust Financial Corp.


                                  [graph]

-------------------------------------------------------------------------------------------------------------
                                                IMPLIED VALUATION BASED ON COMPARABLE COMPANIES MULTIPLES
                                           ------------------------------------------------------------------
                                F CO.         25TH PERCENTILE        50TH PERCENTILE        75TH PERCENTILE
                               CURRENT     --------------------   --------------------   --------------------
                              MULTIPLE     ACTUAL     PER SHARE   ACTUAL     PER SHARE   ACTUAL     PER SHARE
-------------------------------------------------------------------------------------------------------------
PRICE / BOOK                   168.95%     126.43%     $29.71     149.57%     $35.15     172.13%     $40.45
-------------------------------------------------------------------------------------------------------------
PRICE / TANGIBLE BOOK          257.72%     154.00%      23.72     216.28%      33.32     226.59%      34.90
-------------------------------------------------------------------------------------------------------------
ADJ. PRICE / 6.50% EQUITY      204.58%     135.77%      29.04     164.06%      33.42     173.03%      34.81
-------------------------------------------------------------------------------------------------------------
PRICE / 2002 EPS                20.09x      11.09x      21.92      12.68x      25.05      14.43x      28.52
-------------------------------------------------------------------------------------------------------------
PRICE / 2003 EPS                14.58x       9.79x      26.67       9.97x      27.16      11.79x      32.11
-------------------------------------------------------------------------------------------------------------
PRICE / ASSETS                  19.75%      12.24%      21.80      13.12%      23.90      14.08%      26.17
-------------------------------------------------------------------------------------------------------------
PREMIUM / DEPOSITS              12.35%       6.09%      27.38       7.55%      30.26       9.51%      34.11
-------------------------------------------------------------------------------------------------------------
PRICE / DEPOSITS                23.94%      16.49%      25.05      17.12%      26.29      20.76%      33.45
-------------------------------------------------------------------------------------------------------------

* Values based on 7/24/02 intraday prices.

                         FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:
   * COMPARABLE TRANSACTION ANALYSIS - ALL U.S. BANKS: This graph analyzes an implied value for the Company's stock based on the current and recent bank merger environment, the Company's operating performance, and current financial condition. We have examined a group of merger transactions and applied a range of pricing multiples to the Company's financial results to arrive at a controlling interest valuation. The control premium is then netted from the value to arrive at the minority interest value. The following group includes all U.S. bank transactions since 7/16/01, excluding mergers-of-equals. Number of transactions - 136.


                                  [graph]

------------------------------------------------------------------------------------------------------------------------------
                                       IMPLIED PER SHARE VALUATION BASED ON MERGER MARKET MULTIPLES OF U.S. MERGERS
                           ---------------------------------------------------------------------------------------------------
                                   25TH PERCENTILE                   50TH PERCENTILE                  75TH PERCENTILE
                           -------------------------------   -------------------------------   -------------------------------
                                     PER SHARE  NET OF 35%             PER SHARE  NET OF 35%             PER SHARE  NET OF 35%
                           MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM
------------------------------------------------------------------------------------------------------------------------------
Price / Book                141.85%   $33.33      $21.67      176.73%   $41.53      $26.99      215.03%   $50.53      $32.84
------------------------------------------------------------------------------------------------------------------------------
Price / Tangible Book       144.31%    22.23       14.45      177.68%    27.37       17.79      222.40%    34.26       22.27
------------------------------------------------------------------------------------------------------------------------------
Adj. Price / 6.50% Equity   155.42%    32.08       20.85      207.29%    40.12       26.08      259.90%    48.27       31.38
------------------------------------------------------------------------------------------------------------------------------
Price / LTM EPS              15.80x    43.45       28.24       18.90x    51.98       33.78       24.47x    67.29       43.74
------------------------------------------------------------------------------------------------------------------------------
Price / Assets               13.07%    23.77       15.45       16.65%    32.29       20.99       20.58%    41.68       27.09
------------------------------------------------------------------------------------------------------------------------------
Premium / Deposits            4.56%    24.37       15.84        8.32%    31.78       20.65       12.95%    40.87       26.57
------------------------------------------------------------------------------------------------------------------------------
Price / Deposits             15.23%    22.58       14.67       19.68%    31.33       20.36       24.35%    40.51       26.33
------------------------------------------------------------------------------------------------------------------------------

The median acquisition premium to the Seller's one month prior stock price was slightly over 35% over the last five years.

Source: SNL Securities.

                         FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:
   * COMPARABLE TRANSACTION ANALYSIS - CALIFORNIA BANKS: This graph analyzes an implied value for the Company's stock based on the current and recent bank merger environment, the Company's operating performance, and current financial condition. We have examined a group of merger transactions and applied a range of pricing multiples to the Company's financial results to arrive at a controlling interest valuation. The control premium is then netted from the value to arrive at the minority interest value. The following group includes all California bank transactions since 7/16/01, excluding mergers-of-equals. Number of transactions - 17.


                                  [graph]

------------------------------------------------------------------------------------------------------------------------------
                                       IMPLIED PER SHARE VALUATION BASED ON MERGER MARKET MULTIPLES OF U.S. MERGERS
                           ---------------------------------------------------------------------------------------------------
                                   25TH PERCENTILE                   50TH PERCENTILE                  75TH PERCENTILE
                           -------------------------------   -------------------------------   -------------------------------
                                     PER SHARE  NET OF 35%             PER SHARE  NET OF 35%             PER SHARE  NET OF 35%
                           MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM
------------------------------------------------------------------------------------------------------------------------------
Price / Book                164.49%   $38.65      $25.12      184.45%   $43.34      $28.17      219.02%   $51.47      $33.45
------------------------------------------------------------------------------------------------------------------------------
Price / Tangible Book       164.49%    25.34       16.47      188.83%    29.09       18.91      222.60%    34.29       22.29
------------------------------------------------------------------------------------------------------------------------------
Adj. Price / 6.50% Equity   167.28%    33.92       22.05      209.69%    40.49       26.32      260.03%    48.29       31.39
------------------------------------------------------------------------------------------------------------------------------
Price / LTM EPS              13.62x    37.46       24.35       16.27x    44.74       29.08       17.52x    48.18       31.32
------------------------------------------------------------------------------------------------------------------------------
Price / Assets               14.11%    26.25       17.06       15.82%    30.32       19.71       19.24%    38.46       25.00
------------------------------------------------------------------------------------------------------------------------------
Premium / Deposits            6.03%    27.27       17.73        8.21%    31.56       20.51       14.24%    43.41       28.22
------------------------------------------------------------------------------------------------------------------------------
Price / Deposits             16.42%    24.91       16.19       18.74%    29.48       19.16       22.44%    36.76       23.89
------------------------------------------------------------------------------------------------------------------------------

The median acquisition premium to the Seller's one month prior stock price was slightly over 35% over the last five years.

Source: SNL Securities.

                         FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:
   * COMPARABLE TRANSACTION ANALYSIS - COMPARABLE SIZE U.S. BANKS: This graph analyzes an implied value for the Company's stock based on the current and recent bank merger environment, the Company's operating performance, and current financial condition. We have examined a group of merger transactions and applied a range of pricing multiples to the Company's financial results to arrive at a controlling interest valuation. The control premium is then netted from the value to arrive at the minority interest value. The following group includes selected U.S. bank transactions involving Seller's with assets between $ 1 billion and $ 5 billion since 7/16/01, excluding mergers-of-equals. Number of transactions - 6.


                                  [graph]


------------------------------------------------------------------------------------------------------------------------------
                                       IMPLIED PER SHARE VALUATION BASED ON MERGER MARKET MULTIPLES OF U.S. MERGERS
                           ---------------------------------------------------------------------------------------------------
                                   25TH PERCENTILE                   50TH PERCENTILE                  75TH PERCENTILE
                           -------------------------------   -------------------------------   -------------------------------
                                     PER SHARE  NET OF 35%             PER SHARE  NET OF 35%             PER SHARE  NET OF 35%
                           MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM     MULTIPLE    VALUE     PREMIUM
------------------------------------------------------------------------------------------------------------------------------
Price / Book                188.13%   $44.21      $28.73      190.02%   $44.65      $29.02     201.48%    $47.34      $30.77
------------------------------------------------------------------------------------------------------------------------------
Price / Tangible Book       188.13%    28.98       18.84      207.14%    31.91       20.74      256.59%    39.53       25.69
------------------------------------------------------------------------------------------------------------------------------
Adj. Price / 6.50% Equity   189.01%    37.29       24.24      221.24%    42.28       27.48      252.01%    47.05       30.58
------------------------------------------------------------------------------------------------------------------------------
Price / LTM EPS              16.81x    46.22       30.04       18.39x    50.56       32.86       19.92x    54.77       35.60
------------------------------------------------------------------------------------------------------------------------------
Price / Assets               15.46%    29.46       19.15       16.42%    31.75       20.64       20.12%    40.57       26.37
------------------------------------------------------------------------------------------------------------------------------
Premium / Deposits            9.81%    34.69       22.55       12.47%    39.93       25.95       15.96%    46.80       30.42
------------------------------------------------------------------------------------------------------------------------------
Price / Deposits             21.15%    34.22       22.24       22.14%    36.16       23.50       28.28%    48.25       31.36
------------------------------------------------------------------------------------------------------------------------------

The median acquisition premium to the Seller's one month prior stock price was slightly over 35% over the last five years.

Source: SNL Securities.

                         FIRST BANKS AMERICA, INC.

VALUATION ANALYSIS:

   *   DISCOUNTED CASH FLOW ANALYSIS

     * The DCF analysis presents the cash available for dividends in future years, based on estimated future operating performance and required capital levels.

     * The analysis is based on management's estimates through year 2006 and 12.0% earnings growth in 2007.

     * The present value of these payments are calculated using discount rates from 12.5% to 16.5% and a range of trading multiples from 12.0x to 16.0x.

     * The analysis is based on estimates through the year 2007 when the terminal multiple is applied.

     * All tangible common equity in excess of 6.5% of assets is assumed to be used to pay dividends.

------------------------------------------------------------------------------------
                                    PER SHARE PRESENT VALUE OF FUTURE CASH FLOWS
                                            BASED ON DISCOUNT RATES OF:
                                ----------------------------------------------------
                                     12.50%            14.50%            16.50%
                                ----------------  ----------------  ----------------
    SYNERGY ASSUMPTIONS           DOLLAR VALUE      DOLLAR VALUE      DOLLAR VALUE
------------------------------------------------------------------------------------
TERMINAL MULTIPLE - 12.0X
------------------------------------------------------------------------------------
     0.0% = SYNERGIES                $31.06            $28.60            $26.37
     -------------------------------------------------------------------------------
TERMINAL MULTIPLE - 14.0X
------------------------------------------------------------------------------------
     0.0% = SYNERGIES                $35.70            $32.84            $30.27
     -------------------------------------------------------------------------------
TERMINAL MULTIPLE - 16.0X
------------------------------------------------------------------------------------
     0.0% = SYNERGIES                $40.34            $37.09            $34.16
     -------------------------------------------------------------------------------

                         FIRST BANKS AMERICA, INC.

PRESENT VALUE ANALYSIS:

   * THE FOLLOWING PRESENTS THE PRELIMINARY FORECASTS OF THE COMPANY'S FUTURE PERFORMANCE. FOR THE PURPOSES OF THIS ANALYSIS STIFEL HAS USED MANAGEMENT'S PROJECTIONS FOR THE YEARS 2002 THROUGH 2006.

                             EARNINGS PER SHARE
                        HISTORICAL 6 YEAR CAGR = 30%
                         PROJECTED 4 YEAR CAGR = 18%
$0.42  $0.88  $0.90  $1.66  $2.29  $3.28  $1.98  $2.72  $3.06  $3.45  $3.88
 1996   1997   1998   1999   2000   2001   2002   2003   2004   2005   2006

                          AVERAGE ASSETS (MILLIONS)
                        HISTORICAL 6 YEAR CAGR = 47%
                         PROJECTED 4 YEAR CAGR = 11%
$301  $377  $690  $869  $2,103  $2,749  $3,102  $3,407  $3,804  $4,260  $4,782
1996  1997  1998  1999    2000    2001    2002    2003    2004    2005    2006

                                 BOOK VALUE
                        HISTORICAL 6 YEAR CAGR = 18%
                         PROJECTED 4 YEAR CAGR = 11%
$9.2  $10.5  $11.5  $12.8  $16.3  $22.2  $24.7  $27.4  $30.5  $33.9  $37.8
1996   1997  1998    1999   2000   2001   2002   2003   2004   2005   2006

RETURN ON EQUITY     4%     9%     8%    14%    16%    17%     8%    10%    11%    11%    11%
RETURN ON ASSETS   0.5%   0.8%   0.7%   1.1%   1.3%   1.5%   0.8%   1.0%   1.0%   1.0%   1.0%
                   1996   1997   1998   1999   2000   2001   2002   2003   2004   2005   2006

* Historical results for the 6 year period from December 31, 1996 to estimated December 31, 2002.

                          FIRST BANKS AMERICA, INC.

PRESENT VALUE ANALYSIS:

   *   FUTURE VALUE OF ONE SHARE OF F CO. STOCK
       ----------------------------------------
           * THE FOLLOWING TABLES PRESENT A SENSITIVITY ANALYSIS OF THE RANGE OF POTENTIAL FUTURE STOCK VALUES, GROWTH RATES AND PRICE TO BOOK RATIOS RESULTING FROM A RANGE OF 5 YEAR EPS GROWTH RATES AFTER YEAR 2002 AND A RANGE OF CURRENT PRICE / EARNINGS RATIOS. THE NUMBERS IN RED REPRESENT F CO.'S 2006 EPS ESTIMATE OF $3.88 (AN 18% COMPOUND ANNUAL GROWTH RATE FROM 2002 EPS ESTIMATE OF $1.98) AND 12% EPS GROWTH IN 2007.

------------------------------------------------------
              POTENTIAL 2007 STOCK PRICE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%    $ 43.87  $ 47.53  $ 51.19  $ 54.84  $ 58.50
           -------------------------------------------
  14.1%      45.85    49.67    53.49    57.31    61.13
           -------------------------------------------
  15.1%      47.89    51.88    55.87    59.87    63.86
------------------------------------------------------
  16.1%      50.01    54.18    58.34    62.51    66.68
           -------------------------------------------
  17.1%      52.20    56.55    60.90    65.25    69.60
           -------------------------------------------
  18.1%      54.47    59.01    63.55    68.09    72.62
------------------------------------------------------
  19.1%      56.81    61.55    66.28    71.02    75.75
           -------------------------------------------
  20.1%      59.24    64.18    69.11    74.05    78.99
           -------------------------------------------
  21.1%      61.75    66.89    72.04    77.18    82.33
------------------------------------------------------

------------------------------------------------------
                  PRICE / BOOK VALUE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%     109.7%   118.9%   128.0%   137.2%   146.3%
           -------------------------------------------
  14.1%     113.5    122.9    132.4    141.8    151.3
           -------------------------------------------
  15.1%     117.3    127.0    136.8    146.6    156.4
------------------------------------------------------
  16.1%     121.1    131.2    141.3    151.4    161.5
           -------------------------------------------
  17.1%     125.1    135.5    145.9    156.3    166.8
           -------------------------------------------
  18.1%     129.1    139.8    150.6    161.3    172.1
------------------------------------------------------
  19.1%     133.1    144.2    155.3    166.4    177.5
           -------------------------------------------
  20.1%     137.2    148.7    160.1    171.5    183.0
           -------------------------------------------
  21.1%     141.4    153.2    165.0    176.7    188.5
------------------------------------------------------



------------------------------------------------------
       5 YEAR CAGR FROM CURRENT PRICE - $39.70
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%      2.02%    3.67%    5.21%    6.68%    8.06%
           -------------------------------------------
  14.1%      2.92     4.58     6.14     7.62     9.02
           -------------------------------------------
  15.1%      3.82     5.50     7.07     8.56     9.97
------------------------------------------------------
  16.1%      4.73     6.42     8.00     9.51    10.93
           -------------------------------------------
  17.1%      5.63     7.33     8.93    10.45    11.88
           -------------------------------------------
  18.1%      6.53     8.25     9.87    11.39    12.84
------------------------------------------------------
  19.1%      7.43     9.17    10.80    12.33    13.79
           -------------------------------------------
  20.1%      8.33    10.08    11.73    13.28    14.75
           -------------------------------------------
  21.1%      9.24    11.00    12.66    14.22    15.71
------------------------------------------------------

------------------------------------------------------
             PRICE / TANGIBLE BOOK VALUE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%     135.6%   146.9%   158.2%   169.5%   180.9%
           -------------------------------------------
  14.1%     139.9    151.6    163.2    174.9    186.6
           -------------------------------------------
  15.1%     144.3    156.3    168.3    180.3    192.3
------------------------------------------------------
  16.1%     148.6    161.0    173.4    185.8    198.2
           -------------------------------------------
  17.1%     153.1    165.9    178.6    191.4    204.1
           -------------------------------------------
  18.1%     157.6    170.7    183.9    197.0    210.1
------------------------------------------------------
  19.1%     162.1    175.6    189.2    202.7    216.2
           -------------------------------------------
  20.1%     166.7    180.6    194.5    208.4    222.3
           -------------------------------------------
  21.1%     171.4    185.7    199.9    214.2    228.5
------------------------------------------------------

Earnings estimates are $1.98 in 2002, the base year.
Estimated book value is based on no dividends being paid.

                         FIRST BANKS AMERICA, INC.

PRESENT VALUE ANALYSIS:

   *   PRESENT VALUE OF ONE SHARE OF F CO. STOCK INCLUDING DIVIDENDS IN 2007
       ---------------------------------------------------------------------

------------------------------------------------------
                  15.0% DISCOUNT RATE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%    $ 21.81  $ 23.63  $ 25.45  $ 27.27  $ 29.08
           -------------------------------------------
  14.1%      22.79    24.69    26.59    28.49    30.39
           -------------------------------------------
  15.1%      23.81    25.80    27.78    29.76    31.75
------------------------------------------------------
  16.1%      24.86    26.94    29.01    31.08    33.15
           -------------------------------------------
  17.1%      25.95    28.12    30.28    32.44    34.60
           -------------------------------------------
  18.1%      27.08    29.34    31.59    33.85    36.11
------------------------------------------------------
  19.1%      28.25    30.60    32.95    35.31    37.66
           -------------------------------------------
  20.1%      29.45    31.91    34.36    36.82    39.27
           -------------------------------------------
  21.1%      30.70    33.26    35.82    38.37    40.93
------------------------------------------------------

------------------------------------------------------
                  20.0% DISCOUNT RATE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%    $ 17.63  $ 19.10  $ 20.57  $ 22.04  $ 23.51
           -------------------------------------------
  14.1%      18.43    19.96    21.50    23.03    24.57
           -------------------------------------------
  15.1%      19.25    20.85    22.45    24.06    25.66
------------------------------------------------------
  16.1%      20.10    21.77    23.45    25.12    26.80
           -------------------------------------------
  17.1%      20.98    22.73    24.47    26.22    27.97
           -------------------------------------------
  18.1%      21.89    23.71    25.54    27.36    29.19
------------------------------------------------------
  19.1%      22.83    24.73    26.64    28.54    30.44
           -------------------------------------------
  20.1%      23.81    25.79    27.77    29.76    31.74
           -------------------------------------------
  21.1%      24.81    26.88    28.95    31.02    33.09
------------------------------------------------------

------------------------------------------------------
                  17.5% DISCOUNT RATE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%    $ 19.59  $ 21.22  $ 22.85  $ 24.49  $ 26.12
           -------------------------------------------
  14.1%      20.47    22.18    23.88    25.59    27.29
           -------------------------------------------
  15.1%      21.38    23.17    24.95    26.73    28.51
------------------------------------------------------
  16.1%      22.33    24.19    26.05    27.91    29.77
           -------------------------------------------
  17.1%      23.31    25.25    27.19    29.13    31.08
           -------------------------------------------
  18.1%      24.32    26.35    28.37    30.40    32.43
------------------------------------------------------
  19.1%      25.37    27.48    29.59    31.71    33.82
           -------------------------------------------
  20.1%      26.45    28.65    30.86    33.06    35.27
           -------------------------------------------
  21.1%      27.57    29.87    32.16    34.46    36.76
------------------------------------------------------


------------------------------------------------------
                  22.5% DISCOUNT RATE
------------------------------------------------------
  2002 +             PRICE TO EARNINGS RATIOS
EPS GROWTH -------------------------------------------
  RATES      12.0x    13.0x    14.0x    15.0x    16.0x
------------------------------------------------------
  13.1%    $ 15.90  $ 17.23  $ 18.56  $ 19.88  $ 21.21
           -------------------------------------------
  14.1%      16.62    18.01    19.39    20.78    22.16
           -------------------------------------------
  15.1%      17.36    18.81    20.26    21.70    23.15
------------------------------------------------------
  16.1%      18.13    19.64    21.15    22.66    24.17
           -------------------------------------------
  17.1%      18.92    20.50    22.08    23.65    25.23
           -------------------------------------------
  18.1%      19.75    21.39    23.04    24.68    26.33
------------------------------------------------------
  19.1%      20.60    22.31    24.03    25.74    27.46
           -------------------------------------------
  20.1%      21.47    23.26    25.05    26.84    28.63
           -------------------------------------------
  21.1%      22.38    24.25    26.11    27.98    29.85
------------------------------------------------------

Earnings estimates are $1.98 in 2002, the base year.
Estimated book value is based on no dividends being paid.

                         FIRST BANKS AMERICA, INC.

VALUATION SUMMARY:


                                  [graph]

----------------------------------------------------------------------------------------------------------
                                                                  PEER GROUP -  PEER GROUP -
                                                                   COMPARABLE    COMPARABLE       BUYER
                       ALL U.S. BANK   CALIFORNIA   SELECTED U.S.    SIZE &        SIZE &      DISCOUNTED
        PRESENT VALUE     MERGER       BANK MERGER   BANK MERGER   GEOGRAPHIC    PROFITABLE    CASH FLOW -
RANGE     ANALYSIS     TRANSACTIONS   TRANSACTIONS  TRANSACTIONS      BANKS         BANKS          IRR
----------------------------------------------------------------------------------------------------------
HIGH       $34.60         $33.78         $29.08        $32.86        $24.96        $35.15        $40.34
----------------------------------------------------------------------------------------------------------
LOW         18.92          17.79          18.91         20.64         14.74         23.90         26.37
==========================================================================================================

                                                      F CO. FINANCIAL RESULTS

                                                                        FISCAL YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------
INCOME STATEMENT DATA                              1996        1997          1998         1999          2000           2001
===============================================================================================================================
Net interest income (FTE) . . . . . . . . . . . $  11,453    $  16,051    $  31,199    $  43,424    $   105,623    $   125,323
Less: Provision for loan losses . . . . . . . .     1,250        2,000          900          393          1,877          5,010
Non-interest income . . . . . . . . . . . . . .     1,848        2,564        4,375        5,595         12,077         27,140
Non-interest expense  . . . . . . . . . . . . .     9,480       11,676       26,472       32,830         70,019         93,568
                                                ---------    ---------    ---------    ---------    -----------    -----------
 Income before tax & extraordinary items  . . .     2,571        4,939        8,202       15,796         45,804         53,885
Less: (FTE) adjustment  . . . . . . . . . . . .         -            2            -            -              -              -
Less: Income tax provision (benefit)  . . . . .     1,002        1,758        3,592        6,326         18,007         13,811
                                                ---------    ---------    ---------    ---------    -----------    -----------
 Income before extraordinary items  . . . . . .     1,569        3,179        4,610        9,470         27,797         40,074
Less: After tax deductions  . . . . . . . . . .         -            -            -            -              -           (459)
                                                ---------    ---------    ---------    ---------    -----------    -----------
 Net income to common shareholders  . . . . . . $   1,569    $   3,179    $   4,610    $   9,470    $    27,797    $    39,615
                                                =========    =========    =========    =========    ===========    ===========

PROFITABILITY AND OPERATING RATIOS
===============================================================================================================================
Return on average assets (ROA)                       0.52%        0.84%        0.67%        1.09%          1.32%          1.46%
-------------------------------------------------------------------------------------------------------------------------------
Return on common equity (ROCE)                       4.48%        9.17%        8.10%       13.66%         15.86%         17.34%
-------------------------------------------------------------------------------------------------------------------------------
Return on average equity (ROE)                       4.48%        9.17%        8.10%       13.66%         15.86%         17.34%
-------------------------------------------------------------------------------------------------------------------------------

Net interest margin (FTE)                            4.21%        4.70%        5.03%        5.51%          5.51%          5.10%
-------------------------------------------------------------------------------------------------------------------------------
Non-interest expense/Total revenues                 72.28%       63.71%       75.13%       68.32%         59.58%         61.20%
-------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Avg. loans                           1.44%        0.59%        0.23%       (0.09%)         0.01%          0.27%
-------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
===============================================================================================================================
Total assets                                    $ 375,182    $ 451,256    $ 719,997    $ 920,707    $ 2,741,379    $ 3,060,988
-------------------------------------------------------------------------------------------------------------------------------
Net loans                                         241,874      307,729      516,404      732,263      2,058,677      2,323,263
-------------------------------------------------------------------------------------------------------------------------------
Total deposits                                    319,806      383,942      599,147      780,023      2,306,356      2,555,261
-------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                         33,498       39,864       65,845       72,499        196,909        285,317
-------------------------------------------------------------------------------------------------------------------------------
Common equity/Total assets                           8.93%        8.83%        9.15%        7.87%          7.18%          9.32%
-------------------------------------------------------------------------------------------------------------------------------
Tangible tier 1 capital/Total assets                 4.62%        5.25%       10.06%        8.88%          6.19%          7.04%
-------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY RATIOS
===============================================================================================================================
Non-performing loans/Net loans                       1.11%        1.14%        1.73%        0.86%          0.78%          1.21%
-------------------------------------------------------------------------------------------------------------------------------
Reserves/Non-performing loans                      229.54%      188.15%      135.68%      232.62%        237.21%        151.36%
-------------------------------------------------------------------------------------------------------------------------------
Non-performing assets ratio                          1.43%        1.26%        1.76%        0.87%          0.81%          1.24%
-------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
===============================================================================================================================
Diluted EPS (New GAAP beg. '02)                      0.40         0.87         0.90         1.66           2.29           3.28
-------------------------------------------------------------------------------------------------------------------------------
Cash EPS (Includes CDI amortization)                 0.40         0.87         0.90         1.66           2.29           3.28
-------------------------------------------------------------------------------------------------------------------------------
Book value                                           9.22        10.50        11.51        12.83          16.27          22.19
-------------------------------------------------------------------------------------------------------------------------------
Tangible book value                                  8.36         8.81        10.04         9.90          10.10          14.17
-------------------------------------------------------------------------------------------------------------------------------



                                                                               ESTIMATED YEARS ENDED DECEMBER 31,
                                                    YTD       --------------------------------------------------------------------
INCOME STATEMENT DATA                            6/30/2002        2002          2003          2004          2005          2006
==================================================================================================================================
Net interest income (FTE) . . . . . . . . . . . $    64,119   $   127,616   $   142,974   $   161,908   $   183,362   $   207,744
Less: Provision for loan losses . . . . . . . .      15,500        22,100        13,200        15,180        17,457        20,076
Non-interest income . . . . . . . . . . . . . .      10,798        20,944        24,086        27,699        31,853        36,631
Non-interest expense  . . . . . . . . . . . . .      43,119        85,065        96,825       110,231       125,515       142,938
                                                -----------   -----------   -----------   -----------   -----------   -----------
 Income before tax & extraordinary items  . . .      16,299        41,395        57,035        64,195        72,244        81,362
Less: (FTE) adjustment  . . . . . . . . . . . .           -             -             -             -             -             -
Less: Income tax provision (benefit)  . . . . .       6,297        15,993        22,035        24,801        27,911        31,433
                                                -----------   -----------   -----------   -----------   -----------   -----------
 Income before extraordinary items  . . . . . .      10,002        25,403        35,000        39,394        44,333        49,929
Less: After tax deductions  . . . . . . . . . .           -             -             -             -             -             -
                                                -----------   -----------   -----------   -----------   -----------   -----------
 Net income to common shareholders  . . . . . . $    10,002   $    25,403   $    35,000   $    39,394   $    44,333   $    49,929
                                                ===========   ===========   ===========   ===========   ===========   ===========

PROFITABILITY AND OPERATING RATIOS
==================================================================================================================================
Return on average assets (ROA)                         0.65%         0.82%         1.03%         1.04%         1.04%         1.04%
----------------------------------------------------------------------------------------------------------------------------------
Return on common equity (ROCE)                         6.81%         8.42%        10.45%        10.59%        10.71%        10.83%
----------------------------------------------------------------------------------------------------------------------------------
Return on average equity (ROE)                         6.81%         8.42%        10.45%        10.59%        10.71%        10.83%
----------------------------------------------------------------------------------------------------------------------------------

Net interest margin (FTE)                              4.67%         4.60%         4.64%         4.64%         4.63%         4.62%
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense/Total revenues                   57.55%        57.26%        57.96%        58.14%        58.32%        58.49%
----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Avg. loans                             1.37%         0.58%         0.15%         0.15%         0.15%         0.15%
----------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
==================================================================================================================================
Total assets                                    $ 3,062,109   $ 3,221,799   $ 3,592,133   $ 4,016,557   $ 4,503,119   $ 5,061,073
----------------------------------------------------------------------------------------------------------------------------------
Net loans                                         2,278,398     2,439,426     2,805,340     3,226,141     3,710,062     4,266,572
----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                    2,527,115     2,683,024     3,004,987     3,365,585     3,769,456     4,221,790
----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                          301,888       317,288       352,288       391,682       436,015       485,944
----------------------------------------------------------------------------------------------------------------------------------
Common equity/Total assets                             9.86%         9.85%         9.81%         9.75%         9.68%         9.60%
----------------------------------------------------------------------------------------------------------------------------------
Tangible tier 1 capital/Total assets                   7.15%         7.45%         7.69%         7.88%         8.04%         8.16%
----------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY RATIOS
==================================================================================================================================
Non-performing loans/Net loans                         0.84%         1.21%         1.21%         1.21%         1.21%         1.21%
----------------------------------------------------------------------------------------------------------------------------------
Reserves/Non-performing loans                        223.06%       173.04%       177.85%       182.02%       185.66%       188.82%
----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets ratio                            0.86%         1.24%         1.24%         1.24%         1.24%         1.24%
----------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
==================================================================================================================================
Diluted EPS (New GAAP beg. '02)                        0.78          1.98          2.72          3.06          3.45          3.88
----------------------------------------------------------------------------------------------------------------------------------
Cash EPS (Includes CDI amortization)                   0.80          2.03          2.77          3.12          3.50          3.93
----------------------------------------------------------------------------------------------------------------------------------
Book value                                            23.50         24.70         27.42         30.49         33.94         37.82
----------------------------------------------------------------------------------------------------------------------------------
Tangible book value                                   15.40         16.64         19.45         22.60         26.13         30.10
----------------------------------------------------------------------------------------------------------------------------------

                                                      F CO. FINANCIAL RESULTS

                                                                        FISCAL YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------------------
INCOME STATEMENT                                     1996         1997         1998         1999         2000          2001
===============================================================================================================================
Interest income (FTE) . . . . . . . . . . . . .   $  21,446    $  28,885    $  54,408    $  68,955    $  177,248    $  208,347
Interest expense  . . . . . . . . . . . . . . .       9,993       12,834       23,209       25,531        71,625        83,024
                                                  ---------    ---------    ---------    ---------    ----------    ----------
Net interest income (FTE) . . . . . . . . . . .      11,453       16,051       31,199       43,424       105,623       125,323
 Less: Provision for loan losses  . . . . . . .       1,250        2,000          900          393         1,877         5,010
                                                  ---------    ---------    ---------    ---------    ----------    ----------
Net interest income after
 provision for loan losses  . . . . . . . . . .      10,203       14,051       30,299       43,031       103,746       120,313
Non-interest income:
 Operating  . . . . . . . . . . . . . . . . . .       1,663        2,277        4,034        4,626        11,900        27,558
 Securities gains & other non-recurring . . . .         185          287          341          969           177          (418)
Restructuring, non-recurring or other . . . . .           -            -            -            -             -             -
Amortization of intangibles . . . . . . . . . .           -            -            -            -             -             -
Amortization of core deposit intangibles  . . .           -            -            -            -             -             -
Amortization or impairment of goodwill  . . . .           -            -          596        1,138         3,234         5,522
Non-interest expense  . . . . . . . . . . . . .       9,480       11,676       25,876       31,692        66,785        88,046
                                                  ---------    ---------    ---------    ---------    ----------    ----------
Income before tax . . . . . . . . . . . . . . .       2,571        4,939        8,202       15,796        45,804        53,885
 Less: (FTE) adjustment . . . . . . . . . . . .           -            2            -            -             -             -
 Less: Income tax provision (benefit) . . . . .       1,002        1,758        3,592        6,326        18,007        13,811
 % of income before tax less (FTE) adj  . . . .       38.97%       35.61%       43.79%       40.05%        39.31%        25.63%
                                                  ---------    ---------    ---------    ---------    ----------    ----------
Income before extraordinary items . . . . . . .       1,569        3,179        4,610        9,470        27,797        40,074
Extraordinary items . . . . . . . . . . . . . .           -            -            -            -             -          (459)
                                                  ---------    ---------    ---------    ---------    ----------    ----------
 Net income . . . . . . . . . . . . . . . . . .       1,569        3,179        4,610        9,470        27,797        39,615
 Less: Preferred dividends  . . . . . . . . . .           -            -            -            -             -             -
                                                  ---------    ---------    ---------    ---------    ----------    ----------
 Net income to common shareholders  . . . . . .   $   1,569    $   3,179    $   4,610    $   9,470    $   27,797    $   39,615
                                                  =========    =========    =========    =========    ==========    ==========

PER SHARE DATA
===============================================================================================================================
 Basic EPS                                        $    0.42    $    0.88    $    0.90    $    1.66    $     2.29    $     3.28
-------------------------------------------------------------------------------------------------------------------------------
 Diluted EPS (New GAAP beg. '02)                       0.40         0.87         0.90         1.66          2.29          3.28
-------------------------------------------------------------------------------------------------------------------------------
 Cash EPS (Includes CDI amortization)                  0.40         0.87         0.90         1.66          2.29          3.28
-------------------------------------------------------------------------------------------------------------------------------
 Dividend                                              0.00         0.00         0.00         0.00          0.00          0.00
-------------------------------------------------------------------------------------------------------------------------------
 Book value                                            9.22        10.50        11.51        12.83         16.27         22.19
-------------------------------------------------------------------------------------------------------------------------------
 Tangible book value                                   8.36         8.81        10.04         9.90         10.10         14.17
-------------------------------------------------------------------------------------------------------------------------------

SHARES OUTSTANDING
===============================================================================================================================
 Basic                                            3,763.000    3,607.000    5,140.000    5,704.000    12,129.000    12,204.000
-------------------------------------------------------------------------------------------------------------------------------
 Diluted                                          3,915.000    3,634.384    5,140.000    5,704.000    12,129.000    12,204.000
-------------------------------------------------------------------------------------------------------------------------------
 Period End                                       3,632.470    3,796.231    5,720.830    5,650.301    12,106.203    12,856.060
-------------------------------------------------------------------------------------------------------------------------------

GROWTH RATES
===============================================================================================================================
 Interest income (FTE)                                             34.69%       88.36%       26.74%       157.05%        17.55%
-------------------------------------------------------------------------------------------------------------------------------
 Interest expense                                                  28.43%       80.84%       10.00%       180.54%        15.91%
-------------------------------------------------------------------------------------------------------------------------------
 Non-interest income - operating                                   36.92%       77.16%       14.68%       157.24%       131.58%
-------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense                                              23.16%      126.72%       24.02%       113.28%        33.63%
-------------------------------------------------------------------------------------------------------------------------------
 Earnings per share growth                                        118.26%        2.54%       85.11%        38.04%        43.28%
-------------------------------------------------------------------------------------------------------------------------------
 Yield on average earning assets (FTE)                              8.46%        8.77%        8.75%         9.25%         8.47%
-------------------------------------------------------------------------------------------------------------------------------
 Cost of funds/Avg. interest bearing liab                           4.53%        4.55%        4.10%         4.79%         4.16%
-------------------------------------------------------------------------------------------------------------------------------



                                                                             ESTIMATED YEARS ENDED DECEMBER 31,
                                                    YTD          ------------------------------------------------------------
INCOME STATEMENT                                 6/30/2002       2002          2003         2004         2005         2006
=============================================================================================================================
Interest income (FTE) . . . . . . . . . . . .   $   94,134    $  194,403    $  220,295   $  254,729   $  296,806   $  346,029
Interest expense  . . . . . . . . . . . . . .       30,015        66,787        77,321       92,821      113,444      138,285
                                                ----------    ----------    ----------   ----------   ----------   ----------
Net interest income (FTE) . . . . . . . . . .       64,119       127,616       142,974      161,908      183,362      207,744
 Less: Provision for loan losses  . . . . . .       15,500        22,100        13,200       15,180       17,457       20,076
                                                ----------    ----------    ----------   ----------   ----------   ----------
Net interest income after
 provision for loan losses  . . . . . . . . .       48,619       105,516       129,774      146,728      165,905      187,668
Non-interest income:
 Operating  . . . . . . . . . . . . . . . . .       10,798        20,944        24,086       27,699       31,853       36,631
 Securities gains & other non-recurring . . .            -             -             -            -            -            -
Restructuring, non-recurring or other . . . .            -             -             -            -            -            -
Amortization of intangibles . . . . . . . . .            -             -             -            -            -            -
Amortization of core deposit intangibles  . .          532         1,065         1,065        1,065        1,065        1,065
Amortization or impairment of goodwill  . . .            -             -             -            -            -            -
Non-interest expense  . . . . . . . . . . . .       42,586        84,000        95,760      109,166      124,450      141,873
                                                ----------    ----------    ----------   ----------   ----------   ----------
Income before tax . . . . . . . . . . . . . .       16,299        41,395        57,035       64,195       72,244       81,362
 Less: (FTE) adjustment . . . . . . . . . . .            -             -             -            -            -            -
 Less: Income tax provision (benefit) . . . .        6,297        15,993        22,035       24,801       27,911       31,433
 % of income before tax less (FTE) adj  . . .        38.63%        38.63%        38.63%       38.63%       38.63%       38.63%
                                                ----------    ----------    ----------   ----------   ----------   ----------
Income before extraordinary items . . . . . .       10,002        25,403        35,000       39,394       44,333       49,929
Extraordinary items . . . . . . . . . . . . .            -             -             -            -            -            -
                                                ----------    ----------    ----------   ----------   ----------   ----------
 Net income . . . . . . . . . . . . . . . . .       10,002        25,403        35,000       39,394       44,333       49,929
 Less: Preferred dividends  . . . . . . . . .            -             -             -            -            -            -
                                                ----------    ----------    ----------   ----------   ----------   ----------
 Net income to common shareholders  . . . . .   $   10,002    $   25,403    $   35,000   $   39,394   $   44,333   $   49,929
                                                ==========    ==========    ==========   ==========   ==========   ==========

PER SHARE DATA
=============================================================================================================================
 Basic EPS                                      $     0.78    $     1.98    $     2.72   $     3.06   $     3.45   $     3.88
------------------------------------------------------------------------------------------------------------------------------
 Diluted EPS (New GAAP beg. '02)                      0.78          1.98          2.72         3.06         3.45         3.88
------------------------------------------------------------------------------------------------------------------------------
 Cash EPS (Includes CDI amortization)                 0.80          2.03          2.77         3.12         3.50         3.93
------------------------------------------------------------------------------------------------------------------------------
 Dividend                                             0.00          0.00          0.00         0.00         0.00         0.00
------------------------------------------------------------------------------------------------------------------------------
 Book value                                          23.50         24.70         27.42        30.49        33.94        37.82
------------------------------------------------------------------------------------------------------------------------------
 Tangible book value                                 15.40         16.64         19.45        22.60        26.13        30.10
------------------------------------------------------------------------------------------------------------------------------

SHARES OUTSTANDING
=============================================================================================================================
 Basic                                          12,855.000    12,855.000    12,855.000   12,855.000   12,855.000   12,855.000
------------------------------------------------------------------------------------------------------------------------------
 Diluted                                        12,855.000    12,855.000    12,855.000   12,855.000   12,855.000   12,855.000
------------------------------------------------------------------------------------------------------------------------------
 Period End                                     12,847.160    12,847.160    12,847.160   12,847.160   12,847.160   12,847.160
------------------------------------------------------------------------------------------------------------------------------

GROWTH RATES
=============================================================================================================================
 Interest income (FTE)                               (9.64%)       (6.69%)       13.32%       15.63%       16.52%       16.58%
------------------------------------------------------------------------------------------------------------------------------
 Interest expense                                   (27.70%)      (19.56%)       15.77%       20.05%       22.22%       21.90%
------------------------------------------------------------------------------------------------------------------------------
 Non-interest income - operating                    (21.63%)      (24.00%)       15.00%       15.00%       15.00%       15.00%
------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense                                (7.83%)       (4.60%)       14.00%       14.00%       14.00%       14.00%
------------------------------------------------------------------------------------------------------------------------------
 Earnings per share growth                          (52.61%)      (39.82%)       37.78%       12.55%       12.54%       12.62%
------------------------------------------------------------------------------------------------------------------------------
 Yield on average earning assets (FTE)                6.85%         7.00%         7.15%        7.30%        7.50%        7.70%
------------------------------------------------------------------------------------------------------------------------------
 Cost of funds/Avg. interest bearing liab             2.85%         3.05%         3.12%        3.35%        3.65%        3.95%
------------------------------------------------------------------------------------------------------------------------------

                                                           F CO. FINANCIAL RESULTS

                                                                             FISCAL YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------------------
PROFITABILITY AND OPERATING RATIOS                  1996           1997           1998           1999           2000          2001
===================================================================================================================================
 Return on average assets (ROA)                     0.52%          0.84%          0.67%          1.09%          1.32%         1.46%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on average assets            0.52%          0.84%          0.67%          1.09%          1.32%         1.46%
-----------------------------------------------------------------------------------------------------------------------------------
 Return on common equity (ROCE)                     4.48%          9.17%          8.10%         13.66%         15.86%        17.34%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on common equity             4.48%          9.17%          8.10%         13.66%         15.86%        17.34%
-----------------------------------------------------------------------------------------------------------------------------------
 Return on average equity (ROE)                     4.48%          9.17%          8.10%         13.66%         15.86%        17.34%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on average equity            4.48%          9.17%          8.10%         13.66%         15.86%        17.34%
-----------------------------------------------------------------------------------------------------------------------------------
 Dividend payout ratio                              0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Yield on average earning assets (FTE)              7.89%          8.46%          8.77%          8.75%          9.25%         8.47%
-----------------------------------------------------------------------------------------------------------------------------------
 Cost of funds/Avg. interest bearing liab.          4.64%          4.53%          4.55%          4.10%          4.79%         4.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin (FTE)                          4.21%          4.70%          5.03%          5.51%          5.51%         5.10%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin (Net of Provision)             3.75%          4.11%          4.88%          5.46%          5.41%         4.89%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest spread (FTE)                          3.24%          3.92%          4.22%          4.65%          4.46%         4.31%
-----------------------------------------------------------------------------------------------------------------------------------
 Provision for losses/Avg. loans                    0.68%          0.81%          0.19%          0.06%          0.12%         0.24%
-----------------------------------------------------------------------------------------------------------------------------------
 Net charge-offs/Avg. loans                         1.44%          0.59%          0.23%         (0.09%)         0.01%         0.27%
-----------------------------------------------------------------------------------------------------------------------------------
 Net charge-offs                                  $2,669         $1,462         $1,065         $ (625)        $  201        $5,712
-----------------------------------------------------------------------------------------------------------------------------------

OVERHEAD AND REVENUE RATIOS
===================================================================================================================================
 Non-interest expense/Non-interest income         570.05%        512.78%        656.22%        709.68%        588.39%       339.53%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense/Average assets                3.14%          3.09%          3.83%          3.78%          3.33%         3.40%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense/Total revenues               72.28%         63.71%         75.13%         68.32%         59.58%        61.20%
-----------------------------------------------------------------------------------------------------------------------------------
 N-I expense/Total rev. (Net of Prov.)             79.89%         71.51%         77.10%         68.89%         60.55%        63.28%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income/Total revenues                12.68%         12.42%         11.45%          9.63%         10.13%        18.03%
-----------------------------------------------------------------------------------------------------------------------------------
 N-I income/Total rev. (Net of Prov.)              14.01%         13.95%         11.75%          9.71%         10.29%        18.64%
-----------------------------------------------------------------------------------------------------------------------------------
 Net non-interest expense/Average assets            2.59%          2.49%          3.25%          3.25%          2.76%         2.40%
-----------------------------------------------------------------------------------------------------------------------------------
 Net non-interest expense/(FTE) margin             68.25%         58.56%         71.92%         64.95%         55.02%        52.67%
-----------------------------------------------------------------------------------------------------------------------------------
 Net N-I exp./FTE margin (Net of Prov.)            76.61%         66.89%         74.06%         65.54%         56.02%        54.87%
-----------------------------------------------------------------------------------------------------------------------------------
 Revenue growth                                                   39.74%         92.24%         36.38%        144.58%        30.09%
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                 ESTIMATED YEARS ENDED DECEMBER 31,
                                                    YTD       ---------------------------------------------------------------------
PROFITABILITY AND OPERATING RATIOS               6/30/2002        2002           2003           2004           2005          2006
===================================================================================================================================
 Return on average assets (ROA)                     0.65%          0.82%          1.03%          1.04%          1.04%         1.04%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on average assets            0.67%          0.84%          1.05%          1.05%          1.06%         1.06%
-----------------------------------------------------------------------------------------------------------------------------------
 Return on common equity (ROCE)                     6.81%          8.42%         10.45%         10.59%         10.71%        10.83%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on common equity             7.04%          8.64%         10.65%         10.77%         10.87%        10.97%
-----------------------------------------------------------------------------------------------------------------------------------
 Return on average equity (ROE)                     6.81%          8.42%         10.45%         10.59%         10.71%        10.83%
-----------------------------------------------------------------------------------------------------------------------------------
 Pre-CDI amort. return on average equity            7.04%          8.64%         10.65%         10.77%         10.87%        10.97%
-----------------------------------------------------------------------------------------------------------------------------------
 Dividend payout ratio                              0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Yield on average earning assets (FTE)              6.85%          7.00%          7.15%          7.30%          7.50%         7.70%
-----------------------------------------------------------------------------------------------------------------------------------
 Cost of funds/Avg. interest bearing liab.          2.85%          3.05%          3.12%          3.35%          3.65%         3.95%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin (FTE)                          4.67%          4.60%          4.64%          4.64%          4.63%         4.62%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin (Net of Provision)             3.54%          3.80%          4.21%          4.20%          4.19%         4.18%
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest spread (FTE)                          4.00%          3.95%          4.03%          3.95%          3.85%         3.75%
-----------------------------------------------------------------------------------------------------------------------------------
 Provision for losses/Avg. loans                    1.35%          0.95%          0.50%          0.50%          0.50%         0.50%
-----------------------------------------------------------------------------------------------------------------------------------
 Net charge-offs/Avg. loans                         1.37%          0.58%          0.15%          0.15%          0.15%         0.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Net charge-offs                                 $15,800        $13,540         $3,871         $4,451         $5,119        $5,887
-----------------------------------------------------------------------------------------------------------------------------------

OVERHEAD AND REVENUE RATIOS
===================================================================================================================================
 Non-interest expense/Non-interest income         399.30%        406.15%        402.00%        397.97%        394.04%       390.21%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense/Average assets                2.82%          2.74%          2.84%          2.90%          2.95%         2.99%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense/Total revenues               57.55%         57.26%         57.96%         58.14%         58.32%        58.49%
-----------------------------------------------------------------------------------------------------------------------------------
 N-I expense/Total rev. (Net of Prov.)             72.57%         67.27%         62.93%         63.20%         63.47%        63.73%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income/Total revenues                14.41%         14.10%         14.42%         14.61%         14.80%        14.99%
-----------------------------------------------------------------------------------------------------------------------------------
 N-I income/Total rev. (Net of Prov.)              18.17%         16.56%         15.65%         15.88%         16.11%        16.33%
-----------------------------------------------------------------------------------------------------------------------------------
 Net non-interest expense/Average assets            2.11%          2.07%          2.14%          2.17%          2.20%         2.22%
-----------------------------------------------------------------------------------------------------------------------------------
 Net non-interest expense/(FTE) margin             50.41%         50.25%         50.88%         50.98%         51.08%        51.17%
-----------------------------------------------------------------------------------------------------------------------------------
 Net N-I exp./FTE margin (Net of Prov.)            66.48%         60.77%         56.05%         56.25%         56.45%        56.65%
-----------------------------------------------------------------------------------------------------------------------------------
 Revenue growth                                    (1.99%)        (2.83%)        12.45%         13.50%         13.51%        13.55%
-----------------------------------------------------------------------------------------------------------------------------------

                                       3

                                            F CO. FINANCIAL RESULTS

                                                                            FISCAL YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------------------
ANNUAL PER SHARE GROWTH RATES                       1996          1997           1998           1999           2000          2001
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                        50.97%         37.44%         25.42%         14.39%        17.92%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                  47.49%         25.27%          3.34%         20.98%       130.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                          50.53%         35.93%         22.89%         15.02%        29.29%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                        72.35%        (68.18%)       (60.65%)       124.61%       165.27%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                 32.67%         60.31%         11.76%          0.30%        32.81%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                          37.30%         41.52%          9.37%          1.77%        36.27%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                      102.61%         45.01%        105.42%        193.53%        42.52%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                            118.26%          2.54%         85.11%         38.04%        43.28%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                             13.87%          9.61%         11.48%         26.76%        36.45%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                 (7.17%)        41.43%         10.97%        112.64%         0.62%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                     4.51%         50.70%         (1.23%)       114.26%         6.19%
-----------------------------------------------------------------------------------------------------------------------------------

3 YEAR COMPOUND GROWTH RATES
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                                                      37.55%         25.40%        19.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                                                24.06%         16.13%        42.23%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                                                        35.98%         24.32%        22.26%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                                                     (40.02%)       (34.48%)       32.85%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                                               33.46%         21.57%        14.18%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                                                        28.57%         16.35%        14.90%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                                                     82.07%        106.02%       104.83%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                                                           60.61%         37.86%        54.13%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                                                           11.64%         15.70%        24.47%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                                               13.37%         49.44%        33.41%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                                                  15.87%         47.19%        30.98%
-----------------------------------------------------------------------------------------------------------------------------------

5 YEAR COMPOUND GROWTH RATES
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                                                                                   28.55%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                                                                             39.67%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                                                                                     30.18%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                                                                                    5.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                                                                            25.92%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                                                                                     24.13%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                                                                                  90.74%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                                                                                        52.30%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                                                                                        19.20%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                                                                            25.53%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                                                                               28.76%
-----------------------------------------------------------------------------------------------------------------------------------




                                                                                  ESTIMATED YEARS ENDED DECEMBER 31,
                                                   YTD       ----------------------------------------------------------------------
ANNUAL PER SHARE GROWTH RATES                   6/30/2002         2002           2003           2004           2005          2006
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                        (3.33%)        12.03%         13.24%         13.25%        13.30%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                 (27.85%)        15.00%         15.00%         15.00%        15.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                          (7.75%)        12.45%         13.50%         13.51%        13.55%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                       318.78%        (40.27%)        15.00%         15.00%        15.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                (13.69%)        13.82%         13.85%         13.86%        13.88%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                           3.21%          2.67%         13.98%         14.00%        14.02%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                      (35.88%)        37.78%         12.55%         12.54%        12.62%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                            (39.82%)        37.78%         12.55%         12.54%        12.62%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                             11.28%         11.03%         11.18%         11.32%        11.45%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                  5.33%          0.00%          0.00%          0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                    (0.07%)         0.00%          0.00%          0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------

3 YEAR COMPOUND GROWTH RATES
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                         9.25%          8.50%          7.04%         12.84%        13.26%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                  26.18%         24.07%         (1.55%)        15.00%        15.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                          11.11%         10.28%          5.59%         13.15%        13.52%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                       192.21%         87.91%         42.22%         (7.56%)       15.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                  4.76%          9.27%          3.80%         13.85%        13.86%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                          12.70%         13.03%          6.49%         10.09%        14.00%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                       38.94%          7.98%         (0.19%)        20.40%        12.57%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                              5.98%          5.91%         (2.28%)        20.40%        12.57%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                             24.39%         19.02%         11.17%         11.18%        11.32%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                 31.11%          1.96%          1.75%          0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                    31.50%          2.00%         (0.02%)         0.00%         0.00%
-----------------------------------------------------------------------------------------------------------------------------------

5 YEAR COMPOUND GROWTH RATES
===================================================================================================================================
Revenue Per Share:
 Net interest income (FTE)                                        17.59%         12.88%         10.59%         10.37%         9.49%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest income (Operating)                                  21.06%         19.01%         21.58%         20.36%         4.76%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating revenue                                          18.04%         13.65%         11.85%         11.56%         8.70%
-----------------------------------------------------------------------------------------------------------------------------------
Expense Per Share:
 Provision for loan losses                                        25.59%         42.44%         76.52%         54.40%        30.63%
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest expense (Operating)                                 15.55%          7.90%          8.30%         11.08%         7.72%
-----------------------------------------------------------------------------------------------------------------------------------
 Total operating expense                                          17.24%          9.96%         10.87%         13.41%         9.44%
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                                       51.54%         49.99%         32.99%          9.79%         4.74%
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per share                                             17.70%         24.87%         13.04%          8.52%         3.41%
-----------------------------------------------------------------------------------------------------------------------------------
 Book value per share                                             18.65%         18.96%         18.90%         15.85%        11.25%
-----------------------------------------------------------------------------------------------------------------------------------
 Fully diluted shares outstanding                                 28.74%         20.12%         17.65%          1.17%         1.04%
-----------------------------------------------------------------------------------------------------------------------------------
 Period end shares outstanding                                    27.61%         17.56%         17.85%          1.20%        (0.01%)
-----------------------------------------------------------------------------------------------------------------------------------

                                                             F CO. FINANCIAL RESULTS

                                                                            FISCAL YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------------------
BALANCE SHEET                                      1996           1997           1998           1999          2000          2001
===================================================================================================================================
 Cash and cash equivalents                       $ 21,964       $ 26,442       $ 46,313       $ 44,566     $  153,210    $  119,097
                                                 --------       --------       --------       --------     ----------    ----------
 Trading account securities                            --             --             --             --             --            --
 Securities available for sale                     86,910         83,791        114,937         90,658        330,557       364,518
 Securities held to maturity                           --             --          2,026          1,880          4,662         3,689
 Other investment securities                           --             --             --             --             --            --
                                                 --------       --------       --------       --------     ----------    ----------
  Total investment securities                      86,910         83,791        116,963         92,538        335,219       368,207
 Loans held for sale                                   --          5,708             --             --             --            --
 Loans held for investment                        241,874        307,729        516,404        732,263      2,058,677     2,323,263
 Reserves                                           6,147          6,715         12,127         14,611         37,930        42,721
 Real estate owned                                    785            381            161             60            694           547
 Intangible assets                                     --             --             --             --             --            --
 Core deposit intangibles                              --             --             --             --             --            --
 Goodwill                                           3,127          6,424          8,405         16,579         74,609       103,153
 Other assets                                      26,669         27,496         43,878         49,312        156,900       189,442
                                                 --------       --------       --------       --------     ----------    ----------
  Total assets                                   $375,182       $451,256       $719,997       $920,707     $2,741,379    $3,060,988
                                                 ========       ========       ========       ========     ==========    ==========

 Non-interest bearing deposits                   $ 56,161       $ 66,396       $105,949       $128,137     $  475,785    $  529,924
 Large time deposits                               31,679         38,377         52,132         94,967        301,649       314,287
 Other interest bearing deposits                  231,966        279,169        441,066        556,919      1,528,922     1,711,050
                                                 --------       --------       --------       --------     ----------    ----------
 Total deposits                                   319,806        383,942        599,147        780,023      2,306,356     2,555,261
 Borrowings                                         2,092          2,807          4,141         14,940         57,585        59,780
 Long-term debt (parent co. only)                  14,000         14,500             --             --         98,000        71,000
 Convertible debt (parent co. only)                    --             --             --             --             --            --
                                                 --------       --------       --------       --------     ----------    ----------
 Total long-term debt (parent co. only)            14,000         14,500             --             --         98,000        71,000
 Trust preferred securities                            --             --         44,155         44,218         44,280        44,342
 Other liabilities                                  5,786         10,143          6,709          9,027         38,249        45,288
                                                 --------       --------       --------       --------     ----------    ----------
  Total liabilities                               341,684        411,392        654,152        848,208      2,544,470     2,775,671
                                                 ========       ========       ========       ========     ==========    ==========

 Preferred stock                                       --             --             --             --             --            --
 Convertible preferred stock                           --             --             --             --             --            --
 Common equity                                     33,534         39,702         65,304         74,510        196,564       266,093
                                                 --------       --------       --------       --------     ----------    ----------
 Total stockholders' equity (pre-FAS 115)          33,534         39,702         65,304         74,510        196,564       266,093
 FASB 115 adjustment                                  (36)           162            541         (2,011)           345        19,224
                                                 --------       --------       --------       --------     ----------    ----------
  Total stockholders' equity                     $ 33,498       $ 39,864       $ 65,845       $ 72,499     $  196,909    $  285,317
                                                 ========       ========       ========       ========     ==========    ==========

GROWTH RATES
===================================================================================================================================
 Total securities                                                 (3.59%)        39.59%        (20.88%)       262.25%         9.84%
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans                                                        29.59%         64.76%         41.80%        181.14%        12.85%
-----------------------------------------------------------------------------------------------------------------------------------
 Total assets                                                     20.28%         59.55%         27.88%        197.75%        11.66%
-----------------------------------------------------------------------------------------------------------------------------------
 Total deposits                                                   20.05%         56.05%         30.19%        195.68%        10.79%
-----------------------------------------------------------------------------------------------------------------------------------
 Borrowings                                                       34.18%         47.52%        260.78%        285.44%         3.81%
-----------------------------------------------------------------------------------------------------------------------------------




                                                                                  ESTIMATED YEARS ENDED DECEMBER 31,
                                                   YTD     ------------------------------------------------------------------------
BALANCE SHEET                                   6/30/2002        2002           2003           2004           2005          2006
===================================================================================================================================
 Cash and cash equivalents                     $  165,072     $  165,072     $  165,072     $  165,072     $  165,072    $  165,072
                                               ----------     ----------     ----------     ----------     ----------    ----------
 Trading account securities                            --             --             --             --             --            --
 Securities available for sale                    357,420        364,518        379,099        394,263        410,033       426,435
 Securities held to maturity                        2,798          3,689          3,837          3,990          4,150         4,316
 Other investment securities                           --             --             --             --             --            --
                                               ----------     ----------     ----------     ----------     ----------    ----------
  Total investment securities                     360,218        368,207        382,935        398,253        414,183       430,750
 Loans held for sale                                   --             --             --             --             --            --
 Loans held for investment                      2,278,398      2,439,426      2,805,340      3,226,141      3,710,062     4,266,572
 Reserves                                          42,459         51,281         60,611         71,340         83,678        97,867
 Real estate owned                                    547            574            661            760            874         1,005
 Intangible assets                                     --             --             --             --             --            --
 Core deposit intangibles                           7,363          6,831          5,766          4,701          3,636         2,571
 Goodwill                                          96,623         96,623         96,623         96,623         96,623        96,623
 Other assets                                     196,348        196,348        196,348        196,348        196,348       196,348
                                               ----------     ----------     ----------     ----------     ----------    ----------
  Total assets                                 $3,062,109     $3,221,799     $3,592,133     $4,016,557     $4,503,119    $5,061,073
                                               ==========     ==========     ==========     ==========     ==========    ==========


 Non-interest bearing deposits                 $  489,314     $  519,502     $  581,842     $  651,663     $  729,863    $  817,446
 Large time deposits                              288,757        306,572        343,360        384,564        430,711       482,396
 Other interest bearing deposits                1,749,044      1,856,950      2,079,785      2,329,359      2,608,882     2,921,948
                                               ----------     ----------     ----------     ----------     ----------    ----------
 Total deposits                                 2,527,115      2,683,024      3,004,987      3,365,585      3,769,456     4,221,790
 Borrowings                                        86,423         80,202         97,772        116,999        155,903       212,250
 Long-term debt (parent co. only)                  50,387         50,387         50,387         50,387         50,387        50,387
 Convertible debt (parent co. only)                    --             --             --             --             --            --
                                               ----------     ----------     ----------     ----------     ----------    ----------
 Total long-term debt (parent co. only)            50,387         50,387         50,387         50,387         50,387        50,387
 Trust preferred securities                        44,460         44,460         44,460         44,460         44,460        44,460
 Other liabilities                                 51,837         51,837         51,837         51,837         51,837        51,837
                                               ----------     ----------     ----------     ----------     ----------    ----------
  Total liabilities                             2,760,222      2,909,910      3,249,443      3,629,269      4,072,043     4,580,724
                                               ==========     ==========     ==========     ==========     ==========    ==========

 Preferred stock                                       --             --             --             --             --            --
 Convertible preferred stock                           --             --             --             --             --            --
 Common equity                                    275,769        291,169        326,169        365,563        409,896       459,825
                                               ----------     ----------     ----------     ----------     ----------    ----------
 Total stockholders' equity (pre-FAS 115)         275,769        291,169        326,169        365,563        409,896       459,825
 FASB 115 adjustment                               26,119         26,119         26,119         26,119         26,119        26,119
                                               ----------     ----------     ----------     ----------     ----------    ----------
  Total stockholders' equity                   $  301,888     $  317,288     $  352,288     $  391,682     $  436,015    $  485,944
                                               ==========     ==========     ==========     ==========     ==========    ==========
                                                        0         (5,398)        (9,598)        (4,394)        (4,939)       (5,595)

GROWTH RATES
===================================================================================================================================
 Total securities                                  (4.34%)         0.00%          4.00%          4.00%          4.00%         4.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans                                         (3.86%)         5.00%         15.00%         15.00%         15.00%        15.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Total assets                                       0.07%          5.25%         11.49%         11.82%         12.11%        12.39%
-----------------------------------------------------------------------------------------------------------------------------------
 Total deposits                                    (2.20%)         5.00%         12.00%         12.00%         12.00%        12.00%
-----------------------------------------------------------------------------------------------------------------------------------
 Borrowings                                        89.14%         34.16%         21.91%         19.67%         33.25%        36.14%
-----------------------------------------------------------------------------------------------------------------------------------

                                            F CO. FINANCIAL RESULTS

                                                                           FISCAL YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------------
REGULATORY CAPITAL                                 1996           1997           1998           1999          2000          2001
===================================================================================================================================
 Tangible equity                                 $ 30,371       $ 33,193       $ 57,440       $ 55,920     $  122,300    $  182,164
-----------------------------------------------------------------------------------------------------------------------------------
 Tier 1 capital (excl. intangibles)                17,189         23,356         71,552         80,269        165,090       208,208
-----------------------------------------------------------------------------------------------------------------------------------
 Tier 2 capital                                     3,402          4,434         32,058         32,094         30,630        34,638
-----------------------------------------------------------------------------------------------------------------------------------
 Risk weighted total assets                       269,402             NA        621,807        859,060      2,443,078     2,761,188
-----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET DATA
===================================================================================================================================
 Total securities                                $ 19,813       $ 82,546       $132,673       $101,629     $  205,432    $  266,643
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans (gross of reserves)                    185,154        247,005        465,539        668,970      1,621,432     2,109,284
-----------------------------------------------------------------------------------------------------------------------------------
 Earning assets                                   271,907        341,492        620,460        788,447      1,915,960     2,458,637
-----------------------------------------------------------------------------------------------------------------------------------
 Total assets                                     301,486        377,284        690,406        868,869      2,102,669     2,749,274
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing deposits                     46,684         52,893         95,095        120,623        340,278       434,290
-----------------------------------------------------------------------------------------------------------------------------------
 Total interest bearing deposits                  207,954        263,631        490,223        610,859      1,455,409     1,869,119
-----------------------------------------------------------------------------------------------------------------------------------
 Large time deposits                               25,294         29,614         51,546         67,489        198,308       307,968
-----------------------------------------------------------------------------------------------------------------------------------
 Deposits                                         254,638        316,524        585,318        731,482      1,795,687     2,303,409
-----------------------------------------------------------------------------------------------------------------------------------
 Borrowings (including debt)                       16,092         16,700         19,596         12,322         85,263       143,183
-----------------------------------------------------------------------------------------------------------------------------------
 Interest bearing liabilities                     215,149        283,031        509,819        623,181      1,494,105     1,995,290
-----------------------------------------------------------------------------------------------------------------------------------
 Common shareholders' equity                       35,042         34,686         56,935         69,347        175,319       231,147
-----------------------------------------------------------------------------------------------------------------------------------
 Shareholders' equity                              35,042         34,686         56,935         69,347        175,319       231,147
-----------------------------------------------------------------------------------------------------------------------------------





BALANCE SHEET RATIOS
===================================================================================================================================
 Common equity/Total assets                         8.93%          8.83%          9.15%          7.87%          7.18%         9.32%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible common equity/Total assets                8.16%          7.52%          8.07%          6.18%          4.59%         6.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Intangibles/Common equity                          9.33%         16.11%         12.76%         22.87%         37.89%        36.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Total equity/Total assets                          8.93%          8.83%          9.15%          7.87%          7.18%         9.32%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible total equity/Total assets                 8.16%          7.46%          8.07%          6.18%          4.59%         6.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible tier 1 capital/Total assets               4.62%          5.25%         10.06%          8.88%          6.19%         7.04%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible tier 1 cap./Risk weighted assets          6.38%             NA         11.51%          9.34%          6.76%         7.54%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible total cap./Risk weighted assets           7.64%             NA         16.66%         13.08%          8.01%         8.79%
-----------------------------------------------------------------------------------------------------------------------------------
 Total long-term debt/Total equity                 41.79%         36.37%          0.00%          0.00%         49.77%        24.88%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Common equity          41.79%         36.37%         67.06%         60.99%         72.26%        40.43%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Total equity           41.79%         36.37%         67.06%         60.99%         72.26%        40.43%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Tangible equity        46.10%         43.68%         76.87%         79.07%        116.34%        63.32%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Common equity                      0.00%          0.00%         67.06%         60.99%         22.49%        15.54%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Total equity                       0.00%          0.00%         67.06%         60.99%         22.49%        15.54%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Tangible equity                    0.00%          0.00%         76.87%         79.07%         36.21%        24.34%
-----------------------------------------------------------------------------------------------------------------------------------
 Total investment securities/Total assets          23.16%         18.57%         16.24%         10.05%         12.23%        12.03%
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans/Total assets                            64.47%         69.46%         71.72%         79.53%         75.10%        75.90%
-----------------------------------------------------------------------------------------------------------------------------------
 Loans/Total deposits                              75.63%         81.64%         86.19%         93.88%         89.26%        90.92%
-----------------------------------------------------------------------------------------------------------------------------------
 NIB demand deposits/Total deposits                17.56%         17.29%         17.68%         16.43%         20.63%        20.74%
-----------------------------------------------------------------------------------------------------------------------------------
 Large time deposits/Total deposits                 9.91%         10.00%          8.70%         12.17%         13.08%        12.30%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average earning assets              68.09%         72.33%         75.03%         84.85%         84.63%        85.79%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average assets                      61.41%         65.47%         67.43%         76.99%         77.11%        76.72%
-----------------------------------------------------------------------------------------------------------------------------------
 Average earning assets/Average assets             90.19%         90.51%         89.87%         90.74%         91.12%        89.43%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average deposits                    72.71%         78.04%         79.54%         91.45%         90.30%        91.57%
-----------------------------------------------------------------------------------------------------------------------------------
 Average NIB deposits/Average deposits             18.33%         16.71%         16.25%         16.49%         18.95%        18.85%
-----------------------------------------------------------------------------------------------------------------------------------
 Ave. int. bear. liab./Ave. earning assets         79.13%         82.88%         82.17%         79.04%         77.98%        81.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Ave. int. bear. dep./Ave. int. bear. Liab.        96.66%         93.15%         96.16%         98.02%         97.41%        93.68%
-----------------------------------------------------------------------------------------------------------------------------------




                                                                                ESTIMATED YEARS ENDED DECEMBER 31,
                                                   YTD      -----------------------------------------------------------------------
REGULATORY CAPITAL                              6/30/2002        2002           2003           2004           2005          2006
===================================================================================================================================
 Tangible equity                               $  197,901     $  213,834     $  249,899     $  290,358     $  335,757    $  386,750
-----------------------------------------------------------------------------------------------------------------------------------
 Tier 1 capital (excl. intangibles)               211,636        232,175        268,240        308,699        354,098       405,091
-----------------------------------------------------------------------------------------------------------------------------------
 Tier 2 capital                                    34,088         36,328         40,504         45,290         50,776        57,067
-----------------------------------------------------------------------------------------------------------------------------------
 Risk weighted total assets                     2,722,810      2,906,249      3,240,312      3,623,166      4,062,073     4,565,380
-----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET DATA
===================================================================================================================================
 Total securities                              $  364,212     $  364,212     $  375,571     $  390,594     $  406,218    $  422,466
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans (gross of reserves)                  2,300,831      2,329,871      2,622,383      3,015,741      3,468,102     3,988,317
-----------------------------------------------------------------------------------------------------------------------------------
 Earning assets                                 2,748,143      2,777,184      3,081,054      3,489,435      3,957,419     4,493,883
-----------------------------------------------------------------------------------------------------------------------------------
 Total assets                                   3,061,549      3,101,752      3,406,966      3,804,345      4,259,838     4,782,096
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing deposits                    509,619        507,013        550,672        616,753        690,763       773,655
-----------------------------------------------------------------------------------------------------------------------------------
 Total interest bearing deposits                2,031,569      2,066,115      2,293,333      2,568,534      2,876,758     3,221,968
-----------------------------------------------------------------------------------------------------------------------------------
 Large time deposits                              301,522        299,593        324,966        363,962        407,637       456,554
-----------------------------------------------------------------------------------------------------------------------------------
 Deposits                                       2,541,188      2,573,129      2,844,005      3,185,286      3,567,520     3,995,623
-----------------------------------------------------------------------------------------------------------------------------------
 Borrowings (including debt)                       73,102        125,630        183,834        202,233        231,298       278,923
-----------------------------------------------------------------------------------------------------------------------------------
 Interest bearing liabilities                   2,104,670      2,191,746      2,477,167      2,770,766      3,108,056     3,500,892
-----------------------------------------------------------------------------------------------------------------------------------
 Common shareholders' equity                      293,602        301,595        334,788        371,985        413,849       460,980
-----------------------------------------------------------------------------------------------------------------------------------
 Shareholders' equity                             293,602        301,595        334,788        371,985        413,849       460,980
-----------------------------------------------------------------------------------------------------------------------------------



BALANCE SHEET RATIOS
===================================================================================================================================
 Common equity/Total assets                         9.86%          9.85%          9.81%          9.75%          9.68%         9.60%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible common equity/Total assets                6.69%          6.86%          7.16%          7.42%          7.63%         7.79%
-----------------------------------------------------------------------------------------------------------------------------------
 Intangibles/Common equity                         34.45%         32.61%         29.06%         25.87%         22.99%        20.41%
-----------------------------------------------------------------------------------------------------------------------------------
 Total equity/Total assets                          9.86%          9.85%          9.81%          9.75%          9.68%         9.60%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible total equity/Total assets                 6.69%          6.86%          7.16%          7.42%          7.63%         7.79%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible tier 1 capital/Total assets               7.15%          7.45%          7.69%          7.88%          8.04%         8.16%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible tier 1 cap./Risk weighted assets          7.77%          7.99%          8.28%          8.52%          8.72%         8.87%
-----------------------------------------------------------------------------------------------------------------------------------
 Tangible total cap./Risk weighted assets           9.02%          9.24%          9.53%          9.77%          9.97%        10.12%
-----------------------------------------------------------------------------------------------------------------------------------
 Total long-term debt/Total equity                 16.69%         15.88%         14.30%         12.86%         11.56%        10.37%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Common equity          31.42%         29.89%         26.92%         24.22%         21.75%        19.52%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Total equity           31.42%         29.89%         26.92%         24.22%         21.75%        19.52%
-----------------------------------------------------------------------------------------------------------------------------------
 L-T Debt & Trust Preferred/Tangible equity        47.93%         44.36%         37.95%         32.67%         28.25%        24.52%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Common equity                     14.73%         14.01%         12.62%         11.35%         10.20%         9.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Total equity                      14.73%         14.01%         12.62%         11.35%         10.20%         9.15%
-----------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred/Tangible equity                   22.47%         20.79%         17.79%         15.31%         13.24%        11.50%
-----------------------------------------------------------------------------------------------------------------------------------
 Total investment securities/Total assets          11.76%         11.43%         10.66%          9.92%          9.20%         8.51%
-----------------------------------------------------------------------------------------------------------------------------------
 Net loans/Total assets                            74.41%         75.72%         78.10%         80.32%         82.39%        84.30%
-----------------------------------------------------------------------------------------------------------------------------------
 Loans/Total deposits                              90.16%         90.92%         93.36%         95.86%         98.42%       101.06%
-----------------------------------------------------------------------------------------------------------------------------------
 NIB demand deposits/Total deposits                19.36%         19.36%         19.36%         19.36%         19.36%        19.36%
-----------------------------------------------------------------------------------------------------------------------------------
 Large time deposits/Total deposits                11.43%         11.43%         11.43%         11.43%         11.43%        11.43%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average earning assets              83.72%         83.89%         85.11%         86.42%         87.64%        88.75%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average assets                      75.15%         75.11%         76.97%         79.27%         81.41%        83.40%
-----------------------------------------------------------------------------------------------------------------------------------
 Average earning assets/Average assets             89.76%         89.54%         90.43%         91.72%         92.90%        93.97%
-----------------------------------------------------------------------------------------------------------------------------------
 Average loans/Average deposits                    90.54%         90.55%         92.21%         94.68%         97.21%        99.82%
-----------------------------------------------------------------------------------------------------------------------------------
 Average NIB deposits/Average deposits             20.05%         19.70%         19.36%         19.36%         19.36%        19.36%
-----------------------------------------------------------------------------------------------------------------------------------
 Ave. int. bear. liab./Ave. earning assets         76.59%         78.92%         80.40%         79.40%         78.54%        77.90%
-----------------------------------------------------------------------------------------------------------------------------------
 Ave. int. bear. dep./Ave. int. bear. Liab.        96.53%         94.27%         92.58%         92.70%         92.56%        92.03%
-----------------------------------------------------------------------------------------------------------------------------------

                                                       F CO. FINANCIAL RESULTS

                                                                            FISCAL YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------------------
LOAN PORTFOLIO                                      1996           1997           1998           1999          2000          2001
===================================================================================================================================
Commercial, financial & agricultural             $ 48,025       $ 69,091       $140,151       $216,780     $  686,426    $  770,992
Highly leveraged transactions                          --             --             --             --             --            --
Real estate:
 Commercial mortgage                                   --             --             --             --             --            --
 Residential mortgage                              54,761        103,718        155,443        272,700        883,103     1,001,663
 Construction                                      44,238         66,601        161,696        204,832        444,218       518,325
Credit card                                            --             --             --             --             --            --
Consumer (other)                                   96,096         69,923         61,907         40,514         50,247        33,578
Lease financing                                        --             --             --             --             --            --
Other                                                  --             --             --             --             --            --
                                                 --------       --------       --------       --------     ----------    ----------
 Total Loans                                      243,120        309,333        519,197        734,826      2,063,994     2,324,558
  Less: Unearned Income                             1,246          1,604          2,794          2,563          5,317         1,295
                                                 --------       --------       --------       --------     ----------    ----------
Net Loans                                        $241,874       $307,729       $516,403       $732,263     $2,058,677    $2,323,263
                                                 ========       ========       ========       ========     ==========    ==========

LOAN PORTFOLIO MIX (% OF TOTAL)
===================================================================================================================================
Commercial, financial & agricultural               19.75%         22.34%         26.99%         29.50%         33.26%        33.17%
Highly leveraged transactions                       0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
Real estate:
 Commercial mortgage                                0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
 Residential mortgage                              22.52%         33.53%         29.94%         37.11%         42.79%        43.09%
 Construction                                      18.20%         21.53%         31.14%         27.87%         21.52%        22.30%
Credit card                                         0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
Consumer (other)                                   39.53%         22.60%         11.92%          5.51%          2.43%         1.44%
Lease financing                                     0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
Other                                               0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
                                                    ----           ----           ----           ----           ----          ----
 Total Loans                                      100.00%        100.00%        100.00%        100.00%        100.00%       100.00%
                                                  ======         ======         ======         ======         ======        ======

LOAN PORTFOLIO GROWTH
===================================================================================================================================
Commercial, financial & agricultural                              43.86%        102.85%         54.68%        216.65%        12.32%
Highly leveraged transactions                                         NM             NM             NM             NM            NM
Real estate:
 Commercial mortgage                                                  NM             NM             NM             NM            NM
 Residential mortgage                                             89.40%         49.87%         75.43%        223.84%        13.43%
 Construction                                                     50.55%        142.78%         26.68%        116.87%        16.68%
Credit card                                                           NM             NM             NM             NM            NM
Consumer (other)                                                 -27.24%        -11.46%        -34.56%         24.02%       -33.17%
Lease financing                                                       NM             NM             NM             NM            NM
Other                                                                 NM             NM             NM             NM            NM
                                                                      --             --             --             --            --
 Total Loans                                                      27.23%         67.84%         41.53%        180.88%        12.62%
                                                                  =====          =====          =====         ======         =====




                                                                                  ESTIMATED YEARS ENDED DECEMBER 31,
                                                   YTD     ------------------------------------------------------------------------
LOAN PORTFOLIO                                  6/30/2002        2002           2003           2004           2005          2006
===================================================================================================================================
Commercial, financial & agricultural           $  713,613     $  764,048     $  878,655     $1,010,453     $1,162,021    $1,336,325
Highly leveraged transactions                          --             --             --             --             --            --
Real estate:
 Commercial mortgage                              897,167        960,576      1,104,662      1,270,361      1,460,915     1,680,053
 Residential mortgage                              85,687         91,743        105,505        121,331        139,530       160,460
 Construction                                     495,037        530,024        609,528        700,957        806,100       927,015
Credit card                                            80             86             99            113            130           150
Consumer (other)                                   56,213         60,186         69,214         79,596         91,536       105,266
Lease financing                                       171            183            211            242            279           320
Other                                              35,514         38,024         43,728         50,287         57,830        66,505
                                               ----------     ----------     ----------     ----------     ----------    ----------
 Total Loans                                    2,283,483      2,444,871      2,811,601      3,233,341      3,718,343     4,276,094
  Less: Unearned Income                             5,085          5,444          6,261          7,200          8,280         9,522
                                               ----------     ----------     ----------     ----------     ----------    ----------
Net Loans                                      $2,278,398     $2,439,426     $2,805,340     $3,226,141     $3,710,062    $4,266,572
                                               ==========     ==========     ==========     ==========     ==========    ==========

LOAN PORTFOLIO MIX (% OF TOTAL)
===================================================================================================================================
Commercial, financial & agricultural               31.25%         31.25%         31.25%         31.25%         31.25%        31.25%
Highly leveraged transactions                       0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
Real estate:
 Commercial mortgage                               39.29%         39.29%         39.29%         39.29%         39.29%        39.29%
 Residential mortgage                               3.75%          3.75%          3.75%          3.75%          3.75%         3.75%
 Construction                                      21.68%         21.68%         21.68%         21.68%         21.68%        21.68%
Credit card                                         0.00%          0.00%          0.00%          0.00%          0.00%         0.00%
Consumer (other)                                    2.46%          2.46%          2.46%          2.46%          2.46%         2.46%
Lease financing                                     0.01%          0.01%          0.01%          0.01%          0.01%         0.01%
Other                                               1.56%          1.56%          1.56%          1.56%          1.56%         1.56%
                                                    ----           ----           ----           ----           ----          ----
 Total Loans                                      100.00%        100.00%        100.00%        100.00%        100.00%       100.00%
                                                  ======         ======         ======         ======         ======        ======

LOAN PORTFOLIO GROWTH
===================================================================================================================================
Commercial, financial & agricultural                              -0.90%         15.00%         15.00%         15.00%        15.00%
Highly leveraged transactions                                         NM             NM             NM             NM            NM
Real estate:
 Commercial mortgage                                                  NM         15.00%         15.00%         15.00%        15.00%
 Residential mortgage                                            -90.84%         15.00%         15.00%         15.00%        15.00%
 Construction                                                      2.26%         15.00%         15.00%         15.00%        15.00%
Credit card                                                           NM         15.00%         15.00%         15.00%        15.00%
Consumer (other)                                                  79.24%         15.00%         15.00%         15.00%        15.00%
Lease financing                                                       NM         15.00%         15.00%         15.00%        15.00%
Other                                                                 NM         15.00%         15.00%         15.00%        15.00%
                                                                      --         -----          -----          -----         -----
 Total Loans                                                       5.18%         15.00%         15.00%         15.00%        15.00%
                                                                   ====          =====          =====          =====         =====

                                            F CO. FINANCIAL RESULTS
                                                                             FISCAL YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------------
ASSET QUALITY DATA                                 1996           1997           1998           1999          2000          2001
===================================================================================================================================
Beginning reserve for loan losses                $  7,566       $  6,147       $  6,715       $ 12,127     $   14,611    $   37,930
Provision for loan losses                           1,250          2,000            900            393          1,877         5,010
Charge-offs                                         4,061          2,744          3,535          1,412          5,390         9,960
Recoveries                                          1,392          1,282          2,470          2,037          5,189         4,248
 Net charge-offs                                    2,669          1,462          1,065           (625)           201         5,712
Other net additions                                    --             30          5,577          1,466         21,643         5,493
                                                 --------       --------       --------       --------     ----------    ----------
Ending reserve for loan losses                   $  6,147       $  6,715       $ 12,127       $ 14,611     $   37,930    $   42,721
                                                 ========       ========       ========       ========     ==========    ==========

Average net loans                                $185,154       $247,005       $465,539       $668,970     $1,621,432    $2,109,284
 Non-accrual loans                               $  2,095       $  2,411       $  8,632       $  3,337     $   15,005    $   17,571
 Renegotiated loans                                    --             --             --             --             --         1,993
 Past due loans (90 days or more)                     583          1,158            306          2,944            985         8,660
                                                 --------       --------       --------       --------     ----------    ----------
  Total non-performing loans                        2,678          3,569          8,938          6,281         15,990        28,224
 Foreclosed assets                                    785            381            161             60            694           547
                                                 --------       --------       --------       --------     ----------    ----------
  Total non-performing assets                    $  3,463       $  3,950       $  9,099       $  6,341     $   16,684    $   28,771
                                                 ========       ========       ========       ========     ==========    ==========

ASSET QUALITY RATIOS
===================================================================================================================================
Reserve for loan losses/Net loans                   2.54%          2.14%          2.35%          2.00%          1.84%         1.84%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans/Net loans                      1.11%          1.14%          1.73%          0.86%          0.78%         1.21%
-----------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses/
-----------------------------------------------------------------------------------------------------------------------------------
 Non-performing loans                             229.54%        188.15%        135.68%        232.62%        237.21%       151.36%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets ratio                         1.43%          1.26%          1.76%          0.87%          0.81%         1.24%
-----------------------------------------------------------------------------------------------------------------------------------
Non-perf. assets/Total equity                      10.34%          9.91%         13.82%          8.75%          8.47%        10.08%
-----------------------------------------------------------------------------------------------------------------------------------
Non-perf. assets/Total assets                       0.92%          0.88%          1.26%          0.69%          0.61%         0.94%
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses/
-----------------------------------------------------------------------------------------------------------------------------------
 Average net loans                                  0.68%          0.81%          0.19%          0.06%          0.12%         0.24%
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Average net loans                   1.44%          0.59%          0.23%         -0.09%          0.01%         0.27%
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Provision for loan losses         213.52%         73.10%        118.33%       -159.03%         10.71%       114.01%
-----------------------------------------------------------------------------------------------------------------------------------




                                                                                ESTIMATED YEARS ENDED DECEMBER 31,
                                                   YTD      -----------------------------------------------------------------------
ASSET QUALITY DATA                              6/30/2002        2002           2003           2004           2005         2006
===================================================================================================================================
Beginning reserve for loan losses              $   42,721     $   42,721     $   51,281     $   60,611     $   71,340   $   83,678
Provision for loan losses                          15,500         22,100         13,200         15,180         17,457       20,076
Charge-offs                                        17,800         18,000          9,000         10,350         11,903       13,688
Recoveries                                          2,000          4,460          5,129          5,899          6,784        7,801
 Net charge-offs                                   15,800         13,540          3,871          4,451          5,119        5,887
Other net additions                                    38             --             --             --             --           --
                                               ----------     ----------     ----------     ----------     ----------   ----------
Ending reserve for loan losses                 $   42,459     $   51,281     $   60,611     $   71,340     $   83,678   $   97,867
                                               ==========     ==========     ==========     ==========     ==========   ==========
Average net loans                              $2,300,831     $2,329,871     $2,622,383     $3,015,741     $3,468,102   $3,988,317
 Non-accrual loans                             $   16,500     $   18,450     $   21,217     $   24,400     $   28,059   $   32,268
 Renegotiated loans                                   835          2,093          2,407          2,768          3,183        3,660
 Past due loans (90 days or more)                   1,700          9,093         10,457         12,025         13,829       15,904
                                               ----------     ----------     ----------     ----------     ----------   ----------
  Total non-performing loans                       19,035         29,635         34,080         39,193         45,071       51,832
 Foreclosed assets                                    547            574            661            760            874        1,005
                                               ----------     ----------     ----------     ----------     ----------   ----------
  Total non-performing assets                  $   19,582     $   30,210     $   34,741     $   39,952     $   45,945   $   52,837
                                               ==========     ==========     ==========     ==========     ==========   ==========

ASSET QUALITY RATIOS
===================================================================================================================================
Reserve for loan losses/Net loans                   1.86%          2.10%          2.16%          2.21%          2.26%        2.29%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans/Net loans                      0.84%          1.21%          1.21%          1.21%          1.21%        1.21%
-----------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses/
-----------------------------------------------------------------------------------------------------------------------------------
 Non-performing loans                             223.06%        173.04%        177.85%        182.02%        185.66%      188.82%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets ratio                         0.86%          1.24%          1.24%          1.24%          1.24%        1.24%
-----------------------------------------------------------------------------------------------------------------------------------
Non-perf. assets/Total equity                       6.49%          9.52%          9.86%         10.20%         10.54%       10.87%
-----------------------------------------------------------------------------------------------------------------------------------
Non-perf. assets/Total assets                       0.64%          0.94%          0.97%          0.99%          1.02%        1.04%
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses/
-----------------------------------------------------------------------------------------------------------------------------------
 Average net loans                                  1.35%          0.95%          0.50%          0.50%          0.50%        0.50%
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Average net loans                   1.37%          0.58%          0.15%          0.15%          0.15%        0.15%
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs/Provision for loan losses         101.94%         61.27%         29.32%         29.32%         29.32%       29.32%
-----------------------------------------------------------------------------------------------------------------------------------

                     FIRST BANKS AMERICA, INC.


PEER GROUP ANALYSIS - COMPARABLE SIZE AND GEOGRAPHIC FOCUS:

 * This section analyzes a selected group of publicly traded banks which are comparable to the Company in asset size and geographic focus. The comparable companies are 3 California banks with assets between $2.5 billion and $4.6 billion.


(DOLLARS IN '000S)                                                        LOCATION
                                                               ---------------------------            DATE OF
                                                                  CITY               STATE           FINANCIALS           ASSETS

COMPARABLE COMPANIES
===================================================================================================================================
Bay View Capital Corp.                       BVC               San Mateo               CA             3/31/2002         $3,829,435
-----------------------------------------------------------------------------------------------------------------------------------
First Republic Bank                          FRC               San Francisco           CA             6/30/2002          4,569,047
-----------------------------------------------------------------------------------------------------------------------------------
GBC Bancorp                                  GBCB              Los Angeles             CA             6/30/2002          2,546,700
-----------------------------------------------------------------------------------------------------------------------------------
F CO.                                        FBA               SAN FRANCISCO           CA             6/30/2002          3,062,109
-----------------------------------------------------------------------------------------------------------------------------------


(DOLLARS IN '000S)                                                                                    RETURN ON:
                                                                                               -----------------------     EQUITY /
                                                  LOANS        DEPOSITS        EQUITY           ASSETS          EQUITY     ASSETS
COMPARABLE COMPANIES
===================================================================================================================================
Bay View Capital Corp.                        $ 2,439,596    $ 3,066,700      $ 344,847          0.71%           8.15%       9.01%
-----------------------------------------------------------------------------------------------------------------------------------
First Republic Bank                             3,741,297      3,367,807        273,313          0.60           10.43        5.98
-----------------------------------------------------------------------------------------------------------------------------------
GBC Bancorp                                     1,189,507      1,936,580        200,024         (0.50)          (6.01)       7.85
-----------------------------------------------------------------------------------------------------------------------------------
F CO.                                           2,278,398      2,527,115        301,888          0.65            6.81        9.86
-----------------------------------------------------------------------------------------------------------------------------------

                                           FIRST BANKS AMERICA, INC.

PEER GROUP ANALYSIS:


                                                                           CURRENT MARKET AND FINANCIAL DATA
                                                           -------------------------------------------------------------
                                                                 INTRADAY                       2003
                                                                 TRADING        CURRENT        I/B/E/S
                                                                  PRICE         MARKET         EARNINGS         BOOK
TICKER               COMPANY                                    7/24/2002       VALUE         ESTIMATES        VALUE
========================================================================================================================
F CO.                F CO.                                        $39.70       $510,032          $2.72         $23.50
------------------------------------------------------------------------------------------------------------------------
BVC                  Bay View Capital Corp.                        $5.30       $332,008          $0.41          $5.50
------------------------------------------------------------------------------------------------------------------------
FRC                  First Republic Bank                          $19.25       $284,606          $2.10         $18.49
------------------------------------------------------------------------------------------------------------------------
GBCB                 GBC Bancorp                                  $20.50       $236,427          $3.10         $17.34
========================================================================================================================


                                                           CURRENT MARKET AND FINANCIAL DATA
                                               --------------------------------------------------------

                                                 TANG. BOOK                                    COMMON
TICKER                                             VALUE        ASSETS        DEPOSITS         EQUITY
=======================================================================================================
F CO.                                              $15.40     $3,062,109     $2,527,115       $301,888
-------------------------------------------------------------------------------------------------------
BVC                                                 $3.53     $3,829,435     $3,066,700       $344,847
-------------------------------------------------------------------------------------------------------
FRC                                                $14.40     $4,569,047     $3,367,807       $273,313
-------------------------------------------------------------------------------------------------------
GBCB                                               $17.34     $2,546,700     $1,936,580       $200,024
=======================================================================================================

                                                              MULTIPLES BASED ON THE CURRENT TRADING PRICE
                                                          ------------------------------------------------------------
                                                                 PRICE /         PRICE /                      PRICE /
                                                                  2002            2003          PRICE /      TANGIBLE
TICKER               COMPANY                                    EARNINGS        EARNINGS         BOOK          BOOK
======================================================================================================================
F CO.                F CO.                                       20.09 x        14.58 x         168.9%         257.7%
----------------------------------------------------------------------------------------------------------------------
BVC                  Bay View Capital Corp.                      21.20 x        12.93 x          96.4%         150.1%
----------------------------------------------------------------------------------------------------------------------
FRC                  First Republic Bank                         12.26 x         9.17 x         104.1%         133.7%
----------------------------------------------------------------------------------------------------------------------
GBCB                 GBC Bancorp                                 12.42 x         6.61 x         118.2%         118.2%
======================================================================================================================

======================================================================================================================
AVERAGE                                                          15.30 x         9.57 x        106.23%        134.02%
25TH PERCENTILE                                                  12.34 x         7.89 x        100.24%        125.95%
MEDIAN                                                           12.42 x         9.17 x        104.11%        133.68%
75TH PERCENTILE                                                  16.81 x        11.05 x        111.17%        141.91%
======================================================================================================================

                                                       MULTIPLES BASED ON THE CURRENT TRADING PRICE
                                                 -------------------------------------------------------
                                                                                PREMIUM       ADJ PRICE
                                                                              TO TANGIBLE         TO
                                                   PRICE /       PRICE /      BOOK VALUE /    6/30/2002
TICKER                                             ASSETS       DEPOSITS        DEPOSITS        EQUITY
========================================================================================================
F CO.                                              19.75%         23.94%         12.35%         204.6%
--------------------------------------------------------------------------------------------------------
BVC                                                11.02%         13.76%          3.60%          94.8%
--------------------------------------------------------------------------------------------------------
FRC                                                 6.23%          8.45%          2.13%         103.8%
--------------------------------------------------------------------------------------------------------
GBCB                                                9.28%         12.21%          1.88%         122.0%
========================================================================================================

========================================================================================================
AVERAGE                                             8.84%         11.47%          2.54%        106.88%
25TH PERCENTILE                                     7.76%         10.33%          2.01%         99.32%
MEDIAN                                              9.28%          2.21%          2.13%        103.80%
75TH PERCENTILE                                    10.15%         12.98%          2.87%        112.90%
========================================================================================================

                     FIRST BANKS AMERICA, INC.

PEER GROUP ANALYSIS - COMPARABLE SIZE AND PROFITABILITY:

* This section analyzes a selected group of publicly traded banks which are comparable to the Company in asset size and profitability. The comparable companies are 7 banks with similar profitability ratios, capital ratios and assets between $2.2 billion and $3.5 billion.

(DOLLARS IN '000S)                                   LOCATION
                                            ---------------------------           DATE OF
                                                CITY             STATE           FINANCIALS         ASSETS
COMPARABLE COMPANIES
================================================================================================================
1st Source Corp.                    SRCE     South Bend           IN             3/31/2002       $ 3,481,120
----------------------------------------------------------------------------------------------------------------
Banner Corp.                        BANR     Walla Walla          WA             3/31/2002         2,152,259
----------------------------------------------------------------------------------------------------------------
Community Bank System Inc.          CBU      DeWitt               NY             6/30/2002         3,405,863
----------------------------------------------------------------------------------------------------------------
First Charter Corp.                 FCTR     Charlotte            NC             6/30/2002         3,490,255
----------------------------------------------------------------------------------------------------------------
Gold Banc Corp.                     GLDB     Leawood              KS             6/30/2002         3,323,414
----------------------------------------------------------------------------------------------------------------
Integra Bank Corp.                  IBNK     Evansville           IN             3/31/2002         2,923,102
----------------------------------------------------------------------------------------------------------------
Wintrust Financial Corp.            WTFC     Lake Forest          IL             3/31/2002         2,955,153
----------------------------------------------------------------------------------------------------------------
F CO.                               FBA      SAN FRANCISCO        CA             6/30/2002         3,062,109
----------------------------------------------------------------------------------------------------------------


(DOLLARS IN '000S)                                                                                    RETURN ON:
                                                                                               ----------------------    EQUITY /
                                                 LOANS         DEPOSITS         EQUITY         ASSETS         EQUITY      ASSETS
COMPARABLE COMPANIES
=================================================================================================================================
1st Source Corp.                              $ 2,529,006    $ 2,718,989      $ 308,066           0.48%          5.40%      8.85%
---------------------------------------------------------------------------------------------------------------------------------
Banner Corp.                                    1,597,361      1,412,737        191,919           0.74           7.97       8.92
---------------------------------------------------------------------------------------------------------------------------------
Community Bank System Inc.                      1,751,184      2,513,261        296,318           0.94          11.26       8.70
---------------------------------------------------------------------------------------------------------------------------------
First Charter Corp.                             2,125,565      2,262,959        324,051           1.08          11.53       9.28
---------------------------------------------------------------------------------------------------------------------------------
Gold Banc Corp.                                 2,441,563      2,435,078        173,773           0.82          15.70       5.23
---------------------------------------------------------------------------------------------------------------------------------
Integra Bank Corp.                              1,621,845      1,828,170        221,669           0.69           9.24       7.58
---------------------------------------------------------------------------------------------------------------------------------
Wintrust Financial Corp.                        2,264,038      2,417,315        163,521           0.91          16.88       5.53
---------------------------------------------------------------------------------------------------------------------------------
F CO.                                           2,278,398      2,527,115        301,888           0.65           6.81       9.86
---------------------------------------------------------------------------------------------------------------------------------

                                            FIRST BANKS AMERICA, INC.

PEER GROUP ANALYSIS:

                                              CURRENT MARKET AND FINANCIAL DATA
                                      -----------------------------------------------
                                      INTRADAY                    2003
                                       TRADING       CURRENT     I/B/E/S
                                        PRICE        MARKET      EARNINGS     BOOK
TICKER   COMPANY                      7/24/2002       VALUE     ESTIMATES    VALUE
=====================================================================================
F CO.    F CO.                          $39.70      $510,032      $2.72      $23.50
-------------------------------------------------------------------------------------
SRCE     1st Source Corp.               $19.68      $412,120      $2.00      $14.71
-------------------------------------------------------------------------------------
BANR     Banner Corp.                   $15.75      $183,037      $2.08      $17.38
-------------------------------------------------------------------------------------
CBU      Community Bank System Inc.     $27.23      $352,874      $2.73      $22.87
-------------------------------------------------------------------------------------
FCTR     First Charter Corp.            $15.72      $484,646      $1.38      $10.51
-------------------------------------------------------------------------------------
GLDB     Gold Banc Corp.                 $9.26      $312,156      $0.95       $5.15
-------------------------------------------------------------------------------------
IBNK     Integra Bank Corp.             $21.10      $364,693      $1.73      $12.83
-------------------------------------------------------------------------------------
WTFC     Wintrust Financial Corp.       $27.67      $434,741      $1.77      $10.41
=====================================================================================


                                              CURRENT MARKET AND FINANCIAL DATA
                                      ----------------------------------------------------


                                      TANG. BOOK                                  COMMON
TICKER   COMPANY                        VALUE         ASSETS       DEPOSITS       EQUITY
==========================================================================================
F CO.    F CO.                          $15.40     $3,062,109     $2,527,115     $301,888
------------------------------------------------------------------------------------------
SRCE     1st Source Corp.               $13.29     $3,481,120     $2,718,989     $308,066
------------------------------------------------------------------------------------------
BANR     Banner Corp.                   $13.99     $2,152,259     $1,412,737     $191,919
------------------------------------------------------------------------------------------
CBU      Community Bank System Inc.     $12.59     $3,405,863     $2,513,261     $296,318
------------------------------------------------------------------------------------------
FCTR     First Charter Corp.             $9.83     $3,490,255     $2,262,959     $324,051
------------------------------------------------------------------------------------------
GLDB     Gold Banc Corp.                 $4.02     $3,323,414     $2,435,078     $173,773
------------------------------------------------------------------------------------------
IBNK     Integra Bank Corp.              $9.47     $2,923,102     $1,828,170     $221,669
------------------------------------------------------------------------------------------
WTFC     Wintrust Financial Corp.        $8.75     $2,955,153     $2,417,315     $163,521
==========================================================================================


                                       MULTIPLES BASED ON THE CURRENT TRADING PRICE
                                 -------------------------------------------------------

                                         PRICE /      PRICE /                  PRICE /
                                          2002         2003        PRICE /    TANGIBLE
TICKER   COMPANY                        EARNINGS     EARNINGS       BOOK        BOOK
========================================================================================
F CO.    F CO.                           20.09 x      14.58 x      168.9%      257.7%
----------------------------------------------------------------------------------------
SRCE     1st Source Corp.                14.80 x       9.84 x      133.8%      148.1%
----------------------------------------------------------------------------------------
BANR     Banner Corp.                    10.16 x       7.57 x       90.6%      112.6%
----------------------------------------------------------------------------------------
CBU      Community Bank System Inc.      10.89 x       9.97 x      119.1%      216.3%
----------------------------------------------------------------------------------------
FCTR     First Charter Corp.             12.68 x      11.39 x      149.6%      159.9%
----------------------------------------------------------------------------------------
GLDB     Gold Banc Corp.                 11.29 x       9.75 x      179.8%      230.4%
----------------------------------------------------------------------------------------
IBNK     Integra Bank Corp.              14.07 x      12.20 x      164.5%      222.8%
----------------------------------------------------------------------------------------
WTFC     Wintrust Financial Corp.        18.32 x      15.63 x      265.8%      316.2%
========================================================================================

========================================================================================
AVERAGE                                  13.17 x      10.91 x     157.59%     200.90%
25TH PERCENTILE                          11.09 x       9.79 x     126.43%     154.00%
MEDIAN                                   12.68 x       9.97 x     149.57%     216.28%
75TH PERCENTILE                          14.43 x      11.79 x     172.13%     226.59%
========================================================================================



                                        MULTIPLES BASED ON THE CURRENT TRADING PRICE
                                    ----------------------------------------------------
                                                                  PREMIUM     ADJ PRICE
                                                                TO TANGIBLE      TO
                                         PRICE /      PRICE /   BOOK VALUE /  1/1/1904
TICKER   COMPANY                         ASSETS      DEPOSITS     DEPOSITS     EQUITY
========================================================================================
F CO.    F CO.                           19.75%       23.94%       12.35%      204.6%
----------------------------------------------------------------------------------------
SRCE     1st Source Corp.                13.12%       16.80%        4.92%      146.0%
----------------------------------------------------------------------------------------
BANR     Banner Corp.                     8.50%       12.96%        2.02%       93.7%
----------------------------------------------------------------------------------------
CBU      Community Bank System Inc.      12.63%       17.12%        7.55%      125.5%
----------------------------------------------------------------------------------------
FCTR     First Charter Corp.             13.89%       21.42%        8.02%      170.8%
----------------------------------------------------------------------------------------
GLDB     Gold Banc Corp.                 11.85%       16.18%        7.25%      164.1%
----------------------------------------------------------------------------------------
IBNK     Integra Bank Corp.              14.27%       22.82%       11.00%      175.3%
----------------------------------------------------------------------------------------
WTFC     Wintrust Financial Corp.        16.44%       20.10%       12.30%      241.2%
========================================================================================

========================================================================================
AVERAGE                                  12.96%       18.20%        7.58%     159.50%
25TH PERCENTILE                          12.24%       16.49%        6.09%     135.77%
MEDIAN                                   13.12%       17.12%        7.55%     164.06%
75TH PERCENTILE                          14.08%       20.76%        9.51%     173.03%
========================================================================================

                                STIFEL, NICOLAUS REGIONAL BANKING STATISTICAL SUMMARY
                                                                                                    Price
                                                                       Current                     Change        Book
                                                             Invest.    Price       52 Week         Since       Value
                                       State    Sym./Exch.   Rating   7/23/2002    Hi      Lo    12/31/2002   3/31/2002
-------------------------------------------------------------------------------------------------------------------------
Bank of the Ozarks A, B                  AR     OZRK / OTC     1       $19.33     $24     $10       52.2%       $7.71
Cass Information Systems A               MO     CASS / OTC     2        25.39      27      19        3.6        17.45
CoBiz Inc. A                             CO     COBZ / OTC     2        16.08      19      11       19.1         5.49
CoVest Bancshares A                      IL     COVB / OTC     1        20.65      23      16       10.4        13.02
Firstbank Corp. (Alma, MI) A, B          MI     FBMI / OTC     2        22.70      24      16       18.5        14.48
-------------------------------------------------------------------------------------------------------------------------
Macatawa Bank Corp. A, B, C              MI     MCBC / OTC     1        17.61      22      15       -4.9        12.17
Mercantile Bank Corp. A, B, C            MI     MBWM / OTC     1        17.90      23      14        5.9        14.13
S.Y. Bancorp, Inc. C                     KY     SYI / ASE      3    -   38.50      44      29       15.6        11.16
Summit Bancshares A                      TX     SBIT / OTC     2        20.39      25      17       12.8         9.82
Tower Financial Corp. A, C               IN     TOFC / OTC     N        11.00      16       9       -7.6         9.41
=========================================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN                                                              11.6
=========================================================================================================================
Allegiant Bancorp A                      MO     ALLE / OTC     2       $16.05     $19     $11       16.7%       $9.25
Capitol Bancorp Ltd. A, B, C             MI     CBCL / OTC     2        18.89      24      12       42.0        11.88
First Busey Corp. A                      IL     BUSE / OTC     3        21.31      23      19       -0.8         7.87
First Financial Bankshares A             TX     FFIN / OTC     3        36.44      43      27       21.1        17.60
First Indiana Corporation A              IN     FINB / OTC     2        17.70      23      16        1.0        13.70
-------------------------------------------------------------------------------------------------------------------------
First Merchants Corp. A, C               IN     FRME / OTC     2        23.26      30      21       -3.2        14.32
First Oak Brook Bancshares A, B          IL     FOBB / OTC     2        27.27      35      20       12.9        15.92
Great Southern Bancorp A, C              MO     GSBC / OTC     2        36.65      41      26       20.2        12.75
IBERIABANK Corporation A                 LA     IBKC / OTC     2        36.16      41      26       30.4        23.55
Independent Bank Corp. A, B              MI     IBCP / OTC     2        27.80      34      22        0.0        11.35
-------------------------------------------------------------------------------------------------------------------------
MainSource Financial A                   IN     MSFG / OTC     2        22.42      25      15       27.7        13.70
Lakeland Financial A, B, C               IN     LKFN / OTC     3    -   26.03      30      15       47.7        13.10
MBT Financial Corp. A                    MI     MBTF / OTCBB   N        13.90      16      14        0.4         8.17
Midwest Banc Holdings, Inc. A            IL     MBHI / OTC     2        17.50      23      12       23.5         6.22
Mississippi Valley A                     MO     MVBI / OTC     3    -   49.42      52      35       26.1        17.20
-------------------------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc. A, C                IL     PVTB / OTC     2        24.22      33      16       23.4        13.20
Prosperity Bancshares A                  TX     PRSP / OTC     2        16.20      19      11       20.0         5.72
Second Bancorp, Inc. A, C                OH     SECD / OTC     2        23.90      28      17       10.6        12.96
Simmons First National A                 AR     SFNCA / OTC    2        33.90      43      30        5.4        26.06
Southside Bancshares A, B, C             TX     SBSI / OTC     1        13.65      17      10        8.8         8.87
-------------------------------------------------------------------------------------------------------------------------
Southwest Bancorp A, B                   OK     OKSB / OTC     1        23.80      28      14       35.2        15.10
=========================================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN                                                                 20.0
=========================================================================================================================
1st Source Corporation A, B              IN     SRCE / OTC     3       $20.00     $27     $18       -3.4%      $14.71
Alabama National Banc.                   AL     ALAB / OTC     N        37.12      44      26       10.1        17.22
AMCORE Financial A                       IL     AMFI / OTC     3        21.03      25      19       -5.9        12.51
BancFirst Corporation A                  OK     BANF / OTC     2        45.10      50      34       30.0        27.17
BancorpSouth, Inc. C                     MS     BXS / NYSE     2        17.28      22      13        4.1         9.98
-------------------------------------------------------------------------------------------------------------------------
First Financial Bancorp A                OH     FFBC / OTC     3        16.92      21      15       -4.1         8.22
First Midwest A                          IL     FMBI / OTC     3        24.31      32      24      -16.7         9.21
Greater Bay Bancorp C                    CA     GBBK / OTC     N        21.16      37      19      -26.0         9.75
Integra Bank Corp. A                     IN     IBNK / OTC     2        21.25      26      18        1.5        12.83
Irwin Financial B, C                     IN     IFC / NYSE     1        14.80      28      14      -12.9        11.66
-------------------------------------------------------------------------------------------------------------------------
Local Financial Corp. A, B, C            OK     LFIN / OTC     2    -   14.60      18      12        4.4         8.74
Old National Bancorp C                   IN     ONB / NYSE     2        22.81      26      22       -5.1        10.58
Republic Bancorp A, B, C                 MI     RBNC / OTC     1        12.00      15      11      -13.4         5.89
Southwest Bancorp of TX A                TX     SWBT / OTC     2        31.51      37      24        4.1        11.33
Sterling Bancshares A, C                 TX     SBIB / OTC     2        12.90      16      11        3.0         5.10
-------------------------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                TX     TRBS / OTC     2        28.73      35      22       13.9        11.95
UMB Financial A                          MO     UMBF / OTC     2        37.98      51      34       -5.1        34.92
Unizan Financial Corp. A, C, Z           OH     UNIZ / OTC     2        18.22      22      15       -1.8        12.84
Wintrust Financial A, B, C               IL     WTFC / OTC     2    -   28.75      35      18       41.1        10.41
=========================================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN                                                                -1.8
=========================================================================================================================
Associated Banc-Corp                     WI     ASBC / OTC     2       $30.83     $38     $26       -3.9%      $16.23
Charter One Financial B                  OH     CF / NYSE      2        29.00      37      23        6.8        12.99
Colonial Bancgroup C                     AL     CNB / NYSE     N        12.25      16      12      -13.1         7.92
Commerce Bancshares A, B                 MO     CBSH / OTC     2        37.58      47      33       -3.6        19.90
Fifth Third Banc.                        OH     FITB / OTC     3        58.68      70      51       -4.3        13.38
-------------------------------------------------------------------------------------------------------------------------
First Tennessee                          TN     FTN / NYSE     2        32.62      41      31      -10.0        11.98
FirstMerit Corporation A                 OH     FMER / OTC     2        20.85      30      21      -23.0        10.84
National City Corporation                OH     NCC / NYSE     2        26.64      34      26       -8.9        12.61
National Commerce Financial              TN     NCF / NYSE     2        21.90      30      20      -13.4        12.14
TCF Financial B                          MN     TCB / NYSE     2        41.25      55      39      -14.0        12.05
-------------------------------------------------------------------------------------------------------------------------
U.S. Bancorp B                           MN     USB / NYSE     3        18.45      25      17      -11.8         8.30
Union Planters Corp. B                   TN     UPC / NYSE     2        26.67      34      25      -11.4        15.69
=========================================================================================================================
ASSETS > $10.0 BILLION - MEDIAN                                                                    -10.7
=========================================================================================================================
TOTAL INDEX - MEDIAN                                                                                 3.9%

                                                                                            GAAP
                                                                      -----------------------------------------------
                                        Price to                                 EPS                       P/E
                                          Book      Ind.     Div.     -------------------------     -----------------
                                         Value      Div.     Yld.     2003E     2002E     2001A      2003E      2002E
-------------------------------------------------------------------------------------------------------------------------
Bank of the Ozarks A, B                  250.7%    $0.32     1.7%     $1.95  -  $1.75  -  $1.18       9.9 x     11.0 x
Cass Information Systems A               145.5      0.80     3.2       2.30      2.25  -   2.15      11.0       11.3
CoBiz Inc. A                             292.9      0.20     1.2       1.05      0.91      0.66      15.3       17.7
CoVest Bancshares A                      158.6      0.32     1.5       2.00  -   1.85      1.50      10.3       11.2
Firstbank Corp. (Alma, MI) A, B          156.8      0.72     3.2       2.25      2.07      1.78      10.1       11.0
-------------------------------------------------------------------------------------------------------------------------
Macatawa Bank Corp. A, B, C              144.7      0.32     1.8       1.49      1.25      1.07      11.8       14.1
Mercantile Bank Corp. A, B, C            126.7      0.00     0.0       1.80      1.48      1.15       9.9       12.1
S.Y. Bancorp, Inc. C                     345.0      0.52     1.4       2.45  -   2.12  -   1.96      15.7       18.2
Summit Bancshares A                      207.6      0.48     2.4       1.70  -   1.50  -   1.36      12.0       13.6
Tower Financial Corp. A, C               116.9      0.00     0.0       0.65  -   0.52  -   0.44      16.9       21.2
=========================================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN   157.7               1.6                                     11.4       12.8
=========================================================================================================================
Allegiant Bancorp A                      173.5%    $0.26     1.6%     $1.43  -  $1.27  -  $1.24      11.2 x     12.6 x
Capitol Bancorp Ltd. A, B, C             159.0      0.40     2.1       1.70      1.45  -   1.35      11.1       13.0
First Busey Corp. A                      270.8      0.60     2.8       1.45      1.30      1.15      14.7       16.4
First Financial Bankshares A             207.0      1.40     3.8       3.00  -   2.75  -   2.37      12.1       13.3
First Indiana Corporation A              129.2      0.64     3.6       1.92      1.76      1.25       9.2       10.1
-------------------------------------------------------------------------------------------------------------------------
First Merchants Corp. A, C               162.4      0.92     4.0       2.15  -   2.00  -   1.78      10.8       11.6
First Oak Brook Bancshares A, B          171.3      0.57     2.1       2.55      1.50  -   2.12      10.7       18.2
Great Southern Bancorp A, C              287.5      0.56     1.5       3.30      3.21  -   2.70      11.1       11.4
IBERIABANK Corporation A                 153.5      0.72     2.0       3.25      2.97      2.36      11.1       12.2
Independent Bank Corp. A, B              244.9      0.72     2.6       2.55      2.30      2.00      10.9       12.1
-------------------------------------------------------------------------------------------------------------------------
MainSource Financial A                   163.6      0.68     3.0       2.20  -   2.05  -   1.72      10.2       10.9
Lakeland Financial A, B, C               198.7      0.68     2.6       2.20      2.00      1.73      11.8       13.0
MBT Financial Corp. A                    170.1      0.52     3.7       1.30  -   1.15  -   1.10      10.7       12.1
Midwest Banc Holdings, Inc. A            281.4      0.40     2.3       1.70  -   1.54  -   1.09      10.3       11.4
Mississippi Valley A                     287.3      0.56     1.1       3.50      3.17      2.80      14.1       15.6
-------------------------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc. A, C                183.5      0.12     0.5       2.25  -   1.95  -   1.28      10.8       12.4
Prosperity Bancshares A                  283.5      0.22     1.4       1.30  -   1.15  -   0.79      12.5       14.1
Second Bancorp, Inc. A, C                184.4      0.72     3.0       2.20      1.92  -   1.69      10.9       12.4
Simmons First National A                 130.1      0.96     2.8       3.15  -   3.02  -   2.31      10.8       11.2
Southside Bancshares A, B, C             153.9      0.28     2.1       1.50      1.35      1.26       9.1       10.1
-------------------------------------------------------------------------------------------------------------------------
Southwest Bancorp A, B                   157.6      0.44     1.8       2.40      2.20      2.00       9.9       10.8
=========================================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN      173.5               2.3                                     10.9       12.2
=========================================================================================================================
1st Source Corporation A, B              136.0%    $0.36     1.8%     $1.50  -  $0.63  -  $1.82      13.3 x     31.7 x
Alabama National Banc.                   215.6      1.00     2.7       2.95      2.70      2.34      12.6       13.7
AMCORE Financial A                       168.1      0.64     3.0       1.95  -   1.72  -   1.64      10.8       12.2
BancFirst Corporation A                  166.0      0.80     1.8       4.25      4.03  -   3.34      10.6       11.2
BancorpSouth, Inc. C                     173.1      0.60     3.5       1.60      1.48  -   1.19      10.8       11.7
-------------------------------------------------------------------------------------------------------------------------
First Financial Bancorp A                205.8      0.60     3.5       1.30      1.17      0.91      13.0       14.5
First Midwest A                          264.0      0.68     2.8       2.05      1.87      1.63      11.9       13.0
Greater Bay Bancorp C                    217.0      0.50     2.4       2.60  -   2.35  -   1.57       8.1        9.0
Integra Bank Corp. A                     165.6      0.94     4.4       1.60  -   1.37  -   0.42      13.3       15.5
Irwin Financial B, C                     126.9      0.27     1.8       1.90      1.37      2.00       7.8       10.8
-------------------------------------------------------------------------------------------------------------------------
Local Financial Corp. A, B, C            167.0      0.00     0.0       1.60  -   1.48      1.34       9.1        9.9
Old National Bancorp C                   215.6      0.68     3.0       1.95      1.81      1.49      11.7       12.6
Republic Bancorp A, B, C                 203.7      0.34     2.8       1.15      1.05      0.87      10.4       11.4
Southwest Bancorp of TX A                278.1      0.00     0.0       2.05  -   1.80  -   1.55      15.4       17.5
Sterling Bancshares A, C                 252.9      0.16     1.2       0.98      0.85      0.71      13.2       15.2
-------------------------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                240.4      0.44     1.5       2.23      1.99  -   1.62      12.9       14.4
UMB Financial A                          108.8      0.80     2.1       3.00  -   2.80  -   2.95      12.7       13.6
Unizan Financial Corp. A, C, Z           141.9      0.52     2.9       1.75      1.15      1.45      10.4       15.8
Wintrust Financial A, B, C               276.2      0.12     0.4       1.83      1.58      1.27      15.7       18.2
=========================================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN     203.7               2.4                                     11.9       13.6
=========================================================================================================================
Associated Banc-Corp                     190.0%    $1.24     4.0%     $3.00     $2.73     $2.45      10.3 x     11.3 x
Charter One Financial B                  223.2      0.88     3.0       2.85      2.55      2.21      10.2       11.4
Colonial Bancgroup C                     154.7      0.52     4.2       1.30      1.20      1.06       9.4       10.2
Commerce Bancshares A, B                 188.8      0.65     1.7       3.25      2.97      2.73      11.6       12.7
Fifth Third Banc.                        438.6      0.92     1.6       3.15      2.75      1.86      18.6       21.3
-------------------------------------------------------------------------------------------------------------------------
First Tennessee                          272.3      1.00     3.1       3.10  -   2.75  -   2.42      10.5       11.9
FirstMerit Corporation A                 192.3      0.96     4.6       2.20  -   2.00  -   1.42       9.5       10.4
National City Corporation                211.3      1.22     4.6       2.70      2.50      2.27       9.9       10.7
National Commerce Financial              180.4      0.68     3.1       1.80      1.58      1.09      12.2       13.9
TCF Financial B                          342.3      1.15     2.8       3.55      3.15      2.70      11.6       13.1
-------------------------------------------------------------------------------------------------------------------------
U.S. Bancorp B                           222.3      0.78     4.2       2.00      1.80      0.88       9.2       10.3
Union Planters Corp. B                   170.0      1.33     5.0       2.75  -   2.50  -   2.13       9.7       10.7
=========================================================================================================================
ASSETS > $10.0 BILLION - MEDIAN          201.8               3.6                                     10.2       11.3
=========================================================================================================================
TOTAL INDEX - MEDIAN                     186.6%              2.5%                                    10.9 x     12.3 x




                                                 ADJUSTED CASH 1/
                                         ---------------------------------
                                               EPS                P/E            Shares         Market
                                         ---------------     -------------         Out.          Cap.
                                         2003E     2002E     2003E   2002E       (000s)       (Million)
--------------------------------------------------------------------------------------------------------
Bank of the Ozarks A, B                  $1.96  -  $1.76  -   9.9 x   11.0 x       7,568        $146.3
Cass Information Systems A                2.30      2.25  -  11.0     11.3         3,203          81.3
CoBiz Inc. A                              1.05      0.91     15.3     17.7        13,152         211.5
CoVest Bancshares A                       2.00  -   1.85     10.3     11.2         3,534          73.0
Firstbank Corp. (Alma, MI) A, B           2.25      2.09     10.1     10.9         5,141         116.7
--------------------------------------------------------------------------------------------------------
Macatawa Bank Corp. A, B, C               1.49      1.25     11.8     14.1         7,686         135.4
Mercantile Bank Corp. A, B, C             1.80      1.48      9.9     12.1         5,148          92.1
S.Y. Bancorp, Inc. C                      2.45  -   2.12  -  15.7     18.2         6,705         258.1
Summit Bancshares A                       1.70  -   1.50  -  12.0     13.6         6,270         127.8
Tower Financial Corp. A, C                0.65  -   0.52  -  16.9     21.2         2,530          27.8
========================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN                       11.4     12.8                       122.3
========================================================================================================
Allegiant Bancorp A                      $1.54  -  $1.38  -  10.4 x   11.6 x      15,541        $249.4
Capitol Bancorp Ltd. A, B, C              1.70      1.45  -  11.1     13.0        10,640         201.0
First Busey Corp. A                       1.47      1.32     14.5     16.1        13,669         291.3
First Financial Bankshares A              3.00  -   2.75  -  12.1     13.3        12,345         449.9
First Indiana Corporation A               1.92      1.76      9.2     10.1        15,499         274.3
--------------------------------------------------------------------------------------------------------
First Merchants Corp. A, C                2.35  -   2.15  -   9.9     10.8        12,788         297.4
First Oak Brook Bancshares A, B           2.55      1.50  -  10.7     18.2         6,322         172.4
Great Southern Bancorp A, C               3.30      3.21  -  11.1     11.4         6,869         251.7
IBERIABANK Corporation A                  3.25      2.97     11.1     12.2         5,857         211.8
Independent Bank Corp. A, B               2.60      2.35     10.7     11.8        11,733         326.2
--------------------------------------------------------------------------------------------------------
MainSource Financial A                    2.35  -   2.20  -   9.5     10.2         6,495         145.6
Lakeland Financial A, B, C                2.28      2.08     11.4     12.5         5,772         150.2
MBT Financial Corp. A                     1.30  -   1.15  -  10.7     12.1        19,731         274.3
Midwest Banc Holdings, Inc. A             1.70  -   1.54  -  10.3     11.4        16,112         282.0
Mississippi Valley A                      3.50      3.17     14.1     15.6         9,428         465.9
--------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc. A, C                 2.25  -   1.95  -  10.8     12.4         4,917         119.1
Prosperity Bancshares A                   1.33  -   1.15  -  12.2     14.1        16,240         263.1
Second Bancorp, Inc. A, C                 2.23      1.95  -  10.7     12.3         9,945         237.7
Simmons First National A                  3.20  -   3.07  -  10.6     11.0         7,091         240.4
Southside Bancshares A, B, C              1.50      1.35      9.1     10.1         7,787         106.3
--------------------------------------------------------------------------------------------------------
Southwest Bancorp A, B                    2.40      2.20      9.9     10.8         5,722         136.2
========================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN                          10.7     12.1                       249.4
========================================================================================================
1st Source Corporation A, B              $1.50  -  $0.63  -  13.3 x   31.7 x      20,941        $418.8
Alabama National Banc.                    3.00      2.75     12.4     13.5        12,353         458.5
AMCORE Financial A                        1.96  -   1.73  -  10.7     12.2        24,646         518.3
BancFirst Corporation A                   4.33      4.11  -  10.4     11.0         8,183         369.0
BancorpSouth, Inc. C                      1.60      1.48  -  10.8     11.7        81,200       1,403.1
--------------------------------------------------------------------------------------------------------
First Financial Bancorp A                 1.31      1.18     12.9     14.3        46,345         784.2
First Midwest A                           2.05      1.87     11.9     13.0        48,534       1,179.9
Greater Bay Bancorp C                     2.67  -   2.40  -   7.9      8.8        50,502       1,068.6
Integra Bank Corp. A                      1.72  -   1.49  -  12.4     14.3        17,284         367.3
Irwin Financial B, C                      1.90      1.37      7.8     10.8        27,542         407.6
--------------------------------------------------------------------------------------------------------
Local Financial Corp. A, B, C             1.60  -   1.48      9.1      9.9        19,157         279.7
Old National Bancorp C                    1.97      1.83     11.6     12.5        61,161       1,395.1
Republic Bancorp A, B, C                  1.15      1.05     10.4     11.4        53,131         637.6
Southwest Bancorp of TX A                 2.05  -   1.80  -  15.4     17.5        33,004       1,040.0
Sterling Bancshares A, C                  0.98      0.85     13.2     15.2        43,800         565.0
--------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                 2.30      2.06  -  12.5     14.0        26,163         751.7
UMB Financial A                           3.05  -   2.85  -  12.5     13.3        22,063         837.9
Unizan Financial Corp. A, C, Z            1.90      1.29      9.6     14.1        22,044         401.6
Wintrust Financial A, B, C                1.83      1.58     15.7     18.2        15,712         451.7
========================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN                         11.9     13.3                       565.0
========================================================================================================
Associated Banc-Corp                     $3.04     $2.77     10.1 x   11.1 x      75,848      $2,338.4
Charter One Financial B                   2.85      2.55     10.2     11.4       220,018       6,380.5
Colonial Bancgroup C                      1.32      1.22      9.3     10.0       120,106       1,471.3
Commerce Bancshares A, B                  3.30      3.02     11.4     12.5        65,470       2,460.4
Fifth Third Banc.                         3.15      2.75     18.6     21.3       582,652      34,190.0
--------------------------------------------------------------------------------------------------------
First Tennessee                           3.10  -   2.75  -  10.5     11.9       125,852       4,105.3
FirstMerit Corporation A                  2.20  -   2.00  -   9.5     10.4        84,952       1,771.2
National City Corporation                 2.73      2.53      9.8     10.5       608,395      16,207.6
National Commerce Financial               2.00      1.78     11.0     12.3       206,163       4,515.0
TCF Financial B                           3.55      3.15     11.6     13.1        76,474       3,154.5
--------------------------------------------------------------------------------------------------------
U.S. Bancorp B                            2.15      1.95      8.6      9.5     1,915,100      35,333.6
Union Planters Corp. B                    2.85  -   2.60  -   9.4     10.3       205,217       5,473.1
========================================================================================================
ASSETS > $10.0 BILLION - MEDIAN                              10.2     11.3                     4,310.1
========================================================================================================
TOTAL INDEX - MEDIAN                                         10.7 x   12.2 x                    $368.2


Notes: A: Stifel, Nicolaus & Co. makes a market in the common stock of this company.
B: The analyst and/or a member of the analyst's household owns the common stock of this company.
C: Stifel, Nicolaus has been compensated for investment banking services by this company within the past 12 months and/or expects to be compensated by this company within the next three months.
D: An officer or director of Stifel, Nicolaus serves on the Board of Directors of this company.
1/ Cash earnings are calculated by adding back to net income: Core deposit premiums and Goodwill amortization
(Tax-effected when applicable) for 2001 and core deposit premiums (only) for 2002 and 2003.
Investment Rating: 1: Strong Buy, 2: Buy, 3: Market Perform, 4: Market Underperform, N: Not rated.
An arrow indicates direction of change in Investment Rating or EPS estimate in the last calendar month.
A = Actual, E = Estimate. NA = Not available, NM = Not meaningful.
All earnings per share figures are fully diluted and exclude the benefit of net operating loss carryforwards and extraordinary items.
Historical results are as originally reported in each year's annual report and subsequently adjusted for any stock splits and stock dividends.
Market Capitalization is calculated using shares outstanding at 3/31/02, adjusted for significant subsequent events.
Z: Due to recent merger-of-equals, the sum of company's quarters may not equal year-to-date total.

                                                            STIFEL, NICOLAUS
                                                     -----------------------
                                                     & COMPANY, INCORPORATED

                                                                EARNINGS SUMMARY

                                                                 Quarterly GAAP EPS
                                         -------------------------------------------------------------------
                                                                                                                             2Q
                                           4Q02E     3Q02E     2Q02       1Q02     4Q01       3Q01      2Q01      1Q01   '02E / '01
                                         -----------------------------------------------------------------------------------------
Bank of the Ozarks                         $0.46     $0.45     $0.44     $0.40     $0.34     $0.30     $0.29     $0.25      51.7%
Cass Information Systems                    0.59      0.55      0.69      0.42      0.50      0.59      0.54      0.53      27.8
Colorado Business Bankshares                0.26      0.24      0.23      0.19      0.19      0.17      0.18      0.13      27.8
CoVest Bancshares                           0.47      0.47      0.47      0.45      0.43      0.37      0.33      0.37      42.4
Firstbank Corp. (Alma, MI)                  0.53      0.51      0.52      0.51      0.50      0.49      0.48      0.31       8.3
----------------------------------------------------------------------------------------------------------------------------------
Macatawa Bank Corporation                   0.36      0.33      0.29      0.27      0.27      0.24      0.29      0.28       0.0
Mercantile Bank Corp.                       0.45      0.41      0.33      0.31      0.29      0.31      0.24      0.32      37.5
S.Y. Bancorp, Inc.                          0.54      0.53      0.52      0.53      0.52      0.51      0.49      0.44       6.1
Summit Bancshares                           0.39      0.38      0.37      0.36      0.31      0.36      0.37      0.32       0.0
Tower Financial Corp.                       0.13      0.13      0.14      0.12      0.14      0.12      0.10      0.08      40.0
==================================================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN                                                                                      27.8
==================================================================================================================================
Allegiant Bancorp                          $0.34     $0.32     $0.32     $0.30     $0.32     $0.32     $0.31     $0.29       3.2%
Capitol Bancorp Ltd.                        0.37      0.35      0.35      0.38      0.37      0.35      0.33      0.31       6.1
First Busey Corp.                           0.32      0.32      0.32      0.34      0.27      0.28      0.30      0.30       6.7
First Financial Bankshares                  0.71      0.69      0.69      0.66      0.61      0.61      0.59      0.57      16.9
First Indiana Corporation                   0.46      0.45      0.43      0.41     (0.02)     0.43      0.42      0.42       2.4
----------------------------------------------------------------------------------------------------------------------------------
First Merchants Corp.                       0.55      0.51      0.51      0.43      0.43      0.47      0.46      0.42      10.9
First Oak Brook Bancshares                  0.63      0.62     (0.36)     0.61      0.60      0.56      0.50      0.46        NM
Great Southern Bancorp                      0.75      0.74      0.94      0.78      0.67      0.70      0.65      0.67      44.6
IBERIABANK Corporation                      0.76      0.74      0.75      0.72      0.63      0.59      0.58      0.57      29.3
Independent Bank Corp.                      0.58      0.57      0.56      0.59      0.55      0.51      0.51      0.43       9.8
----------------------------------------------------------------------------------------------------------------------------------
MainSource Financial                        0.52      0.51      0.51      0.51      0.46      0.44      0.43      0.40      18.6
Lakeland Financial                          0.51      0.50      0.50      0.49      0.48      0.47      0.41      0.37      22.0
MBT Financial Corp.                         0.32      0.31      0.31      0.21      0.30      0.31      0.33      0.16      -6.1
Midwest Banc Holdings, Inc.                 0.39      0.38      0.39      0.39      0.30      0.29      0.26      0.24      50.0
Mississippi Valley                          0.81      0.78      0.78      0.80      0.70      0.72      0.71      0.67       9.9
----------------------------------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc.                        0.52      0.51      0.50      0.42      0.39      0.32      0.28      0.28      78.6
Prosperity Bancshares                       0.30      0.29      0.29      0.27      0.24      0.23      0.22      0.10      34.9
Second Bancorp, Inc.                        0.52      0.50      0.43      0.47      0.43      0.43      0.42      0.41       2.4
Simmons First National                      0.78      0.76      0.79      0.69      0.55      0.49      0.63      0.64      25.4
Southside Bancshares                        0.38      0.35      0.35      0.30      0.40      0.30      0.29      0.28      20.7
----------------------------------------------------------------------------------------------------------------------------------
Southwest Bancorp                           0.55      0.57      0.56      0.52      0.51      0.54      0.49      0.45      14.3
==================================================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN                                                                                         15.6
==================================================================================================================================
1st Source Corporation                     $0.15     $0.15     $0.13     $0.20     $0.44     $0.29     $0.44     $0.65     -70.5%
Alabama National                            0.68      0.67      0.69      0.68      0.66      0.62      0.58      0.49      19.0
AMCORE Financial                            0.46      0.44      0.42      0.40      0.46      0.42      0.38      0.39      10.5
BancFirst Corporation                       1.03      1.02      1.02      0.96      0.83      0.82      0.84      0.85      21.4
BancorpSouth, Inc.                          0.38      0.36      0.38      0.36      0.38      0.26      0.28      0.27      35.7
----------------------------------------------------------------------------------------------------------------------------------
First Financial Bancorp                     0.31      0.30      0.29      0.27      0.16      0.26      0.21      0.29      38.1
First Midwest                               0.48      0.47      0.47      0.45      0.43      0.42      0.40      0.38      17.5
Greater Bay Bancorp                         0.61      0.60      0.62      0.52      0.15      0.49      0.48      0.49      29.2
Integra Bank Corp.                          0.37      0.35      0.35      0.30     (0.76)     0.31      0.46      0.41     -23.9
Irwin Financial                             0.37      0.33      0.28      0.39      0.53      0.50      0.56      0.41     -50.0
----------------------------------------------------------------------------------------------------------------------------------
Local Financial Corp.                       0.38      0.37      0.37      0.36      0.35      0.34      0.33      0.32      12.1
Old National Bancorp                        0.46      0.45      0.44      0.46      0.40      0.43      0.31      0.35      41.9
Republic Bancorp                            0.25      0.27      0.27      0.26      0.23      0.25      0.38      0.02     -28.9
Southwest Bancorp of TX                     0.49      0.47      0.44      0.40      0.41      0.40      0.37      0.37      18.9
Sterling Bancshares                         0.23      0.22      0.21      0.19      0.18      0.18      0.19      0.16      10.5
----------------------------------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                   0.51      0.49      0.50      0.49      0.42      0.41      0.40      0.38      25.0
UMB Financial                               0.66      0.63      0.63      0.88      0.63      0.76      0.75      0.80     -16.0
Unizan Financial Corp.                      0.42      0.41      0.40     (0.08)     0.36      0.33      0.35      0.41      14.3
Wintrust Financial                          0.41      0.40      0.37      0.40      0.33      0.33      0.32      0.29      15.6
==================================================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN                                                                                        15.6
==================================================================================================================================
Associated Banc-Corp                       $0.69     $0.68     $0.68     $0.69     $0.64     $0.62     $0.63     $0.57       7.9%
Charter One Financial                       0.66      0.64      0.63      0.62      0.59      0.57      0.54      0.51      16.7
Colonial Bancgroup                          0.31      0.30      0.30      0.29      0.28      0.28      0.27      0.26      11.1
Commerce Bancshares                         0.76      0.75      0.75      0.71      0.71      0.68      0.69      0.66       8.7
Fifth Third Banc.                           0.72      0.69      0.68      0.66      0.65      0.47      0.22      0.51        NM
----------------------------------------------------------------------------------------------------------------------------------
First Tennessee                             0.69      0.69      0.69      0.67      0.68      0.68      0.65      0.41       6.2
FirstMerit Corporation                      0.50      0.50      0.49      0.51      0.02      0.49      0.46      0.45       6.5
National City Corporation                   0.62      0.61      0.63      0.73      0.57      0.58      0.57      0.54      10.5
National Commerce Financial                 0.42      0.41      0.39      0.36      0.29      0.28      0.27      0.25      44.4
TCF Financial                               0.83      0.80      0.78      0.75      0.72      0.69      0.67      0.62      16.4
----------------------------------------------------------------------------------------------------------------------------------
U.S. Bancorp                                0.49      0.47      0.43      0.39      0.36      0.02      0.29      0.21      48.3
Union Planters Corp.                        0.64      0.63      0.62      0.61      0.55      0.54      0.53      0.51      17.0
==================================================================================================================================
ASSETS > $10.0 BILLION - MEDIAN                                                                                             11.1
==================================================================================================================================
          TOTAL INDEX - MEDIAN                                                                                              16.0%


                                                                                                                          5 Year
                                                                                                                          Annual
                                                                  Fiscal Year GAAP EPS                                   Compound
                                         -------------------------------------------------------------------            EPS Growth
                                           2003E     2002E      2001      2000      l999      l998      l997     l996    '96 - '01
                                         -----------------------------------------------------------------------------------------
Bank of the Ozarks                         $1.95     $1.75     $1.18     $0.80     $0.88     $0.74     $0.69     $0.53      17.5%
Cass Information Systems                    2.30      2.25      2.15      2.02      1.61      1.89      1.79      1.66       5.3
Colorado Business Bankshares                1.05      0.91      0.66      0.65      0.48      0.34      0.24      0.19      28.3
CoVest Bancshares                           2.00      1.85      1.50      1.12      0.93      0.87      0.58      0.67      17.5
Firstbank Corp. (Alma, MI)                  2.25      2.07      1.78      1.65      1.50      1.34      1.18      1.10      10.1
----------------------------------------------------------------------------------------------------------------------------------
Macatawa Bank Corporation                   1.49      1.25      1.07      0.88      0.21     (1.13)    (0.16)       NA        NA
Mercantile Bank Corp.                       1.80      1.48      1.15      1.03      0.77     (0.52)       NA        NA        NA
S.Y. Bancorp, Inc.                          2.45      2.12      1.96      1.70      1.41      1.21      0.96      0.77      20.5
Summit Bancshares                           1.70      1.50      1.36      1.38      1.39      1.20      1.04      0.90       8.6
Tower Financial Corp.                       0.65      0.52      0.44      0.42     (0.71)       NA        NA        NA        NA
==================================================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN                                                                                      17.5
==================================================================================================================================
Allegiant Bancorp                          $1.43     $1.27     $1.24     $1.08     $0.83     $0.68     $0.49     $0.48      20.9%
Capitol Bancorp Ltd.                        1.70      1.45      1.35      1.13      0.83      0.72      0.88      0.79      11.3
First Busey Corp.                           1.45      1.30      1.15      1.03      0.90      0.81      0.74      0.67      11.4
First Financial Bankshares                  3.00      2.75      2.37      2.27      2.06      1.86      1.68      1.56       8.7
First Indiana Corporation                   1.92      1.76      1.25      1.55      1.42      1.15      1.09      1.10       2.6
----------------------------------------------------------------------------------------------------------------------------------
First Merchants Corp.                       2.15      2.00      1.78      1.67      1.50      1.44      1.36      1.26       7.2
First Oak Brook Bancshares                  2.55      1.50      2.12      1.70      1.57      1.39      2.03      1.03      15.5
Great Southern Bancorp                      3.30      3.21      2.70      2.12      1.76      1.76      1.62      1.20      17.6
IBERIABANK Corporation                      3.25      2.97      2.36      2.12      1.53      1.56      0.83      0.80      24.2
Independent Bank Corp.                      2.55      2.30      2.00      1.61      0.68      1.19      1.06      0.95      16.1
----------------------------------------------------------------------------------------------------------------------------------
MainSource Financial                        2.20      2.05      1.72      1.52      1.33      1.23      1.37      0.96      12.4
Lakeland Financial                          2.20      2.00      1.73      1.60      1.43      1.36      1.30      1.11       9.3
MBT Financial Corp.                         1.30      1.15      1.10      1.06      0.85      0.83      0.89      0.83       5.8
Midwest Banc Holdings, Inc.                 1.70      1.54      1.09      0.90      0.71      0.63      0.57      0.49      17.3
Mississippi Valley                          3.50      3.17      2.80      2.40      2.25      1.91      1.55      1.46      13.9
----------------------------------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc.                        2.25      1.95      1.28      0.92      0.69      0.86      0.65      0.47      22.2
Prosperity Bancshares                       1.30      1.15      0.79      0.74      0.60      0.52      0.46      0.38      15.6
Second Bancorp, Inc.                        2.20      1.92      1.69      0.60      1.51      0.52      1.32      1.27       5.9
Simmons First National                      3.15      3.02      2.31      2.58      2.33      2.27      2.07      1.81       5.0
Southside Bancshares                        1.50      1.35      1.26      1.18      0.95      0.64      0.59      0.50      20.3
----------------------------------------------------------------------------------------------------------------------------------
Southwest Bancorp                           2.40      2.20      2.00      1.76      1.46      1.26      0.59      1.06      13.5
==================================================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN                                                                                         13.5
==================================================================================================================================
1st Source Corporation                     $1.50     $0.63     $1.82     $1.79     $1.69     $1.45     $1.23     $1.09      10.8%
Alabama National                            2.95      2.70      2.34      2.17      1.98      1.55      1.31        NA      15.6
AMCORE Financial                            1.95      1.72      1.64      1.58      1.40      1.36      1.05      1.24       5.8
BancFirst Corporation                       4.25      4.03      3.34      3.19      2.75      2.27      2.50      2.33       7.5
BancorpSouth, Inc.                          1.60      1.48      1.19      0.88      1.20      1.01      1.02      1.01       3.3
----------------------------------------------------------------------------------------------------------------------------------
First Financial Bancorp                     1.30      1.17      0.91      1.19      1.02      1.05      0.96      0.83       1.9
First Midwest                               2.05      1.87      1.63      1.46      1.34      0.98      1.02      1.05       9.2
Greater Bay Bancorp                         2.60      2.35      1.57      1.35      1.09      0.81      0.58        NA        NA
Integra Bank Corp.                          1.60      1.37      0.42      1.77      1.27      1.21      1.53      1.37     -21.1
Irwin Financial                             1.90      1.37      2.00      1.67      1.51      1.38      1.08      0.97      15.6
----------------------------------------------------------------------------------------------------------------------------------
Local Financial Corp.                       1.60      1.48      1.34      1.20      1.08      0.89     (6.52)       NA        NA
Old National Bancorp                        1.95      1.81      1.49      0.98      1.51      1.20      1.17      1.11       6.1
Republic Bancorp                            1.15      1.05      0.87      0.84      0.27      0.72      0.59      0.45      14.1
Southwest Bancorp of TX                     2.05      1.80      1.55      1.29      0.93      0.93      0.72      0.56     22.58
Sterling Bancshares                         0.98      0.85      0.71      0.67      0.54      0.47      0.41      0.38      13.3
----------------------------------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                   2.23      1.99      1.62      1.46      1.28      0.93      0.97      0.83      14.3
UMB Financial                               3.00      2.80      2.95      2.91      2.80      2.30      2.61      2.38       4.4
Unizan Financial Corp.                      1.75      1.15      1.45      1.35      1.28      0.94      0.76      0.69      16.0
Wintrust Financial                          1.83      1.58      1.27      0.83      0.73      0.49      0.40     (0.11)     33.5
==================================================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN                                                                                        10.8
==================================================================================================================================
Associated Banc-Corp                       $3.00     $2.73     $2.45     $2.24     $2.13     $2.04     $0.68     $1.72       7.3%
Charter One Financial                       2.85      2.55      2.21      1.90      1.39      1.40      0.96      1.35      10.4
Colonial Bancgroup                          1.30      1.20      1.06      1.01      1.06      0.49      0.89        NA       4.5
Commerce Bancshares                         3.25      2.97      2.73      2.63      2.35      2.09      1.84      1.62      11.0
Fifth Third Banc.                           3.15      2.75      1.86      1.83      1.43      1.17      1.13      0.94      14.6
----------------------------------------------------------------------------------------------------------------------------------
First Tennessee                             3.10      2.75      2.42      1.77      1.85      1.72      1.50      1.34      12.5
FirstMerit Corporation                      2.20      2.00      1.42      1.80      1.37      1.34      1.36      1.08       5.6
National City Corporation                   2.70      2.50      2.27      2.13      2.22      1.61      1.83      1.64       6.7
National Commerce Financial                 1.80      1.58      1.09      0.28      0.99      0.83      0.69      0.58      13.4
TCF Financial                               3.55      3.15      2.70      2.35      2.00      1.76      1.69      1.52      12.2
----------------------------------------------------------------------------------------------------------------------------------
U.S. Bancorp                                2.00      1.80      0.88      1.32      0.87      0.65      0.73      0.58       8.7
Union Planters Corp.                        2.75      2.50      2.13      2.00      1.90      1.05      1.63      1.28      10.7
==================================================================================================================================
ASSETS > $10.0 BILLION - MEDIAN                                                                                             10.5
==================================================================================================================================
          TOTAL INDEX - MEDIAN                                                                                              11.4%





                                                               Annual EPS Percent Change
                                         --------------------------------------------------------------------
                                            2003E    2002E     2001      2000      l999      l998      l997
                                         --------------------------------------------------------------------
Bank of the Ozarks                          11.4%    48.9%    46.9%     -8.6%     19.0%      6.5%      31.4%
Cass Information Systems                     2.2      4.7      6.4      25.5     -14.8       5.6        7.8
Colorado Business Bankshares                15.4     37.9      1.5      35.4      41.2      41.7       26.3
CoVest Bancshares                            8.1     23.3     33.9      20.4       6.9      50.0      -13.4
Firstbank Corp. (Alma, MI)                   8.7     16.3      7.9      10.0      11.9      13.6        7.3
-------------------------------------------------------------------------------------------------------------
Macatawa Bank Corporation                   19.2     16.8     21.6     319.0        NM        NM         NM
Mercantile Bank Corp.                       21.6     28.7     11.7      33.5        NM        NM         NM
S.Y. Bancorp, Inc.                          15.6      8.2     15.3      20.6      16.5      26.0       24.7
Summit Bancshares                           13.3     10.3     -1.4      -0.7      15.8      15.4       15.6
Tower Financial Corp.                       25.0     18.2      4.8        NM        NM        NM         NM
=============================================================================================================
ASSETS LESS THAN $1.0 BILLION - MEDIAN      14.4     17.5      9.8      20.6      15.8      15.4       15.6
=============================================================================================================
Allegiant Bancorp                           12.6%     2.4%    14.8%     30.1%     22.1%     38.8%       2.1%
Capitol Bancorp Ltd.                        17.2      7.4     19.5      36.1      15.3     -18.2       11.4
First Busey Corp.                           11.5     13.0     11.7      14.4      11.1       9.5       10.4
First Financial Bankshares                   9.1     16.0      4.4      10.2      10.8      10.7        7.7
First Indiana Corporation                    9.1     41.0    -19.5       9.2      23.5       5.5       -0.9
-------------------------------------------------------------------------------------------------------------
First Merchants Corp.                        7.5     12.4      6.6      11.3       4.2       5.9        7.9
First Oak Brook Bancshares                  70.0    -29.2     24.7       8.3      12.9     -31.5       97.1
Great Southern Bancorp                       2.8     18.9     27.4      20.5       0.0       8.6       35.0
IBERIABANK Corporation                       9.4     25.8     11.3      38.6      -1.9      88.0        3.7
Independent Bank Corp.                      10.9     15.0     24.2     136.8     -42.9      12.3       11.6
-------------------------------------------------------------------------------------------------------------
MainSource Financial                         7.3     19.2     13.2      14.3       8.1     -10.2       42.7
Lakeland Financial                          10.0     15.6      8.1      11.9       5.1       4.6       17.1
MBT Financial Corp.                         13.0      4.5      3.8      24.7       2.4      -6.7        7.2
Midwest Banc Holdings, Inc.                 10.4     41.3     21.1      26.8      12.7      10.5       16.3
Mississippi Valley                          10.4     13.2     16.7       6.7      17.8      23.2        6.2
-------------------------------------------------------------------------------------------------------------
PrivateBancorp, Inc.                        15.4     52.3     39.1      33.3     -19.8      32.3       38.3
Prosperity Bancshares                       13.0     46.5      6.1      23.3      15.4      13.0       21.1
Second Bancorp, Inc.                        14.6     13.6       NM     -60.3     190.4     -60.6        3.9
Simmons First National                       4.3     30.7    -10.5      10.7       2.6       9.7       14.4
Southside Bancshares                        11.1      7.1      6.8      24.2      48.4       8.5       18.0
-------------------------------------------------------------------------------------------------------------
Southwest Bancorp                            9.1     10.0     13.6      20.5      15.9     113.6      -44.3
=============================================================================================================
ASSETS $1.0 - $2.5 BILLION - MEDIAN         10.4     15.0     12.4      20.5      11.1       9.5       11.4
=============================================================================================================
1st Source Corporation                     138.1%   -65.4%     1.7%      5.9%     16.6%     17.9%      12.8%
Alabama National                             9.3     15.4      7.8       9.6      27.7      18.3         NM
AMCORE Financial                            13.4      4.9      3.8      12.9       2.9      29.5      -15.3
BancFirst Corporation                        5.5     20.7      4.7      16.0      21.1      -9.2        7.3
BancorpSouth, Inc.                           8.1     24.4     35.2     -26.7      18.8      -1.0        1.0
-------------------------------------------------------------------------------------------------------------
First Financial Bancorp                     11.1     28.6    -23.5      16.7      -2.9       9.4       15.7
First Midwest                                9.6     14.7     11.6       9.0      36.7      -3.9       -2.9
Greater Bay Bancorp                         10.6     49.7     16.3      23.9      34.6      39.7         NM
Integra Bank Corp.                          16.8    226.2    -76.3      39.4       5.0     -20.9       11.7
Irwin Financial                             38.7    -31.5     19.8      10.6       9.4      27.8       11.3
-------------------------------------------------------------------------------------------------------------
Local Financial Corp.                        8.1     10.4     11.7      11.1      21.3        NM         NM
Old National Bancorp                         7.7     21.5     52.0     -35.1      25.8       2.6        5.4
Republic Bancorp                             9.5     20.7      3.6     211.1     -62.5      22.0       31.1
Southwest Bancorp of TX                     13.9     16.1     20.2      38.7       0.0      29.2       28.6
Sterling Bancshares                         15.3     19.7      6.0      24.1      14.9      14.6        7.9
-------------------------------------------------------------------------------------------------------------
Texas Regional Bancshares                   12.1     22.8     11.0      14.1      37.6      -4.1       16.9
UMB Financial                                7.1     -5.1      1.4       3.9      21.7     -11.9        9.7
Unizan Financial Corp.                      52.2    -20.7      7.4       5.5      36.2      23.7       10.1
Wintrust Financial                          15.8     24.4     53.0      13.7      49.0      22.5         NM
=============================================================================================================
ASSETS $2.5 - $10.0 BILLION - MEDIAN        11.1     19.7      7.8      12.9      21.1      16.3       10.1
=============================================================================================================
Associated Banc-Corp                         9.9%    11.4%     9.4%      5.2%      4.4%    200.0%     -60.5%
Charter One Financial                       11.8     15.4     16.3      36.7      -0.7      45.8      -28.9
Colonial Bancgroup                           8.3     13.2      5.0      -4.7     116.3     -44.9         NM
Commerce Bancshares                          9.4      8.8      3.8      11.9      12.4      13.6       13.6
Fifth Third Banc.                           14.5     47.8      1.6      28.0      22.2       3.5       20.2
-------------------------------------------------------------------------------------------------------------
First Tennessee                             12.7     13.6     36.7      -4.3       7.6      14.7       11.9
FirstMerit Corporation                      10.0     40.8    -21.1      31.4       2.2      -1.5       25.9
National City Corporation                    8.0     10.1      6.6      -4.1      37.9     -12.0       11.6
National Commerce Financial                 13.9     45.0       NM    - 71.7      19.3      20.3       19.0
TCF Financial                               12.7     16.7     14.9      17.5      13.6       4.1       11.2
-------------------------------------------------------------------------------------------------------------
U.S. Bancorp                                11.1    104.5    -33.3      51.7      33.8     -11.0       25.9
Union Planters Corp.                        10.0     17.4      6.5       5.3      81.0     -35.6       27.3
=============================================================================================================
ASSETS > $10.0 BILLION - MEDIAN             10.6     16.0      6.5       8.6      16.5       3.8       13.6
=============================================================================================================
          TOTAL INDEX - MEDIAN              11.1%    16.2%     8.7%     14.3%     15.3%     10.1%      11.6%

                                                        STIFEL, NICOLAUS
                                                 -----------------------
                                                 & COMPANY, INCORPORATED

                                                MARKET STATISTICS
                                                  PRICED AS OF:
                                                   7/23/2002
                                                                                          PRICE / 2003 EST.
    PRICE / 2003 EST. GAAP EPS               PRICE / 2002 EST. GAAP EPS                   ADJUSTED CASH EPS
-----------------------------------     -----------------------------------     ------------------------------------
Irwin Financial               7.8 x     Greater Bay Bancorp           9.0 x     Irwin Financial                7.8 x
Greater Bay Bancorp           8.1       Local Financial Corp.         9.9       Greater Bay Bancorp            7.9
Southside Banc. (TX)          9.1       First Indiana Corp.          10.1       U.S. Bancorp                   8.6
Local Financial Corp.         9.1       Southside Banc. (TX)         10.1       Southside Banc. (TX)           9.1
First Indiana Corp.           9.2       Colonial Bancgroup           10.2       Local Financial Corp.          9.1
U.S. Bancorp                  9.2       U.S. Bancorp                 10.3       First Indiana Corp.            9.2
Colonial Bancgroup            9.4       FirstMerit Corporation       10.4       Colonial Bancgroup             9.3
FirstMerit Corporation        9.5       National City Corporation    10.7       Union Planters Corp.           9.4
Union Planters Corp.          9.7       Union Planters Corp.         10.7       FirstMerit Corporation         9.5
National City Corporation     9.9       Irwin Financial              10.8       MainSource Financial           9.5
Bank of the Ozarks            9.9       Southwest Bancorp            10.8       Unizan Financial               9.6
Southwest Bancorp             9.9       MainSource Financial         10.9       National City Corporation      9.8
Mercantile Bank Corp.         9.9       Firstbank Corp. (Alma, MI)   11.0       Bank of the Ozarks             9.9
Firstbank Corp. (Alma, MI)   10.1       Bank of the Ozarks           11.0       First Merchants Corp.          9.9
Charter One Financial        10.2       CoVest Bancshares            11.2       Southwest Bancorp              9.9
MainSource Financial         10.2       BancFirst Corporation        11.2       Mercantile Bank Corp.          9.9
Associated Banc-Corp         10.3       Simmons First National       11.2       Firstbank Corp. (Alma, MI)    10.1
Midwest Banc Holdings        10.3       Cass Information Systems     11.3       Associated Banc-Corp          10.1
CoVest Bancshares            10.3       Associated Banc-Corp         11.3       Charter One Financial         10.2
Unizan Financial             10.4       Midwest Banc Holdings        11.4       Midwest Banc Holdings         10.3
Republic Bancorp             10.4       Charter One Financial        11.4       CoVest Bancshares             10.3
First Tennessee              10.5       Great Southern Bancorp       11.4       BancFirst Corporation         10.4
BancFirst Corporation        10.6       Republic Bancorp             11.4       Allegiant Bancorp             10.4
MBT Financial Corp.          10.7       First Merchants Corp.        11.6       Republic Bancorp              10.4
First Oak Brook Banc.        10.7       BancorpSouth, Inc.           11.7       First Tennessee               10.5
Simmons First National       10.8       First Tennessee              11.9       Simmons First National        10.6
Private Bancorp              10.8       Independent Bank Corp.       12.1       MBT Financial Corp.           10.7
AMCORE Financial             10.8       MBT Financial Corp.          12.1       Independent Bank Corp.        10.7
BancorpSouth, Inc.           10.8       Mercantile Bank Corp.        12.1       First Oak Brook Banc.         10.7
First Merchants Corp.        10.8       IBERIABANK Corporation       12.2       Second Bancorp, Inc.          10.7
Second Bancorp, Inc.         10.9       AMCORE Financial             12.2       AMCORE Financial              10.7
    MEDIAN                   10.9           MEDIAN                   12.3           MEDIAN                    10.7
Independent Bank Corp.       10.9       Private Bancorp              12.4       Private Bancorp               10.8
Cass Information Systems     11.0       Second Bancorp, Inc.         12.4       BancorpSouth, Inc.            10.8
Great Southern Bancorp       11.1       Old National Bancorp         12.6       National Commerce Fin.        11.0
Capitol Bancorp Ltd.         11.1       Allegiant Bancorp            12.6       Cass Information Systems      11.0
IBERIABANK Corporation       11.1       Commerce Bancshares          12.7       Great Southern Bancorp        11.1
Allegiant Bancorp            11.2       First Midwest                13.0       Capitol Bancorp Ltd.          11.1
Commerce Bancshares          11.6       Lakeland Financial           13.0       IBERIABANK Corporation        11.1
TCF Financial                11.6       Capitol Bancorp Ltd.         13.0       Commerce Bancshares           11.4
Old National Bancorp         11.7       TCF Financial                13.1       Lakeland Financial            11.4
Macatawa Bank Corp.          11.8       First Financial Bank.        13.3       Old National Bancorp          11.6
Lakeland Financial           11.8       UMB Financial                13.6       TCF Financial                 11.6
First Midwest                11.9       Summit Bancshares            13.6       Macatawa Bank Corp.           11.8
Summit Bancshares            12.0       Alabama National             13.7       First Midwest                 11.9
First Financial Bank.        12.1       National Commerce Fin.       13.9       Summit Bancshares             12.0
National Commerce Fin.       12.2       Prosperity Bancshares        14.1       First Financial Bank.         12.1
Prosperity Bancshares        12.5       Macatawa Bank Corp.          14.1       Prosperity Bancshares         12.2
Alabama National             12.6       Texas Regional Banc.         14.4       Integra Bank Corp.            12.4
UMB Financial                12.7       First Financial Bancorp      14.5       Alabama National              12.4
Texas Regional Banc.         12.9       Sterling Bancshares          15.2       UMB Financial                 12.5
First Financial Bancorp      13.0       Integra Bank Corp.           15.5       Texas Regional Banc.          12.5
Sterling Bancshares          13.2       Mississippi Valley           15.6       First Financial Bancorp       12.9
Integra Bank Corp.           13.3       Unizan Financial             15.8       Sterling Bancshares           13.2
1st Source Corporation       13.3       First Busey Corp.            16.4       1st Source Corporation        13.3
Mississippi Valley           14.1       Southwest Bancorp of TX      17.5       Mississippi Valley            14.1
First Busey Corp.            14.7       CoBiz Inc.                   17.7       First Busey Corp.             14.5
CoBiz Inc.                   15.3       S.Y. Bancorp, Inc.           18.2       CoBiz Inc.                    15.3
Southwest Bancorp of TX      15.4       First Oak Brook Banc.        18.2       Southwest Bancorp of TX       15.4
Wintrust Financial           15.7       Wintrust Financial           18.2       Wintrust Financial            15.7
S.Y. Bancorp, Inc.           15.7       Tower Financial              21.2       S.Y. Bancorp, Inc.            15.7
Tower Financial              16.9       Fifth Third Banc.            21.3       Tower Financial               16.9
Fifth Third Banc.            18.6       1st Source Corporation       31.7       Fifth Third Banc.             18.6




        PRICE / 2002 EST.
        ADJUSTED CASH EPS                         DIVIDEND YIELD
-----------------------------------     -----------------------------------
Greater Bay Bancorp           8.8 x     Union Planters Corp.           5.0%
U.S. Bancorp                  9.5       FirstMerit Corporation         4.6
Local Financial Corp.         9.9       National City Corporation      4.6
Colonial Bancgroup           10.0       Integra Bank Corp.             4.4
First Indiana Corp.          10.1       Colonial Bancgroup             4.2
Southside Banc. (TX)         10.1       U.S. Bancorp                   4.2
MainSource Financial         10.2       Associated Banc-Corp           4.0
Union Planters Corp.         10.3       First Merchants Corp.          4.0
FirstMerit Corporation       10.4       First Financial Bank.          3.8
National City Corporation    10.5       MBT Financial Corp.            3.7
Irwin Financial              10.8       First Indiana Corp.            3.6
Southwest Bancorp            10.8       First Financial Bancorp        3.5
First Merchants Corp.        10.8       BancorpSouth, Inc.             3.5
Firstbank Corp. (Alma, MI)   10.9       Firstbank Corp. (Alma, MI)     3.2
BancFirst Corporation        11.0       Cass Information Systems       3.2
Bank of the Ozarks           11.0       National Commerce Fin.         3.1
Simmons First National       11.0       First Tennessee                3.1
Associated Banc-Corp         11.1       AMCORE Financial               3.0
CoVest Bancshares            11.2       Charter One Financial          3.0
Cass Information Systems     11.3       MainSource Financial           3.0
Midwest Banc Holdings        11.4       Second Bancorp, Inc.           3.0
Charter One Financial        11.4       Old National Bancorp           3.0
Great Southern Bancorp       11.4       Unizan Financial               2.9
Republic Bancorp             11.4       Republic Bancorp               2.8
Allegiant Bancorp            11.6       Simmons First National         2.8
BancorpSouth, Inc.           11.7       First Busey Corp.              2.8
Independent Bank Corp.       11.8       First Midwest                  2.8
First Tennessee              11.9       TCF Financial                  2.8
MBT Financial Corp.          12.1       Alabama National               2.7
Mercantile Bank Corp.        12.1       Lakeland Financial             2.6
AMCORE Financial             12.2       Independent Bank Corp.         2.6
    MEDIAN                   12.2           MEDIAN                     2.5
IBERIABANK Corporation       12.2       Greater Bay Bancorp            2.4
Second Bancorp, Inc.         12.3       Summit Bancshares              2.4
National Commerce Fin.       12.3       Midwest Banc Holdings          2.3
Private Bancorp              12.4       Capitol Bancorp Ltd.           2.1
Commerce Bancshares          12.5       UMB Financial                  2.1
Old National Bancorp         12.5       First Oak Brook Banc.          2.1
Lakeland Financial           12.5       Southside Banc. (TX)           2.1
First Midwest                13.0       IBERIABANK Corporation         2.0
Capitol Bancorp Ltd.         13.0       Southwest Bancorp              1.8
TCF Financial                13.1       Irwin Financial                1.8
First Financial Bank.        13.3       Macatawa Bank Corp.            1.8
UMB Financial                13.3       1st Source Corporation         1.8
Alabama National             13.5       BancFirst Corporation          1.8
Summit Bancshares            13.6       Commerce Bancshares            1.7
Texas Regional Banc.         14.0       Bank of the Ozarks             1.7
Prosperity Bancshares        14.1       Allegiant Bancorp              1.6
Macatawa Bank Corp.          14.1       Fifth Third Banc.              1.6
Unizan Financial             14.1       CoVest Bancshares              1.5
Integra Bank Corp.           14.3       Texas Regional Banc.           1.5
First Financial Bancorp      14.3       Great Southern Bancorp         1.5
Sterling Bancshares          15.2       Prosperity Bancshares          1.4
Mississippi Valley           15.6       S.Y. Bancorp, Inc.             1.4
First Busey Corp.            16.1       CoBiz Inc.                     1.2
Southwest Bancorp of TX      17.5       Sterling Bancshares            1.2
CoBiz Inc.                   17.7       Mississippi Valley             1.1
S.Y. Bancorp, Inc.           18.2       Private Bancorp                0.5
First Oak Brook Banc.        18.2       Wintrust Financial             0.4
Wintrust Financial           18.2       Local Financial Corp.          0.0
Tower Financial              21.2       Mercantile Bank Corp.          0.0
Fifth Third Banc.            21.3       Southwest Bancorp of TX        0.0
1st Source Corporation       31.7       Tower Financial                0.0

                                                      MARKET STATISTICS
                                                        PRICED AS OF:
                                                         7/23/2002
                                                                                                 STOCK'S 2002 YTD
   PRICE / BOOK VALUE (3/31/02)                  PRICE / TANG. BOOK (3/31/02)                      PRICE CHANGE
-------------------------------------       -------------------------------------       ------------------------------------
UMB Financial                  108.8%       Tower Financial                116.9%       Bank of the Ozarks             52.2%
Tower Financial                116.9        UMB Financial                  118.2        Lakeland Financial             47.7
Mercantile Bank Corp.          126.7        Mercantile Bank Corp.          126.7        Capitol Bancorp Ltd.           42.0
Irwin Financial                126.9        Irwin Financial                127.7        Wintrust Financial             41.1
First Indiana Corp.            129.2        First Indiana Corp.            137.6        Southwest Bancorp              35.2
Simmons First National         130.1        Macatawa Bank Corp.            144.7        IBERIABANK Corporation         30.4
1st Source Corporation         136.0        Cass Information Systems       147.7        BancFirst Corporation          30.0
Unizan Financial               141.9        1st Source Corporation         150.5        MainSource Financial           27.7
Macatawa Bank Corp.            144.7        Simmons First National         157.6        Mississippi Valley             26.1
Cass Information Systems       145.5        Southwest Bancorp              158.0        Midwest Banc Holdings          23.5
IBERIABANK Corporation         153.5        Southside Banc. (TX)           158.9        Private Bancorp                23.4
Southside Banc. (TX)           153.9        CoVest Bancshares              163.2        First Financial Bank           21.1
Colonial Bancgroup             154.7        MBT Financial Corp.            170.6        Great Southern Bancorp         20.2
Firstbank Corp. (Alma, MI)     156.8        First Oak Brook Banc.          171.3        Prosperity Bancshares          20.0
Southwest Bancorp              157.6        Firstbank Corp. (Alma, MI)     176.7        CoBiz Inc.                     19.1
CoVest Bancshares              158.6        AMCORE Financial               177.2        Firstbank Corp. (Alma, MI)     18.5
Capitol Bancorp Ltd.           159.0        Capitol Bancorp Ltd.           181.3        Allegiant Bancorp              16.7
First Merchants Corp.          162.4        BancorpSouth, Inc.             183.2        S.Y. Bancorp, Inc.             15.6
MainSource Financial           163.6        Local Financial Corp.          184.1        Texas Regional Banc.           13.9
Integra Bank Corp.             165.6        BancFirst Corporation          184.2        First Oak Brook Banc.          12.9
BancFirst Corporation          166.0        Colonial Bancgroup             193.5        Summit Bancshares              12.8
Local Financial Corp.          167.0        Commerce Bancshares            196.3        Second Bancorp, Inc.           10.6
AMCORE Financial               168.1        First Merchants Corp.          199.0        CoVest Bancshares              10.4
Union Planters Corp.           170.0        IBERIABANK Corporation         206.9        Alabama National               10.1
MBT Financial Corp.            170.1        Summit Bancshares              207.6        Southside Banc. (TX)            8.8
First Oak Brook Banc.          171.3        Republic Bancorp               208.7        Charter One Financial           6.8
BancorpSouth, Inc.             173.1        Second Bancorp, Inc.           215.1        Mercantile Bank Corp.           5.9
Allegiant Bancorp              173.5        Lakeland Financial             215.8        Simmons First National          5.4
National Commerce Fin.         180.4        Private Bancorp                220.0        Local Financial Corp.           4.4
Private Bancorp                183.5        MainSource Financial           220.5        Southwest Bancorp of TX         4.1
Second Bancorp, Inc.           184.4        Integra Bank Corp.             224.4        BancorpSouth, Inc.              4.1
    MEDIAN                     186.6            MEDIAN                     225.5            MEDIAN                      3.9
Commerce Bancshares            188.8        FirstMerit Corporation         226.6        Cass Information Systems        3.6
Associated Banc-Corp           190.0        First Financial Bancorp        227.7        Sterling Bancshares             3.0
FirstMerit Corporation         192.3        Associated Banc-Corp           232.0        Integra Bank Corp.              1.5
Lakeland Financial             198.7        First Financial Bank.          233.6        First Indiana Corp.             1.0
Republic Bancorp               203.7        Alabama National               237.0        MBT Financial Corp.             0.4
First Financial Bancorp        205.8        Union Planters Corp.           238.0        Independent Bank Corp.          0.0
First Financial Bank.          207.0        Unizan Financial               245.6        First Busey Corp.              -0.8
Summit Bancshares              207.6        National City Corporation      249.0        Unizan Financial               -1.8
National City Corporation      211.3        Old National Bancorp           254.0        First Merchants Corp.          -3.2
Alabama National               215.6        Charter One Financial          254.6        1st Source Corporation         -3.4
Old National Bancorp           215.6        Bank of the Ozarks             263.4        Commerce Bancshares            -3.6
Greater Bay Bancorp            217.0        Independent Bank Corp.         273.1        Associated Banc-Corp           -3.9
U.S. Bancorp                   222.3        First Midwest                  274.7        First Financial Bancorp        -4.1
Charter One Financial          223.2        Southwest Bancorp of TX        280.1        Fifth Third Banc.              -4.3
Texas Regional Banc.           240.4        Texas Regional Banc.           281.5        Macatawa Bank Corp.            -4.9
Independent Bank Corp.         244.9        Allegiant Bancorp              285.1        UMB Financial                  -5.1
Bank of the Ozarks             250.7        Mississippi Valley             287.3        Old National Bancorp           -5.1
Sterling Bancshares            252.9        Great Southern Bancorp         287.5        AMCORE Financial               -5.9
First Midwest                  264.0        Midwest Banc Holdings          294.9        Tower Financial                -7.6
First Busey Corp.              270.8        First Busey Corp.              299.7        National City Corporation      -8.9
First Tennessee                272.3        First Tennessee                307.4        First Tennessee               -10.0
Wintrust Financial             276.2        Wintrust Financial             328.6        Union Planters Corp.          -11.4
Southwest Bancorp of TX        278.1        CoBiz Inc.                     331.5        U.S. Bancorp                  -11.8
Midwest Banc Holdings          281.4        Greater Bay Bancorp            333.2        Irwin Financial               -12.9
Prosperity Bancshares          283.5        Sterling Bancshares            338.6        Colonial Bancgroup            -13.1
Mississippi Valley             287.3        S.Y. Bancorp, Inc.             348.1        Republic Bancorp              -13.4
Great Southern Bancorp         287.5        Prosperity Bancshares          375.0        National Commerce Fin.        -13.4
CoBiz Inc.                     292.9        National Commerce Fin.         395.3        TCF Financial                 -14.0
TCF Financial                  342.3        U.S. Bancorp                   395.9        First Midwest                 -16.7
S.Y. Bancorp, Inc.             345.0        TCF Financial                  410.9        FirstMerit Corporation        -23.0
Fifth Third Banc.              438.6        Fifth Third Banc.              499.0        Greater Bay Bancorp           -26.0



           PAYOUT RATIO                          MARKET CAPITALIZATION ($MM)
-------------------------------------       -------------------------------------
Local Financial Corp.            0.0%        U.S. Bancorp                 $35,334
Mercantile Bank Corp.            0.0         Fifth Third Banc.             34,190
Southwest Bancorp of TX          0.0         National City Corporation     16,208
Tower Financial                  0.0         Charter One Financial          6,381
Private Bancorp                  6.2         Union Planters Corp.           5,473
Wintrust Financial               7.6         National Commerce Fin.         4,515
CoVest Bancshares               17.3         First Tennessee                4,105
Great Southern Bancorp          17.4         TCF Financial                  3,155
Mississippi Valley              17.7         Commerce Bancshares            2,460
Bank of the Ozarks              18.3         Associated Banc-Corp           2,338
Sterling Bancshares             18.8         FirstMerit Corporation         1,771
Prosperity Bancshares           19.1         Colonial Bancgroup             1,471
Irwin Financial                 19.7         BancorpSouth, Inc.             1,403
BancFirst Corporation           19.9         Old National Bancorp           1,395
Southwest Bancorp               20.0         First Midwest                  1,180
Allegiant Bancorp               20.5         Greater Bay Bancorp            1,069
Southside Banc. (TX)            20.7         Southwest Bancorp of TX        1,040
Greater Bay Bancorp             21.3         UMB Financial                    838
Commerce Bancshares             21.9         First Financial Bancorp          784
CoBiz Inc.                      22.0         Texas Regional Banc.             752
Texas Regional Banc.            22.1         Republic Bancorp                 638
IBERIABANK Corporation          24.2         Sterling Bancshares              565
S.Y. Bancorp, Inc.              24.5         AMCORE Financial                 518
Macatawa Bank Corp.             25.6         Mississippi Valley               466
Midwest Banc Holdings           26.0         Alabama National                 459
Capitol Bancorp Ltd.            27.6         Wintrust Financial               452
UMB Financial                   28.6         First Financial Bank             450
Independent Bank Corp.          31.3         1st Source Corporation           419
Simmons First National          31.8         Irwin Financial                  408
Summit Bancshares               32.0         Unizan Financial                 402
Republic Bancorp                32.4         BancFirst Corporation            369
    MEDIAN                      32.8             MEDIAN                       368
MainSource Financial            33.2         Integra Bank Corp.               367
Fifth Third Banc.               33.5         Independent Bank Corp.           326
Lakeland Financial              34.0         First Merchants Corp.            297
Charter One Financial           34.5         First Busey Corp.                291
Firstbank Corp. (Alma, MI)      34.8         Midwest Banc Holdings            282
Cass Information Systems        35.6         Local Financial Corp.            280
First Indiana Corp.             36.4         First Indiana Corp.              274
First Tennessee                 36.4         MBT Financial Corp.              274
First Midwest                   36.4         Prosperity Bancshares            263
TCF Financial                   36.5         S.Y. Bancorp, Inc.               258
Alabama National                37.0         Great Southern Bancorp           252
AMCORE Financial                37.2         Allegiant Bancorp                249
Second Bancorp, Inc.            37.5         Simmons First National           240
Old National Bancorp            37.6         Second Bancorp, Inc.             238
First Oak Brook Banc.           38.0         IBERIABANK Corporation           212
BancorpSouth, Inc.              40.5         CoBiz Inc.                       211
National Commerce Fin.          43.0         Capitol Bancorp Ltd.             201
U.S. Bancorp                    43.3         First Oak Brook Banc.            172
Colonial Bancgroup              43.3         Lakeland Financial               150
MBT Financial Corp.             45.2         Bank of the Ozarks               146
Unizan Financial                45.2         MainSource Financial             146
Associated Banc-Corp            45.4         Southwest Bancorp                136
First Merchants Corp.           46.0         Macatawa Bank Corp.              135
First Busey Corp.               46.2         Summit Bancshares                128
FirstMerit Corporation          48.0         Private Bancorp                  119
National City Corporation       48.8         Firstbank Corp. (Alma, MI)       117
First Financial Bank.           50.9         Southside Banc. (TX)             106
First Financial Bancorp         51.3         Mercantile Bank Corp.             92
Union Planters Corp.            53.3         Cass Information Systems          81
1st Source Corporation          57.1         CoVest Bancshares                 73
Integra Bank Corp.              68.6         Tower Financial                   28

YTD = Year-to-date.
Payout Ratio = Current annualized dividend / estimated 2002 earnings per share. Market Capitalization is calculated using shares outstanding at 3/31/02.
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